Revised Preliminary Schedule 14A

PRELIMINARY COPY—SUBJECT TO COMPLETION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant    ☐

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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

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CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

625 Madison Avenue

New York, New York 10022

                     , 2003

Dear Shareholder:

The board of trustees of Charter Municipal Mortgage Acceptance Company (the “Company”) cordially invites you to attend the 2003 annual meeting of the holders of the Company’s common shares of beneficial interest (“Common Shares”) which will be held on             , 2003 at [    ] (local time), at [                                    ]. In the materials accompanying this letter, you will find a notice of annual meeting of shareholders, a proxy statement and a proxy card.

At this annual meeting, in addition to the election of two trustees, you will be asked to consider and vote upon a proposal to approve our acquisition of Related Capital Company, a New York general partnership (“RCC”), and other matters as described below.

The acquisition of RCC will enable us to diversify our revenue sources and expand our business lines. In addition, it will enable us to terminate our outside management agreement with Related Charter, LP, our outside manager and an affiliate of RCC, and become an internally-managed company. The transaction is expected to be immediately accretive to our cash available for distribution per share.

RCC, a privately held general partnership, is one of the nation’s leading financial services providers for the multifamily housing industry, with a strong core focus on affordable housing. RCC, through investment programs it sponsors, has an indirect ownership interest in the second largest portfolio of multifamily units in the country. Formed in 1972 through a predecessor entity, RCC has amassed a superior track record with investors and multifamily developers, having provided debt (primarily through our Company) and equity financing for over 1,300 properties located throughout the United States. RCC provides asset management and loan servicing to a portfolio of real estate and loans valued at cost at over $18.7 billion (of which $4.7 billion are our loans). Since 1972, RCC has increased assets and loans under its management at a compounded annual growth rate of 23%. RCC and its affiliates have sponsored more than 260 public and private real estate investment programs in the form of real estate investment trusts (REITs), business trusts, limited liability companies and limited partnerships, which have raised in excess of $6.0 billion in equity from over 107,000 institutional and retail investors.

RCC generates cash flow predominately from acquisition and partnership management fees in connection with the capital raising and sponsorship of investment programs; investment fees associated with acquisition and disposition activity of each investment program; and asset management and advisory fees associated with on-going administration of each investment program.

Acquisition Transaction

The acquisition transaction contemplates that:

•	we will acquire 100% of the ownership interests of RCC and substantially all of the businesses operated by RCC (other than specific excluded interests). The acquisition will be structured so that these ownership interests will be contributed into a newly-formed subsidiary of our Company in exchange for total consideration of up to $338 million;

•	we will continue the businesses currently being conducted by RCC and receive fees payable to RCC from the various programs it has sponsored and may sponsor in the future;

•	substantially all of RCC’s 150 employees will remain and we will become internally-managed; and

•	the principals of RCC who are currently responsible for overseeing our operations and management will enter into three-year employment agreements, each of which will include a non-competition and non-solicitation agreement.

The terms of the acquisition transaction were determined through negotiation between the principals of The Related Companies, L.P., RCC’s majority owner, and a special committee of our board of trustees which consisted of three of our independent trustees who are not affiliated with RCC. To assist with this process, the special committee retained Dresdner Kleinwort Wasserstein, Inc. to serve as its financial advisor. Dresdner Kleinwort Wasserstein rendered an opinion to the special committee with respect to the fairness to us from a financial point of view of the consideration to be paid in the acquisition transaction. Based on this fairness opinion and other considerations, the special committee unanimously recommended to our board of trustees that it approve the acquisition transaction.

After careful consideration by the special committee, and based upon the special committee’s unanimous recommendation, our board of trustees unanimously approved the acquisition transaction and believes that the terms of the acquisition transaction are fair to, and in the best interest of, our Company and our shareholders. All of our trustees have indicated their intention to vote the Common Shares owned by them in favor of the acquisition transaction at the annual meeting. At [**insert record date**], 2003, our board of trustees owned [    ] Common Shares entitled to vote at the annual meeting, representing approximately [    ]% of the issued and outstanding Common Shares on the record date entitled to vote at the annual meeting.

Other Matters

Amendments to our Trust Agreement

We are proposing a number of amendments to our trust agreement which fall into two categories:

•	Amendments required to reflect the terms of the acquisition transaction, such as:

•	elimination of references in the trust agreement to an affiliated manager and restrictions on affiliated transactions; and

•	the increase in the overall maximum size of our board of trustees from nine to up to sixteen and the requirement that a majority (by at least two trustees) of our board of trustees qualify as “independent.”

•	Amendments deemed advisable to accommodate our internalized management structure and expansion of our business resulting from the acquisition transaction, such as:

•	shifting operational restrictions from our trust agreement to our by-laws to ensure that we can react more quickly to market opportunities; and

•	eliminating other operational restrictions from our trust agreement which no longer reflect how we will conduct our business.

We believe these changes to our trust agreement will be beneficial and bring our organizational structure in line with other internally-managed, public companies.

The amendments will not alter our current leverage limitations, as the restriction on our ability to incur aggregate debt financing in excess of 50% of our total market value will remain, and any future change to this restriction will continue to require shareholder approval.

Incentive Share Option Plan

We are proposing to expand our existing incentive share option plan to enable us to continue to attract and retain qualified individuals to serve as officers and trustees of our Company and to provide incentives to and more closely align the financial interests of our management team with the interests of our shareholders. Our existing incentive share option plan currently limits the number of options we may issue to 10% of the number of our Common Shares that were outstanding when we were formed. Only a limited number of options remain under the existing plan. We are seeking approval to allow us to increase the overall number of options that are available under our incentive share option plan to an amount equal to 10% of our Common Shares (or securities that have economic attributes which are similar to our Common Shares) outstanding from time to time. Under the plan, options may only be granted at or above the market price of our Common Shares on the date of grant.

Election of Trustees

We are proposing that two (2) trustees be elected to our board of trustees, each for a term of three (3) years, to expire in 2006.

This proxy statement is furnished in connection with the solicitation of proxies by our board of trustees.

We urge you to carefully review the accompanying proxy statement which describes in more complete detail, the acquisition transaction (as well as the risks and conflicts of interest that are involved in light of the affiliation between our Company and RCC), amendments to our trust agreement and other matters referred to above which are being submitted to you for your consideration and approval. Consummation of the acquisition transaction is conditioned upon the approval of both (a) the proposal relating to the issuance of our securities in connection with the acquisition of RCC and (b) the proposed amendments to our trust agreement.

For a detailed discussion of the risks involved in the acquisition transaction, you should read the section of the accompanying proxy statement entitled “Risk Factors,” beginning on page [        ].

Your vote is very important to us, whether you own few or many shares. Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy card in the enclosed postage-paid envelope as soon as possible. If you attend the annual meeting, you may vote in person if you wish, even though you may have previously returned your proxy card. You can also vote your Common Shares by telephone or on the Internet by following the instructions on the proxy card. It is important that your Common Shares be represented and voted at the annual meeting.

Sincerely,

Stephen M. Ross,

Chairman

Stuart J. Boesky,

President and Chief Executive Officer

The accompanying proxy statement, notice of annual meeting and proxy card are first being mailed to our shareholders on or about [            ], 2003.

Questions and requests for assistance in voting your Common Shares may be directed to             , which is assisting us with the solicitation of proxies, at (800)                        .

CHARTER MUNICIPAL MORTGAGE

ACCEPTANCE COMPANY

625 Madison Avenue

New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

[            ], 2003

[            ], 2003

To the shareholders of Charter Municipal Mortgage Acceptance Company:

Notice is hereby given that the 2003 annual meeting of the holders of the common shares of beneficial interest (“Common Shares”) of Charter Municipal Mortgage Acceptance Company, a Delaware statutory trust (“our Company”), will be held on [            ], 2003 at [            ] (local time) at [                    ] for the following purposes:

1. Acquisition of RCC; Securities Issuance. To consider and vote upon a proposal to approve, in connection with our acquisition of Related Capital Company, a New York general partnership (“RCC”): (a) the issuance of Common Shares upon the exchange of special common units of a newly-formed subsidiary of our Company being granted to the principals of RCC as partial consideration in connection with the acquisition transaction; (b) the issuance of Common Shares upon the exercise of options being granted to Stephen M. Ross, a principal of RCC and our non-executive chairman; and (c) the issuance of restricted Common Shares to employees of RCC who are not principals of RCC.

2. Amendment of Trust Agreement. To consider and vote upon a proposal to amend our trust agreement to (a) reflect the terms of the acquisition transaction, and (b) accommodate our internalized management structure and expansion of our business resulting from the acquisition transaction.

3. Expansion of Incentive Share Option Plan. To consider and vote upon a proposal to amend our incentive share option plan by increasing the overall limit on the number of options that may be issued under our incentive share option plan to an amount equal to 10% of our Common Shares (or securities that have economic attributes which are similar to our Common Shares) outstanding from time to time.

4. Election of Trustees. The election of two (2) trustees to our board of trustees, each for a term of three (3) years to expire in 2006.

5. Adjournments of Meeting Date. To consider and vote upon postponements or adjournments of the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the issuance of securities in connection with the acquisition transaction.

6. Other Business. To transact other business relating to the foregoing as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Our board of trustees unanimously recommends that our shareholders vote “FOR” each of the proposals. The acquisition transaction, amendments to our trust agreement and other matters are more fully described in the accompanying proxy statement and appendices thereto, which form a part of this notice. Consummation of the acquisition transaction is conditioned upon the approval of both (a) the proposal relating to the issuances of our securities in connection with the acquisition transaction and (b) the proposed amendments to our trust agreement.

Whether or not you plan to attend the annual meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you attend the annual meeting, you may vote in person if you wish, even though you may have previously returned your proxy card. You can also vote your Common Shares by telephone or on the Internet by following the instructions on the enclosed proxy card. You may revoke your proxy in the manner described in the proxy statement at any time before the proxy has been voted at the annual meeting.

Our board of trustees has fixed the close of business on [            ], 2003 as the record date for determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. Only shareholders of record on the record date are entitled to notice of, and to vote on, the proposals.

This notice, the accompanying proxy statement and proxy card are first being mailed to our shareholders on or about [            ], 2003.

By Order of the Board of Trustees

Stuart J. Boesky,

President and Chief Executive Officer

IT IS MOST IMPORTANT THAT YOU VOTE YOUR COMMON SHARES EITHER BY MAIL, TELEPHONE OR ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DECIDE TO DO SO BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

i

TABLE OF CONTENTS (cont.)

TABLE OF CONTENTS (cont.)

TABLE OF CONTENTS (cont.)

Appendix A	—	Contribution Agreement (together with Amendment No. 1 dated as of May 6, 2003)
Appendix B	—	Dresdner Kleinwort Wasserstein Inc.’s Opinion
Appendix C	—	Second Amended and Restated Trust Agreement
Appendix D	—	Amendments to Incentive Share Option Plan
Appendix E	—	Restricted Share Award Plan

SUMMARY TERM SHEET

This summary highlights selected information contained in this proxy statement and does not contain all of the information you should consider in making your decision as to how to vote your shares. To better understand the matters discussed in this summary section, and for a more complete description of the terms of and risks related to the acquisition transaction, you should read this entire proxy statement and the other documents that are referred to in this proxy statement.

In this proxy statement, we may refer to:

•	Charter Municipal Mortgage Acceptance Company as “CharterMac,” and together with its subsidiaries, “we,” “us,” “our,” or “our Company”;

•	Charter Mac Corporation, our wholly-owned corporate subsidiary, as “CM Corp.”;

•	CharterMac Capital Company, LLC, our newly-formed subsidiary which will acquire the RCC business, as “CharterMac Capital”;

•	Related Charter, LP, our external manager, as “Related Charter”;

•	Related Capital Company and the other entities conducting the RCC business as “RCC”;

•	The five principals of RCC (Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer, Denise L. Kiley and The Related Companies, L.P., which is majority owned by Stephen M. Ross) collectively, as the “RCC Principals”; and

•	The Related Companies, L.P., as “TRCLP.”

The Acquisition Transaction

Principal features of the acquisition transaction (p. )

The following are the principal features of the acquisition transaction:

•  Acquisition of RCC. We will acquire 100% of the ownership interests of RCC and substantially all of the businesses operated by RCC (other than specific excluded interests). Following the acquisition transaction, RCC will operate as a separate subsidiary of our Company.

•  RCC business. We will continue the businesses currently being conducted by RCC and receive fees which accrue in the future and are payable to RCC from the various programs RCC has sponsored and may sponsor in the future.

•  Internalization of management. We will terminate our external management arrangement with Related Charter, an affiliate of RCC, and become internally-managed. We expect that post-acquisition, substantially all of RCC’s 150 employees will remain.

Parties to the Acquisition Transaction

Charter Municipal Mortgage Acceptance Company (p. )

General. We are a Delaware statutory trust which commenced operations in October 1997. We are one of the nation’s leading multifamily finance companies, providing capital solutions to developers and owners of multifamily rental housing throughout the country. Our core business is investing in tax-exempt revenue bonds, the proceeds of which finance the new construction or substantial rehabilitation of affordable multifamily housing.

Through CM Corp., our wholly-owned, consolidated subsidiary, we conduct our taxable business and have diversified our business lines to include (a) originating and servicing mortgages on behalf of third parties including Fannie Mae and Freddie Mac and (b) providing credit enhancement to guarantee both loan obligations and the delivery of tax benefits for a fee.

External management. We and our subsidiaries currently operate our day-to-day activities and select our investments utilizing the services and advice provided by CM Corp. and Related Charter, an affiliate of RCC, pursuant to management agreements. Our managers have each subcontracted their obligations under the management agreements to RCC and use RCC’s resources and real estate and investment expertise to advise us.

Offices. Our principal executive offices are located at 625 Madison Avenue, New York, New York, and the telephone number is (212) 588-1765.

Related Capital Company (p. )

General. RCC, a privately held general partnership, is one of the nation’s leading financial services providers for the multifamily housing industry, with a strong core focus on affordable housing. RCC, through investment programs it sponsors, has an indirect ownership interest in the second largest portfolio of multifamily units in the country. Formed in 1972 through a predecessor entity, RCC has amassed a superior track record with investors and multifamily developers, having provided debt (primarily through our Company) and equity financing for over 1,300 properties located in 46 states, the District of Columbia and Puerto Rico. RCC provides asset management and loan servicing to a portfolio of real estate and loans valued at cost at over $18.7 billion (of which $4.7 billion are our loans). Since 1972, RCC has increased assets and loans under its management at a compounded annual growth rate of 23%. RCC and its affiliates have sponsored more than 260 public and private real estate investment programs in the form of REITs, trusts and limited partnerships which have raised in excess of $6.0 billion in equity from over 107,000 institutional and retail investors.

Business. RCC provides the following financial products and services:

•  sponsoring real estate equity investment programs that acquire interests in and finance affordable multifamily housing on behalf of third-party investors;

•  managing our Company and a publicly-traded real estate investment trust that originates and acquires taxable, construction, permanent, bridge, mezzanine and participating mortgage debt for multifamily housing;

•  providing real estate underwriting, asset management, construction and permanent loan servicing, capital markets and advisory services to these investment programs; and

•  arranging and structuring credit enhancement transactions to guarantee the delivery of tax benefits to institutional investors.

RCC generates cash flow predominately from acquisition and partnership management fees in connection with the capital raising and sponsorship of investment programs; investment fees associated with acquisition and disposition activity of investment programs; and asset management and advisory fees associated with on-going administration of investment programs.

Principals. The selling principals of RCC (the “RCC Principals”) include entities indirectly owned by the four executive managing partners (Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer and Denise L. Kiley) and The Related Companies, L.P. (“TRCLP”), which is majority owned by Stephen M. Ross.

Offices. The principal executive offices of RCC are located at 625 Madison Avenue, New York, New York, and the telephone number is (212) 421-5333.

Organizational Charts

The following are diagrams showing the organizational structure of:

•  the Company before the acquisition transaction;

•  RCC before the acquisition transaction; and

•  the Company after the acquisition transaction.

Terms of the Acquisition Transaction

Consideration to be paid in the acquisition transaction (p. )

Consideration. In exchange for 100% of the ownership interests of RCC and substantially all of the businesses operated by RCC (other than specific excluded interests), we will pay total consideration to the RCC Principals of up to $338 million. The consideration will be paid as follows:

•  Initial Payment. The five RCC Principals will receive an initial payment of $210 million, consisting of $160 million in special common units of CharterMac Capital and $50 million in cash (with the cash portion being paid only to TRCLP).

•  Contingent Payment. The five RCC Principals may receive up to $128 million of additional special common units (the “Contingent Payment”), following the determination of RCC’s adjusted audited earnings before interest, taxes, depreciation and amortization as well as other adjustments (“Adjusted Earnings”) for the year ending December 31, 2002. The Contingent Payment will be an amount equal to the product of 7.73 times the Adjusted Earnings minus the $210 million initial payment, subject to a cap of $338 million of total consideration.

Based upon RCC’s Adjusted Earnings for 2002 (which have been determined subsequent to the execution of the contribution agreement), the RCC Principals will be entitled to receive the maximum Contingent Payment ($128 million) which will be paid at the closing of the acquisition transaction.

•  Consideration to be received by RCC Principals; Excluded Interests.

Consideration Payable. Each of the RCC Principals will be entitled to receive the following, in connection with the acquisition transaction and internalization of management:

CONSIDERATION PAYABLE (in thousands except for %)

		Special Common Units[2,3]		Total Acquisition Transaction Consideration[2]		% of Out- standing Common Shares[1]	Number of Options	Employment Agreement
RCC Principal	Cash	#	Value
TRCLP	$50,000	10,839	$192,716	$242,716		17.70%	1,000	No
Stuart J. Boesky	—	1,668	29,649	29,649		2.72%	—	Yes
Alan P. Hirmes	—	1,667	29,637	29,637		2.72%	—	Yes
Marc D. Schnitzer	—	1,258	22,364	22,364		2.05%	—	Yes
Denise L. Kiley	—	767	13,634	13,634		1.25%	—	Yes
Totals	$50,000	16,198	$288,000[5]	$338,000	[4,5]	26.44%	1,000

[1]	Assumes exchange of special common units on a one-for-one basis as of the date of this proxy statement. Outstanding Common Shares includes outstanding Convertible CRA Shares, which are convertible into Common Shares.
[2]	Allocations of the acquisition transaction consideration among the RCC Principals are estimates and are subject to change.
[3]	Assumes all special common units are issued at $17.78 per unit.
[4]	A portion of the acquisition transaction consideration will be paid to a former principal of RCC who holds the right to receive approximately 16% of the fees otherwise payable with respect to some of the fee agreements we will own and control as part of the acquisition transaction. Such amount will reduce the number of special common units that will be allocated to the RCC Principals.
[5]	Subject to reduction if the value of the restricted Common Shares to be issued pursuant to the restricted share award plan is increased from $15 million to up to $20.2 million, in which event the Contingent Payment payable to the RCC Principals will be reduced by the amount by which the value of the restricted Common Shares issued exceeds $15 million.

Excluded Interests. Certain ownership interests and assets held by RCC or the RCC Principals in connection with RCC’s business are not being acquired by us which generally fall into the following categories:

•  Non-controlling interests; future distributions. Interests held by the RCC Principals in the syndicated entities, the general partners of the syndicated entities and the general partners of these general partners, including the right to receive any distributions with respect to these interests, which interests do not provide rights to manage or control these entities or receive fees;

•  Entities which directly own properties. Ownership interests held by the RCC Principals in other entities which control other aspects of RCC’s business not being acquired by us, including partnerships which have developed affordable housing properties;

•  Right to receive past due or contingent amounts. The right to receive fees, distributions and advances which, as applicable, have accrued and are unpaid as of the closing of the acquisition transaction or are contingent on investors receiving a specified return;

•  Right to receive previously earned but unpaid fees. Fees and other remuneration payable to RCC or an affiliate of RCC in its capacity as a developer, co-developer or guarantor with respect to multifamily housing properties and syndication offerings which have been substantially completed as of the date of this proxy statement;

•  Cash. All cash and cash equivalents and accounts receivable of RCC accrued in accordance with past practice.

The value of the excluded interests representing the right to receive future distributions and past due amounts is highly speculative in that it is contingent on future events. As a result, the parties did not believe that they could reach an agreement as to the value of these rights. The value of the excluded interests was not included in determining the consideration we are paying in connection with the acquisition transaction.

Pricing. The number of special common units issuable as part of the initial payment will be determined based on a value of $17.78 per unit (the “Common Share Price”), which was the average closing price of our Common Shares for the 30 calendar days prior to our public announcement of the acquisition transaction on December 18, 2002. On             , 2003 (the last full trading date prior to the date of this proxy statement), the closing price for our Common Shares was $       .

The number of additional special common units issuable in connection with the Contingent Payment will be determined based on the Common Share Price, unless the average closing price of a Common Share for the 30 calendar days prior to the date any portion of the Contingent Payment would be payable (the “Contingent Payment Price”) is 17.5% higher or lower than the Common Share Price. If the Contingent Payment Price is greater than 117.5% of the Common Share Price ($20.89), the number of special common units to be issued to the RCC Principals will be determined using $20.89. If the Contingent Payment Price is less than 82.5% of the Common Share Price ($14.67), the number of special common units to be issued to the RCC Principals will be determined using $14.67.

Features of the special common units (p. )	The special common units have been structured to closely align the economic interests of management with those of our common shareholders.

•  Exchange rights. The special common units are exchangeable by the holder (subject to lock-up provisions) for cash equal to the average closing price of our Common Shares for the five consecutive trading days immediately preceding the date we receive a notice of exchange. At our sole discretion, we may choose to satisfy this exchange right by exchanging the special common units for Common Shares, on a one-for-one basis, in lieu of cash.

•  Distributions payable on the special common units. Holders of special common units will be entitled to distributions at the same time as, and only if, dividends are paid on our Common Shares. However, unlike dividends payable to holders of our Common Shares, which consist of substantially tax-exempt income, distributions payable to holders of special common units will consist of taxable income. In order to take into account the difference in tax treatment, the initial distribution on the special common units will equal our per share dividend, annualized as of the closing date, divided by 0.72. Subsequent distributions to the holders of special common units will be increased (or decreased) proportionately with increases (or decreases) in dividends on our Common Shares.

Voting (p. ) and governance rights (p. )

•  Company votes. We will create a class of special preferred voting shares which will have no economic interest, but will entitle each holder to one vote per special preferred voting share on all matters subject to a vote of the holders of our Common Shares. The RCC Principals will acquire from us one special preferred voting share (at $.01 per share) for each special common unit they own.

•  CharterMac Capital votes. Except in circumstances involving the sale of our entire Company (including CharterMac Capital), the consent of a majority of the holders of the special common units will be required to approve the following “Capital Transactions” related to CharterMac Capital:

(a)   the dissolution or liquidation of CharterMac Capital;

(b)   the sale, assignment, transfer or pledge of assets of CharterMac Capital outside the ordinary course of business;

(c)   a merger or consolidation with another entity where CharterMac Capital (1) is not the surviving entity, (2) issues special common units in connection with a merger or consolidation, or (3) makes any change in the CharterMac Capital operating agreement or certificate of formation;

(d) any distribution by CharterMac Capital (other than cash distributions);

(e) specified transfers of assets and other transactions that would result in recognition of taxable income to the RCC Principals; or

(f) the issuance of additional interests in CharterMac Capital.

The foregoing notwithstanding, consent will not be required with respect to any action referred to in clause (b) or (e) above, if the action is with an unaffiliated third party and at the time of the transaction, CharterMac Capital distributes to the holders of special common units cash in an amount sufficient to offset any tax payable on any gain recognized by them as a result of these actions.

• Trustee nomination and vacancy procedures.

Independent trustees. A nominating committee of our board of trustees consisting of some of our independent trustees will nominate independent trustee nominees subject to the approval of 2/3 of our board of trustees.

Non-independent trustees. So long as the holders of special common units own, in the aggregate, 7.5% or more of our outstanding voting securities:

• there must be at least six non-independent trustees on our board of trustees; and

• the RCC Principals will have rights to nominate and fill vacancies with respect to our non-independent trustees.

•   Voting agreement. The RCC Principals will enter into a voting agreement which requires them to vote their Common Shares or special preferred voting shares in favor of any independent trustee approved by our board of trustees.

Restrictions on exchange and ownership of special common units and Common Shares (pp. )

•   Lock-up.

Executives. Messrs. Boesky, Hirmes, Schnitzer and Ms. Kiley will enter into lock-up agreements with us, each of which restricts the sale or exchange of their special common units and Common Shares issuable upon exchange of their special common units until released over a three-year period following the closing of the acquisition transaction. These four principals will have the right, subject to limitations, to pledge their special common units

TRCLP. Except in limited circumstances, there will be no lock-up or restrictions on the sale or pledge of any special common units or Common Shares owned by TRCLP, Mr. Ross or their affiliates.

•   Restrictions on sale. None of the five RCC Principals may sell or transfer special common units or Common Shares issued in exchange for special common units to any person who holds, or would hold as a result of this sale or transfer, more than 10% of the equity interests in our Company.

•   Standstill. The RCC Principals will enter into a standstill agreement with us, pursuant to which they will be subject to certain limitations on the acquisition (or proposed acquisition) of additional equity interests in our Company for five years after the closing of the acquisition transaction. This standstill agreement will also include customary restrictions regarding matters such as proxy contests, formation of groups and proposals regarding change in control transactions without the approval of our board of trustees.

Agreements to be entered into in connection with the acquisition transaction (p. )

•   Employment agreements with four of the RCC Principals. Four of the five RCC Principals (Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley) will enter into employment agreements with us through RCC, each of which will include non-competition and non-solicitation covenants.

• Agreements with Stephen Ross and TRCLP. Mr. Ross and his affiliates will enter into the following agreements with us:

Future relations agreement. Mr. Ross and his affiliates will enter into a future relations agreement with us whereby Mr. Ross and each of his affiliates will agree, for a period of at least five years, to:

• continue to provide us with tax credit syndication opportunities; and

• not compete with the business currently being conducted by us and RCC, except in limited circumstances as discussed more fully in this proxy statement.

Shared services agreement. TRCLP will enter into a shared services agreement with us which allows us to continue to use some services (such as human resources, mailroom, computer support, e-mail, reception and other office services) currently being provided to us for a period of five years, except that some of the services will terminate if TRCLP no longer maintains offices at its current location. The fees we will pay to TRCLP under this agreement will be based on an allocable share of the costs of providing these services.

Other services agreement. CharterMac Capital will enter into a services agreement with affiliates of TRCLP whereby CharterMac Capital will agree, for a period of five years, to provide various management and administrative services to those affiliates. The fees payable under this agreement will be based on an allocable share of the costs of providing these services.

Option Grant. In consideration for Mr. Ross serving as our non-executive chairman, we will grant to Mr. Ross options to purchase one million Common Shares at the Common Share Price ($17.78 per share), which options vest over a five-year period and have a maximum term of 10 years. Mr. Ross will not receive any additional compensation for serving as non-executive chairman of our Company.

• Registration rights agreement. We have agreed to register for resale the Common Shares issuable to the RCC Principals upon exchange of the special common units issued in the acquisition transaction.

Restricted share award plan (p. )

We will establish a restricted share award plan that will permit us to grant restricted Common Shares to the employees of our subsidiaries, including CharterMac Capital and RCC. On the effective date of our acquisition of the RCC business, we will grant at least $15 million worth of restricted Common Shares to RCC employees (other than the RCC Principals) designated in advance by the RCC Principals. At the option of the RCC Principals, the amount of restricted Common Shares may be increased to up to $20.2 million in which event the Contingent Payment payable to the RCC Principals will be reduced by the amount by which the value of the restricted Common Shares issued exceeds $15 million. The restricted Common Shares granted to the RCC employees may require participants to enter into non-competition and non-solicitation agreements with us and will vest over a 3 to 5 year period. Participants will be entitled to distributions on, and to vote, all vested shares and all unvested shares so long as they remain employees. Participants who terminate employment for any reason will forfeit to us their unvested restricted Common Shares.

Reasons for the acquisition transaction (p. )	After considering a variety of factors, including those set forth below, we believe that the acquisition transaction is fair to and in the best interests of our Company and our shareholders:

• Diversification of revenue sources and expansion of business lines

Positive Factors:

• Revenue and Asset Growth. The acquisition transaction represents a further step in diversifying our revenue sources and expanding our business lines, which we believe will lead to further internal revenue and asset growth which will be generated from RCC’s fee-based business.

Negative Factors:

•   Less predictable business. Although we expect RCC’s fee-based business to generate significant growth for us, it is inherently less predictable than our current primary business of investing in tax-exempt bonds.

•   Liabilities and business risks. We will incur liabilities with respect to the interests we will acquire from RCC and be subject to ongoing liabilities and business risks that are inherent to RCC’s business.

•   Tax consequences. Any distribution of earnings from RCC’s business will, under current law, result in taxable income to our shareholders. The IRS may challenge positions we intend to take. If successful, these challenges could result in material increases in our taxes which could reduce our distributions.

• Internalization of management

Positive Factors:

•   More Effective Management and Cost Structure. The acquisition transaction will enable us to terminate our external management agreement with Related Charter, which will enable us to become internally-managed. We believe that this is a more effective management structure for us as we continue to grow.

•   Ability to raise capital. We believe that externally-managed companies are viewed less favorably by institutional investors and research analysts due to perceived conflicts of interest. We believe that internalizing management will make us more attractive to investors and market analysts, thereby making it easier for us to access the capital markets and raise the debt and equity financing necessary to continue to grow our business.

•   Increase in operating margins. Following the acquisition transaction, we will be able to expand our investment portfolio without the proportionate increase in management fees that would have resulted under our current management agreements. We believe that our operating margins will increase under this new management structure as we grow and build upon the platform that the acquisition transaction creates.

Negative Factors:

•   Reliance on key employees. As is presently the case under our current management arrangement, the departure or the loss of the services of any of the four RCC Principals entering into three-year employment agreements with us through RCC, or of a large number of senior management personnel and other employees of RCC, could have a material adverse effect on our ability to effectively operate our business and our future results of operations.

•   Loss of affiliation with TRCLP. Mr. Ross and his affiliates, including TRCLP, will enter into agreements to continue to provide us with investment opportunities. There can be no assurance that these arrangements will be as effective following the acquisition transaction as they were when RCC was controlled by TRCLP. In addition, TRCLP currently engages in businesses which compete with RCC. While TRCLP, Mr. Ross and their affiliates will enter into non-competition covenants in connection with the acquisition transaction, they will continue to be permitted to provide (i) credit enhancement on debt products secured by so-called “80/20” multi-family housing properties and (ii) mezzanine financing to multi-family housing properties other than so-called “tax credit properties”.

• Financial Impact

Positive Factors:

•   Potential accretive effect on cash available for distribution. We believe that the acquisition of RCC for the agreed upon consideration will increase our cash available for distribution per share by eliminating the fees payable to our external manager and adding the net profits from the expansion of our business lines.

Negative Factors:

•   Fluctuations in earnings and cash available for distribution. Historically, our earnings per share and cash available for distribution per share have been fairly consistent from quarter to quarter. Conversely, the earnings and cash generated by the RCC business we are acquiring have fluctuated more between quarters due to the variability in the timing of acquiring properties and the seasonality inherent in the timing of tax credit equity investments, both of which are primary drivers of the earnings and cash generated by RCC. These fluctuations could be perceived negatively and, therefore, could adversely affect the price at which our Common Shares will trade. In addition, the pro forma effect of the acquisition transaction on our net income as calculated in accordance with GAAP reflects a reduction of $0.48 per share for the year ended December 31, 2002.

• Interests of Management.

Positive Factors:

•   Elimination of perceived conflicts of interest. The acquisition transaction should eliminate perceived inherent ongoing conflicts of interest between us and our executive officers and trustees who are also affiliated with RCC.

•   Alignment of interests of management and shareholders. By issuing special common units to, and entering into lock-up agreements with, the four executive managing principals of RCC (Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley), we further align the interests of the RCC Principals who constitute our current management with those of our common shareholders. Assuming the maximum consideration is paid, following the acquisition, Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley will have approximately an 8.7% economic interest in our Company.

Negative Factors:

•   Potential conflicts of interests with the RCC Principals. In connection with the structuring of the acquisition transaction, we have engaged in transactions with the RCC Principals as well as with some of our shareholders, officers, trustees, employees and their affiliates that may provide these individuals with interests in the completion of the acquisition transaction that are different than the interests of our shareholders. The structure of the acquisition transaction will continue to create conflicts of interest with the RCC Principals if we are required to determine whether or not to take actions to enforce our rights under the contribution agreement and the various other agreements entered into in connection with the acquisition transaction.

•   Significant voting power of the RCC Principals. In connection with the acquisition transaction, each of the RCC Principals will receive one special preferred voting share for each special common unit they own, which entitle them to vote on all matters subject to a vote of the holders of our Common Shares. As such, Mr. Ross and, if they vote as a block, the other RCC Principals, will have significant influence over any shareholder vote.

Alternatives considered (p. )

The special committee considered the following potential alternatives to the acquisition transaction:

•      hiring our current management team;

•      hiring a new management team;

•      a strategic transaction with another company; and

•      maintaining the status quo.

Risk factors (p. )	There are risks involved in the acquisition transaction. You should carefully consider these risks before voting on the proposal to issue securities in connection with the acquisition transaction.

Certain relationships and related party transactions (p. )

The RCC Principals are all either our managing trustees or officers of Related Charter. These individuals may have interests relating to the acquisition transaction that are in addition to, or in conflict with, our interests or the interests of our shareholders. In connection with the acquisition transaction, Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley will transfer their ownership interests in RCC to us in exchange, as their sole consideration, for special common units and also enter into three-year employment agreements with us through RCC. Mr. Ross (who is not entering into an employment agreement with us but will continue to serve as our non-executive chairman) and TRCLP will also receive special common units. In addition Mr. Ross will receive options for continuing to serve as our non-executive chairman and TRCLP will receive cash in the amount of $50 million. We will also be assuming TRCLP’s liabilities under some of its guarantees and providing replacement notes to capitalize general partner entities of investment programs previously sponsored by RCC.

Recommendation of the special committee and our board of trustees (p. )

The special committee retained Dresdner Kleinwort Wasserstein, Inc. (“DrKW”) as its independent financial advisor and Morris, Nichols, Arsht & Tunnell (“Morris Nichols”) as its independent legal advisor, to assist it in the negotiations. DrKW delivered a written fairness opinion, dated as of December 16, 2002, to the special committee which concluded that based upon and subject to the qualifications, limitations and assumptions set forth in the opinion, as of the date of such opinion, the consideration to be paid by us to the RCC Principals in the acquisition transaction is fair, from a financial point of view, to our Company. The special committee unanimously recommended that our board of trustees approve the acquisition transaction and recommend to our shareholders the approval of the acquisition transaction.

Our board of trustees, taking into account the unanimous recommendation of the special committee, has unanimously approved the acquisition transaction, and recommends that our shareholders vote “FOR” the issuance of our securities in connection with the acquisition transaction.

Fairness opinion (p. )

DrKW rendered a written opinion to the effect that, based upon and subject to the qualifications, limitations and assumptions set forth in the opinion, as of the date of the opinion, the consideration to be paid pursuant to the contribution agreement is fair, from a financial point of view, to our Company. The summary of DrKW’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B and incorporated by reference in this proxy statement. You are urged to read the opinion of DrKW in its entirety.

Conditions to the acquisition transaction (p. )	Our and RCC’s obligations to consummate the acquisition transaction are subject to a number of conditions, as described more fully in this proxy statement.

Termination of the contribution agreement (p. )

The contribution agreement may be terminated and the acquisition transaction abandoned any time on or prior to the closing date, and whether before or after shareholder approval is obtained, for a number of reasons, as described more fully in this proxy statement.

American Stock Exchange listing of Common Shares (p. )

We will obtain approval prior to the closing of the acquisition transaction, subject to notice of issuance, for the listing on the American Stock Exchange of: (a) the Common Shares reserved for issuance upon the exchange of the special common units; (b) the Common Shares reserved for issuance upon the exercise of the options; and (c) the restricted Common Shares.

American Stock Exchange Symbol	CHC.

Accounting treatment (p. )

The acquisition transaction will be accounted for as a purchase of RCC by our Company. Accordingly, the purchase price, consisting of the cash consideration and the estimated fair value of the special common units issued to the RCC Principals, plus our transaction costs, will be allocated to the tangible and identifiable intangible RCC assets and liabilities we are acquiring, based on their estimated fair values on the closing date. Any excess of the purchase price over the identified assets acquired and liabilities assumed will be recorded as goodwill. RCC’s results of operations will be included in our financial statements for periods after the closing of the acquisition transaction.

Certain federal income tax considerations (p. )

The acquisition transaction has been structured to achieve specific tax objectives for both our Company and the RCC Principals. We do not expect that the acquisition transaction will have any specific federal income tax consequences to our current shareholders. Following the acquisition transaction, our shareholders will continue to own our Common Shares in the same respect as before the transaction and the acquisition by the RCC Principals of special common units exchangeable into our Common Shares is not expected to alter the income tax effect of owning or subsequently transferring Common Shares. In the future, a greater percentage of our distributions may constitute dividends from CM Corp. which will consist of taxable income, although in the near term we believe the percentage of our distributions that will consist of tax-exempt income will remain substantially the same.

Required approvals (p. )

Other than with respect to approvals required by HUD, Fannie Mae, the NASD or under the Hart-Scott-Rodino Act, neither our management nor the management of RCC believes that any filings with or approval of any governmental authority is necessary in connection with the consummation of the acquisition transaction. As of the date of this proxy statement, the consent of [insert applicable entity(ies)] has been obtained and the consent of [insert applicable entity(ies)] is still pending. The consent of HUD is not a condition of closing provided HUD has not advised that it has issues with respect to the giving of its consent that we reasonably believe will result in its denial of consent.

The approval of the shareholders holding a majority of our outstanding Common Shares is also needed in order to comply with the listing rules of the American Stock Exchange in connection with:

•  our issuance of Common Shares upon the exchange of special common units being granted to the RCC Principals;

•  our issuance of Common Shares upon the exercise of options being granted to Mr. Ross; and

•  our issuance of restricted Common Shares to employees of RCC who are not principals of RCC.

Federal securities laws consequences (p. )

All of the special common units to be issued in the acquisition transaction will be offered and sold pursuant to an exemption from the registration provisions of the Securities Act, and therefore, will be subject to restrictions on their transferability in addition to the transfer restrictions contained in the lock-up agreements.

Fees and Expenses (p. )

Unless the acquisition transaction is terminated because our board of trustees withdraws or adversely changes its recommendation of the acquisition transaction (in which case we will be obligated to pay the RCC Principals up to $6 million in expenses and a $3 million termination fee), each party will bear its own fees and expenses in connection with the acquisition transaction. Our fees and expenses are expected to approximate $7.8 million, and we expect to pay both our fees and expenses and the cash consideration to be paid to TRCLP through additional borrowings.

Rights of dissenting shareholders (p. )	You are not entitled to dissenters’ rights of appraisal under Delaware law in connection with the acquisition transaction.

Amendments to our Trust Agreement

Amendments to reflect the terms of the acquisition transaction (p. )	Eliminate references to affiliated manager/restrictions on affiliated transactions. As part of the proposal to amend our trust agreement, we are asking you to approve the elimination of references and restrictions in our trust agreement relating to an affiliated manager. These provisions were originally incorporated into our trust agreement to address our external management arrangement with RCC which, following our acquisition of RCC, will not be applicable.

Increasing the overall size of our board of trustees. As part of the proposal to amend our trust agreement, we are also asking you to approve an amendment which would allow us to increase the size of our board of trustees. While pursuant to the acquisition we will only increase our board of trustees to fourteen trustees (eight of whom will be independent), the amendment would enable us to:

•      increase the overall size of our board of trustees from nine (the current maximum size of our board of trustees) to up to sixteen trustees; and

•      require that a majority (by at least two trustees) of our board of trustees qualify as independent trustees.

Amendment to address changes in our Company resulting from the acquisition transaction and the expansion of our business (p. )

Eliminate or shift into our bylaws operational restrictions from our trust agreement. In light of the significant changes in our operations which will follow from the acquisition transaction, we are also proposing, as part of the proposal to amend our trust agreement, changes deemed advisable by us to accommodate our internalized management structure and continuing expansion of our business. We believe these changes to our trust agreement will be beneficial and bring our organizational structure in line with other internally-managed, public companies.

As a result of these changes, our board of trustees will be able to make amendments to some of the provisions restricting our operations without shareholder approval because we have either eliminated the provision or moved it from our trust agreement to our bylaws. Among the provisions that will be eliminated or moved to our bylaws are the following:

• Limitations on making certain investments on behalf of the Company that exceed between 10% and 20% of the Company’s total market value.

• Limitations on investing in certain bonds secured by highly-leveraged properties.

• Various provisions limiting the board of trustees’ power to engage in certain transactions.

Requirement to obtain an appraisal from an independent appraiser in connection with the acquisition/disposition of its investments.

These amendments will not alter our current leverage limitations, as the restriction on our ability to incur aggregate debt financing in excess of 50% of our total market value will remain, and any future change to this restriction will continue to require shareholder approval.

Text of amendments (p. )

The amended and restated trust agreement containing these amendments is attached as Appendix C to this proxy statement. The amendments will only be effective if we consummate the acquisition transaction.

Recommendation of our board of trustees; approval required (p. )	Our board of trustees has unanimously approved the amended and restated trust agreement and recommends that you vote “FOR” the amendments reflected in the amended and restated trust agreement.

Consummation of the acquisition transaction is conditioned upon the approval by our shareholders of the amendments to our trust agreement.

Expansion of our Incentive Share Option Plan

Change to Incentive Share Option Plan to increase options available under the plan (p. )

We are proposing to amend our incentive share option plan to increase the number of options which can be granted over the life of the plan (which increase would permit options on 10% of the total number of Common Shares and securities with the same economic attributes of Common Shares outstanding as of December 31 of the immediately preceding calendar year to be issued, or a lesser amount prescribed by the applicable rules of the American Stock Exchange). Regardless of whether the amendment is approved, our board of trustees has agreed to amend the incentive share option plan to clarify, as permitted in our trust agreement, that the annual 3% limitation on the issuance of options is not limited to the number of outstanding Common Shares but also includes outstanding shares or securities that have economic attributes similar to our Common Shares. Under the plan, options may only be granted at or above the market price of our Common Shares on the date of grant.

Recommendation of our board of trustees (p. )	Our board of trustees has unanimously approved the amendment to our incentive share option plan and recommends that you vote “FOR” the proposal to amend our incentive share option plan.

Election of Trustees

Election of two (2) trustees to our board of trustees (p. )

Our board of trustees is divided into three classes, currently consisting of two (2) classes of three (3) trustees each and one (1) class of two (2) trustees. We are proposing that two (2) trustees, Messrs. Boesky and Ross, be elected for three (3) year terms expiring in 2006. Both of the nominees are currently trustees whose terms expire on the date of the annual meeting.

Recommendation of our board of trustees (p. )	Our board of trustees unanimously recommends that you vote “FOR” the proposal to elect the two (2) nominees to our board of trustees.

The Annual Meeting

Date, time and place of meeting (p. )	The annual meeting of our shareholders will be held at [ ], local time, on , 2003 at [ ].

This proxy statement is furnished in connection with the solicitation of proxies by our board of trustees.

Record date; shares entitled to vote (p. )	Holders of record of our Common Shares at the close of business on , 2003 are entitled to notice of and to vote at the annual meeting.

Vote required (pp. )

Voting. You may vote by completing, signing and mailing the enclosed proxy card in the enclosed return envelope. In the alternative, you may also submit a proxy by telephone or on the Internet by following the instructions on the enclosed proxy card. To submit a proxy on the Internet, log on to the Internet and go to http://www.eproxyvote.com/[        ], enter your voter control number and follow the directions outlined on the secure website. To submit a proxy by telephone, call toll-free [        ], enter your voter control number and follow the recorded instructions. Even if you plan to attend the annual meeting in person, we urge you to return your proxy card to assure the representation of your shares at the annual meeting.

Vote required. In order to consummate the acquisition transaction, we must receive the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote either in person or by proxy at the annual meeting for:

•      the proposal to approve the issuance of our securities

in connection with the acquisition transaction; and

•      the proposal to approve the amendments to our trust

agreement.

While you are entitled to vote for or against any of the proposals in this proxy solicitation, unless these two proposals are approved, the acquisition transaction will not be consummated.

The affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote either in person or by proxy at the annual meeting is also required to approve the proposal to increase the number of options available under our incentive share option plan. However we may complete the acquisition transaction without shareholder approval of this proposal.

The affirmative vote of a plurality of the votes actually cast by holders of Common Shares at the annual meeting is required for the election of each of the trustee nominees.

Failure to vote, abstentions from voting and broker non-votes on any proposal will have the effect of votes against each of the foregoing proposals, except that abstentions and broker non-votes will have no effect on the vote with respect to the election of each of the trustee nominees.

Approval of postponement or adjournment of the annual meeting or extension of the solicitation period requires the affirmative vote of a majority of the Common Shares voting at the annual meeting.

Security ownership of management and other persons (p. )

As of the record date for the annual meeting, there were issued and outstanding [    ] Common Shares, of which [    ] Common Shares, or approximately [    ]%, were beneficially owned by our trustees and senior officers and members and senior officers of the sole general partner of Related Charter. Our trustees and senior officers and the sole general partner of Related Charter who own Common Shares have indicated their present intention to vote “FOR” each of the proposals.

Quorum (p. )

Quorum. With respect to all matters expected to be presented for a vote of shareholders, the presence, in person or by proxy, of a majority of the Common Shares outstanding entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting.

Abstentions and Common Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner (referred to in this proxy statement as “broker non-votes”) will be treated as shares that are present and entitled to vote for the purpose of determining a quorum.

INTRODUCTION

This proxy statement is being furnished to holders of record of our Common Shares at the close of business on                     , 2003, in connection with the solicitation of proxies by our board of trustees for use at a annual meeting of shareholders to be held on                     , 200      at [        ] (local time), at the [                                         ], and any adjournments or postponements thereof.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein, and if given or made, the information or representation must not be relied upon as having been authorized by our Company, RCC, the principals of RCC or any other person.

QUESTIONS AND ANSWERS

Q:	What is the proposed transaction?

A:	The proposed transaction is our acquisition of RCC and substantially all of the businesses operated by RCC (other than specific excluded interests). The acquisition will be structured so that the principals of RCC, who we refer to as the “RCC Principals,” will contribute to CharterMac Capital, all of their ownership interests in RCC and their interests in other entities which will give us the right to control other aspects of RCC’s business. CharterMac Capital is a newly-formed limited liability company controlled by our wholly-owned corporate subsidiary, CM Corp. Following the acquisition transaction, RCC will operate as a separate subsidiary of our Company. The RCC Principals will receive special common units of CharterMac Capital which are exchangeable into our Common Shares on a one-for-one basis. The RCC Principals will also receive voting securities in our Company. In addition, The Related Companies, L.P. (“TRCLP”) will receive $50 million in cash. As compensation for serving as our non-executive chairman, Mr. Ross will also receive options to purchase one million Common Shares. Also in connection with the acquisition, we will establish a restricted share award plan and broadly issue to employees of RCC, other than the RCC Principals, at least $15 million of restricted Common Shares. At the option of the RCC Principals, the amount of restricted Common Shares may be increased to up to $20.2 million in which event the Contingent Payment payable to the RCC Principals will be reduced by the amount by which the value of the restricted Common Shares issued exceeds $15 million.

We refer to our proposed acquisition of RCC as the “acquisition transaction” throughout this Proxy Statement.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote upon four proposals:

1.	A proposal to approve the issuance of our securities in connection with the acquisition transaction (specifically, the issuance of (a) Common Shares upon the exchange of the special common units being granted to the RCC Principals as partial consideration in connection with the acquisition transaction; (b) Common Shares upon the exercise of the options being granted to Mr. Ross; and (c) restricted Common Shares to employees of RCC who are not principals of RCC);

2.	A proposal to amend our trust agreement;

3.	A proposal to amend our incentive share option plan; and

4.	A proposal to elect two trustees, Messrs. Boesky and Ross, to new three year terms.

Consummation of the acquisition transaction is conditioned upon shareholder approval of both (1) the proposal for the issuance of our securities in connection with the acquisition transaction, and (2) the proposed amendments to our trust agreement. Unless we receive shareholder approval of both of these proposals, the acquisition transaction will not be completed.

Q:	What is the effect of the acquisition transaction?

A:	Upon completion of the acquisition transaction, we will terminate our outside management agreement with Related Charter, LP, an affiliate of RCC, and will become an internally-managed company. In addition, we will diversify our revenue sources and expand our lines of business by continuing the business currently being conducted by RCC and receiving fees payable to RCC from the various programs it has sponsored and may sponsor in the future. We expect that the acquisition will increase our cash available for distribution per share on a prospective basis by eliminating the fees payable to our outside manager and adding the net profits from the expansion of our business.

Q:	What will the acquisition transaction do to our pro forma net income?

A:	Although we believe that the acquisition transaction will be accretive to our cash available for distribution by approximately 6% to 8%, the pro forma effect of the acquisition transaction on our net income as calculated in accordance with GAAP reflects a reduction of $0.48 per share for the year ended December 31, 2002.

Q:	What type of a company is RCC?

A:	RCC is one of the nation’s leading financial services providers for the multifamily housing industry, with a strong core focus on affordable housing. RCC has an indirect ownership interest in the second largest portfolio of multifamily units in the country. Formed in 1972 through a predecessor entity, RCC has amassed a superior track record with investors and multifamily developers, having provided debt (primarily through our Company) and equity financing for over 1,300 properties located in 46 states, the District of Columbia and Puerto Rico. RCC provides asset management and loan servicing to a portfolio of real estate and loans valued at cost at over $18.7 billion (of which $4.7 billion are our loans). Since 1972, RCC has increased assets and loans under management at a compounded annual growth rate of 23%. RCC and its affiliates have sponsored more than 260 public and private real estate investment programs in the form of real estate investment trusts (REITs), business trusts, limited liability companies and limited partnerships which have raised in excess of $6.0 billion in equity from over 107,000 institutional and retail investors. RCC has provided management services to our Company since our inception through our management contract with Related Charter, LP.

Q:	How were the terms of the acquisition transaction determined?

A:	The terms of the acquisition transaction were determined through negotiation between the principals of TRCLP and a special committee of our board of trustees, which consisted of three of our independent trustees, who are not affiliated with RCC. To assist with this process, the special committee hired its own independent financial advisor, Dresdner Kleinwort Wasserstein (“DrKW”), and its own independent counsel, Morris, Nichols, Arsht & Tunnell. DrKW delivered a written opinion, dated as of December 16, 2002, to the special committee, which states that based upon and subject to the qualifications, limitations and assumptions set forth in the opinion, as of the date of such opinion, the consideration to be paid by us to the RCC Principals in the acquisition transaction is fair to our Company from a financial point of view.

Q:	Why internalize management now?

A:	When we commenced operations in 1997, the size and scope of our business operations were insufficient to support the overhead associated with an internally-managed structure. As a company with assets of approximately $300 million at the time, it was unlikely that we could have afforded the scope and quality of resources RCC and its affiliates are able to provide. Accordingly, for five years we have relied on RCC’s real estate and investment expertise to advise us and provide us with experienced risk management, underwriting, asset management, loan servicing, finance, accounting, tax and administrative personnel and other services necessary to operate our business. Over the last five years we have dramatically increased our asset base. Having grown from approximately $300 million to over $1.5 billion in assets, we now feel we have a platform that can support the expense of acquiring and maintaining our own internal management team.

Q:	Why do you feel the acquisition of RCC and the internalization of management would be beneficial to the Company?

A:	Our board of trustees and management believe that the acquisition of RCC and the internalization of management will enhance shareholder value through:

•	the diversification of revenue sources and expansion of our business lines;

•	the creation of a more effective cost structure for our Company;

•	the expansion of our access to capital;

•	the potential increase in our operating margins;

•	the potential accretive effect;

•	the elimination of perceived conflicts of interest inherent in externally managed companies; and

•	the further alignment of interests of management and our common shareholders

Q:	What are the potential disadvantages and risks to the Company involved in the acquisition of RCC and the internalization of management?

A:	In reaching its determination that the acquisition transaction is fair to, and in the best interests of, our Company and our shareholders, our board of trustees and management considered a variety of potential disadvantages and risks, including the following:

•	the less predictable nature of RCC’s business as compared with our primary current business;

•	the liabilities and business risks inherent in RCC’s business;

•	the tax consequences of distributing earnings from RCC’s business to our shareholders;

•	our reliance on the four RCC Principals who will be entering into employment agreements with us;

•	the loss of our affiliation with TRCLP;

•	the potential conflicts of interest with the RCC Principals in the completion of the acquisition transaction and in the enforcement of our rights under the agreements entered into in connection with the acquisition transaction; and

•	the significant voting power which Mr. Ross and, if they vote as a block, the other RCC Principals, will have with respect to any vote of the holders of our Common Shares.

Q:	Why couldn’t you just terminate the external management agreement?

A:

By terminating the management agreement with our external manager, we could risk losing the services of our current management team. Our board of trustees believes that these individuals would be very difficult to replace, especially in the short-term. By acquiring RCC, we minimize any discontinuity to our business, as these individuals will enter into employment agreements that include, among other things, non-competition and non-solicitation covenants. Additionally, we will further align the interests of the RCC Principals who constitute part of our current management with those of our common shareholders by issuing special common units of our newly-formed subsidiary to them in connection with the acquisition. We would also not have been able to expand our lines of business and diversify our revenue sources as we are able to do by acquiring the businesses of RCC. In addition, we would also have risked losing the strategic benefits that arise from our relationship with RCC and its affiliates, including the significant amount of our business that is generated from our relationship with RCC.

Q:	What are RCC’s business lines, in addition to providing management services to our Company?

A:	RCC provides the following financial products and services:

•	sponsoring real estate equity investment programs that acquire interests in and finance affordable multifamily housing on behalf of third-party investors;

•	managing our Company and a publicly-traded real estate investment trust that originates and acquires taxable, construction, permanent, bridge, mezzanine and participating mortgage debt for multifamily housing;

•	providing real estate underwriting, asset management, construction and permanent loan servicing, capital markets and advisory services to the investment programs it sponsors; and

•	arranging and structuring credit enhancement transactions to guarantee the delivery of tax benefits to institutional investors.

Q:	What are RCC’s revenue streams?

A:	RCC is entitled to transactional and recurring fee-based revenues through the sponsorship of and ongoing management of investment programs.

These fees consist of:

•	investment fees associated with the acquisition and disposition activities of investment programs; and

•	asset management and advisory fees associated with the on-going administration of each investment program.

Q:	What will the management team look like after the acquisition is completed?

A:	The Company will be led by a highly experienced management team, all of whom have been integral to the growth and success of our Company and RCC. Stuart J. Boesky will be the Chief Executive Officer, Marc D. Schnitzer will be the President, Stuart A. Rothstein will be the Chief Financial Officer, Alan P. Hirmes will be the Chief Operating Officer and Denise L. Kiley will be the Chief Credit Officer. We expect that substantially all of the 150 employees of RCC will remain following the acquisition. After the closing of the acquisition, we, through our subsidiaries, will have over 220 employees in 22 offices throughout the country.

Q:	Are there any conflicts in connection with the acquisition transaction?

A:	The RCC Principals are all either our managing trustees or officers of Related Charter. In connection with the structuring of the acquisition transaction, we have engaged in transactions with these individuals, as set forth in this proxy statement. These individuals may have a different interest in the completion of the acquisition transaction than the interests of our shareholders.

Q:	How did you deal with these conflicts?

A:

In January, 2002, our board of trustees formed a special committee of its independent trustees to explore strategic alternatives for managing our Company, including the potential internalization of management, as well as ways to further diversify our revenue sources. The special committee hired its own independent financial advisor, DrKW, and its own independent counsel, Morris, Nichols, Arsht & Tunnell, to assist it in this process. After considering other alternatives and discussing and negotiating the acquisition of RCC for ten months, the special committee determined that the acquisition transaction is fair to and in the best interests of our Company and our shareholders.

Q:	Why are we issuing special common units in a newly formed indirect subsidiary of our Company, rather than our Common Shares?

A:	The use of the special common units, rather than our Common Shares, will enable us to own and operate the RCC business through CM Corp., our subsidiary that conducts our taxable business. If we were to acquire and operate the RCC business directly, our ability to continue to be treated as a partnership for income tax purposes could be jeopardized. In addition, this structure will help us, in the near term, to maintain substantially the same percentage of our distributions as tax-exempt income.

Q:	How are you financing the cash portion of the acquisition transaction?

A:	We plan to finance the cash portion of the acquisition transaction with additional borrowings to be incurred by the time the acquisition transaction closes. We do not currently have any commitments or arrangements for this financing, although we have had discussions with several financial institutions to arrange for this financing. If we are unable to obtain financing, we believe we will still be able to consummate the acquisition transaction by utilizing our existing credit facilities and securitization programs as well as our working capital.

Q:	Why are we amending the trust agreement?

A:	We are proposing to amend and restate our trust agreement to effect a number of modifications, all of which are either required to reflect the terms of the acquisition transaction or otherwise advisable in order to accommodate the changes to our Company resulting from the acquisition transaction. We believe these changes to our trust agreement will be beneficial and bring our organizational structure in line with other internally-managed, public companies. Amending our trust agreement is a condition to the consummation of the acquisition transaction.

Q:	Will the amendments to the trust agreement alter the current leverage limitation?

The amendments to our trust agreement will not alter our current leverage limitations, as the restriction on our ability to incur aggregate debt financing in excess of 50% of our total market value will remain, and any future change to this restriction will continue to require shareholder approval.

Q:	Why do you need shareholder consent to consummate the acquisition transaction?

A:	The American Stock Exchange requires approval by our shareholders of the securities to be issued in connection with the acquisition transaction and the listing of the Common Shares to be issued in connection with the exchange, exercise or vesting of these securities, as applicable, on the American Stock Exchange.

Q:	Why am I also being asked to vote on the election of two trustees?

A:	Our board of trustees is divided into three classes (with respect to the terms for which the trustees in each class hold office), currently consisting of two classes of three trustees each and one class of two trustees. Our by-laws require us to hold an annual meeting of our shareholders for the election of the class of trustees whose terms have expired during the month of June in each year. In 2003, the current term of the class consisting of two trustees (Messrs. Boesky and Ross) will expire. Rather than holding an annual meeting in order to elect each of these trustees to a new three year term and a separate special meeting to consider Proposals One, Two and Three, we determined to delay our annual meeting until after all regulatory reviews required for us to distribute this proxy statement were completed so that we could present all of these proposals for consideration at a single meeting, which we refer to in this proxy statement as the annual meeting of our shareholders.

Q:	Who is entitled to vote at the annual meeting?

A:	Holders of record of our Common Shares at the close of business on , 2003 are entitled to notice of and to vote at the annual meeting.

Q:	What vote is required to approve the proposals?

A:	The affirmative vote of the holders of a majority of the issued and outstanding Common Shares entitled to vote at the annual meeting is required to approve each of the following proposals:

1.	The issuance of our securities in connection with the acquisition transaction;

2.	The amendments to our trust agreement; and

3.	The expansion of our incentive share option plan.

The affirmative vote of a plurality of the votes actually cast by holders of Common Shares at the annual meeting is required for the election of each of the trustee nominees.

Failure to vote, abstentions from voting and broker non-votes on any proposal will have the effect of votes against each of the foregoing proposals, except that abstentions and broker non-votes will have no effect on the vote with respect to the election of each of the trustee nominees.

Q:	Which proposals need to be approved to consummate the acquisition transaction?

A:	The following two proposals need to be approved to consummate the acquisition transaction:

1.	The issuance of our securities in connection with the acquisition transaction; and

2.	The amendments to our trust agreement.

Expansion of our incentive share option plan is not a condition to consummation of the acquisition transaction.

Q:	What if there are not enough votes to establish a quorum?

A:	If there are not enough votes to establish a quorum or to meet the voting requirement at the annual meeting, we may propose an adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies. Therefore, please note that, by delivering a proxy to vote at the annual meeting, you are also granting a proxy that can be voted in favor of any adjournments or postponements of the annual meeting.

Q:	What rights do I have if I oppose the acquisition transaction?

A:	You can vote against the acquisition transaction by indicating a vote against the acquisition transaction on your proxy card and signing and mailing your proxy card, or by voting against the acquisition transaction by telephone or on the Internet, or in person at the annual meeting. You are not, however, entitled to dissenters’ rights of appraisal under Delaware law.

Q:	When do you expect the acquisition transaction to be completed?

A:	We hope to complete the acquisition transaction as quickly as possible after the annual meeting. We anticipate this will be in the second half of 2003.

Q:	What do I need to do now?

A:

After reading this proxy statement, complete, sign and mail the enclosed proxy card in the enclosed return envelope as soon as possible. In the alternative, you may also submit a proxy by telephone or on the Internet by following the instructions on the enclosed proxy card. To submit a proxy on the Internet, log on to the Internet and go to http://www.eproxyvote.com/[                    ], enter your voter control number and follow the directions outlined on the secure website. To submit a proxy by telephone, call toll-free [                    ], enter your voter control number and

follow the recorded instructions. Even if you plan to attend the annual meeting in person, we urge you to return your proxy card to assure the representation of your shares at the annual meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You may do this in one of three ways. First, you can send us a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the annual meeting and vote in person. Your attendance at the annual meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	How does the board of trustees recommend that I vote?

A:	After careful consideration by the special committee, and based upon its unanimous recommendation, our board of trustees unanimously approved and recommends that you vote:

•	“FOR” the issuance of our securities in connection with the acquisition transaction;

•	“FOR” the amendments to our trust agreement;

•	“FOR” the expansion of our incentive share option plan; and

•	“FOR” the election of both of the trustee nominees.

Q:	Who can help answer any questions?

A:	If you would like additional copies of this proxy, or if you would like to ask any additional questions about the acquisition transaction, the amendments to our trust agreement or the expansion of our incentive share option plan, you should contact:

[            ]

or

Charter Municipal Mortgage Acceptance Company

625 Madison Avenue

New York, New York 10022

Attention: Brenda Abuaf

(212) 421-5333

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA

FINANCIAL DATA OF OUR COMPANY AND RCC

The selected consolidated historical financial information presented below, as of and for each of the five years in the period ended December 31, 2002, has been derived from the audited historical consolidated financial statements of our Company and of RCC, except for the information relating to 1998 for RCC, which is derived from its unaudited historical consolidated financial statement. The selected financial data presented below should be read in conjunction with the financial statements and the notes thereto included in our Annual Reports on Form 10-K incorporated herein by reference and RCC’s financial statements and notes thereto included herein.

The unaudited selected pro forma financial data combine our historical results with RCC’s historical results, in each case, for the year ended December 31, 2002 giving effect to the acquisition as if it had occurred on January 1, 2002 for the operating and other data and December 31, 2002 for the balance sheet data. The pro forma information reflects the purchase method of accounting.

The unaudited pro forma financial data are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the acquisition transaction been consummated during the period or as of the dates for which the pro forma statements are presented. You should read this information in conjunction with the information contained in the section “Pro Forma Financial Information”.

We, together with RCC, expect to incur integration charges as a result of the acquisition transaction. It is also anticipated that the acquisition transaction will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not necessarily reflect what the historical results of the combined company would have been had we and RCC been combined.

SELECTED FINANCIAL DATA

As of and for the Year Ended December 31,

(Dollars in thousands except for share amounts)

	CharterMac					RCC										2002 Pro Forma CharterMac
	1998	1999	2000	2001	2002	1998		1999		2000		2001		2002
Operating Data:

Total Revenues	$27,940	$40,437	$59,091	$75,081	$118,632	$41,327		$54,435		$62,527		$69,883		$91,265		$182,996
Total Expenses Including (Loss) Gain on Repayment of revenue bonds	5,914	14,241	20,406	23,518	40,037	26,718		36,178		44,748		47,520		54,702		102,025
Minority Interests	N/A	3,014	8,594	12,578	17,762	N/A		N/A		N/A		N/A		N/A		45,597
Net Income	22,026	23,182	30,091	38,985	60,833	14,609		18,257		17,779		22,363		36,563		35,374
Net Income applicable to Shareholders(a)	20,343	20,951	27,074	35,010	52,516	14,609		18,257		17,779		22,363		36,563		31,985
Distributions to Partners	N/A	N/A	N/A	N/A	N/A	3,484	(a)	19,442	(a)	20,593	(a)	21,933	(a)	23,707	(a)	N/A
Distributions to Shareholders	19,145	20,478	23,974	36,608	55,119	N/A		N/A		N/A		N/A		N/A		55,119
Earnings Per Weighted Average Shares (Basic)	0.99	1.02	1.22	1.14	1.31	N/A		N/A		N/A		N/A		N/A		0.83
Earnings Per Weighted Average Shares (Diluted)	0.98	1.02	1.22	1.14	1.31	N/A		N/A		N/A		N/A		N/A		0.83
Distribution Per Share	0.93	1.00	1.07	1.14	1.26	N/A		N/A		N/A		N/A		N/A		1.26

Balance Sheet Data:

Cash and Cash Equivalents	13,093	8,654	36,116	105,364	55,227	1,783		65		1,120		1,650		15,369		55,386
Total Assets	492,586	673,791	925,236	1,421,059	1,852,868	67,962		81,610		81,442		86,953		95,983		2,336,215
Total Liabilities	165,092	268,239	399,222	663,659	821,031	48,361		62,889		65,535		70,616		66,790		1,020,318
Minority Interests	N/A	90,000	169,000	222,152	278,322	N/A		N/A		N/A		N/A		N/A		563,349
Total Shareholders’ Equity/Partners’ Capital	327,494	315,552	357,014	535,248	753,515	19,601		18,721		15,907		16,337		29,193		752,548

Other Data:

Net increase (decrease) in cash and cash equivalents	10,796	(4,440)	27,463	69,248	(50,137)	820		(1,716)		1,055		530		13,719		N/A
Net cash provided by operating activities	22,651	23,253	37,036	57,930	79,636	14,074		25,499		18,212		26,236		38,626		N/A
Ratio of earnings to fixed charges(b)	6.98	2.91	2.18	2.32	2.68	7.82		6.39		3.97		5.58		8.82		1.51
Ratio of earnings to total assets(c)	0.05	0.05	0.05	0.05	0.06	0.25		0.28		0.30		0.32		0.44		0.05
Book value per share(d)	15.90	15.31	14.09	14.55	16.72	N/A		N/A		N/A		N/A		N/A		16.73

(a)	Represents distributions to RCC partners in accordance with its partnership agreement.
(b)	Ratio of earnings to fixed charges equals net income before minority interests plus fixed charges less preferred dividends divided by fixed charges. Fixed charges include interest expense, recurring fees related to the TOP’s program, amortization of capitalized costs related to indebtedness, preferred dividends, capitalized interest costs and a portion of rent that is representative of interest.
(c)	Ratio of earnings to total assets equals net income plus, interest expense, depreciation, amortization, taxes and preferred dividends divided by total assets.
(d)	Ratio of book value per share equals total shareholders’ equity less beneficial owners’ equity-manager divided by the total of the common shares and the Convertible CRA Shares.

CALCULATION OF CASH AVAILABLE FOR DISTRIBUTION

(DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AND SHARE AMOUNTS)

We believe that Cash Available for Distribution (“CAD”) is helpful to investors in measuring the performance of our Company and as an indicator of the ability of the Company to pay dividends. It is the primary measure used by our management in measuring the Company’s performance and ability to pay dividends. CAD represents net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains and losses or sales of loans or repayment of revenue bonds, impairment losses and the effect of straight line revenue recognition of interest income on revenue bonds with fixed changes in interest rates, plus depreciation and amortization, plus cash fees received but deferred in accordance with GAAP. Fees recognized for CAD but deferred for GAAP purposes are generally earned over a period of time in connection with certain of our product lines, such as credit enhancement and yield guarantees. For a reconciliation of net income to CAD on both a historical and pro forma basis, for the year ended December 31, 2002, see below.

Reconciliation of Net Income to Cash Available for Distribution (CAD)

	For the Year Ended December 31, 2002
	Historical		Pro Forma
GAAP net income allocated to Common and CRA shareholders	$55,905		$35,374
Revenues—amortization	7,306	(1)	7,035	(9)
Tax credit acquisition and management fees	—		9,477	(10)
Net income allocated to Manager	56	(2)	—	(11)
Straight-line adjustment to interest income	1,191	(3)	1,191	(3)
Expenses—amortization	8,891	(4)	23,893	(12)
Loss on impairment of revenue bond	920	(5)	920	(5)
Gain on sales of loans	(12,972	)(6)	(12,972	)(6)
Bad debt	—		1,524	(13)
Tax adjustment	726	(7)	—	(11)
Other, net	1,492	(8)	1,492	(8)

CAD to Common and CRA shareholders	63,515		67,934
Restricted share expenses	—		1,431	(14)

Adjust for restricted common share expenses	$63,515		$69,365

Per share (diluted)	$1.49		$1.59
Adjusted per share (diluted)	—		1.58

Weighted average shares outstanding (diluted)	42,768,139		42,768,139
Add restricted Common Shares	—		1,136,108	(14)

Adjusted weighted average shares outstanding (diluted)	42,768,139		43,904,247

Net cash provided by operating activities	$79,636		—

There is no generally accepted methodology for computing CAD, and the Company’s computation of CAD may not be comparable to CAD reported by other companies. CAD does not represent net cash provided by operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance, as an alternative to net cash provided from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indication of our ability to make cash distributions.

Reconciling items to the Pro Forma have been adjusted to reflect the acquisition transaction occurring on January 1, 2002:

(1)	Add back to revenues the amortization of acquisition fees and costs paid but, in accordance with GAAP, deferred and expensed over the expected life of the revenue bond.
(2)	Portion of net income allocated to the Manager, based on its 0.01% ownership of Common Shares.
(3)	Add back for straight-line recognition of revenue bond interest income required by GAAP.
(4)	Add back amortization of deferred financing costs and other similar items which do not represent actual cash payments in the current period.
(5)	Add back the unrealized loss recognized for the impairment of revenue bonds due to the GAAP accounting.
(6)	Deduct from net income, gains, or add to net income, losses from the repayment of revenue bonds and deduct from income the non cash gain on sale of certain loans as calculated under FAS140.
(7)	Adjust income tax expense to actual taxes due. GAAP accounts for taxes based on FASB 109.
(8)	Add or deduct miscellaneous other non-cash accounting entries.
(9)	Add back to revenue the amortization of acquisition fees and costs paid by the Company in prior periods but, in accordance with GAAP, deferred and expensed over the expected life of the revenue bond. On a pro forma basis, effective January 1, 2002, the date of the acquisition transaction for pro forma purposes, the acquisition fees will no longer be paid and, therefore, will neither be capitalized nor amortized.
(10)	Add back for cash collection of fees received in the current period but recognized on a deferred basis for GAAP.
(11)	These items are eliminated as a result of the acquisition transaction.
(12)	In addition to the deferred financing costs in item (4) above, an adjustment is made for the amortization of identifiable intangible assets, deferred employee compensation and the compensation expense related to the options issued to Mr. Ross as a result of the acquisition transaction.
(13)	Add back reserves resulting from advances to investment programs. Such advances do not result in revenue recognition. They are made in prior and current periods to investment funds, that are primarily in the process of refinancing debt of local partnerships. While they are reserved for GAAP, based on insufficient current working capital balances available to repay them, we believe they will be recovered from future capital events.
(14)	In our CAD calculation, we will treat the restricted common shares as outstanding. Distributions paid on these unvested shares are treated for GAAP purposes as compensation expense. Such compensation expense is added back to net income. The number of restricted common shares issued is determined based on the maximum aggregate amount under the restricted share award plan, $20,200, divided by $17.78, which is the average closing price of our Common Shares for the 30 calendar days prior to the public announcement of the acquisition, for a total of 1,136,108 shares.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed consolidated balance sheet of our Company has been prepared as if the proposals were approved and adopted and the related acquisition transaction had occurred on December 31, 2002. The pro forma condensed consolidated income statement for the year ended December 31, 2002 has been prepared as if the proposals were approved and adopted and the related acquisition transaction had occurred on January 1, 2002. The acquisition transaction will be accounted for as a purchase of RCC by us.

The pro forma financial statement is based upon available information and assumptions, as set forth in the notes to pro forma financial statement that we believe are reasonable in the circumstances.

The unaudited pro forma statement is presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the acquisition transaction been consummated during the period or as of the dates for which the pro forma statement is presented.

This statement does not purport to represent what our financial position and results of operation (a) would actually have been if the proposals had been approved and adopted and had the acquisition transaction occurred on those dates or at the beginning of the period or (b) any future date or period.

The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and notes thereto for us, which are incorporated by reference in this proxy statement, and the historical combined financial statement and notes thereto for RCC, which have been included herein.

Charter Municipal Mortgage Acceptance Company Pro Forma

Condensed Consolidated Balance Sheet as of December 31, 2002

(Dollars in thousands except for share amounts)

	CharterMac Historical	RCC Historical	Pro Forma Adjustments		CharterMac Pro Forma
ASSETS
Revenue bonds-at fair value	$1,579,590	$—	$—		$1,579,590
Investment in ARCap	19,054	—	—		19,054
Guaranteed investment contracts	19,642	—	—		19,642
Mortgage servicing rights—net	35,595	—	—		35,595
Cash and cash equivalents	55,227	15,369	(15,369	)(a)	55,386
			159	(e)
Cash and cash equivalents-restricted	5,257	—			5,257
Promissory notes and mortgages receivable	53,278	—	—		53,278
Deferred costs—net	48,693	—	1,300	(b)(3)	49,993
Goodwill	4,793	—	75,833	(b)(4)	191,670
			112,170	(f)
			(1,126	)(b)(6)
Identifiable intangible assets—indefinite life	—	—	200,000	(b)(1)	200,000
Other identifiable intangible assets—net	11,316	—	62,500	(b)(1)	73,816
Advances to partnerships	—	40,100	(10,782	)(a)	29,318
Other assets	20,423	40,514	(37,321	)(a)	23,616

Total assets	$1,852,868	$95,983			$2,336,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Financing arrangements	$671,659	$—	$—		$671,659
Notes payable	68,556	26,497	(3,201	)(a)	154,183
			62,331	(b)(3)
Accounts payable, accrued expenses and other liabilities	22,366	17,205	(16,770	)(a)	22,801
Deferred income	8,998	23,088	(22,033	)(a)	10,053
Due to FNMA	19,642	—	—		19,642
Deferred tax liability	10,790	—	112,170	(f)	122,960
Distributions payable to common and preferred shareholders	19,020	—	—		19,020

Total liabilities	821,031	66,790			1,020,318

Minority Interests:
Preferred shares of subsidiary	273,500	—	—		273,500

Special common units	—	—	285,027	(b)	285,027

Minority interest in consolidated subsidiary	4,822	—	—		4,822

Shareholders’ equity:
Beneficial owners’ equity—Convertible CRA Shareholders	58,174	—	—		58,174
Partners’/Members’ equity—RCC	—	29,193	(21,468	)(a)	—
			(7,725	)(b)(5)
Beneficial owners’ equity—manager	1,126	—	(1,126	)(b)(6)	—
Beneficial owners’ equity—other common shareholders	604,496	—	20,359	(d)	625,685
			830	(c)
Beneficial owners’ equity—special preferred voting shares	—	—	159	(e)	159
Deferred compensation	—	—	(20,359	)(d)	(21,189)
			(830	)(c)
Treasury shares of beneficial interest	(103)	—	—		(103)
Accumulated other comprehensive income	89,822	—	—		89,822

Total shareholders’ equity	753,515	29,193			752,548

Total liabilities and shareholders’ equity	$1,852,868	$95,983			$2,336,215

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

Charter Municipal Mortgage Acceptance Company Pro Forma

Condensed Consolidated Income Statement For the Year Ended December 31, 2002

(Dollars in thousands except for share amounts)

	CharterMac Historical	RCC Historical	Pro Forma Adjustments		CharterMac Pro Forma
Revenues:
Interest income:
Revenue bonds	$92,681	$—	$271	(h)	$92,952
Temporary investments	1,293	—	—		1,293
Promissory notes	709	—	—		709
Equity in earnings of ARCap	2,219	—	—		2,219
Mortgage banking fees	5,710	—	—		5,710
Origination, acquisition and development fees	—	46,563	(10,696	)(h)	35,634
			(233	)(g)
Mortgage servicing fees	7,971	—			7,971
Asset management fees	—	24,881	(4,872	)(h)	8,638
			(3,530	)(h)
			(1,030	)(h)
			(6,811	)(j)
Expense reimbursements	—	19,821	—		19,821
Other income	8,049	—	—		8,049

Total revenues	118,632	91,265			182,996

Expenses:
Interest expense	15,823	2,612	(1,035	)(g)	19,763
			2,088	(l)
			275	(g)
Recurring fees relating to the Private Label Tender Option Program	3,181	—	—		3,181
Bond servicing	3,530	—	(3,530	)(h)	—
General and administrative	20,976	48,285	(1,030	)(h)	72,568
			(805	)(h)
			(2,745	)(g)
			1,200	(i)
			5,256	(k)
			1,431	(d)
Amortization	8,891	1,014	(457	)(g)	18,637
			8,539	(k)
			650	(l)
Bad debts	—	2,791	(1,267	)(g)	1,524
Provision for loss on revenue bonds, DUS	920	—	—		920

Total expenses	53,321	54,702			116,593

Income before gain on sales of loans and repayments of revenue bonds	65,311	36,563	—		66,403
Gain on sales of loans and repayments of revenue bonds	14,568	—	—		14,568

Income before income taxes and minority interest	79,879	36,563	—		80,971
(Provision) benefit for income taxes	(1,284)	—	1,284	(f)	—

Income before minority interests	78,595	36,563	—		80,971
Minority interests:
Income allocated to special common units	—	—	(27,835	)(m)(2)	(27,835)
Income allocated to preferred shareholders of subsidiary	(17,266)	—	—		(17,266)
Income allocated to minority interest	(496)	—	—		(496)

Net Income	$60,833	$36,563	—		$35,374
Allocation of net income to:

Special distribution to Manager	$4,872	$—	$(4,872	)(m)(1)	$—

Manager	$56	$—	$(56	)(m)(1)	$—

Common shareholders and convertible CRA shareholders	$55,905	$36,563	—		$35,374

Net income per share
Basic	$1.31	$—	—		$0.83

Diluted	$1.31	$—	—		$0.83 (n)

Weighted average shares outstanding
Basic	42,697,195	—	—		42,697,195

Diluted	42,768,139	—	—		42,768,139

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in thousands except for per share and share amounts)

(a)	Represents the elimination of certain ownership interests and assets held by the RCC Principals which are not being acquired by us.

(b)	Historically, we have been externally managed by Related Charter, which is an affiliate of RCC and is included in RCC’s combined financial statements. Pursuant to the acquisition transaction, we will acquire 100% of the ownership interests of RCC and control of substantially all of the businesses operated by RCC (other than specific excluded interests), and in turn terminate the management arrangement with Related Charter, thereby becoming internally-managed. The acquisition will be structured through our newly formed subsidiary, CharterMac Capital. We will pay the RCC Principals up to $338,000 in consideration. Initially, we will pay $210,000, consisting of (1) special common units of CharterMac Capital which are exchangeable into our Common Shares on a one–for–one basis and (2) $50,000 in cash. An additional contingent payment of up to $128,000 of special common units may be payable to the RCC Principals following the determination of RCC’s adjusted 2002 earnings. Based upon RCC’s Adjusted Earnings for 2002, the maximum consideration will be allowed to be paid in the acquisition transaction. Pursuant to the contribution agreement, the RCC Principals can elect to reduce the amount of the contingent payment and apply that reduction to increase the restricted share award plan set up for the employees of RCC. For pro forma purposes, it is assumed that the contingent payment is reduced and the restricted share award plan is increased to the maximum amount allowed, $20,200. As such, the total consideration assumed to be paid to the RCC Principals is $332,800. For a comparison of the financial effect of this adjustment, see Note (o). The total purchase price is $347,358, including acquisition related costs and closing adjustments.

Calculation of the acquisition cost:
Issuance of special common units to RCC shareholders (15,905,512 units x $17.92*)	$285,027
Cash consideration (including closing cost adjustments)**	54,531
Acquisition—related cost	6,500	(b)(2)
Financing Cost	1,300	(b)(3)

Total Acquisition Cost	$347,358

*	Under the terms of the acquisition transaction, the number of special common units issued is determined based on the average closing price of the Company’s Common Shares for the 30 calendar days prior to the public announcement of the acquisition transaction, $288,000 reduced by $5,200 reallocated to the restricted share award plan divided by $17.78, for a total of 15,905,512 special common units. However, in recording the purchase price of this acquisition under GAAP, the value applied to these 15,905,512 special common units is $17.92, which represents the average closing price of our Common Shares for the five consecutive day period beginning two days prior to the date the contract was signed and a public announcement made.

**

Included with the $54,531 in cash is the $50,000 payable to TRCLP and a net payment to the RCC Principals of $4,531 cash for closing cost adjustment of advances to affiliated real estate entities which have acquired properties for inclusion in offerings to investors and additional assets and costs relating thereto equaling $28,882 less debt assumed by us and associated with borrowings under the warehouse facility of $23,296 and a deferred income adjustment of $1,055 representing cash assigned by the RCC Principals to us at closing for acquisition services to be performed by us in the future. The net cash payment of $4,531 (and its component parts) may be different depending on the actual closing date.

Preliminary estimate of adjusted fair market value of identifiable net assets acquired:

Book value of RCC	$29,193

Elimination of ownership interests and assets held by RCC Principals which are not being acquired:
Cash and cash equivalents	(15,369)
Advances to partnerships	(10,782)
Receivables	(27,493)
Other assets	(9,828)
Notes payable	3,201
Accounts payable	16,770
Deferred revenue	22,033

Book value of assets acquired	7,725
Identifiable intangible assets—indefinite life	200,000	(b)(1)
Partnership interest and service contracts	33,800	(b)(1)
Customer relationships	28,700	(b)(1)
Deferred financing cost	1,300

Preliminary estimate of fair market value of identifiable net assets acquired	271,525

Calculation of acquisition goodwill:

Total acquisition cost	$347,358
Preliminary estimate of adjustment to fair market value of identifiable net assets acquired	(271,525)

Acquisition goodwill	$75,833	(b)(4)

Calculation of acquisition goodwill adjustment:

Acquisition goodwill	$75,833
Elimination of manager-owner equity in us	(1,126	)(b)(6)
Preliminary estimate of additional deferred tax liability	112,170	(f)

Total additional goodwill as a result of the acquisition	$186,877

The effect of purchase accounting on the balance sheet and the recording of goodwill results in the following adjustments:

(1)	The recording of $62,500 of identifiable intangible-amortizable assets and $200,000 of identifiable intangible assets with indefinite lives. The identifiable intangible-amortizable assets consist of general/special limited partner interest, partnership service contracts and customer relationships with finite lives. The amortizable assets are capitalized and amortized over 9, 9 and 6 years respectively. The identifiable intangible assets with indefinite lives consist of trademark and trade name, the service contract with American Mortgage Acceptance Company and certain other customer relationships. This allocation is based on a preliminary evaluation of the fair value of these assets by our management and third-party valuation specialists consulting with management and is subject to change when the evaluation is complete.

(2)	Acquisition-related costs, such as legal, accounting, printing of the proxy statements, fairness opinion and other related costs estimated at $6,500. These costs are included in the total acquisition cost.

(3)	The recording of $62,331 additional debt financing obtained as a result of the acquisition and transaction costs expected to be incurred. The financing cost equals $1,300 and is deferred and amortized over the 24 month term of the loan (see Note (l)).

(4)	The recording of $75,833 of goodwill, which results from the excess of the purchase price over fair value of the identifiable assets acquired and liabilities assumed plus the acquisition-related costs (see Note (b)(2)).

(5)	The elimination of RCC’s partners’/members’ equity.

(6)	The elimination and reallocation of Related Charter’s equity in us. The effect of this is a reduction to goodwill of $1,126.

(c)	The recording of the options issued to Mr. Ross for his future services as our non-executive chairman. These options vest equally, over five years, and expire in 10 years. These options have an exercise price of $17.78 per share and are antidilutive as of the date of the pro forma. The options are recorded at their estimated fair value as of the grant date using the Black-Scholes option pricing model. The resulting deferred compensation is recorded in beneficial owners’ equity and amortized to compensation expense using the straight line method over the vesting period.

(d)	The Company will grant at least $15,000 worth of restricted Common Shares to certain of the current employees of RCC (excluding the RCC Principals). At the option of the RCC Principals, the amount of the restricted share award plan may be increased to up to $20,200, with the increase being deducted from the contingent payment of the special common units. For pro forma purposes, the restricted Common Shares are assumed to have been increased to $20,200, and will vest over three to five years. Participants will be entitled to distributions on all vested and unvested shares so long as they remain employees. For pro forma purposes, recording of the restricted Common Shares is based on $20,200 divided by the contractual price of $17.78 per Common Share to determine the number of restricted Common Shares, 1,136,108. Under GAAP, the value applied to these 1,136,108 restricted Common Shares is $17.92, which represents the average closing price of our Common Shares for the five day period beginning two days prior to the date the contribution agreement was signed and the public announcement of the acquisition transaction was made. For pro forma purposes, a four-year vesting period was assumed. The resulting deferred compensation is recorded in beneficial owners’ equity and amortized to compensation expense using the straight line method over the vesting period. Distributions paid on the unvested shares are recorded as compensation expense.

(e)	Recording 15,905,512 special preferred voting shares with a par value of $.01 per share. The special common unit holders will purchase these special preferred voting shares from us for cash at their par value, $159, at the closing of the acquisition transaction. These shares entitle the RCC Principals to one vote per special preferred voting share on all matters subject to a vote by the Common Shares.

(f)	Represents the provision for deferred federal, state and city income taxes at our estimated effective tax rate of 45.79%. As a result of the acquisition transaction, a deferred tax provision has been recorded.

Historically, we did not recognize a provision for income taxes prior to calendar year 2002. As a result of the acquisition transaction, we will have a net operating loss generated in our corporate subsidiary, which will or is expected to eliminate any tax liability.

(g)	Represents the elimination of RCC income and expense amounts principally relating to (a) certain business activities not being acquired pursuant to the contribution agreement, (b) recurring fees payable to a former RCC partner that will not be our responsibility and (c) executive expense allocation from TRCLP that will not continue after the acquisition transaction.

(h)

Pursuant to the contribution agreement, we will terminate the management agreement with Related Charter. All of the employees who performed services under this management agreement will become employees of the Company on the acquisition date. The Company did not allocate any portion of the purchase price to the termination of the management agreement because upon the acquisition, the management agreement has no further value. Also, there is no provision for a termination fee in the Related Charter management agreement. Indicated below, associated fees and expenses, respectively, between Related Charter and us have been eliminated:

Fees and expenses	Year ended 12/31/02

Origination and acquisition fee	$10,696
Special distribution	4,872
Bond servicing fees	3,530
Expense reimbursements fees	1,030

$20,128

Amortization of the origination and acquisition fees incurred on revenue bonds acquired after 1/1/02	$271

The elimination of these fees would result in a reduction to RCC’s unincorporated business tax of $805 for the 2002 year.

(i)	Pursuant to the contribution agreement, RCC’s four executive managing partners will enter into employment contracts with us, entitling each of the managing partners to an annual base salary of $500,000. The pro forma has been adjusted to reflect the incremental increase in compensation expense for the four executive managing partners.

(j)	Represents the elimination of deferred income from origination and partnership management fee transactions of RCC for which cash has been collected prior to January 1, 2002, the assumed date of the acquisition for the pro forma. Under the purchase method of accounting, no fair value was assigned to these items because no significant future services will be performed under these fee agreements.

(k)	Represents amortization of identifiable intangible assets, deferred employee compensation and the compensation expense relating to the options issued to Mr. Ross. The identifiable intangible assets are amortized over 6 and 9 years, respectively using the straight-line method of accounting. The deferred employee compensation is amortized over the average four year vesting period using the straight line method of accounting. The compensation expense associated with the options is amortized, on a straight line basis, over the five year vesting period.

(l)	Represents interest expense relating to the $62,331 of debt financing and the amortization of the $1,300 of costs incurred in obtaining the financing associated with the acquisition transaction. The pro forma assumes an annual rate of 3.35% which approximates the London InterBank Offered Rate (“LIBOR”), plus 2%, which is based on preliminary discussions with various potential lenders. The deferred costs are amortized over the assumed 24 month term of the loan.

(m)	Represents the allocation of income between the holders of special common units, Related Charter and our shareholders:

(1)	The elimination of the Related Charter’s special distribution of $4,872 (See Note (g)) and proportional income allocation of $56.

(2)	Special allocation to the holders of special common units with respect to distributions equaling $27,835. Income is allocated to the holders of special common units equal to the distribution paid. This allocation is calculated using the number of special common units to be issued, 15,905,512, and the Company’s actual per-share distributions for the year 2002 of $1.26, divided by 0.72, which is an adjustment pursuant to the Contribution Agreement. This adjustment accounts for the equivalent after-tax effect on the special common unit holders compared to the common shareholders; the distributions on the special common units are taxable, while the distributions on the Common Shares are substantially tax-exempt.

(n)

Pro Forma diluted income per share is calculated using the weighted average number of Common Shares and Convertible CRA Shares outstanding during the period plus the additional dilutive effect of Common Share equivalents. For purposes of the pro forma financial statements, the effect of converting the special common units into Common Shares was determined to be antidilutive. The dilutive effect of Mr. Ross’s options and restricted Common Shares granted to employees of RCC were calculated using the treasury stock method. Based on the calculation performed using the treasury stock method, the securities granted to employees and the options are both antidilutive for purposes of the pro forma financial statements. The special preferred voting shares are not convertible into Common Shares and have no economic interest other than voting rights and, therefore, were not included in such calculation.

(o)	The pro forma condensed consolidated financial statements reflect the issuance of the following securities: 15,905,512 special common units, 1,000 options and 1,136,108 restricted common shares, which is the maximum allowed under the restricted share award plan. The final allocation between the special common units and restricted common shares may be different. On the effective date of the acquisition at least $15,000 of restricted common shares will issued to RCC employees but the RCC Principals have the option to increase the amount of restricted common shares up to $20,200. To the extent the restricted common shares are increased the special common units will be decreased. The following table shows the effect on the pro forma for the range of $15,000 vs. $20,200:

	$15,000 Restricted Share Award Plan	$20,200 Restricted Share Award Plan
Employee Grant Award ($ value)	$15,000	$20,200
Employee Grant Award Shares	843,645	1,136,108
Special Common Units ($ value)	$288,000	$282,800
Special Common Units Shares	16,197,975	15,905,512
Total Purchase Price	$352,599	$347,358
Acquisition Goodwill	$81,074	$75,833
Amortization and General Administrative Relating to Restrictive Shares	$4,843	$6,521
Net Income to Shareholders	$36,541	$35,374
Earnings Per Share	$0.86	$0.83	*
Ratio of earnings to fixed charges	1.53	1.52

*	The transaction has a greater impact on net income under the scenario in which the consideration is decreased to $332,800 and the maximum amount of restricted shares of $20,200 are awarded. This results from a greater reduction to net income from the amortization on the deferred compensation and distribution on the unvested shares, which is accounted for as compensation expense.

CAPITALIZATION

The following table sets forth our capitalization on an historical basis at December 31, 2002, and our pro forma capitalization as adjusted to give effect to the acquisition transaction, had it occurred on December 31, 2002. Assuming the exchange of 15,905,512 special common units issued in the acquisition transaction into Common Shares, the acquisition transaction would have resulted in the issuance of 15,905,512 Common Shares, resulting in an aggregate of 60,900,743 Common Shares and the Convertible CRA Shares to be outstanding following the acquisition transaction. You should read the following capitalization data in conjunction with the historical and pro forma consolidated financial statements and the related notes, which are either included elsewhere in this proxy statement or incorporated by reference.

	December 31, 2002
	CharterMac Historical	CharterMac Pro Forma
	(in thousands)
Debt	$740,215	$825,842
Preferred shares of subsidiary	273,500	273,500
Special common units	—	285,027
Minority interest in subsidiary	4,822	4,822
Shareholders’ equity:
Common shares	604,496	625,685
Deferred compensation	—	(21,189)
Convertible Community Reinvestment Act preferred shares	58,174	58,174
Related Charter shares	1,126	—
Special preferred voting shares	—	159
Treasury shares	(103)	(103)
Accumulated other comprehensive income	89,822	89,822

Total shareholders’ equity	753,515	752,548

Total capitalization	$1,772,052	$2,141,739

RISK FACTORS

You should carefully consider, among other things, the following risk factors before voting on any of the proposals. Some of the statements set forth below under this caption may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS,” on page [    ] of this proxy statement for an explanation of the qualifications and limitations on these forward-looking statements.

The consummation of the acquisition transaction will further change the nature of our business and increase the amount of our taxable business, which could result in taxable income to our shareholders.

The consummation of the acquisition transaction will further change our business from one that invests substantially all of its assets in tax-exempt bonds to one that, in addition to tax-exempt bond investments, conducts significant fee-generating service activities. This change has already begun with the formation of CM Corp. and the acquisition of PW Funding, Inc. Although we expect that these service businesses will generate significant growth for us, they are inherently less predictable than the ownership of tax-exempt bonds. In addition, any distribution of earnings from CM Corp. will result in taxable income to our shareholders.

Our ability to achieve the anticipated benefits of the acquisition transaction will depend in part on our ability to maintain RCC’s current recurring fee arrangements and to generate new transaction fees, the failure of which could have a negative impact on the price of our Common Shares.

As the successor to RCC, two of our major revenue sources will be the recurring and transaction fees payable by investment programs sponsored, or to be sponsored, by RCC. Recurring fees depend on the ongoing operation of investment programs sponsored by RCC while transaction fees are generally “up-front” fees that are generated from the sponsorship of new investment programs. The termination of one or more of these recurring fee arrangements which we are acquiring in the acquisition transaction, or the inability to sponsor new programs which will generate new recurring and transaction fees, could adversely affect our results of operations and reduce the market price of our Common Shares. There can be no assurance that existing fee arrangements will not be terminated or that we will be able to realize revenues from these existing or any new fee arrangements at levels comparable to those realized by RCC.

The agreements with companies and investment programs RCC manages may not be renewed and may have finite terms.

RCC receives fees pursuant to an advisory agreement with American Mortgage Acceptance Company (“AMAC”). The AMAC advisory agreement is subject to annual renewal by AMAC, which requires the approval of a majority of its board of trustees. In addition, a majority of the independent members of AMAC’s board may terminate this agreement with RCC with or without cause. As a result, this agreement may not be renewed or may be terminated with or without cause.

RCC also receives fees from investment programs RCC has sponsored and may sponsor in the future that do not provide for annual elections by investors of their management. With respect to these investment programs, we will generally be acquiring controlling interests in the entities which control these investment programs which currently generate recurring fees. However, these interests are subject to the fiduciary duty of the controlling entity to the investors in those investment programs which may affect our ability to continue to collect fees from those investment programs.

Furthermore, pursuant to amendments which the investment programs will adopt prior to the closing of the acquisition transaction, the organizational documents of substantially all of these investment programs allow for the investors, at their option, to remove the entity controlled by RCC as general partner or managing member without cause. Although the investment programs will generally be required to pay fair market value if they exercise this right, RCC’s right to receive future fees would terminate and there can be no assurance that the payment will fully compensate us for this loss.

Finally, many of these investment programs typically have finite periods in which they are scheduled to exist, after which they are liquidated. The termination of a program will result in a termination of the fees we could otherwise expect to receive from those programs.

RCC’s business is subject to competition and our inability to compete effectively in the future for financial services business could reduce the revenues we expect to receive as a result of the acquisition transaction and negatively impact the share price of our Common Shares.

Financial services in the multifamily affordable housing industry is highly competitive. RCC competes with entities that possess greater financial resources for (a) providing financing to multifamily developers and (b) selling tax credit and other syndication funds to investors. RCC also competes against numerous private financial service providers as well as state and federal agencies. Dominant competitors include Enterprise Social Investment Corp., Sun America and Lend Lease.

Pursuant to Section 42 of the Code, a fixed number of housing credits are allocated annually to each state based on population. In 2002, there were approximately 2.5 times as many applications by developers for a national pool of approximately $5 billion in tax credits as there were tax credits available for allocation. RCC is dependent upon the developers of tax credit properties to apply for and obtain tax credits. RCC, in turn, contracts with the local developer for rights to the tax credits to offer through investment programs it sponsors. These local developers include independent third parties as well as affiliates of TRCLP. Our inability to continue to arrange for the acquisition of tax credit opportunities from local developers or the inability of developers with whom RCC has done business in the past to continue to obtain tax credits from the states, may impact our ability to achieve the anticipated benefits of the acquisition transaction.

RCC relies on relationships with key investors and customers which may not continue, which would adversely affect our ability to generate revenue.

RCC relies on relationships with key investors and customers that may not continue, and we may need to create and form new relationships in order to continue its past success. In 2002, five key investors provided approximately 72% of the equity capital raised by tax credit syndication programs sponsored by RCC with two of those key investors providing approximately 47% of the capital. In addition, ten key developers provided approximately 55% of the tax credit properties which RCC provided equity financing for in 2002. There can be no assurance that we will be able to continue to do business with these key investors and customers at levels comparable to those realized by RCC or that new relationships will be achieved.

We will depend on our key employees.

It is expected that following the consummation of the acquisition transaction and the internalization of management, we will continue to substantially depend upon the services of the four RCC Principals entering into three-year employment agreements with us through RCC (Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley). We also anticipate that substantially all of RCC’s current employees will remain after the acquisition transaction including, in particular, those individuals who comprise the senior management team. As is presently the case under our current management arrangement, the departure or the loss of the services of any of these four key employees or a large number of senior management personnel and other employees of RCC, could have a material adverse effect on our ability to effectively operate our business and our future results of operations.

Elimination of, or changes to, governmental programs.

42% of RCC’s revenues for the year ended December 31, 2002 were derived from the syndication of partnership interests in properties eligible for federal low income housing tax credits (“LIHTCs”) under Section 42 of the Internal Revenue Code. Although LIHTCs are a permanent part of the Internal Revenue Code, as in the case of all legislated programs, Congress can repeal or modify it at any time. If it is repealed or adversely modified, we would no longer be able to generate transactional revenues and increase or maintain the base of recurring revenues associated with these properties, as is currently contemplated.

If the IRS were to challenge various tax positions we intend to take, we could suffer material adverse tax consequences.

The acquisition transaction has been structured so that our Company will avoid realization of active income from the RCC business and effectively receive a tax deduction for payments made to the RCC Principals. It is possible that the IRS could challenge this structure, with material adverse consequences to our Company. First the IRS could assert that our Company is the owner of the RCC business, in which case we would realize an amount of active income from the RCC business that would require us to be treated as a corporation instead of a publicly traded partnership for income tax purposes. If the IRS prevailed, we would be required to pay taxes on our income, thereby reducing the amount available to us to make distributions. As a result, it is possible that the value of our Common Shares would decline. Second, the IRS might assert that the special common units in CharterMac Capital held by the RCC Principals are actually shares of our Company. If this position prevailed, the distributions payable on the special common units would not result in tax deductions for CM Corp. In such event, CM Corp. would be subject to increased tax, which could reduce our net after-tax income and our distributions.

Proposed changes to tax laws.

[Prior to the mailing of this proxy statement, a risk factor will be inserted, if applicable, regarding the Bush administration’s tax incentive proposals as in place on the date of mailing]

Potential conflicts of interest may arise due to future competition with TRCLP.

TRCLP currently engages in businesses which compete with RCC. The non-competition covenants contained in the future relations agreement which TRCLP, Mr. Ross and their affiliates will enter into in connection with the acquisition transaction prohibit them from competing with any business currently engaged in by RCC and our Company other than in specified areas, including providing (a) credit enhancement on debt products secured by so-called “80/20” multi-family housing properties and (b) mezzanine financing to multi-family housing properties other than so-called “tax credit properties.” There can be no assurance that we and TRCLP would not directly compete for similar products and opportunities in these areas in the future.

Loss of independent source of capital support for our revenue bonds.

RCC has in the past provided additional capital to support affordable multifamily housing properties securing our revenue bonds which were experiencing cash flow deficiencies if interests in those properties were owned by an investment program sponsored by RCC. Following our acquisition of RCC, RCC will no longer be an independent supporter of these properties or new properties which are owned by investment programs we sponsor in the future and we may be required to provide the additional capital previously provided by RCC in order for a property to avoid default on its mortgage. Furthermore, in assessing whether to foreclose on a mortgage underlying the revenue bond, we will be required to determine the relative detriment to our business of foreclosing on a property owned by a program which we have sponsored and protecting our lender position versus refraining from the foreclosure action so as not to undermine our ability to sponsor future tax credit syndication programs which may be potential borrowers under our revenue bonds.

We will incur liabilities with respect to the interests we will acquire from RCC and be subject to ongoing liabilities and business risks that are inherent to RCC’s business.

Assumed Liabilities. There will be some liabilities and associated costs incurred and assumed by us in connection with our acquisition of RCC. Pursuant to the contribution agreement, we have agreed to assume TRCLP’s liabilities under certain guarantees and to provide replacement notes to capitalize general partner entities of investment programs previously sponsored by RCC. These general partner entities will be controlled directly by us. We have also agreed to guarantee the performance by our subsidiaries of any obligations they have pursuant to the contribution agreement and the other agreements to be entered into in connection with the acquisition transaction. As a guarantor, we could incur liability if events of default occur.

New Liabilities and Business Risks. In connection with the sponsorship of investment programs and joint venture activities related to the co-development of tax credit properties, RCC acts as a fiduciary to the investors in its syndication programs and is often also required to provide guarantees of performance. In order for us, as the successor to these businesses, to continue to perform these activities and remain competitive in the syndication and co-development business, we will need to continue to perform the same roles, and provide similar guarantees, to those currently provided by RCC.

The nature of the syndication business requires the identification and purchase of significant properties in new funds before RCC is able to obtain commitments from investors to invest in these funds. RCC advances funds to acquire properties for inclusion in offerings to investors and at any point in time, the investment in properties can be material. The warehouse line of credit utilized by RCC to fund these advances has a maximum amount of $75,000,000. Realization of RCC’s investment is subject to continued success in attracting investors to new funds or, if investors are not found, the sale of the acquired properties

In addition, we could be subject to additional liabilities as a result of employing, through RCC, RCC’s approximately 150 employees. The employment of approximately 150 additional persons could subject us to additional potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.

Finally, we may incur other liabilities to which we are not currently subject. For example, our subsidiaries could be subject to liabilities to investors in investment programs and third parties as a result of serving as general partner. In addition, even when we are not required to do so, we may advance funds to allow investment programs to meet their expenses.

Loss of affiliation with TRCLP

Through its affiliates, TRCLP has provided us with approximately 7% of our annual tax credit syndication volume over the past five years on an average annual basis. Although as part of the acquisition transaction we have entered into an agreement with TRCLP, Mr. Ross and their affiliates to continue to provide us with referrals and rights of first offer with respect to a portion of their tax credit syndication business and any future affordable housing and LIHTC properties developed by them for a period of five years, there can be no assurance that these relationships will be as effective following the acquisition transaction as they were when RCC was controlled by TRCLP.

The interests of the RCC Principals may be in conflict with the interests of our shareholders.

Terms of the acquisition transaction. The RCC Principals are all either our managing trustees or officers of Related Charter. In connection with the structuring of the acquisition transaction, we have engaged in transactions with these individuals, as well as with some of our shareholders, officers, trustees, employees and their affiliates, as set forth in this proxy statement. These individuals may have a different interest in the completion of the acquisition transaction than the interests of our shareholders.

Potential ongoing conflicts with respect to our rights and obligations in connection with the acquisition transaction. There can be no assurance that actions to enforce the terms of the contribution agreement will be timely or taken effectively. Any such failure could result in a loss to our Company. The structure of the acquisition transaction will continue to create conflicts of interest with the RCC Principals if we are required to determine whether or not to take actions to enforce our rights under the contribution agreement and the various other agreements entered into in connection with the acquisition transaction. While any material decisions with respect to the RCC Principals are subject to the vote of a majority of our independent trustees, such decisions will necessarily create conflicts between us and the RCC Principals. In addition, we have some obligations to the RCC Principals which will require us to make choices on how we operate our business which may affect those obligations. (For example, we have agreed to guarantee the payment to the RCC Principals of all but $5,000,000 of the distributions they would otherwise be entitled to receive under the operating agreement of CharterMac Capital Company. In addition, we have agreed to share cash flow from investment programs so that we and RCC can receive payment of deferred fees.)

Upon completion of the acquisition transaction, the RCC Principals will have significant voting power on matters submitted to a vote of our shareholders.

In connection with the acquisition transaction, each of the RCC Principals will receive one special preferred voting share for each special common unit they own. The special preferred voting shares entitle each holder to vote on all matters subject to a vote of the holders of our Common Shares. Assuming the maximum number of special common units were issued in connection with the acquisition transaction, the RCC Principals would receive enough special preferred voting shares to collectively hold approximately 28.2% (as reduced by the number of special preferred voting shares to be received by a former principal of RCC) of our voting power. TRCLP, on its own, will control approximately 18.9% of our voting power. As such, Mr. Ross and, if they vote as a block, the other RCC Principals, will have significant voting power on all matters submitted for shareholder action. The RCC Principals could have significant influence over any shareholder vote as a result of the issuance of the special preferred voting shares.

We may not realize any cost savings as a result of the integration of the management services of RCC following the consummation of the acquisition transaction, which could adversely affect our results of operations.

There can be no assurance that costs or other factors associated with the integration of RCC and our Company would not adversely affect future combined results of operations or that the expected benefits will occur. Since inception, we and our subsidiaries have been externally advised pursuant to external management agreements. These external management agreements have been subcontracted out to RCC, which has provided substantially all of the services and personnel used to operate our business. Effective on the date we close the acquisition transaction, we will terminate our external management agreements, acquire RCC and employ certain principals and substantially all employees of RCC to perform internally those functions formerly provided by RCC. The timing and integration of the two separate businesses may cause substantial fluctuations in operating results.

Sales in the public market of our Common Shares issuable upon exchange of the special common units issued in the acquisition transaction could adversely affect prevailing market prices of our Common Shares.

Future sales of substantial amounts of our Common Shares in the public market following the acquisition transaction could adversely affect prevailing market prices of our Common Shares. Assuming the maximum number of special common units is issued, following the acquisition transaction, approximately 16,197,975 Common Shares will be issuable upon exchange of the special common units issued to the RCC Principals. We have agreed to file, within 60 days of the closing, a shelf registration statement under the Securities Act, in order to register the resale of these Common Shares issuable upon exchange of the special common units. Following the effective registration of these Common Shares, and the expiration of any lock-up to which the Common Shares were subject, the sale in the public market of these Common Shares could, and depending upon the number of Common Shares involved, likely would, adversely affect prevailing market prices of our Common Shares. TRCLP, on its own, will own approximately 193.7 million special common units, Common Shares and options, which, subject to some exceptions, will not be subject to any lock-up. Sales in the public market could reduce the market price of the Common Shares and our ability to raise additional capital through equity markets.

The fairness opinion is subject to qualifications and the valuation of the interests acquired may not represent the true worth or realizable value of the interests.

The fairness opinion delivered by DrKW is based on and subject to certain assumptions, qualifications and limitations described in the opinion, and is based on economic and market conditions and other circumstances as they existed and could be evaluated by DrKW on the date of the opinion. Changes in our or RCC’s operations and prospects or changes in general market or economic conditions since the date of the fairness opinion, among other things, could alter the fairness opinion. We do not intend to obtain an updated fairness opinion. There can be no assurance that, if the ownership interests in RCC and in the other entities conducting the RCC business were sold, they could be sold at the values at which they were acquired by us.

The non-compete provisions in the employment agreements to be entered into with Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley may not be enforceable.

On the date of closing of the acquisition transaction, each of Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley will enter into an employment agreement with us through RCC, which will include non-competition and non-solicitation provisions, which will continue in effect as long as he or she is our employee. There can be no assurance, however, that these non-compete and non-solicit provisions will be enforceable.

We may not be able to assume RCC’s warehouse credit line which will require us to utilize our own capital to continue to conduct business in a manner consistent with RCC’s past practice.

RCC requires significant funds to acquire tax credit interests prior to their syndication. RCC has in the past obtained funds for this purpose pursuant to a “warehouse” credit facility. Under the contribution agreement, it is not a condition of closing of the acquisition transaction that we be able to assume the existing warehouse credit facility that RCC utilizes to warehouse tax credit properties prior to their syndication in new investment programs sponsored by RCC. TRCLP currently guarantees RCC’s obligations under the warehouse facility. If we are not able to assume the existing credit facility or replace it with another credit facility, we will need to utilize our own capital to continue to fund the warehousing of the tax credit properties if we expect to continue to generate syndication opportunities and the fees associated with the sponsorship of new programs. The diversion of our capital resources to warehousing activities may reduce the amount of funds available to us to continue to acquire revenue bonds or fund our other businesses.

We may not be able to obtain financing to fund the payment of our fees and expenses or to consummate the acquisition transaction.

The terms of the acquisition transaction provide that we pay $50 million in cash consideration to TRCLP and bear our own fees and expenses. Our fees and expenses are expected to approximate $7.8 million. We plan to fund, through additional borrowings to be incurred by the time the acquisition transaction closes, the payment of both (a) the cash portion of the consideration and (b) our fees and expenses. We do not currently have any commitments or arrangements for this financing and may not be able to arrange adequate financing on acceptable terms or at all. In such case, we may need to utilize a more expensive source of financing or divert funds we otherwise would have used to make additional investments to consummate the acquisition transaction.

The acquisition transaction will have an adverse effect on our pro forma net income.

Although we believe that the acquisition transaction will be accretive to our cash available for distribution by 6% to 8% (see “CALCULATION OF CASH AVAILABLE FOR DISTRIBUTION”), the pro forma effect of the acquisition transaction on our net income as calculated in accordance with GAAP reflects a reduction of $0.48 per share for the year ended December 31, 2002.

Our earnings per share and our cash available for distribution per share may be subject to greater fluctuations from quarter to quarter than in the past.

Historically, based on the fact that a significant portion of our earnings per share and cash available for distribution (“CAD”) per share is generated by the regularly scheduled payments of interest on our tax-exempt revenue bond portfolio, our earnings per share and CAD per share have been fairly consistent from quarter to quarter. Conversely, the earnings and cash generated by the RCC business we are acquiring have fluctuated more between quarters due to the variability in the timing of acquiring properties and the seasonality inherent in the timing of tax credit equity investments, both of which are primary drivers of the earnings and cash generated by RCC. These fluctuations could be perceived negatively and, therefore, adversely affect the price at which our Common Shares will trade.

PROPOSAL ONE—ISSUANCE OF SECURITIES

IN CONNECTION WITH THE ACQUISITION TRANSACTION

Background of the Acquisition Transaction

Overview

We were formed in 1997 through the consolidation of three limited partnerships (which limited partnerships were originally co-sponsored by affiliates of RCC), as part of the settlement of class action litigation. Rather than attempt at that time to negotiate an appropriate structure and price to permit us to have our own internal management team, counsel for the plaintiffs in the class action and RCC, and ultimately the court which approved the settlement, determined that we should maintain the external management structure that had been in place for the limited partnerships prior to the consolidation. As part of the settlement, plaintiffs’ counsel and the court imposed a maximum fee structure for payments by us of fees to any external manager affiliated with RCC.

As a company with approximately $300 million of assets at that time, it was unlikely that we could have afforded the scope and quality of resources RCC and its affiliates are able to provide. Accordingly, for five years we have relied on RCC’s real estate and investment expertise to advise us and provide us with experienced risk management, underwriting, asset management, loan servicing, finance, accounting, tax and administrative personnel and other services necessary to operate our business. Over the last five years we have successfully increased our asset base from approximately $300 million to over $1.8 billion in assets. Accordingly, we believe that now our platform can and should support the expense of acquiring and maintaining our own internal management team, which would bring our organizational structure in line with the majority of other publicly traded companies.

Despite our continuing success, we have encountered situations in which our external management structure resulted in a negative perception of us in the capital markets. In our experience, externally-managed companies are frequently perceived to have potential conflicts of interest due to the fact that an external manager’s compensation is typically not tied to the performance of the company it manages. Based in part on this perception, we believe externally managed companies are not as attractive to institutional investors or research analysts and therefore have a more difficult time accessing capital.

The impact of our external management structure was not fully realized until we planned to access the equity markets. Prior to this time, we obtained working capital by leveraging our previously unencumbered assets within the limitations imposed by our trust agreement. By 1999, we were reaching the debt limitation in our trust agreement with regard to incurring debt in excess of 50% of the total market value of our assets and needed to raise equity in order to continue our growth. In 1999 and 2000 we were able to complete successfully a number of private placements of preferred shares of one of our subsidiaries and of our Convertible Community Reinvestment Act Preferred Shares. However, by late 2000 we were approaching the limits imposed by certain debt/equity covenants related to the preferred shares and therefore needed to establish another source of equity funding in order to continue to successfully grow our Company.

In January of 2001, our management team began meeting with various investment banks to discuss the potential for our first offering of Common Shares to the public since our inception. During these meetings, our external management structure was consistently a key discussion topic, and some of the underwriters we spoke with declined to participate in the proposed offering, in large part due to our external management structure. Despite this, we were able to successfully complete the offering in May 2001; however during the offering process it became clear to us that there was the possibility that our external management structure could hinder our ability to access the equity markets in the future.

After we raised capital in the public equity markets, various sell-side research analysts initiated coverage of our Company, some of whom also focused on our external management structure and cited it as an investment risk in their research reports. We believe our external management structure has also influenced some analysts’ decisions as to whether or not to initiate research coverage of our Company.

At the June 2001 board of trustees meeting, our management led a discussion with the board on the obstacles management had encountered in its attempts to access the common equity capital markets due to our external management structure. Even though our management team was ultimately successful in enlisting underwriting support for a common share offering, based upon its experience of the past several months, management recommended that our capital raising opportunities would be enhanced if we were internally-managed. Following discussion, the board directed management to begin exploring possible scenarios for internalizing management and to report back with its findings.

Over the next three months, management met several times with Paul, Hastings, Janofsky & Walker LLP, our outside counsel, investment bankers and auditors to discuss potential structures to internalize management. At each of these meetings, management stressed the importance of structuring a transaction that would be immediately accretive to our shareholders and would preserve the tax-exempt nature of our distributions. At these meetings, one of the potential options discussed was the acquisition of RCC.

In November, 2001, we completed another public offering of 3,676,000 of our Common Shares, which targeted predominately institutional investors. During our road show, our external management structure was a consistent topic of discussion with institutional investors. Over half of the institutional investors we spoke with during that road show ultimately decided not to purchase our Common Shares in the offering, and a significant number of those that did not purchase our Common Shares cited our external management structure as the primary factor. There were also certain other investors who did not purchase our Common Shares due to their perception that we had limited internal growth potential. Accordingly, we believe that our ability to attract institutional investors will be significantly enhanced by internalizing our management and increasing our potential for internal growth.

Formation of special committee

On December 13, 2001, management made a formal presentation to our board of trustees detailing the results of their management internalization study. In addition to reviewing the events of the past several months, management detailed some of the important considerations which they believed needed to be addressed in any internalization transaction. These considerations included that the transaction:

•	maintain the primarily tax-exempt nature of our distributions,

•	not impede the conduct of our business and our ability to continue to access the capital markets,

•	be immediately accretive to our cash available for distribution, and

•	involve either partial or complete internalization of management.

At the meeting, our counsel explained to the board the process for pursuing an internalization transaction. Among other things, our counsel recommended the formation of a special committee of independent trustees to provide an independent recommendation with respect to the transaction because any internalization transaction would likely involve a consideration of the acquisition of Related Charter, our current external manager, and its affiliates, including RCC. The board scheduled a special meeting in order to discuss further proceeding with an internalization transaction.

At the special meeting on January 11, 2002, our board of trustees agreed to form a special committee of independent trustees to explore strategic alternatives for managing our Company, including the possibility of internalizing management. The board agreed that the special committee would consist of Peter T. Allen, Charles L. Edson and Arthur P. Fisch and authorized the special committee to hire an independent legal advisor and an independent financial advisor. In light of feedback received from potential investors during the previous Common Share offerings, the special committee was also directed to explore opportunities that would enhance diversification of our revenue sources in order to supplement our core business of investing in revenue bonds. As noted elsewhere in this proxy, we had already begun this process through the acquisition of PW Funding, Inc.

On January 14, 2002, we issued a press release to announce the formation of the special committee to explore alternatives to our management structure and the diversification of our revenue sources.

On February 8, 2002, after interviewing various law firms, the special committee retained the law firm of Morris, Nichols, Arsht & Tunnell (“Morris Nichols”) as its independent legal advisor.

On February 15, 2002, the special committee met with Morris Nichols to discuss the independence of the members of the special committee, and each member of the special committee confirmed to the satisfaction of the other members that he was independent for purposes of carrying out the assignment of the special committee. Morris Nichols led a discussion of the fiduciary duties of the members of the special committee. The special committee also discussed the engagement of an independent financial advisor.

On February 22, 2002, management and the special committee met to discuss the timing of the special committee process and the engagement of an independent financial advisor to the special committee. Following the meeting with management, the special committee separately met to discuss further retention of an independent financial advisor and to establish a schedule for interviews of investment banking firms to serve as financial advisor.

On March 7, 2002, the special committee interviewed several investment banking firms and at a meeting on March 8, 2002 unanimously determined to engage DrKW as its independent financial advisor.

On March 14, 2002, DrKW and Morris Nichols met with our management and RCC’s management to gain a better understanding of our business and external management structure and RCC’s business and the reasons for pursuing a transaction to internalize our management and diversify our revenue sources. Persons who participated in the meeting on behalf of RCC were Mr. Boesky, who is a Senior Managing Director of RCC as well as our President and Chief Executive Officer and a member of our Board of Trustees, Mr. Hirmes, who is a Senior Managing Director of RCC as well as our Executive Vice President and Secretary and a member of our Board of Trustees, and Mr. Schnitzer, who is a Managing Director of RCC. DrKW and Morris Nichols met with the special committee on March 15, 2002 to review the meeting with our management and RCC’s management and to discuss the procedure for carrying out the assignment of the special committee.

Negotiation of the acquisition transaction

The March 21 Term Sheet. On March 21, 2002, RCC delivered a term sheet to our board of trustees proposing the acquisition transaction. RCC and the special committee had previously agreed that RCC would prepare the initial term sheet with respect to the proposed acquisition transaction because RCC’s superior knowledge of both our business and RCC’s business placed RCC in a better position than the special committee to propose a feasible structure for, and terms of, a transaction. The principal terms of the term sheet were as follows:

Structure of the Transaction

The transaction would be structured as tax-free to RCC and the RCC Principals (except to the extent of any cash received). CM Corp., our taxable subsidiary, would form a new limited liability company (CharterMac Capital). RCC would contribute its assets and/or the RCC Principals would contribute their partnership interests in RCC to CharterMac Capital. Pursuant to the contribution, CharterMac Capital would acquire substantially all of the assets of RCC and all of RCC’s liabilities (except for liabilities associated with excluded assets).

Excluded Assets	The following assets would be excluded from the transaction and would be distributed by RCC to the RCC Principals prior to the closing:

• cash, accounts receivable, prepaid items and deferred income;

• equity insurance programs completed prior to the closing;

• residual interests in syndication entities held by RCC, including subordinated fees and rights to subordinated distributions; and

• limited partnership interests and non-managing member interests in the general partners of limited partnerships.

Amount of Consideration

In exchange for the contribution to CharterMac Capital, the RCC Principals would be issued special common units in CharterMac Capital and paid cash based on an enterprise valuation of RCC of $425 million.

Cash Consideration	The parties would agree on the amount of cash to be paid to the RCC Principals, which amount would not exceed 25% of the aggregate consideration.

Number of Special Common Units to be Issued

The number of special common units in CharterMac Capital would equal the portion of the valuation of RCC to be paid in special common units divided by the CharterMac Common Share Price, which would equal the closing price of our Common Shares on the date immediately preceding the announcement of the acquisition transaction.

Amount of Distributions

Each special common unit would be entitled to a distribution of 8.75% per annum of the CharterMac Common Share Price. The distribution per special common unit would be increased proportionately with increases in dividends per Common Share of our Company (as appropriately adjusted for subdivisions, reclassifications, stock splits, stock dividends or similar events).

Additional Provisions Relating to Distributions	The distributions to the special common unitholders would be subject to the following:

•  $5,000,000 per annum of the distribution from CharterMac Capital to the special common unitholders would be subject to CharterMac Capital having sufficient cash flow to make the distribution. Any amount not paid in any year because of insufficient cash flow from CharterMac Capital would be accrued and such amount would be paid, together with interest at a market rate, in any subsequent year to the extent that there is sufficient available cash flow, prior to distributions on the common units of CharterMac Capital.

•  The balance of the distribution from CharterMac Capital to the special common unitholders would be made by CharterMac Capital to the special common unitholders whether or not CharterMac Capital had sufficient cash flow, and we would be obligated to contribute to CharterMac Capital an amount sufficient to enable CharterMac Capital to make the distribution.

Allocations of Taxable Income	The holders of the special common units would be allocated taxable income equal to the distributions received by them from CharterMac Capital.

Management	CM Corp. would hold the common units and be the manager of CharterMac Capital.

Voting Rights With Respect to CharterMac Capital

The constituent documents of CharterMac Capital would provide that they may not be amended without the consent of a majority in interest of the holders of the special common units voting as a separate class and the consent of a majority in interest of the special common units would also be required to approve:

• the dissolution, liquidation, merger, consolidation or sale of assets of

CharterMac Capital outside the ordinary course of business,

•  any distribution by CharterMac Capital other than cash distributions,

•  any transfer of assets or other transaction that would result in recognition of gain under Section 704(c) of the Internal Revenue Code, and

•  issuances of additional interests in CharterMac Capital or allocations of income under Section 704(c) of the Internal Revenue Code.

Voting Rights With Respect to our Company

We would enter into an arrangement, which may include issuance of a special class of stock, to permit holders of the special common units to vote on a one-to-one basis with the holders of our Common Shares in the election of our trustees if there was an election contest or a majority of our board of trustees was being nominated pursuant to an agreement or arrangement with any person and the consent of a majority in interest of the holders of the special common units would be required for us to:

•  amend our trust agreement or by-laws;

•  sell all or substantially all of our assets;

•  merge, consolidate or enter into a similar transaction;

•  dissolve or liquidate; and

•  enter into any other transaction which would result in a change of control of our Company.

Exchange of Special Common Units

The special common units would be exchangeable, commencing on the third anniversary of the closing, at the election of a holder of special common units into our Common Shares on a one-for-one basis. In addition, any accrued but unpaid distributions on the special common units exchanged would be exchanged for our Common Shares based on the CharterMac Common Share Price. Notwithstanding the foregoing, the special common units would be exchangeable prior to the third anniversary of the closing:

•  in the event of a merger, consolidation or sale of all or substantially all of the assets of our Company,

•  commencement of a tender offer for more than 25% of our Common Shares or similar events, or

•  in the event of any other transactions that would result in a change of control of our Company.

Employment Agreements

We would enter into employment agreements with Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley and other designated employees of RCC on mutually satisfactory terms, each of which would include a non-competition and non-solicitation agreement on terms to be agreed upon.

Non-Competition Agreement

Mr. Ross and his affiliates would enter into a non-competition and non-solicitation agreement with us for a period of two years that would cover (a) the syndication of tax credits, (b) any other businesses currently engaged in by RCC and us, other than businesses currently engaged in by affiliates of Mr. Ross (other than RCC), and (c) solicitation of employees of RCC who become our employees or CharterMac Capital’s employees at the closing.

Registration Rights Agreement

We would enter into a customary registration rights agreement with the RCC Principals pursuant to which we would agree to file and keep effective a shelf registration statement commencing on the third anniversary of the closing.

Future Relations Agreement

We would enter into a future relations agreement with Mr. Ross and his affiliates under which, for a period of three years, in the event that Mr. Ross or his affiliates (other than Mr. Ross’ Florida affiliate) developed or purchased any real estate property which had been or would be allocated housing tax credits which would be sold to third parties (other than tax credits where Mr. Ross and his affiliates did not control the selection of the party who would syndicate or purchase the tax credits), then CharterMac Capital would have the right to purchase and/or syndicate the tax credit syndication interests at the average of the three highest prices at which CharterMac Capital was then purchasing such interests from third parties.

March to June Negotiations. In March, following the delivery of the term sheet, DrKW commenced its financial analysis of RCC. During the course of March and April, DrKW met with our management and RCC’s management several times to review the business, operations and financial condition of our Company and RCC. Persons who participated in one or more of the meetings on behalf of RCC were Mr. Ross, who is a Director of RCC, the Chairman of RCC and the Chairman of our Board of Trustees, Jeff T. Blau, who is the President of TRCLP, Ms. Kiley, who is a Managing Director of RCC, Messrs. Boesky, Hirmes and Schnitzer and various members of RCC’s staff.

On April 26, 2002, the special committee met with DrKW and Morris Nichols to receive an update on the status of the financial analysis of RCC. Following the update, DrKW and Morris Nichols advised the special committee as to their preliminary views on the term sheet. The special committee then discussed with DrKW and Morris Nichols the positive and negative factors associated with the acquisition of RCC and potential alternatives to an acquisition of RCC, including attempting to hire our current management team from RCC, hiring a new management team, entering into a strategic transaction with another company or maintaining the status quo. For a discussion of the positive and negative factors associated with the acquisition of RCC considered by the special committee, see “Reasons for the Acquisition Transaction; Recommendation of the Special Committee” on page [        ] of this proxy statement, and for a discussion of the positive and negative factors associated with the potential alternatives to the acquisition of RCC considered by the special committee, see “Alternatives to the Acquisition Transaction” on page [        ] of this proxy statement. Based on the special committee’s determination that the positive factors outweighed the negative factors associated with the potential acquisition of RCC and that the negative factors outweighed the positive factors associated with the potential alternatives to the acquisition of RCC, the special committee determined that it was not practical, advisable or in the best interests of our Company or our shareholders to pursue these alternatives to the acquisition of RCC at this time.

On May 3, 2002, the special committee met with DrKW and Morris Nichols to receive a further update on DrKW’s financial analysis of RCC.

On May 9, 2002, DrKW presented its preliminary financial analysis of RCC to the special committee. Following the presentation, the special committee scheduled a meeting with RCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor, and Proskauer Rose LLP, its legal advisor, to discuss the financial terms of the proposed transaction.

On May 15, 2002, the special committee and its advisors met with RCC and its advisors to discuss the term sheet and the strategic rationale for the proposed transaction. Persons who participated in the meeting on behalf of RCC were Messrs. Boesky, Hirmes, Schnitzer and Blau, Ms. Kiley and Michael J. Brenner, who is one of our trustees and the Chief Financial Officer of TRCLP. The special committee advised RCC that it believed that the amount of consideration proposed to be paid by us to the RCC Principals was high based on RCC’s 2001 actual earnings. RCC, in turn, advised the special committee that it believed that the amount of consideration was justified based on RCC’s projected earnings for 2002. To address this issue, RCC proposed the use of a consideration adjustment mechanism pursuant to which a portion of the consideration to be paid by us would be based on RCC’s actual 2002 earnings rather than RCC’s projected 2002 earnings. In addition, RCC and the special committee discussed other issues relating to the proposed transaction, including the level of control rights requested by RCC in the term sheet and the governance structure of our Company following an acquisition of RCC.

On May 15, 2002, following the meeting with RCC, the special committee met separately with DrKW and Morris Nichols to discuss the proposed transaction. The special committee discussed the financial terms of the proposed transaction and the governance and management structure of our Company following an acquisition of RCC. The special committee also reviewed the assets and liabilities of RCC that were proposed to be excluded from the transaction, which included rights to receive future distributions, past due amounts and passive interests in various entities, and discussed the rationale for excluding these assets and liabilities, which included the difficulty of valuing these assets based on their speculative and contingent nature, the fact that these assets were not necessary to operate the RCC business and the adverse tax consequences that the RCC Principals might incur if some of these assets were included in the acquisition transaction.

On May 20, 2002, the special committee met with DrKW and Morris Nichols to receive a report from DrKW on its discussions with RCC regarding DrKW’s financial analysis of RCC and to consider how to respond to RCC’s proposed term sheet. DrKW had met with Messrs. Boesky, Hirmes and Blau, on behalf of RCC, as part of its ongoing due diligence review of RCC’s financial information for the purpose of updating and revising DrKW’s financial analysis of the acquisition transaction. The special committee discussed the management of our Company following an acquisition of RCC and the implementation of mechanisms to ensure that we would continue to be well managed following the internalization of management, including executive compensation and management incentive programs. The special committee decided to seek further information from our management and RCC regarding the proposed management structure and business plan of our Company following an acquisition of RCC.

On May 24, 2002, the special committee met with DrKW and Morris Nichols to discuss further the governance and management structure that would be implemented upon an acquisition of RCC and to review DrKW’s updated financial analyses of RCC.

On May 31, 2002, the special committee met with DrKW and Morris Nichols to establish an agenda for an upcoming meeting with RCC to discuss the term sheet and to discuss our management and governance structure and our business plan following an acquisition of RCC.

On June 5, 2002, the special committee and RCC met at RCC’s request to discuss the proposed term sheet, including the financial terms of the acquisition transaction and the proposed management structure of our Company following an acquisition of RCC. No revised version of the term sheet or other written proposal was submitted at the meeting. Persons who participated in the meeting on behalf of RCC were Messrs. Ross and Blau. Following the meeting, the special committee met separately with DrKW and Morris Nichols to review the meeting with RCC and to discuss the term sheet. In addition, DrKW presented an updated financial analysis of RCC to the special committee, which was the result of DrKW’s ongoing due diligence review of RCC’s financial information. The special committee and its advisors then discussed the bases for a counter-proposal to RCC’s term sheet. Over the next several days following the meeting, the special committee worked with DrKW and Morris Nichols to draft a counter-proposal term sheet.

The June 12 Term Sheet. On June 12, 2002, DrKW delivered the special committee’s counter-proposal term sheet to RCC’s financial advisor. With respect to the consideration to be paid by us for RCC, the special committee’s term sheet proposed that (a) at closing, the RCC Principals would be paid an initial payment (“Initial Payment”) in an amount equal to 5.0x RCC’s 2001 Adjusted Earnings and (b) following the determination of RCC’s 2002 Adjusted Earnings, the RCC Principals would be paid an amount equal to between 5.0x and 5.6x RCC’s 2002 Adjusted Earnings (depending on the amount of RCC’s 2002 Adjusted Earnings), minus the Initial Payment, provided that in no event would the aggregate amount of consideration to be paid by us to the RCC Principals exceed $250 million. The multipliers included in the special committee’s June 12 term sheet and in each subsequent proposal of the special committee and RCC reflected the view of the special committee or RCC, as applicable, of the appropriate amount of consideration to be paid to the RCC Principals based on the status of the ongoing negotiations between the special committee and RCC. In addition to the changes with respect to consideration, the principal changes in the June 12 term sheet from the terms proposed in RCC’s March 21 term sheet were as set forth below. Except as set forth below, the terms proposed in RCC’s March 21 term sheet remained unchanged.

Structure of the Transaction

The June 12 term sheet provided that we would acquire the assets of RCC and/or the partnership interests in RCC through an “up-REIT” or similar structure and, depending on the structure agreed upon, RCC or the RCC Principals would be issued our Common Shares or special common units of CharterMac Capital.

Excluded Assets

The June 12 term sheet provided that the exclusion of cash proposed in RCC’s March 21 term sheet would be subject to a satisfactory accounting due diligence review and provided that, in addition to the assets proposed to be excluded from the transaction in RCC’s March 21 term sheet, RCC’s interests in entities relating to Aegis would also be excluded from the transaction.

Cash Consideration

The June 12 term sheet fixed the cash consideration to be paid at $75,000,000 and provided that none of Messrs. Boesky, Hirmes or Schnitzer or Ms. Kiley would be allocated any of the cash consideration.

Number of Special Common Units

The June 12 term sheet provided that the CharterMac Common Share Price, which is used to determine the number of equity interests in CharterMac to be issued, would be determined based on the average of the closing price of our Common Shares for the 20 trading days immediately preceding the announcement of the acquisition transaction, rather than the closing price of our Common Shares on the date immediately preceding the announcement of the acquisition transaction, as provided in RCC’s March 21 term sheet.

Amount of Distributions

The June 12 term sheet provided that in the event that our Common Shares were issued to the RCC Principals, the holders of such shares would be entitled to dividends received by other holders of our Common Shares, and in the event that special common units in CharterMac Capital were issued to the RCC Principals, the holders of such special common units would be entitled to distributions with respect to such units at the same time and in the same amount as dividends on the CharterMac Common Shares.

Additional Provisions Relating to Distributions

The June 12 term sheet did not include an obligation of us to contribute all or any portion of the distributions on the special common units if CharterMac Capital did not have sufficient cash flow to make distributions on the special common units.

Management

The June 12 term sheet added a provision requiring the transaction to be structured in a manner that would provide us with complete authority to manage the business of RCC and CharterMac Capital and provided that Mr. Ross would be our non-executive chairman and the day-to-day management of RCC and would initially be by Messrs. Boesky, Hirmes or Schnitzer and Ms. Kiley.

Voting Rights With Respect to CharterMac Capital

The June 12 term sheet provided that the holders of special common units would only have voting rights at the CharterMac Capital level with respect to amendments to the constituent documents of CharterMac Capital that modified the limited liability of the holder, increased the personal liabilities or obligations of the holder or altered the interest of the holder in distributions, income, gains or losses.

Voting Rights With Respect to	The June 12 term sheet provided that the special class of stock that would be our Company

issued to permit holders of the special common units to vote on a one-to-one basis with the holders of our Common Shares would permit the holders to vote on any matters subject to a vote of the holders of our Common Shares in place of the provisions in RCC’s March 21 term sheet that provided the holders of special common units with a separate class vote on matters with respect to our Company.

Standstill

The June 12 term sheet added a provision requiring that the RCC Principals would be subject to limitations on the acquisition of additional equity interests in our Company and on the sale of their equity interests in our Company to another person who may acquire control of our Company and further provided that we would adopt a shareholder rights plan with a 15% threshold that grandfathered the RCC Principals at their post-deal position.

Reconstitution of our Board of Trustees

The June 12 term sheet added a provision requiring our Board of Trustees to be reconstituted to include a supermajority of independent trustees. The additional independent trustees would be nominated by Mr. Ross and the three current independent trustees.

Lock-Up	The June 12 term sheet provided that any special common units or Common Shares of our Company issued to Messrs. Boesky, Hirmes or Schnitzer and Ms. Kiley would be subject to a three year lock-up.

Non-Competition Agreement

The June 12 term sheet provided that the non-competition and non-solicitation agreement to be entered into between Mr. Ross and his affiliates and us would have a term of ten years, rather than two years as proposed in RCC’s March 21 term sheet.

Future Relations Agreement

The June 12 term sheet provided that the future relations agreement to be entered into between Mr. Ross and his affiliates and us would have a term of ten years, rather than three years as proposed in RCC’s March 21 term sheet.

Contingent Obligations

The June 12 term sheet provided that potential contingent obligations arising from agreements or relationships between RCC and our Company, RCC and partners/investors in RCC funds and RCC and counter-parties in other relevant transactions would be subject to additional due diligence and may also be subject to a purchase price holdback or other purchase price adjustment.

Support Agreement	The June 12 term sheet provided that Mr. Ross and his affiliates would enter into an agreement with us whereby Mr. Ross would agree to support our Company’s and RCC’s investments.

June to July Negotiations. On June 14, 2002, the special committee met with DrKW and Morris Nichols to discuss RCC’s reaction to the special committee’s June 12 term sheet. Although RCC had not formally responded to the term sheet, members of the special committee reported that they had received informal reactions from RCC, which primarily focused on the difference between the financial terms of RCC’s March 21 term sheet and the special committee’s term sheet. The special committee discussed various ways to resolve the difference in financial terms, including among other things through an extension of the proposed consideration adjustment mechanism to include RCC’s 2003 Adjusted Earnings.

On June 21, 2002, the special committee met with DrKW and Morris Nichols to receive an update on the status of negotiations with RCC. The members of the special committee confirmed that no formal response had been received from RCC with respect to the June 12 term sheet but reported that informal discussions continued regarding the outstanding issues. The special committee requested that DrKW meet with RCC’s financial advisor to discuss their respective financial analyses of RCC. The special committee also discussed with DrKW and

Morris Nichols the procedure the special committee should follow in the event that the special committee was unable to reach agreement with the RCC regarding the proposed transaction.

On June 28, 2002, the special committee met with DrKW and Morris Nichols to receive a report from DrKW on its meeting earlier in the week with RCC’s financial advisor. The special committee discussed RCC’s year-to-date performance and its views regarding RCC’s ability to meet its projections for the year and the effect on the proposed transaction if RCC was not able to meet its projections. The special committee also discussed the management fees payable to RCC’s affiliate, Related Charter, under our existing management agreement and how the management fees were reflected in the financial analysis of the proposed transaction with RCC.

On July 9, 2002, the special committee and DrKW met with RCC and its financial advisor to discuss the financial aspects of the proposed transaction, including multiples of Adjusted Earnings used to value companies in comparable transactions and the expected accretion/dilution impact on our cash available for distribution as a result of the proposed transaction.

The July 11 Term Sheet. On July 11, 2002, the special committee received a revised term sheet from RCC. With respect to the consideration to be paid by us for RCC, the revised term sheet proposed that (a) at closing, the RCC Principals would be paid an Initial Payment in an amount equal to $325 million, (b) following the determination of RCC’s 2002 cash available for distribution, the RCC Principals would be paid an additional payment (“2002 Payment”) in an amount equal to 7.6x RCC’s 2002 cash available for distribution, but not to exceed $342 million, minus the Initial Payment, but not less than zero and (c) following the determination of RCC’s 2003 cash available for distribution, the RCC Principals would be paid an amount equal to 7.6x RCC’s 2003 cash available for distribution, minus the sum of the Initial Payment and the 2002 Payment, provided that if 7.6x RCC’s 2003 cash available for distribution was less than the sum of the Initial Payment and the 2002 Payment, the RCC Principals would be obligated to return the difference to us, provided, however, that in no event would the aggregate amount of consideration paid to the RCC Principals equal less than $325 million. In addition to the changes with respect to consideration described above, the principal changes in RCC’s July 11 term sheet from the terms proposed in the special committee’s June 12 term sheet were as set forth below. Except as set forth below, the terms proposed in the special committee’s June 12 term sheet remained unchanged.

Structure of the Transaction	RCC did not change its proposal with respect to the structure from that originally proposed in RCC’s March 21 term sheet.

Excluded Assets	RCC did not change its proposal with respect to excluded assets from that originally proposed in RCC’s March 21 term sheet.

Cash Consideration	The July 11 term sheet provided that the cash consideration in the transaction would be, at Mr. Ross’s option, in an amount up to $75,000,000.

Number of Special Common Units to be Issued

The July 11 term sheet provided that the CharterMac Common Share Price used to determine the number of special common units to be issued would be determined based on the 30 trading days immediately preceding the announcement of the acquisition transaction, rather than on the 20 trading days immediately preceding the announcement of the acquisition transaction, as provided in the special committee’s June 12 term sheet.

Amount of Distributions

The July 11 term sheet provided that each special common unit would be entitled to a distribution equal to the distribution on our Common Shares on the distribution date immediately preceding the closing date, divided by 0.72, and that the distribution per special common unit would be increased (or decreased) proportionately with increases (or decreases) in dividends per Common Share of our Company (as appropriately adjusted for subdivisions, reclassifications, stock splits, stock dividends or similar events).

Additional Provisions Relating	RCC did not change its proposal with respect to the additional provisions relating

to Distributions	to distributions on the special common units from that originally proposed in RCC’s March 21 term sheet.

Voting Rights with Respect to CharterMac Capital	RCC did not change its proposal with respect to voting rights with respect to CharterMac Capital from that originally proposed in RCC’s March 21 term sheet.

Standstill

The July 11 term sheet provided that for a three-year period after the closing, the RCC Principals would be subject to limitations on the acquisition of additional equity interests in our Company subject to specified exclusions.

Reconstitution of our Board of Trustees

The July 11 term sheet provided that our Board of Trustees would be reconstituted such that there would be two more independent trustees than non-independent trustees. The additional independent trustees would be recommended by Mr. Ross, and would be subject to the approval of a nominating committee of independent trustees. In addition, our governing documents would be amended to provide that in the future new independent trustees would be nominated by a nominating committee consisting solely of independent trustees, subject to the approval of two-thirds of our Board of Trustees.

Exchange of Special Common Units

The July 11 term sheet provided that each holder of special common units would have a right to put the special common units to CharterMac Capital in exchange for, at the option of CharterMac Capital, (i) cash equal to the average of the closing share price of our Common Shares for the five preceding trading days or (ii) our Common Shares (on a one-for-one basis).

Lock-Up

The July 11 term sheet provided that the special common units (and our Common Shares issuable in exchange therefore) issued to each of Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley would be subject to a lock-up as follows: all of the units or shares would be subject to the lock-up until the first anniversary; 80% of the units or shares would be subject to the lock-up until the second anniversary; 40% of the units or shares would be subject to the lock-up until the third anniversary; none of the units or shares would be subject to the lock-up thereafter, and further provided that the lock-up would not prevent a pledge of, or hedging arrangements with respect to, the special common units or our Common Shares subject to the lock-up, or the sale of the units or our Common Shares on foreclosure or pursuant to any hedging arrangement.

Non-Competition Agreement

The July 11 term sheet provided that the non-competition and non-solicitation agreement to be entered into between Mr. Ross and his affiliates and us would have a term of five years, rather than ten years.

Future Relations Agreement	The July 11 term sheet provided that the future relations agreement would have a term of five years, rather than ten years.

Expenses

The July 11 term sheet also added a provision that would require us to bear all fees and expenses of our Company’s and RCC’s financial advisors and attorneys in connection with the transaction if the transaction were consummated.

Contingent Obligations	The July 11 term sheet did not include the special committee’s proposal with respect to contingent obligations.

Support Agreement	The July 11 term sheet did not include the special committee’s proposal for a separate support agreement with Mr. Ross and his affiliates.

The July 17 Term Sheet. On July 17, 2002, the special committee met with DrKW and Morris Nichols to review and discuss RCC’s July 11 term sheet. The special committee noted that RCC’s July 11 term sheet included a consideration adjustment mechanism based on RCC’s 2002 and 2003 cash available for distribution. The special committee was in favor of extending the consideration adjustment mechanism to 2003 but wanted the consideration adjustment mechanism to be based on a multiple of RCC’s Adjusted Earnings rather than RCC’s cash available for distribution because of the lack of valuation benchmarks based on multiples of cash available for distribution. The special committee also wanted a greater portion of the consideration payable to the RCC Principals to be subject to the consideration adjustment mechanism. The special committee discussed the fact that RCC’s proposal included a limit on the minimum amount of the consideration to be paid to the RCC Principals but did not include a limit on the maximum amount of consideration. DrKW and Morris Nichols then reviewed and discussed the remaining open items in RCC’s July 11 term sheet with the special committee and prepared a written response to RCC’s July 11 term sheet reflecting the special committee’s discussions, which was delivered by DrKW to RCC’s financial advisor. The special committee’s July 17 term sheet proposed, with respect to the consideration to be paid by us for RCC, that (a) at closing, the RCC Principals would be paid an Initial Payment in an amount equal to $225 million (approximately 7.6x RCC’s 2001 Adjusted Earnings), (b) following the determination of RCC’s 2002 Adjusted Earnings, the RCC Principals would be paid a 2002 Payment in an amount equal to 7.6x RCC’s 2002 Adjusted Earnings, but not to exceed $342 million, minus the Initial Payment, but not less than zero and (c) following the determination of RCC’s 2003 Adjusted Earnings, the RCC Principals would be paid an amount equal to 7.6x RCC’s 2003 Adjusted Earnings, minus the Initial Payment and the 2002 Payment. The principal differences in the special committee’s July 17 term sheet from RCC’s July 11 term sheet with respect to the consideration to be paid by us were (x) the decrease in the initial payment from $325 million to $225 million, (y) the use of a multiple based on Adjusted Earnings rather than cash available for distribution and (z) the elimination of a minimum amount on the consideration to be paid to the RCC Principals. In addition to the changes with respect to consideration described above, the principal changes in the special committee’s July 17 term sheet from the terms proposed in RCC’s July 11 term sheet were as set forth below. Except as set forth below, the terms proposed in RCC’s July 11 term sheet remained unchanged.

Excluded Assets	The special committee did not accept RCC’s proposal with respect to excluded assets and repeated the proposal in the special committee’s June 12 term sheet.

Cash Consideration	The special committee did not accept RCC’s proposal with respect to the cash portion of the consideration and repeated the proposal in the special committee’s June 12 term sheet.

Number of Special Common Units to be Issued

The July 17 term sheet provided that the CharterMac Common Share Price used to determine the number of special common units to be issued would be determined based on the 30 trading days immediately preceding each distribution date for the special common units, rather than on the 30 trading days immediately preceding the announcement of the acquisition transaction, as provided in RCC’s July 11 term sheet.

Amount of Distributions

The July 17 term sheet provided that the distributions on the special common units would be equal to the distributions on our Common Shares, grossed up by the current applicable tax rate to the extent the special common units received taxable income.

Additional Provisions Relating to Distributions

The July 17 term sheet provided that there would be no accrual of distributions on the special common units not paid in any year because of insufficient cash flow from CharterMac Capital and that we would not be obligated to contribute to CharterMac Capital amounts sufficient to enable CharterMac Capital to make the distributions.

Voting Rights with Respect to CharterMac Capital

The July 17 term sheet provided that the provision in RCC’s July 11 term sheet that would require the consent of a majority in interest of the holders of the special common units voting as separate class for amendments to the constituent documents of CharterMac Capital would only be effective through December 31,

2003, and thereafter the holders of special common units would only have voting rights with respect to amendments to the constituent documents of CharterMac Capital that would modify the limited liability of the holder, increase the personal liabilities or obligations of the holder or alter the interest of the holder in distributions, income, gains or losses. The special committee’s response further provided that the other voting rights proposed to be granted to the holders of the special common units in RCC’s July 11 term sheet would not apply with respect to extraordinary transactions involving our Company, including without limitation dissolutions, mergers, consolidations, liquidations or sales of assets.

Standstill

The July 17 term sheet provided that the limitations on the RCC Principals’ acquisition of additional equity interests in our Company provided for in RCC’s July 11 term sheet would apply for a five-year period after the closing, rather than a three-year period.

Reconstitution of our Board of Trustees

The July 17 term sheet provided that our Board of Trustees would be reconstituted such that there would be six independent trustees and three non-independent trustees and that all members of our Board of Trustees would have the right to recommend independent trustees.

Exchange of Special Common Units

The July 17 term sheet provided that the right to put the special common units to CharterMac Capital proposed in RCC’s July 11 term sheet would only provide for exchanges of special common units for our Common Shares and would not provide for exchanges of special common units for cash payments.

Lock-Up

The July 17 term sheet provided that the lock-up proposed in RCC’s July 11 term sheet would not permit pledging or hedging arrangements with respect to, the special common units or our Common Shares subject to the lock-up.

Non-Competition Agreement

The July 17 term sheet provided that the non-competition and non-solicitation agreement to be entered into between Mr. Ross and his affiliates and us would have a term equal to the greater of five years or such time as neither Mr. Ross nor any of his affiliates are on our Board of Trustees.

Expenses	The July 17 term sheet provided that each party would bear all fees and expenses of its own financial advisors and attorneys in connection with the transaction if the transaction were consummated.

Contingent Obligations	The special committee repeated the proposal in the special committee’s June 12 term sheet with respect to RCC’s contingent obligations, which had not been included in RCC’s July 11 term sheet.

Support Agreement

The special committee repeated the proposal in the special committee’s June 12 term sheet for a support agreement with Mr. Ross and his affiliates, which had not been included in RCC’s July 11 term sheet.

The July 25 Term Sheet. On July 25, 2002, RCC’s financial advisor delivered RCC’s response to the special committee’s proposal. With respect to the consideration to be paid by us for RCC, RCC’s July 25 term sheet proposed that (a) at closing, the RCC Principals would be paid an Initial Payment in an amount equal to 7.6x RCC’s 2001 Adjusted Earnings (approximately $225 million), (b) following the determination of RCC’s 2002 Adjusted Earnings, the RCC Principals would be paid a 2002 Payment in an amount equal to 7.6x RCC’s 2002 Adjusted Earnings, but not to exceed $342 million, minus the Initial Payment and (c) following the determination of RCC’s 2003 Adjusted Earnings, the RCC Principals would be paid an amount equal to 7.6x RCC’s 2003 Adjusted Earnings, but not to exceed $403 million, minus the Initial Payment and the 2002 Payment, but not less than zero. The principal difference in RCC’s July 25 term sheet from the special committee’s July 17 term sheet with respect to the consideration to be paid by us was the inclusion of a minimum amount of consideration ($225 million plus the amount of the 2002 Payment) and a maximum amount of consideration ($403 million) to be paid to the RCC Principals. Even though the special committee’s July 17 response had provided for an Initial Payment in an amount equal to $225 million, it had not included a limit on the minimum amount of consideration because the payment to be made based on RCC’s 2003 Adjusted Earnings in the special committee’s proposal was not limited to a positive amount and, thus, in the event that the sum of the Initial Payment and the 2002 Payment exceeded an amount equal to 7.6x RCC’s 2003 Adjusted Earnings, the RCC Principals would have been obligated to return the amount of the excess to us. Both the special committee’s July 17 response and RCC’s July 25 response contemplated the same 2002 Payment. The inclusion of a limit on the maximum amount of consideration to be paid to the RCC Principals in RCC’s response, which had not been proposed in the special committee’s July 17 response, resulted from informal discussions between DrKW and RCC’s financial advisor in which DrKW had apprised RCC’s financial advisor that the special committee believed that there should not be a limit on the minimum amount of consideration to be paid to the RCC Principals unless there is a limit on the maximum amount of consideration to be paid to the RCC Principals. In addition to the changes with respect to consideration described above, the principal changes in RCC’s July 25 response from the terms proposed in the special committee’s July 17 term sheet were as set forth below. RCC’s July 25 response only addressed certain terms of the acquisition transaction and stated that it was not intended to address all of the terms that had been discussed or included in other term sheets and was not intended to be a complete response to the special committee’s July 17 response.

Excluded Assets	The July 25 term sheet accepted the special committee’s proposal that RCC’s interests in entities relating to Aegis would be excluded from the transaction.

Cash Consideration	The July 25 term sheet provided that the cash consideration in the transaction would consist of a payment to Mr. Ross of between $10,000,000 and $35,000,000, as determined by Mr. Ross.

Number of Special Common Units to be Issued

The July 25 term sheet provided that the number of special common units of CharterMac Capital to be issued in the Initial Payment and in the 2002 Payment would be based on the average of the closing price of our Common Shares for the 30 trading days immediately preceding the announcement of the transaction and that the number of special common units of CharterMac Capital to be issued in the payment based on RCC’s 2003 Adjusted Earnings would be based on the average of the closing price of our Common Shares for the 30 trading days immediately preceding the final determination of RCC’s 2003 Adjusted Earnings, provided that the maximum amount by which the price utilized for the payment based on RCC’s 2003 Adjusted Earnings could differ from the price utilized in the Initial Payment and the 2002 Payment was 15%.

Additional Provisions Relating to Distributions

RCC did not change its proposal with respect to accrual of distributions and our obligation to contribute a portion of the amounts needed for CharterMac Capital to make distributions from that originally proposed in RCC’s March 21 term sheet.

Voting Rights with Respect to CharterMac Capital

RCC repeated the proposal regarding voting rights with respect to CharterMac Capital that was originally proposed in RCC’s March 21 term sheet but agreed that these voting rights would not apply with respect to extraordinary transactions involving our Company including without limitation dissolutions, mergers, consolidations, liquidations or sales of assets; provided, however, that in the event of any extraordinary transaction involving our Company, the RCC Principals would be compensated for the tax required to be paid by them from the deemed disposition of the special common units as a result of such transaction, with the terms and scope of such tax protection to be mutually agreed upon in connection with the drafting of the contribution agreement.

Reconstitution of our Board of Trustees

The July 25 term sheet provided that our Board of Trustees would be reconstituted such that there would be eight independent trustees and six non-independent trustees. RCC would provide a list of potential nominees for the additional independent trustees, which nominees would be subject to the approval of the existing independent trustees. Subsequent to the initial reconstitution of our Board of Trustees, all members of our Board of Trustees would have the right to recommend independent trustees, which would be nominated by a nominating committee consisting of independent trustees and which nominees would be subject to the approval of two-thirds of the members of our Board of Trustees.

Lock-Up

The July 25 term sheet provided that holders of special common units subject to the lock-up proposed in RCC’s July 11 term sheet would have the ability to finance the special common units on a recourse basis under terms to be mutually agreed upon prior to the announcement of a transaction.

Non-Competition Agreement

The July 25 term sheet provided that the non-competition and non-solicitation agreement to be entered into between Mr. Ross and his affiliates and us would have a term of the greater of three years or such time as neither Mr. Ross nor any of his affiliates are on our Board of Trustees.

Contingent Obligations	The July 25 term sheet provided that the scope of the representations, warranties and indemnification would be addressed in connection with the drafting of the contribution agreement.

The July 31 Term Sheet. On July 31, 2002, the special committee met with DrKW and Morris Nichols to review and discuss RCC’s July 25 response. After discussion, the special committee accepted RCC’s July 25 response regarding the consideration proposed to be paid by us for RCC, except with respect to the condition that the RCC Principals would not be obligated to return any of the 2002 Payment in the event that RCC’s 2003 Adjusted Earnings were less than RCC’s 2002 Adjusted Earnings. The special committee proposed that if 7.6x RCC’s 2003 Adjusted Earnings was less than the sum of the Initial Payment and the 2002 Payment, the RCC Principals would be obligated to return the difference to us, provided that in no event would the aggregate amount of consideration paid to the RCC Principals equal less than $225 million. The special committee also discussed the need for an independent accountant to perform accounting due diligence with respect to RCC prior to an acquisition of RCC and discussed potential accounting firms to perform the necessary due diligence. DrKW and Morris Nichols then reviewed and discussed with the special committee the remaining open items in RCC’s July 25 response and prepared a further response, which was delivered by DrKW to RCC’s financial advisor. In addition to the changes with respect to consideration described above, the principal changes in the special committee’s response July 31 from the terms proposed in RCC’s July 25 response were as set forth below. The special committee’s July 31 response only addressed the terms addressed in RCC’s July 25 response. Except as set forth below, the terms proposed in RCC’s July 25 response term sheet were accepted.

Cash Consideration	The July 31 term sheet provided that the cash consideration in the transaction would consist of the payment of a pre-determined amount to Mr. Ross.

Number of Special Common Units to be Issued

The July 31 term sheet provided that the number of special common units of CharterMac Capital to be issued in the Initial Payment would be based on the average of the closing price of our Common Shares for the 60 trading days immediately preceding the date of each payment and included no ceiling on the price per Common Share.

Voting Rights with Respect to CharterMac Capital

The July 31 term sheet accepted the proposal in RCC’s July 25 response with respect to the voting rights of the holders of the special common units; provided that the proposed tax protection was subject to further discussion and due diligence.

Reconstitution of our Board of Trustees

The July 31 term sheet provided that our Board of Trustees would be reconstituted such that there would be seven independent trustees and five non-independent trustees and provided that all members of our Board of Trustees would have the right to recommend the additional independent trustees for the initial reconstitution of our Board of Trustees.

Lock-Up

The July 31 term sheet provided that holders of special common units subject to the lock-up proposed in RCC’s July 11 term sheet would not be permitted to engage in hedging transactions with respect to the special common units.

Non-Competition Agreement

The July 31 term sheet provided that the non-competition and non-solicitation agreement to be entered into between Mr. Ross and his affiliates and us would have a term equal to the greater of five years or such time as neither Mr. Ross nor any of his affiliates are on our Board of Trustees.

Contingent Obligations

The July 31 term sheet provided that RCC would have liability under the contribution agreement up to the amount of the purchase price for breaches of representations and warranties and that the details of the scope of the representations and warranties and indemnification procedures would be addressed in connection with the drafting of the contribution agreement.

August to September Negotiations. In August and early September, the special committee met with DrKW and Morris Nichols several times to discuss negotiations with the RCC regarding the proposed transaction. At the meetings, developments in the negotiations were reviewed and analyzed and negotiating positions with respect to open issues were developed. One of the open issues involved the use of the consideration adjustment mechanism with respect to RCC’s 2003 Adjusted Earnings. After much discussion, the special committee and RCC were unable to reach agreement regarding the payment to be made under the consideration adjustment payment for 2003 and agreed to modify the structure of the proposed transaction to eliminate the consideration adjustment mechanism with respect to RCC’s 2003 Adjusted Earnings.

The August 23 Term Sheet. On August 23, 2002, RCC’s financial advisor delivered RCC’s revised term sheet to DrKW, which did not include the use of a consideration adjustment mechanism with respect to RCC’s 2003 Adjusted Earnings. RCC’s August 23 term sheet proposed that (a) at closing, the RCC Principals would be paid $225 million and (b) following the determination of RCC’s 2002 Adjusted Earnings, the RCC Principals would be paid an amount equal to 8.0x RCC’s 2002 Adjusted Earnings, but not to exceed $350 million, minus $225 million, provided that in no event would the aggregate amount of consideration paid to the RCC Principals equal less than $225 million. In addition to eliminating the use of the consideration adjustment mechanism for RCC’s 2003 Adjusted Earnings, the other differences in RCC’s August 23 proposal from the special committee’s July 31 term sheet with respect to the amount of consideration to be paid by us were (x) the increase of the multiple from 7.6x RCC’s 2003 Adjusted Earnings to 8.0x RCC’s 2002 Adjusted Earnings and (y) the decrease in the maximum amount of consideration to be paid to the RCC Principals from $403 million to $350 million. In addition to the changes with respect to consideration described above, the principal changes in RCC’s August 23 term sheet from the terms proposed in the special committee’s July 31 response (and to the extent not addressed in the special committee’s July 31 response, the special committee’s July 17 response) were as set forth below. Except as set forth below, the terms proposed in the special committee’s July 31 response (and to the extent not addressed in the special committee’s July 31 response, the special committee’s July 17 response) remained unchanged.

Excluded Assets	The August 23 term sheet did not include the special committee’s request that the cash excluded from the transaction be subject to a satisfactory diligence review.

Cash Consideration	The August 23 term sheet provided that the cash consideration in the transaction would consist of a payment to Mr. Ross in an amount between $25,000,000 and $75,000,000, as determined by Mr. Ross.

Number of Special Common	The August 23 term sheet provided that the CharterMac Common Share Price used to determine the number of special common units to be issued would be

Units to be Issued	determined based on the 30 calendar days ended August 26, 2002.

Amount of Distributions	RCC did not change its proposal with respect to the amount of the distributions on the special common units from that originally proposed in RCC’s July 11 term sheet.

Additional Provisions Relating to Distributions

RCC did not change its proposal with respect to accrual of distributions and our obligation to contribute a portion of the amounts needed for CharterMac Capital to make distributions from that originally proposed in RCC’s March 21 term sheet.

Voting Rights with Respect to CharterMac Capital	RCC did not change its proposal with respect to voting rights of the special common units with respect to CharterMac Capital from that originally proposed in RCC’s July 25 term sheet.

Standstill

The August 23 term sheet provided that the limitations on the RCC Principals’ acquisition of additional equity interests in our Company provided for in RCC’s July 11 term sheet would apply for a four-year period after the closing, rather than a five-year period as proposed in the special committee’s July 17 term sheet.

Reconstitution of our Board of Trustees

The August 23 term sheet provided that our Board of Trustees would be reconstituted such that there would be eight independent trustees and six non-independent trustees. All of the members of our Board of Trustees would have the right to provide a list of potential nominees for the additional independent trustees in the initial reconstitution of our Board of Trustees, which nominees would be subject to the joint approval of Mr. Ross and the current independent trustees.

Exchange of Special Common Units	RCC did not change its proposal with respect to the exchange of special common units from that originally proposed in RCC’s July 11 term sheet.

Lock-Up

The August 23 term sheet provided that the lock-up proposed in RCC’s July 11 term sheet would not prevent a pledge of the special common units or our Common Shares subject to the lock-up; provided that the proceeds of any pledge would not exceed 40% of the market value of the pledged special common units or Common Shares.

Non-Competition Agreement

The August 23 term sheet added a provision providing that in consideration for Mr. Ross entering into the non-competition agreement with us, we would grant to Mr. Ross stock options for 1,000,000 of our Common Shares at the CharterMac Common Share Price used to determine the number of special common units to be issued.

Expenses	The August 23 term sheet provided that, if the transaction were consummated, we would pay 50% of the fees and expenses of RCC’s financial advisors and attorneys, but not to exceed $3,000,000.

Contingent Obligations	The August 23 term sheet did not contain any provisions regarding the liability of RCC for contingent obligations or the scope of RCC’s representations, warranties and indemnification obligations.

Support Agreement	The August 23 term sheet did not include the special committee’s proposal for a separate support agreement with Mr. Ross and his affiliates.

The September 5 Term Sheet. On September 5, 2002, DrKW delivered a revised term sheet of the special committee to RCC’s financial advisor, which accepted the RCC’s proposal with respect to the consideration to be paid by us to the RCC Principals. The principal changes in the special committee’s September 5 term sheet from the terms proposed in RCC’s August 23 term sheet were as set forth below. Except as set forth below, the terms proposed in RCC’s August 23 term sheet remained unchanged.

Accounting Due Diligence	The September 5 term sheet added a new provision providing that the proposed transaction would be subject to a due diligence review of RCC by an independent accounting firm retained by us.

Excluded Assets	The special committee did not accept RCC’s proposal with respect to excluded assets and repeated the proposal in the special committee’s June 12 term sheet.

Number of Special Common Units to be Issued

The September 5 term sheet provided that the CharterMac Common Share Price used to determine the number of special common units to be issued in the Initial Payment and in the 2002 Payment would be determined based on the 30 calendar days immediately preceding the announcement of the acquisition transaction; provided, however, that if the average closing price of our Common Shares for the 30 calendar days prior to the date of the 2002 Payment was 15% greater or less than the CharterMac Common Share Price, 115% of the CharterMac Common Share Price (if greater) or 85% of the CharterMac Common Share Price (if less) would be used to determine the number of special common units to be issued in the 2002 Payment.

Amount of Distributions

The September 5 term sheet provided that each special common unit would be entitled to distributions equal to the amount of regular distributions on our Common Shares (as appropriately adjusted for subdivisions, reclassifications, stock splits, stock dividends or similar events), divided by 0.72 or such other percentage that would equate the value of tax-exempt distributions made to holders of our Common Shares with taxable distributions to the holders of the special common units.

Additional Provisions Relating to Distributions

The September 5 term sheet requested a discussion with RCC regarding the provisions in RCC’s August 23 term sheet that would obligate us to make contributions to CharterMac Capital to enable it to make distributions on the special common units.

Voting Rights with Respect to CharterMac Capital

The September 5 term sheet provided that the holders of special common units would only have voting rights with respect to amendments to the constituent documents of CharterMac Capital that would modify the limited liability of the holder, increase the personal liabilities or obligations of the holder or alter the interest of the holder in distributions, income, gains or losses and provided that our obligation with respect to protecting the RCC Principals from the adverse tax consequences in the event of an extraordinary transaction involving our Company would be to endeavor to structure any extraordinary transaction in a manner that would not result in a tax to the RCC Principals so long as such structuring did not adversely affect the economics available to the holders of our Common Shares generally.

Standstill

The September 5 term sheet provided that the limitations on the RCC Principals’ acquisition of additional equity interests in our Company provided for in RCC’s August 23 term sheet would apply for a five-year period after the closing, rather than a four-year period as proposed in RCC’s August 23 term sheet.

Reconstitution of our Board of Trustees

The September 5 term sheet accepted the proposal in RCC’s August 23 term sheet with respect to the reconstitution of our Board of Trustees, provided that the nominees for the additional independent trustees in the initial reconstitution of our Board of Trustees would be subject to the approval of two-thirds of our Board of Trustees rather than the joint approval of Mr. Ross and the current independent trustees.

Exchange of Special Common Units

The September 5 term sheet accepted the proposal in RCC’s August 23 term sheet regarding the right to exchange special common units and added a provision providing that, except for exchanges of special common units for our Common Shares, special common units would not be permitted to be sold, assigned, pledged or otherwise transferred.

Lock-Up

The September 5 term sheet provided that holders of special common units subject to the lock-up proposed in RCC’s August 23 term sheet would not be permitted to engage in hedging transaction with respect to the special common units and added a provision providing that special common units or Common Shares owned by Mr. Ross, which would not be subject to the lock-up, would be subject to limitations with respect to transactions that could potentially have disruptive consequences for the trading market for our Common Shares (such as hedging transactions or writing puts and calls, granting options or engaging in similar financial transactions that would likely cause a market participant to engage in short sales). The special committee’s term sheet further provided that none of the Common Shares issued in exchange for special common units could be sold or otherwise transferred to any person who holds, or would hold as a result of such sale or transfer, more than 5% of the equity interests in our Company.

Non-Competition Agreement

The September 5 term sheet provided that the grant to Mr. Ross of stock options for 1,000,000 of our Common Shares would be in consideration for Mr. Ross’s services as non-executive chairman of our Company rather than in consideration for his entering into the non-competition agreement.

Registration Rights Agreement

The September 5 term sheet provided that we would enter into a registration rights agreement with RCC pursuant to which we would provide demand registration rights with respect to our Common Shares issued in exchange for special common units and piggyback registration rights for our Common Shares issued to Mr. Ross in exchange for special common units, rather than keeping a shelf registration statement effective as provided in RCC’s August 23 term sheet.

Contingent Obligations	The special committee repeated its proposal with respect to RCC’s contingent obligations, which had not been included in RCC’s August 23 term sheet.

Support Agreement	The special committee repeated its proposal for a support agreement with Mr. Ross and his affiliates, which had not been included in RCC’s August 23 term sheet.

September Negotiations. During September, the special committee continued to discuss and negotiate with respect to the open issues in the term sheet, including issues relating to governance of our Company. DrKW continued to update and refine its financial analysis of RCC as more information became available. The special committee also continued to discuss the role of an independent accountant in the proposed transaction and decided to retain a compensation consultant to assist the special committee in evaluating compensation issues in the proposed transaction. The special committee also discussed the need to pursue other strategic alternatives for internalizing management and diversifying our revenue sources in the event the special committee was unable to reach agreement with RCC on the terms of the acquisition transaction.

On September 10, 2002, Mr. Fisch of the special committee, DrKW and Morris Nichols met with the RCC and its advisors to negotiate with respect to the open issues in the term sheet. Persons who participated in the meeting on behalf of RCC were Messrs. Blau, Brenner and Hirmes. The parties also discussed the engagement of an independent accountant by the special committee to perform accounting due diligence on RCC.

The September 23 Term Sheet. On September 23, 2002, RCC’s financial advisor delivered a revised version of the term sheet to DrKW. Following delivery of RCC’s September 23 term sheet, our management and counsel, the special committee and its advisors and RCC and its advisors met to discuss the status of negotiations with respect to the term sheet. Persons who participated in the meeting on behalf of RCC were Messrs. Ross, Boesky and Hirmes. The principal changes in RCC’s September 23 term sheet from the terms proposed in the special committee’s September 5 term sheet were as set forth below. Except as set forth below, the terms proposed in the special committee’s September 5 term sheet remained unchanged.

Accounting Due Diligence

The September 23 term sheet limited the independent accounting firm’s due diligence review of RCC proposed in the special committee’s September 5 term sheet to a review of RCC’s historical financial statements and the calculation of RCC’s EBITDA based on RCC’s model for 2002.

Cash Consideration	The September 23 term sheet provided that the cash consideration in the transaction would consist of a payment to Mr. Ross in an amount between $50,000,000 and $75,000,000, as determined by Mr. Ross.

Number of Special Common Units to be Issued

The September 23 term sheet accepted the proposal in the special committee’s September 5 term sheet with respect to the CharterMac Common Share Price but provided, that if the average closing price of our Common Shares for the 30 calendar days prior to the date of the 2002 Payment was 17.5% (rather than 15%) greater or less than the CharterMac Common Share Price, 117.5% (rather than 115%) of the CharterMac Common Share Price (if greater) or 82.5% (rather than 85%) of the CharterMac Common Share Price (if less) would be used to determine the number of special common units to be issued in the 2002 Payment.

Amount of Distributions	RCC did not change its proposal with respect to the amount of distributions on the special common units from that originally proposed in RCC’s July 11 term sheet.

Additional Provisions Relating to Distributions

RCC did not change its proposal with respect to accrual of distributions and our obligation to contribute a portion of the amounts needed for CharterMac Capital to make distributions from that originally proposed in RCC’s March 21 term sheet.

Voting Rights with Respect to CharterMac Capital

RCC did not change its proposal with respect to voting rights of the special common units with respect to CharterMac Capital from that originally proposed in RCC’s July 25 term sheet but indicated that the extent of tax protection to the RCC Principals in the event of an extraordinary transaction involving our Company had not been agreed upon.

Exchange of Special Common Units

The September 23 term sheet did not accept the prohibition on transfers of the special common units proposed in the special committee’s September 5 term sheet and suggested that the special committee propose specific limits on the transferability of special common units.

Lock-Up

The September 23 term sheet provided that the lock-up would not prevent a pledge of the special common units or our Common Shares subject to the lock-up; provided that the proceeds of any pledge would not exceed 40% of the market value of the pledged special common units or Common Shares and added a provision providing that Mr. Ross and his affiliates would not be permitted to pledge special common units or Common Shares if the pledgor or pledgee would short our Common Shares or if the principal amount of any non-recourse loan secured by special common units or Common Shares would exceed 50% of the market value of the special common units or Common Shares. RCC’s revised term sheet accepted the proposal in the special committee’s September 5 term sheet that none of the Common Shares issued in exchange for special common units could be sold or otherwise transferred to any person who holds, or would hold as a result of the sale or transfer, more than 5% of the equity interests in our Company, provided that it apply only to sales or transfers to any person who holds, or would hold as a result of the sale or transfer, more than 10% of the equity interests in our Company.

Non-Competition Agreement

The September 23 term sheet provided that the grant to Mr. Ross stock options for 1,000,000 of our Common Shares would be in consideration for Mr. Ross’s entering into the non-competition agreement and other agreements with us, rather than in consideration for his services as non-executive chairman of our Company as provided in the special committee’s September 5 term sheet.

Registration Rights Agreement	RCC did not change its proposal with respect to the registration rights agreement from that originally proposed in RCC’s March 21 term sheet.

Contingent Obligations	The September 23 term sheet did not include the special committee’s proposal with respect to RCC’s contingent obligations.

Support Agreement	The September 23 term sheet did not include the special committee’s proposal for a separate support agreement with Mr. Ross and his affiliates.

September to December Negotiations. Following delivery of the September 23 revised term sheet, the parties decided that although the term sheet had not been finalized it was sufficiently developed to enable the parties to begin negotiating the acquisition transaction through the drafting of the contribution agreement and related transaction documents. Our counsel undertook to prepare the initial draft of the contribution agreement.

On September 27, 2002, the special committee met with DrKW and Morris Nichols to discuss the proposed transaction. The special committee discussed potential contingent obligations of RCC and the use of an independent accountant to review RCC’s contingent obligations. The special committee informed DrKW and Morris Nichols that the RCC Principals had proposed allocating a portion of their consideration to RCC’s employees who would become employees of one of our subsidiaries as part of the acquisition transaction. The special committee also discussed the governance of our Company following an acquisition of RCC.

On October 7, 2002, the special committee retained Ziner, Kennedy & Lehan LLC (“Ziner”) as its independent accountant and, on October 2, 2002, the special committee, along with DrKW and Morris Nichols, met with Ziner to discuss the scope of the accounting due diligence assignment.

On October 8, 2002, our counsel sent the initial draft of the contribution agreement to Morris Nichols.

On October 11, 2002, the special committee met with DrKW and Morris Nichols to receive an update on the status of negotiations with RCC. DrKW discussed with the special committee the request by the RCC Principals to be compensated for the tax to be paid by them as a result of their recognition of taxable income from the deemed disposition of their special common units. In the event of an extraordinary transaction, such as a merger or dissolution, involving our Company. The special committee discussed the governance and management of our Company following an acquisition of RCC, including employment agreements to be entered into with key employees. The special committee also discussed retention of a compensation consultant to assist the special committee in evaluating compensation issues relating to the acquisition transaction.

On October 25, 2002, following several discussions over the preceding few weeks among the special committee, DrKW, Morris Nichols and our management and counsel regarding the terms of the contribution agreement, a draft of the contribution agreement was sent to RCC’s counsel. Over the next several weeks until the execution of the contribution agreement, our counsel, Morris Nichols and RCC’s counsel exchanged several iterations of the contribution agreement and the related transaction documents as the terms of the acquisition transaction continued to be negotiated.

On November 1, 2002, the special committee met with DrKW and Morris Nichols to receive a report on the status of the transaction documents. The special committee discussed the proposed management structure of our Company following an acquisition of RCC. The special committee also discussed potential compensation consultants to assist the special committee in evaluating compensation issues relating to the acquisition transaction.

On November 4, 2002, Mr. Fisch of the special committee, together with DrKW and Morris Nichols, met with RCC and its advisors to negotiate with respect to the open issues in the transaction documents. Persons who participated in the meeting on behalf of RCC were Messrs. Blau, Brenner and Hirmes.

On November 6, 2002, the special committee, along with DrKW and Morris Nichols, received an update from Ziner on the preliminary results of its accounting due diligence.

On November 6, 2002, the special committee met with RCC to discuss the proposed post-closing management structure of our Company and the proposed roles and responsibilities of the RCC Principals who will become employees of one of our subsidiaries in the acquisition transaction. Persons who participated in the meeting on behalf of RCC were Messrs. Ross and Blau. The special committee reported the substance of the discussion with RCC in a meeting with DrKW and Morris Nichols on November 7, 2002.

On November 12, 2002, the special committee met with DrKW and Morris Nichols to discuss the status of the contribution agreement and related transaction documents. Morris Nichols reviewed open issues under the current draft of the contribution agreement and discussed negotiation positions with the special committee and DrKW. Morris Nichols also advised the special committee with respect to regulatory and third party consents that would be required to be obtained in connection with the proposed transaction, including the consent of the Department of Housing and Urban Development and the consent of limited partners of certain of the partnerships of which we will acquire control in the proposed transaction. In addition, Morris Nichols confirmed to the special committee that Mercer Human Resource Consulting (“Mercer”) had been engaged as the independent compensation consultant to the special committee.

On November 13, 2002 and November 20, 2002, Mr. Fisch of the special committee, DrKW and Morris Nichols engaged in negotiation sessions with RCC and its advisors with respect to the terms of the contribution agreement and the related transaction documents. Persons who participated in the meetings on behalf of RCC were Messrs. Blau, Brenner and Hirmes. In the November 20, 2002 meeting, the special committee proposed modifications to the structure of the acquisition transaction based on the view of our management. These changes were not expected to materially impact the overall economics of the transaction. In particular, the special committee proposed to (a) establish a $10 million restricted share award plan for RCC’s employees who become employees of one of our subsidiaries in the acquisition transaction in place of the RCC Principals allocating $10 million of the special common units issued to them to the employees; (b) reduce the maximum consideration to be paid by us from $350 million to $340 million; (c) eliminate the stock option grant to Mr. Ross; and (d) eliminate our obligation to reimburse RCC for one-half of its expenses up to $3 million. RCC agreed to consider the proposed modification. The parties also discussed the proposed post-closing management structure of our Company and the status of the employment agreements to be entered into by the RCC Principals who will become employees of one of our subsidiaries in the acquisition transaction.

On November 21, 2002, the special committee met with DrKW and Morris Nichols to receive a report on the negotiations with respect to the acquisition transaction. In addition, DrKW reported on a meeting earlier in the day with RCC to discuss Ziner’s accounting due diligence report, which had been previously delivered by Ziner to the special committee.

On November 29, 2002, the special committee met with DrKW to discuss the proposed post-closing management structure of our Company and the terms of the future relations agreement.

On December 2, 2002, the special committee and Morris Nichols met with our management and counsel to discuss the proposed post-closing management structure of our Company and the employment agreements to be entered into by the RCC Principals who will become employees of one of our subsidiaries in the acquisition transaction.

On December 4, 2002, the special committee met with DrKW, Morris Nichols and Mercer. DrKW reported that in response to the special committee’s earlier proposal to modify the structure of the transaction, RCC had proposed to: (a) establish a $15 million restricted share award plan for RCC’s employees who become employees of one of our subsidiaries in the acquisition transaction in place of the RCC Principals allocating $15 million of the special common units issued to them to the employees; (b) reduce the maximum consideration to be paid by us to the RCC Principals from $350 million to $338 million; (c) include the stock option grant to Mr. Ross as compensation for his service as our non-executive chairman; and (d) eliminate our expense reimbursement of RCC. The special committee agreed to accept RCC’s proposal. Morris Nichols then reported on the status of negotiations regarding the employment agreements to be entered into by the RCC Principals who will become employees of one of our subsidiaries and reviewed the terms of the employment agreements that had been proposed by the RCC Principals. Mercer presented its executive compensation report to the special committee in connection with the proposed compensation of the RCC Principals. Mercer then presented its compensation analysis for non-executive chairmen in connection with the proposed grant of stock options to Mr. Ross as compensation for his service as our non-executive chairman. Morris Nichols and DrKW then reviewed and discussed with the special committee the open issues in the acquisition transaction. The meeting was then adjourned for a negotiation session with RCC and its advisors. Persons who participated in the negotiation session on behalf of RCC were Messrs. Blau, Brenner and Hirmes. Following the negotiation session, the meeting among the special committee, DrKW and Morris Nichols reconvened for Morris Nichols to review the current terms of the contribution agreement with the special committee.

On December 10, 2002, the special committee met with DrKW and Morris Nichols. Morris Nichols reviewed the currently proposed terms of the employment agreements of the RCC Principals who will become employees of one of our subsidiaries in the acquisition transaction and discussed the position of the special committee on the open issues in the employment agreements. Mr. Fisch reported on the current proposal for the post-closing management structure of our Company and the members of the special committee agreed that the proposed management structure was acceptable. Morris Nichols then reviewed and discussed remaining open issues under the contribution agreement and related transaction documents.

On December 12, 2002, the special committee met with our management and counsel, DrKW and Morris Nichols to receive a report on and discuss the terms of the acquisition transaction. The special committee discussed the proposed terms of the employment agreements of the RCC Principals who will become employees of one of our subsidiaries in the acquisition transaction and the future relations agreement. The meeting was then adjourned for a negotiation session with RCC and its advisors regarding the employment agreements and the future relations agreement. Persons who participated in the negotiation session on behalf of RCC were Messrs. Ross, Blau and Brenner. Following the negotiation session, the meeting reconvened among the special committee, DrKW and Morris Nichols. DrKW discussed various financial analyses relating to the proposed transaction and responded to questions from the special committee regarding the manner and conclusion of its analyses. Following its presentation, DrKW informed the special committee that, subject to the finalization of the transaction documents on acceptable terms and the conclusion of DrKW’s financial analyses, it would be in a position to deliver an opinion that the consideration to be paid to the RCC Principals pursuant to the contribution agreement is fair to our Company from a financial point of view, subject to the qualifications, limitations and assumptions previously discussed with the special committee. Morris Nichols then reviewed the fiduciary duties of the special committee. Following discussion by the special committee, the special committee unanimously agreed to recommend the proposed acquisition of RCC to our board of trustees subject to the finalization of the transaction documents on acceptable terms.

On December 12, 2002, at the regular quarterly meeting of our board of trustees, which followed the meeting of the special committee, management reported on the negotiations relating to the acquisition transaction, discussed the acquisition transaction with the trustees and responded to questions from the trustees. The special committee reported to the board of trustees that it had unanimously agreed to recommend the proposed acquisition of RCC to the board of trustees subject to the finalization of the transaction documents on acceptable terms. The special committee confirmed that the board of trustees was aware of the process the special committee had followed in deciding to recommend the acquisition transaction and described the reasons for the special committee’s determination that the acquisition transaction was in the best interests of our Company and its shareholders, which are described below in “Reasons for the Acquisition Transaction; Recommendation of the Special Committee.”

On December 16, 2002, the special committee met with DrKW and Morris Nichols for a report on the status of the transaction documents. Morris Nichols reviewed the changes to the transaction documents and discussed the special committee’s position on the remaining open issues. DrKW informed the special committee that Ziner had finalized an addendum to its accounting due diligence report addressing the accounting information contained in the schedules to the contribution agreement, which addendum was being sent to the special committee. The meeting was then adjourned for a negotiation session with RCC and its advisors with respect to the remaining open issues. Persons who participated in the negotiation session on behalf of RCC were Messrs. Blau, Brenner, Boesky, Hirmes, Schnitzer and Ms. Kiley. Following the negotiation session, DrKW advised the special committee that DrKW and RCC had discussed reducing the multiple of RCC’s 2002 Adjusted Earnings used in the consideration adjustment mechanism to determine the amount of consideration to be paid by us to the RCC Principals and that RCC had agreed to reduce the multiple from 8.0x RCC’s 2002 Adjusted Earnings to 7.73x RCC’s 2002 Adjusted Earnings based on RCC’s expectation that the reduction of the multiple would not affect the amount of consideration to be paid by us to the RCC Principals.

On December 17, 2002, the special committee met with DrKW and Morris Nichols for a report on the status of the transaction documents and to consider the acquisition transaction. The meeting was adjourned for a negotiation session with the RCC, in which the contribution agreement and related transaction documents were finalized. The person who participated in the negotiation session on behalf of RCC was Mr. Blau. The meeting was then reconvened and following further discussion, DrKW delivered its written fairness opinion to the special committee and the special committee unanimously agreed to recommend that our board of trustees approve the acquisition transaction and recommend to our shareholders the approval of the acquisition transaction.

On December 17, 2002, following the meeting of the special committee, our board of trustees held a special meeting to consider the acquisition transaction. The special committee made its unanimous recommendation to our board of trustees that the board approve the acquisition transaction and recommend to our shareholders the approval of the acquisition transaction. Following the recommendation of the special committee, our board of trustees determined that the acquisition transaction was fair to, advisable and in the best interests of our Company and our shareholders and, by the unanimous vote of all trustees, approved the acquisition transaction and recommended that our Company’s shareholders approve the acquisition transaction.

On December 17, 2002, the parties executed the contribution agreement.

On December 18, 2002, we issued a press release announcing the execution of the contribution agreement and our management held a conference call to review the acquisition transaction and answer shareholder questions.

Over the course of the discussions and negotiations with respect to the acquisition transaction, Arthur P. Fisch, for the special committee, and TRCLP, for RCC, were generally the leaders of their respective negotiating teams.

Meetings following the execution of contribution agreement

On March 13, 2002, the special committee, Morris Nichols and DrKW met with our board of trustees, management and counsel and RCC’s management for an update regarding matters relating to the acquisition transaction. The persons who participated in the meeting on behalf of RCC were Messrs. Boesky, Hirmes, Schnitzer and Ms. Kiley. Our counsel reported on the status of the Dulitz v. Hirmes litigation and discussed potential litigation strategies. RCC’s management reported on the progress of RCC’s auditors in auditing RCC’s 2002 financial statements, including RCC’s 2002 Adjusted Earnings, and discussed RCC’s year-to-date 2003 financial results and RCC’s 2003 business plan. Our counsel then discussed the status of the proposed changes to the tax laws and the potential effect the proposed changes could have on RCC’s business.

On April 15, 2003, the special committee, Morris Nichols and DrKW met with our management and our counsel and RCC’s management and RCC’s advisors for a presentation by RCC of its 2002 financial results and for an update regarding other matters relating to the acquisition transaction. The persons who participated in the meeting on behalf of RCC were Messrs. Hirmes and Blau. RCC reviewed its 2002 results and its 2003 budget and provided the special committee with its calculation of its 2002 Adjusted Earnings for purposes of determining the amount of the Contingent Payment under the contribution agreement. Ziner then presented its report to the special committee regarding RCC’s 2002 Adjusted Earnings. RCC’s counsel reported on the status of the Dulitz v. Hirmes litigation. RCC’s management discussed with the special committee a potential amendment to the contribution agreement to allow the restricted share award plan for RCC’s employees to be increased from $15 million to up to $20.2 million with a corresponding decrease in the consideration to be paid to the RCC Principals, which the special committee agreed to consider. Our counsel reported on the status of proposed changes to the tax laws.

On May 1, 2003, the special committee met with DrKW and Morris Nichols to discuss RCC’s calculation of its 2002 Adjusted Earnings for purposes of determining the amount of the Contingent Payment under the contribution agreement. After reviewing Ziner’s report regarding RCC’s 2002 Adjusted Earnings, the special committee approved RCC’s calculation of its 2002 Adjusted Earnings, which would entitle the RCC Principals to the maximum Contingent Payment, provided that there is no modification of the RCC financials prior to closing as a result of the SEC’s review of these proxy materials or otherwise that would cause RCC’s 2002 Adjusted Earnings to decrease below an amount that would entitle the RCC Principals to the maximum Contingent Payment. The special committee also approved the proposed amendment to the contribution agreement that would allow the restricted share award plan for RCC’s employees to be increased, at the RCC Principals’ option, from $15 million to up to $20.2 million with a corresponding decrease in the consideration to be paid to the RCC Principals. The special committee also discussed the open seat in the independent trustee positions on our reconstituted board of trustees following closing and potential candidates to fill the open seat.

Amendment to contribution agreement

On May 6, the parties entered into an amendment to the contribution agreement, a copy of which is attached as part of Appendix A to this proxy statement, pursuant to which the contribution agreement was amended to provide that, at the option of the RCC Principals, the amount of restricted Common Shares subject to the restricted share award plan may be increased from $15 million to up to $20.2 million, in which event the Contingent Payment payable to the RCC Principals will be reduced by the amount by which the value of the restricted Common Shares issued exceeds $15 million.

In addition, the amendment to the contribution agreement included an acknowledgment by the parties that the RCC Principals will be entitled to receive the maximum Contingent Payment ($128 million), which amount will be paid at the closing of the acquisition transaction.

Litigation

On or about December 24, 2002, an alleged shareholder of our Company commenced a shareholder’s derivative action ostensibly on behalf of our Company in the Supreme Court of the State of New York, County of Nassau, against each member of our board of trustees and RCC. The case is entitled Dulitz v. Hirmes, et al., Index No. 02-020389, and we are named as a nominal defendant in the action. The plaintiff alleges that each of the members of our board of trustees and RCC allegedly breached fiduciary duties and/or aided and abetted breaches of fiduciary duties owed to our Company and our shareholders in approving our proposed acquisition of RCC. The complaint alleges, among other things, that the purchase price for RCC is excessive, the transaction has been pursued and structured solely for the benefit of the trustees that are affiliated with RCC and the members of the special committee are not independent because they are supposedly “dominated or controlled” by the trustees that are affiliated with RCC. The complaint further alleges that shareholder ratification of the proposed transaction supposedly will not be effective because our trustees allegedly will not “disclose the true nature and purpose of the proposed transaction.” The complaint seeks declaratory and injunctive relief, including enjoining the consummation of the proposed transaction, and unspecified amounts of compensatory damages, costs, disbursements and attorneys’ fees. The individual defendants and RCC have informed us that they intend to defend against the claims vigorously.

Reasons for the Acquisition Transaction; Recommendation of the Special Committee

The special committee determined that the acquisition transaction is fair to, and in the best interests of, our Company and our shareholders and accordingly unanimously recommended that our board of trustees approve the acquisition transaction and recommend the approval of the acquisition transaction by our shareholders. In reaching its determination, the special committee consulted with an independent financial advisor, an independent legal advisor, an independent accountant and an independent compensation consultant, as well as our management team and accountants, and considered a variety of factors, including, the following:

•	Diversification of revenue sources and expansion of our business lines. Upon completion of the acquisition transaction, we will have acquired substantially all of the businesses of RCC (other than specific excluded interests) and, as a result, will continue the businesses currently being conducted by RCC and receive fees which accrue in the future and are payable to RCC from the various programs it has sponsored and may sponsor in the future.

Positive Factors:

Revenue and Asset Growth. The acquisition transaction represents a further step in diversifying our sources of revenue and expanding our business lines, which the special committee believes will lead to further internal revenue and asset growth generated from RCC’s fee-based business.

Negative Factors:

Less Predictable Business. Although the special committee expects RCC’s fee-based business to generate significant growth for us, it is inherently less predictable than our primary current business of investing in tax-exempt bonds.

Liabilities and Business Risk. We will incur liabilities with respect to the interests we will acquire from RCC and be subject to ongoing liabilities and business risks that are inherent in RCC’s business. RCC’s business involves acting as fiduciary to the investors in its syndication programs and often requires making guarantees of performance. The nature of RCC’s business also requires RCC to purchase significant properties in new funds before RCC is able to obtain commitments from investors to invest in these funds.

Taxable Income. Any distribution of earnings from RCC’s business, under current law, will result in taxable income to our shareholders. The IRS may challenge positions we intend to take. If successful, these challenges could result in material increases in our taxes, which would reduce our distributions.

•	Internalization of Management. The acquisition transaction will enable us to terminate our external management agreement with Related Charter, which will enable us to become internally-managed.

Termination of our external management arrangements will allow us to eliminate the payment of fees and special distributions to our Manager. For the year ended December 31, 2002, the aggregate amount of those fees and distributions totaled $20,536,000. Upon completion of the acquisition transaction, our employment agreements with the four RCC Principals will require us to initially pay each of them a base salary of $500,000 per year or an aggregate of $2,000,000. Based on the Historical Financial Statements of RCC and Affiliates and the Unaudited Pro Forma Financial Adjustments, the salaries, payroll taxes and employee benefits assumed by us as a result the acquisition transaction (including the salaries of the four RCC Principals) will be approximately $18,202,000 on a pro forma basis for the year ended December 31, 2002.

Positive Factors:

More Effective Management and Cost Structure. The special committee believes that this is a more effective management and cost structure for the continued growth of our Company. Since inception, we have relied upon our highly-experienced external management team to advise us and manage our day-to-day operations. The acquisition transaction requires that the RCC Principals who are currently responsible for overseeing our management to enter into three-year employment agreements with us through RCC, each of which will include a non-competition and non-solicitation agreement, and will enter into lock-up agreements with us. The special committee believes the continuing experience and expertise of this management team is important for our future success.

Ability to raise capital. In our experience, externally managed companies tend to be viewed less favorably by institutional investors and research analysts than they would if the company were internally-managed due to perceived conflicts of interest. As a result, the special committee believes that, based on our discussions with institutional and other investors, our external management structure affected the willingness of institutions to invest in our Company. The special committee believes that internalizing management will make us more attractive to investors and research analysts, thereby making it easier for us to access the capital markets and raise the debt and equity financing necessary to continue to grow our business.

Expected increase in operating margins. Following the acquisition transaction, we will be able to expand our investment portfolio without the proportionate increase in management fees that would have resulted under our current management agreements. The special committee believes that our operating margins will increase under this new management structure as we continue to grow and build off the platform that the acquisition transaction creates.

Negative Factors:

Dependence on Key Employees. It is expected that following the consummation of the acquisition transaction and the internalization of management, we will continue to substantially depend upon the services of the four RCC Principals entering into three-year employment agreements with us through RCC (Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley). We also anticipate that substantially all of RCC’s current employees will remain after the acquisition transaction including, in particular, those individuals who comprise the senior management team. As is presently the case under our current management arrangement, the departure or the loss of the services of any of these four key employees or a large number of senior management personnel and other employees of RCC, could have a material adverse effect on our ability to effectively operate our business and our future results of operations.

Loss of Affiliation with TRCLP. In the acquisition of RCC, we will lose our affiliation with TRCLP, which currently controls RCC. Through its affiliates, TRCLP has provided us with approximately 7% of our annual tax credit syndication volume over the past five years on an average annual basis. Although as part of the acquisition transaction we have entered into an agreement with TRCLP, Mr. Ross and their affiliates to continue to provide us with referrals and rights of first offer with respect to a portion of their tax credit syndication business and any future affordable housing and LIHTC properties developed by them for a period of five years, there can be no assurance that these relationships will be as effective following the acquisition transaction as they were when RCC was controlled by TRCLP. In addition, TRCLP currently engages in businesses which compete with RCC. The non-competition covenants contained in the future relations agreement which TRCLP, Mr. Ross and their affiliates will enter into in connection with the acquisition transaction prohibit them from competing with any business currently engaged in by RCC and our Company other than in specified areas, including providing (a) credit enhancement on debt products secured by so-called “80/20” multi-family housing properties and (b) mezzanine financing to multi-family housing properties other than so-called “tax credit properties.” There can be no assurance that we and TRCLP would not directly compete for similar products and opportunities in these areas in the future.

•	Financial Impact

Positive Factors:

Potential accretive effect on cash available for distribution. In addition to the qualitative reasons supporting the special committee’s recommendation, the special committee and its advisors examined the acquisition’s financial impact to our cash available for distribution per share (“CAD per share”). Since our inception, we and the analysts that follow us have used CAD per share as the non-GAAP financial measure that is the best indicator of our earnings growth and dividend paying ability. Based on the price we are paying and the expected performance of the business lines we are acquiring from RCC, the special committee expects that the acquisition will be accretive to our CAD per share. See “CALCULATION OF CASH AVAILABLE FOR DISTRIBUTION,” on page [    ] of this proxy statement. However, as the financial impact of the acquisition is ultimately dependent on both our ability to continue to profitably grow our business and the results of the new business lines we are acquiring from RCC as compared to our expectations, there can be no assurance that the acquisition will be accretive to our CAD per share.

Negative Factor:

Greater Fluctuation in Earnings and Cash. Historically, based on the fact that a significant portion of our earnings per share and CAD per share is generated by the regularly scheduled payments of interest on our tax-exempt revenue bond portfolio, our earnings per share and CAD per share have been fairly consistent from quarter to quarter. Conversely, the earnings and cash generated by the RCC business we are acquiring have fluctuated more between quarters due to the variability in the timing of acquiring properties and the seasonality inherent in the timing of tax credit equity investments, both of which are primary drivers of the earnings and cash generated by RCC. These fluctuations could be perceived negatively and, therefore, adversely affect the price at which our Common Shares will trade. In addition, the pro forma effect of the acquisition transaction on our net income as calculated in accordance with GAAP reflects a reduction of $0.48 per share for the year ended December 31, 2002.

•	Interests of Management.

Positive Factors:

Elimination of perceived conflicts of interest. The acquisition transaction should eliminate perceived conflicts of interest between us and our executive officers and trustees who are also affiliated with RCC. After the acquisition transaction, we will be internally-managed.

Alignment of interests of management and shareholders. Pursuant to the acquisition transaction, Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley, the RCC Principals who will enter into three-year employment agreements with us through RCC, will only receive special common units in connection with the transfer of their ownership interests. These individuals will also enter into lock-up agreements with us. By solely issuing equity interests to these individuals in connection with the acquisition transaction and by having these individuals enter into lock-up agreements, we further align the interests of the RCC Principals who constitute part of our management team with those of our common shareholders. Assuming the maximum amount of consideration is paid, after the acquisition transaction closes, TRCLP’s economic interest in our Company will equal approximately     % and management’s and RCC employees’ will equal approximately     %.

Negative Factors:

Conflicts of Interest-Transactional. In connection with the structuring of the acquisition transaction, we have engaged in transactions with the RCC Principals, as well as with some of our shareholders, officers, trustees, employees and their affiliates, as set forth in this proxy statement. These individuals may have a different interest in the completion of the acquisition transaction than the interests of our shareholders. There can be no assurance that actions to enforce the terms of the contribution agreement will be timely or taken effectively. Any such failure could result in a loss to our Company. The structure of the acquisition transaction will continue to create conflicts of interest with the RCC Principals if we are required to determine whether or not to take actions to enforce our rights under the contribution agreement and the various other agreements entered into in connection with the acquisition transaction. While any material decisions with respect to the RCC Principals are subject to the vote of a majority of our independent trustees, such decisions will necessarily create conflicts between us and the RCC Principals. In addition, we have some obligations to the RCC Principals which will require us to make choices on how we operate our business which may affect those obligations. (For example, we have agreed to guarantee the payment to the RCC Principals of all but $5,000,000 of the distributions they would otherwise be entitled to receive under the operating agreement of CharterMac Capital Company. In addition, we have agreed to share cash flow from investment programs so that we and RCC can receive payment of deferred fees.)

Conflicts of Interest-Ongoing. While the acquisition transaction will eliminate the internal conflicts between our management team and us, Mr. Ross and his affiliates may, as is currently the case, continue to compete against us in specifically defined activities. See “–Additional Agreements with Stephen Ross and TRCLP – Future Relations Agreement”, below.

Significant Voting Power. In connection with the acquisition transaction, each of the RCC Principals will receive one special preferred voting share for each special common unit they own. The special preferred voting shares entitle each holder to vote on all matters subject to a vote of the holders of our Common Shares. Assuming the maximum number of special common units were issued in connection with the acquisition transaction, the RCC Principals would receive enough special preferred voting shares to collectively hold approximately 28.2% of our voting power, which would provide the RCC Principals with voting power proportionate to their overall economic interest in our Company. TRCLP, on its own, will control approximately 18.9% of our voting power. As such, Mr. Ross and, if they vote as a block, the other RCC Principals, will have significant voting power on all matters submitted for shareholder action. The RCC Principals could have significant influence over any shareholder vote as a result of the issuance of the special preferred voting shares.

The discussion of the information and factors that the special committee considered in making its determination is not intended to be exhaustive but includes all material factors considered by the special committee. In view of the wide variety of factors considered in connection with its evaluation of the acquisition transaction and the complexity of these matters, the special committee did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the special committee may have given different weights to different factors.

The special committee concluded that, overall, the potential benefits of the transaction to our Company outweighed the risks.

Recommendation of our Board of Trustees

After careful consideration, our board of trustees has determined the acquisition transaction to be fair to, and in the best interests of, our Company and our shareholders. To come to this determination, the board reviewed and considered: (a) the analyses and conclusions of the special committee, (b) the negotiations with the RCC Principals and (c) the opinion of DrKW as to the fairness, from a financial point of view, to our Company of the consideration to be paid by us to the RCC Principals in the acquisition transaction.

Based on the foregoing, our board of trustees, taking into account the unanimous recommendation of the special committee, approved the acquisition transaction, including the issuance of special common units, options exercisable for Common Shares and restricted Common Shares in connection with, and the other transactions contemplated by, the acquisition transaction, and recommends that the acquisition transaction be approved by the shareholders at the special meeting. All of our trustees have indicated their intention to vote the Common Shares owned by them in favor of the acquisition transaction at the special meeting. At [**insert record date**], 2003, our board of trustees owned [    ] Common Shares entitled to vote at the special meeting, representing approximately [    ]% of the issued and outstanding Common Shares on the record date entitled to vote at the special meeting.

OUR BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED THE ACQUISITION TRANSACTION AND RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ISSUANCE OF OUR SECURITIES IN CONNECTION WITH THE ACQUISITION TRANSACTION.

Alternatives to the Acquisition Transaction

The special committee considered the following as potential alternatives to the acquisition transaction. However, for the reasons stated below, the special committee did not pursue these alternatives.

Hiring our current management team

The special committee considered the possibility of hiring our current management away from RCC to become the internal management of our Company.

Positive Factors:

Like the acquisition transaction, hiring our current management team would have allowed us to internalize our management and to continue to be managed by the highly experienced management team that has been largely responsible for our success to date. Our current management team developed and implemented our business model, and since our inception, we have relied solely upon our management team to provide us with real estate and investment expertise and manage our day-to-day operations.

Negative Factors:

Based on our management team’s long history with RCC and its affiliates, the special committee believed it would have been difficult to hire our current management team away from RCC. Moreover, it likely would have been very expensive to persuade our management team to sever its ties with RCC. In addition, our current management team includes not only our executive management but also includes all of the RCC personnel who carry out our day-to-day operations. In most cases, the RCC personnel who carry out our day-to-day operations also have responsibilities with respect to RCC’s other businesses. We may not have been able to hire away the necessary personnel, and there may have been some level of discontinuity in our operations resulting from the multiple responsibilities of the RCC personnel on the team. In addition, legal issues, such as employment agreements and non-competition agreements of our management team with RCC, may have added to the expense and complication of this type of transaction.

An attempt to hire our current management team away from RCC could have had a detrimental effect on our relations with TRCLP and its affiliates. If our attempt was unsuccessful, this could have resulted in the termination of our management agreement, which would have exposed us to the risk of losing our management team. We also would have risked losing the strategic benefits that arise from our mutually beneficial relationship with TRCLP and its affiliates, including the significant amount of our business that is generated through our relationship with RCC.

By acquiring RCC, we minimize any discontinuity to our business, as the individuals on our current management team will become our employees and will agree to, among other things, enter into certain non-competition covenants. These individuals will not receive any cash consideration from the acquisition transaction, but rather will be issued only equity interests in our Company and our subsidiaries. As such, we further align their interests with those of our common shareholders.

By acquiring RCC, we get the benefit of a diversification of our revenue sources through the acquisition of the other businesses of RCC.

Hiring a new management team

The special committee also considered the possibility of identifying and hiring a new management team to become the internal management of our Company.

Positive Factor:

Hiring a new management team would have alleviated the difficulties associated with external management.

Negative Factors:

The special committee believes it would have been extremely difficult to locate and hire an outside management team with the expertise and experience necessary to provide management services to our Company that were equivalent to or better than the services provided by our current management team.

The special committee did not believe it was prudent to subject our Company to the operational risks that may have resulted from losing our current management team and having a new management team attempt to implement our business model without the benefit of guidance from the existing management team that developed the business model. The special committee believed that a wholesale change in our management team could disrupt the positive momentum our Company has generated over the last several years and evoke a negative market reaction based on the uncertainty inherent in this type of transaction, thereby adversely affecting the price of our Common Shares.

In connection with hiring a new management team, we would have had to terminate our management agreement, which likely could have damaged our relationship with TRCLP and its affiliates and could have put the strategic benefits that we derive from our relationship with TRCLP and its affiliates at risk.

Simply hiring a new management team would not have diversified our sources of revenue.

Strategic transaction with another company

The special committee also considered the possibility of identifying another company to merge or enter into a strategic transaction with our company in order to have the management of the other company manage the business of the combined entity.

Positive Factors:

This alternative could potentially have satisfied the objectives of internalizing management and diversifying our revenue sources.

Negative Factors:

Due to the fact that there are a limited number of companies that engage in our line of business, the special committee believed, however, that it would have been extraordinarily difficult to identify a company that was strategically compatible and willing to combine with our Company.

Even if an acceptable candidate had been identified, our Company could have been subject to the operational and market risks associated with bringing in a new management team to implement our business model without the benefit of the management team that developed the business model and the potential disruption to the positive momentum our Company has generated.

This alternative would have resulted in the termination of our management agreement, which likely could have damaged our relationship with TRCLP and its affiliates and could have put the strategic benefits that we derive from our relationship with TRCLP and its affiliates at risk.

Based on the risks associated with pursuing a strategic transaction with another company described above, neither the special committee, management nor the trustees of our Company attempted to identify any potential targets to engage in a strategic transaction.

Maintaining the status quo

As another alternative to the acquisition transaction, the special committee considered not entering into any transaction and leaving the current external management structure of our Company in place.

Positive Factors:

The special committee took into the consideration the relative success we have experienced under the existing management structure.

Negative Factors:

The special committee believes, however, that, although we have been very successful in growing our Company to date, an external management structure may inhibit our continued growth, which could weaken our position in the market in the future.

The special committee believes that the opportunity through the acquisition transaction to resolve the problems associated with an external management structure, to continue to be managed by the experienced management team that is largely responsible for our success to date and to diversify our sources of revenue without compromising the tax-exempt nature of our distributions is in the best interests of our Company.

Ownership Structure Following the Acquisition Transaction

Following the consummation of the acquisition transaction, RCC will operate as a separate subsidiary of our Company which will be owned by CharterMac Capital and CM Corp. The diagram below sets forth a simplified view of our post-acquisition organizational structure:

The Contribution Agreement

The following is a summary of the contribution agreement. To understand the contribution agreement fully, you should carefully read the contribution agreement which is attached as Appendix A to this proxy statement.

Acquisition of RCC

Acquired interests/assets. We will acquire all of the ownership interests held by the RCC Principals in RCC and the interests owned by the RCC Principals in other entities which will give us the right to control the syndicated entities sponsored and managed by RCC and other aspects of RCC’s business. The acquisition will be made through CharterMac Capital, a limited liability company controlled by our wholly-owned corporate subsidiary, CM Corp. We have agreed to guarantee the performance by our subsidiaries of any obligations they have pursuant to the contribution agreement and the other agreements to be entered into by our subsidiaries in connection with the acquisition transaction.

The ownership interests and assets we are acquiring include the following:

•

all of the partnership interests in RCC, which will entitle us to the assets owned and used by RCC in its business, including the right to conduct its business, the right to future fees, contract rights, office leases and subleases, furniture, fixtures, software and other personal property and the right to use trade names;

•	all of the interests owned by the RCC Principals in the entities which manage us;

•	all of the interests owned by the RCC Principals in limited liability companies which have the sole right to manage and control the general partner of syndicated entities sponsored and managed by RCC; and

•	all of the capital stock owned by the RCC Principals in corporations which serve as the general partner (or the general partner of the general partner) in syndicated entities and other corporations.

Excluded interests/assets. Certain ownership interests and assets held by the RCC Principals are not being acquired by us. The value of these excluded ownership interests and assets, including those which represent the right to receive future distributions and past due amounts, cannot be determined by us at this time as they are contingent on future events and are, therefore, highly speculative. However, RCC’s financial statements reflect an aggregate net book value for these excluded ownership interests and assets of approximately $21.5 million as of December 31, 2002. Specifically, our acquisition of RCC will not include:

•	the other interests held by the RCC Principals in the syndicated entities, the general partners of the syndicated entities and the general partners of these general partners, including the right to receive any distributions with respect to these interests, which interests do not provide rights to manage or control these entities.

•	ownership interests held by the RCC Principals in other entities which control other aspects of RCC’s business not being acquired by us, including partnerships which have developed affordable housing properties.

•	the right to receive fees which have accrued and are unpaid as of the closing of the acquisition transaction.

•	the right to receive distributions to the general partners of the syndicated entities which are contingent on the investors receiving a stated return.

•	fees and other remuneration payable to RCC or an affiliate of RCC in its capacity as a developer, co-developer or guarantor with respect to multifamily housing properties and syndication offerings which have been substantially completed as of the date of this proxy statement.

•	all cash and cash equivalents and accounts receivable of RCC accrued in accordance with past practice.

•	right to receive payments with respect to advances made by RCC to syndicated entities prior to the closing of the acquisition transaction. See “—Proration of Fees and Reimbursement of Advances”, below.

Proration of Fees and Reimbursement of Advances. We have agreed that deferred and unpaid fees and advances retained by RCC will be paid as follows:

At the closing, we will reimburse the RCC Principals for advances made by RCC prior to the closing to pay for expenses relating to development projects undertaken which we will acquire the rights to, and advances relating to properties acquired under RCC’s “warehouse” credit line to finance the acquisition of interests to be acquired by syndication entities prior to the receipt of funds from investors.

We will pay the following fees and advances to the RCC Principals upon our receipt of payment for them from the syndication entities:

•	fees for management and administration services rendered and advances made to the syndication entities which relate to the calendar quarter immediately preceding the closing;

•	fees for services rendered in connection with the acquisition by syndication entities of direct or indirect interests in properties generating tax credits, to the extent that these fees would be included in RCC’s revenues prior to the closing;

•	90% of the acquisition fees payable by syndication entities that would not be included in RCC’s revenues prior to the closing, for the entities that have admitted investors and borrowed under RCC’s “warehouse” credit line prior to the closing; and

•	advances made by RCC to syndication entities prior to the closing to pay for organization and investment offering expenses of the entities.

We will apply payments of other fees, and reimbursement of other advances, from syndication entities in the following order:

•	first, to us until we have been paid for all annual management fees payable by syndication entities which are expected to be paid out of the current cash flow of the entities, and for all of our advances;

•	second, to the RCC Principals until they have been reimbursed for all of their advances made to the syndication entities that we are acquiring, other than the advances to be reimbursed at the closing or upon receipt of payment as described in the preceding two paragraphs; and

•	third, 50% to us and 50% to the RCC Principals in payment of the overdue and unpaid fees or other remuneration.

We have made agreements requiring us to cause the syndication entities to distribute a portion of their excess reserves for payment of these fees and advances.

Consideration to be paid in the acquisition transaction

In exchange for all of the ownership interests of RCC and substantially all of the businesses operated by RCC (other than specific excluded interests), we will pay total consideration to RCC Principals of up to $338 million. The consideration will be paid as follows:

Initial payment. The five RCC Principals will receive an initial payment of $210 million, consisting of $160 million in special common units of CharterMac Capital and $50 million in cash (with the cash portion being paid only to TRCLP). CM Corp. plans to pay the $50 million cash consideration through additional borrowings, although it currently has no arrangements for these borrowings. The four RCC Principals entering into three-year employment agreements with us through RCC, Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley, will not receive any of the $50 million cash consideration.

Contingent Payment. The five RCC Principals may receive up to $128 million of additional special common units (the “Contingent Payment”), following the determination of RCC’s Adjusted Earnings for the year ending December 31, 2002. The Contingent Payment will be issued in an amount equal to the product of 7.73 times Adjusted Earnings minus $210 million, subject to a cap of $338 million of total consideration. The Contingent Payment of special common units will be issued at the Common Share Price, subject to a 17.5% symmetrical collar, as more fully discussed under “—Pricing,” below.

Subsequent to the execution of the contribution agreement, RCC’s 2002 Adjusted Earnings were determined to be approximately $44 million. Based on this amount, the RCC Principals will be entitled to receive the maximum Contingent Payment ($128 million) which will be paid at the closing of the acquisition transaction. [However, in the event that, as a result of the SEC’s review of this proxy or otherwise, RCC’s 2002 Adjusted Earnings are decreased below approximately $43.8 million, we and the RCC Principals have agreed that the Contingent Payment will be calculated using the revised 2002 Adjusted Earnings amount.]

Pricing. The number of special common units issuable as part of the initial payment will be determined based on the Common Share Price ($17.78 per unit), which was the average closing price of our Common Shares for the 30 calendar days prior to our public announcement of the acquisition transaction on December 18, 2002.

The number of additional special common units issuable in connection with the Contingent Payment will be determined based on the Common Share Price, unless the Contingent Payment Price (as defined below) is 17.5% higher or lower than the Common Share Price. If the Contingent Payment Price is greater than 117.5% of the Common Share Price ($20.89), the number of special common units to be issued to the RCC Principals will be determined using 117.5% of the Common Share Price ($20.89). If the Contingent Payment Price is less than 82.5% of the Common Share Price ($14.67), the number of special common units to be issued to the RCC Principals will be determined using 82.5% of the Common Share Price ($14.67). On             , 2003 (the last full trading date prior to the date of this proxy statement), the closing price of our Common Shares was $            . The “Contingent Payment Price” is the average closing price of a Common Share for the 30 calendar days prior to the date any portion of the Contingent Payment is first paid or would have been payable, but for a dispute regarding the entire amount of the Contingent Payment.

A former principal of RCC holds the right to receive approximately 16% of the fees otherwise payable with respect to some of the fee agreements we will own and control as part of the acquisition transaction, including interests in, and fees payable to, Related Charter. The RCC Principals have agreed to use their commercially reasonable efforts to cause the former principal to transfer his rights to those fees to us as part of the acquisition transaction. It is a condition of closing that the former principal’s interests in our external manager be transferred to us. With respect to the transfer of his interests in other fees, if they are not included at the closing, we will be entitled to reduce the consideration payable to the RCC Principals by an amount equal to 7.73 times the other fees payable in 2002 to which he was entitled. If the former principal retains all of his interests in the other fees, the consideration payable to the RCC Principals would be reduced by approximately $            .

Conditions to consummation of the acquisition transaction

Prior to consummation of the acquisition transaction, the conditions set forth below must be fulfilled, or alternatively waived, by the appropriate party or parties on or prior to the closing of the acquisition transaction. These conditions include, but are not limited to:

•	receiving shareholder approval of (a) the issuance of our securities in connection with the acquisition transaction; and (b) the amendments to our trust agreement;

•	the accuracy of the representations and warranties made by each of us and RCC as of the date of closing of the acquisition transaction, with the exception of (a) changes specifically permitted by the contribution agreement, (b) representations and warranties that address matters only as of a particular date which are true and correct as of that date, and (c) those matters which do not have a material adverse effect on our or RCC’s business, results of operations, financial condition or prospects;

•	each of the parties receiving a certificate signed by an authorized officer stating that the appropriate party has performed and complied, in all material respects, with the covenants, conditions, terms and agreements to be performed and complied with;

•

no order, judgment, litigation, arbitration or proceeding in existence before any court, governmental authority or self-regulatory organization (a) seeking to enjoin, restrain or prohibit the transactions contemplated by the acquisition transaction or (b) claiming damages which, in the good faith judgment of the party against whom damages are claimed, based on the advice of such party’s counsel, presents claims having a material likelihood of success on the merits; provided that with respect to our closing conditions, the condition shall not apply if the litigation brought by an RCC

Principal or former RCC Principal contributing assets to us in connection with the acquisition transaction for which we are indemnified by the RCC Principals, unless there is an outstanding injunction that prohibits the closing of the acquisition transaction;

•	obtaining any governmental, regulatory and third party consents required under the contribution agreement for the consummation of the acquisition transaction, including, among others, lender consents; 80% of the consents required from equity owners of the investment programs sponsored by RCC, control of which is being transferred to us; Fannie Mae and HUD consent (provided that HUD consent is not required if HUD has not advised that it has issues with respect to the giving of its consent that we reasonably believe will result in its denial of consent); and consent of the American Stock Exchange to the listing of our Common Shares issuable upon exchange of the special common units;

•	the execution and delivery of each of the collateral documents required to be executed and/or delivered under the contribution agreement;

•	absence of any “administration proposal” or “chairman’s mark-up” of a congressional committee relating to the enactment of legislation containing any provision which could reasonably be expected, before or after the closing of the acquisition transaction, to have a direct material adverse impact on the availability of tax credits;

•	absence of any material adverse changes to the tax benefits available to existing programs sponsored by RCC which could be expected to have a material adverse effect on the tax credit business we are acquiring as part of the acquisition transaction; and

•	the interests of a former principal of RCC in Related Charter and in the sole general partner of Related Charter are transferred to us.

Representations and warranties

The contribution agreement contains customary representations and warranties by us and RCC concerning our respective business and assets. These representations include, but are not limited to:

•	the due organization, qualification and good standing of each party in its respective place of incorporation or formation and in each jurisdiction where qualification is necessary for the conduct of its respective business as currently conducted;

•	the legality, due execution, validity and enforceability of each party’s organizational documents;

•	the power and authority of each party to (a) conduct its business as presently conducted and (b) execute the contribution agreement and ancillary documents, certificates and agreements required thereby and consummate the transactions contemplated thereby;

•	the receipt by each party of all authorizations, consents and approvals required to be obtained, governmental, regulatory or otherwise, by each party to execute the contribution agreement and ancillary agreements thereto and perform its respective obligations thereby;

•	except as disclosed in the contribution agreement, the absence of any material pending litigation, arbitration, claim, governmental or other proceeding or investigation;

•	noncontravention of (a) any applicable law, rule, regulation, order, judgment or decree or (b) any material agreement, charter or organizational document, as a result of the execution and performance by each of the parties of the contribution agreement and ancillary documents thereto;

•	tax representations of each of the parties;

•	except as otherwise disclosed in the contribution agreement, no broker, finder or investment banker will be entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by the contribution agreement;

•	all certificates, documents, filings and reports required to be filed with the SEC or other governmental authority, as applicable to each party, have been so filed and made available to the other party, and each report complies, in all material respects, with the rules and regulations of the SEC or governmental authority, as applicable thereto;

•	the financial statements of each party have been made available to the other party and the accuracy of these financial statements; and

•	the validity of the ownership interests of the RCC Principals to be acquired by us and the validity of the special common units to be issued by CharterMac Capital to the RCC Principals.

RCC has made additional representations specific to RCC and the other entities conducting the RCC business with respect to each entity’s capitalization, corporate organization, litigation, employment matters, assets, operations, financial condition and environmental concerns, which include, but are not limited to representations that:

•	none of the RCC entities are in violation of, or in default under or in breach of any material agreement or organizational document to which it is a party;

•	except as otherwise disclosed in the contribution agreement, the form and percentage ownership and/or equity interests of each of the RCC Principals are as set forth in the contribution agreement, and each ownership and/or equity interest is owned free and clear of any liens or encumbrances;

•	upon consummation of the acquisition transaction, we will have (a) controlling equity ownership of, or the right to control, all of the ownership interests held by the RCC Principals in RCC and the other entities conducting the RCC business, (b) good title to all of the RCC assets, free and clear of all liens and encumbrances acquired by us pursuant to the terms of the contribution agreement, (c) sufficient rights and assets necessary to conduct the RCC business, and (d) the right to receive all of the revenue, income, fees, commissions and other compensation as contemplated by the contribution agreement;

•	RCC and each of the other entities conducting the RCC business we are acquiring have disclosed all obligations and liabilities required to be reflected as such on a balance sheet prepared in accordance with GAAP;

•	the capitalization of each entity is as set forth in the contribution agreement and no agreement, commitment, plan or binding arrangement (such as an outstanding right to obtain securities) or restrictions exist which could affect this capitalization, except as set forth in the contribution agreement;

•	the insurance policies and employee benefit plans and arrangements are as set forth in the contribution agreement, are in full force and effect as of the date of the contribution agreement and are sufficient to comply with all applicable requirements of law and the RCC business as currently conducted;

•	since September 30, 2002, (a) there has not been a material adverse effect concerning RCC or any of the entities conducting the RCC business and (b) the operations and business of RCC and each entity has been conducted in all material respects only in the ordinary course of business consistent with past practice and in accordance with its respective organizational documents;

•	there have been no payment defaults with respect to any debt or lines of credit and all debt and lines of credit have been disclosed to us and accurately described in the contribution agreement;

•	all material agreements have been disclosed to us, are in full force and effect and are the legal, valid and binding obligations of the respective entity conducting the RCC business that is a party;

•	neither RCC nor any of the entities conducting the RCC business is an “investment company” or a company “controlled” by and “investment company,” within the meaning of the Investment Company Act of 1940, as amended;

•	except as otherwise disclosed, there are no violations of any employment laws, there are no arrangements requiring the payment of severance to any employee and no key employee has indicated his or her intention to terminate his or her respective employment;

•	except as otherwise disclosed, all applicable environmental laws and regulations are, and have at all times been complied with in all material respects; and

•	all schedules attached to the contribution agreement or to be delivered to us are, or will be when delivered, true, complete and correct and the representations do not and will not contain an untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statements made therein not misleading.

Covenants

The contribution agreement contains a number of customary and acquisition transaction-specific mutual covenants, including, without limitation, the following covenants, whereby each party to the contribution agreement has agreed, during the period between signing of the contribution agreement and the date of closing of the acquisition transaction, to:

•	furnish information pursuant to, provide assistance for and cause the preparation and filing of, all documentation required to obtain the governmental and regulatory consents and approvals deemed necessary to consummate the acquisition transaction;

•	prepare, execute and deliver, or cause to be prepared, executed and delivered, amended organizational documents, certificates of limited partnership and certificates of formation (or similar documents), as necessary, and to file each of these documents with the appropriate authority in any jurisdiction in which filing is required;

•	use commercially reasonable efforts to obtain all consents necessary to comply with the terms of the contribution agreement and consummate the transactions contemplated by the acquisition transaction;

•	issue or cancel, as applicable to a party, any promissory notes as required in connection with the transfer of the ownership interests of the RCC Principals pursuant to the acquisition transaction; and

•	use commercially reasonable efforts to take, or cause to be taken all actions necessary or advisable to comply with the terms of the contribution agreement and fulfill the “conditions to consummation of the acquisition transaction,” set forth above.

In addition to the above mutual covenants, the RCC Principals have also agreed during the period between signing of the contribution agreement and the date of closing of the acquisition transaction (except as expressly permitted otherwise by the contribution agreement or agreed to by us), to:

•	conduct the RCC business only in the ordinary course of business consistent with past practice;

•	use commercially reasonable efforts to preserve its assets, ownership interests and goodwill, and to maintain the services of its key employees and important business relationships;

•	maintain all applicable books and records of account in accordance with past practices and in a manner that fairly reflects the income, expenses, assets and liabilities; and

•	use all commercially reasonable efforts to modify covenants and guarantees in a commercially reasonable manner and obtain consents to enable us to be substituted for TRCLP as guarantor and/or borrower under RCC’s “warehouse” credit line.

The contribution agreement further prohibits RCC (and any of the other entities conducting the RCC business as expressly provided for in the contribution agreement) from taking any of the following actions (subject to some exceptions and in most cases except in the ordinary course of business) on or before the date of closing the acquisition transaction without our prior written consent:

•	incurring any material obligations or liabilities;

•	modifying any material terms of an employment agreement or changing the compensation of an employee;

•	amending organizational documents;

•	selling, assigning, leasing, pledging or otherwise transferring or disposing of, any assets or ownership interests being acquired by us;

•	entering into (a) any contract, commitment or obligation exceeding $100,000 in the aggregate or (b) any material non-monetary obligation;

•	creating or assuming any lien or encumbrance of any nature upon any of the assets or ownership interests to be acquired by us;

•	issuing any stock, partnership or member interests (or granting any rights thereto) or declaring or paying any dividends or other distributions; or

•	modifying, amending or terminating any agreements and binding arrangements for the receipt of fees, commissions or compensation.

The contribution agreement also provides that, notwithstanding the covenants made by the RCC Principals, the RCC Principals may take, or omit to take, any action they deem necessary to satisfy their fiduciary obligations to shareholders or members of the entities that we are acquiring.

Termination

Termination events. The contribution agreement may be terminated and the acquisition transaction abandoned any time on or prior to the date we close the acquisition transaction and whether before or after shareholder approval is obtained, for a number of reasons, including by:

•	mutual written consent of the parties;

•	either party, if the other party’s conditions to the consummation of the acquisition transaction set forth above cannot be fulfilled by the earlier of (a) December 31, 2003 and (b) six months from the date we receive final clearance from the Securities and Exchange Commission of this proxy statement;

•	either party, on the earlier of (a) December 31, 2003 and (b) six months from the date we receive final clearance from the Securities and Exchange Commission of this proxy statement (other than as a result of the breach of the contribution agreement by the party seeking to terminate the contribution agreement); and

•	either party, if our board of trustees or the special committee, in the exercise of its fiduciary duties, withdraws, modifies or changes its recommendation of approval of the acquisition transaction in a manner adverse to the RCC Principals (in which case we will be required to pay RCC’s fees and expenses, as described under the heading “—Fees and Expenses,” below).

Obligation to negotiate. If RCC attempts to terminate the contribution agreement because one or more of its conditions to closing cannot be fulfilled, and the unfulfilled condition or conditions can be remedied monetarily by us, then we will, subject to some exceptions, have the right to delay the effective date of the termination for 30 days. During this delay period, we and RCC have agreed to negotiate in good faith a reasonable monetary remedy to enable RCC to satisfy the unfulfilled condition or conditions.

Effect of termination. If either party terminates the contribution agreement due to the inability of the other party to satisfy a condition to closing, neither party will be liable to the other party for any damages, except that a party may still be liable to the other party for any damages from a default or breach of its representations, warranties or agreements under the contribution agreement. The RCC Principals will not have liability, however, for breaches or failures of representations and warranties which result from events which occur after the date of the contribution agreement.

Indemnification

Overview of indemnification provisions. The RCC Principals have agreed to indemnify, defend and hold harmless our Company, our subsidiaries and affiliates and each officer, director, trustee, employee and agent thereof, for and against all claims, losses, liabilities, damages, payments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating and defending any claim) as a result of or arising from or in connection with, among other things: (a) a breach or failure of any of their representations, warranties, certifications, covenants or agreements contained in the contribution agreement or, subject to some limitations, any breach or failure of some representations or warranties contained in the contribution agreement as if such representation or warranty were made on and as of the closing of the acquisition transaction; (b) third party claims (other than claims made by our shareholders) with respect to the execution or delivery of, or the performance of any transaction contemplated by, the contribution agreement or any collateral agreement thereto by the RCC Principals on or prior to the closing date; (c) claims against us resulting from disputes between and among the RCC Principals, their affiliates, and/or former RCC Principals; (d) claims with regard to assets and properties that we are not acquiring in connection with the acquisition transaction; and (e) claims arising out of any liabilities other than those which are being assumed by us or retained by entities which we are acquiring in the acquisition transaction.

Each RCC Principal will be severally liable for indemnification claims involving matters which are specifically allocated to such RCC Principal. In the event of an indemnification claim involving a matter which is not specifically allocated to a particular RCC Principal, then each RCC Principal will be jointly and severally liable for such claim, but the aggregate amount we can recover from each RCC Principal with respect to such indemnification claim will be capped at an amount equal to the total amount of damages for which the RCC Principals are liable with respect to such claim multiplied by the percentage interest representing such RCC Principal’s proportionate share of the consideration to be paid by us to the RCC Principals in the acquisition transaction, subject to the limitations set forth below. TRCLP will be jointly and severally liable for all indemnification claims by us pursuant to the contribution agreement, which means that, among other things, we can generally seek to recover from TRCLP the full amount for all indemnification obligations, subject to the limitations set forth below.

The amount payable by any RCC Principal for indemnification claims may be comprised of: (a) cash; or (b) special common units or Common Shares equal to (1) the amount payable by the RCC Principal divided by (2) the price of a Common Share on the date of payment.

We have agreed to indemnify, defend and hold harmless each of the RCC Principals, their subsidiaries and affiliates and each officer, director, employee and agent thereof, for and against all claims, losses, liabilities, damages, payments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating and defending any claim) as a result of or arising from or in connection with, among other things: (a) a breach or failure of any of our representations, warranties, covenants or agreements contained in the contribution agreement; (b) third party claims (including claims made by our shareholders) with respect to the execution or delivery of, or the performance of any transaction contemplated by, the contribution agreement or any collateral agreement thereto by us on or prior to the date of closing of the acquisition transaction; (c) third party claims with regard to some assets and properties as set forth in the contribution agreement; and (d) third party claims arising after the date of closing of the acquisition transaction out of any liabilities that are assumed by us or retained by entities which we are acquiring in the acquisition transaction.

Limitation on indemnification. Subject to some exceptions, the RCC Principals will not be liable with respect to indemnification claims arising under the contribution agreement until the aggregate amount of damages for which the RCC Principals are obligated to indemnify us exceeds $2,000,000 and, then, the RCC Principals will be liable for all damages in excess of $2,000,000 up to, except in the case of TRCLP, the value of the special common units of CharterMac Capital, or our Common Shares for which they have been exchanged, issued to such RCC Principal as consideration in the acquisition transaction—TRCLP will be liable for damages up to the consideration to be paid by us to the RCC Principals in the acquisition transaction. Subject to some exceptions, we will not be liable with respect to indemnification claims arising under the contribution agreement until the aggregate amount of damages for which we are obligated to indemnify the RCC Principals exceeds $2,000,000 and, then, we will be liable for all damages in excess of $2,000,000 up to $60,000,000.

Other obligations

Stabilization commitment. Thirteen revenue bonds owned by us, which are secured by properties owned by borrowers whose equity investor is a program sponsored by RCC, were carried on a “watch list” maintained by us to track revenue bonds which are within six months of a requirement that they achieve “stabilization” and are in danger of not being able to fulfill their stabilization requirement. “Stabilization” is typically the point at which a property is required to meet a specified debt service coverage ratio (generally 1.10:1.0) or in the alternative, the borrower generally has a recourse obligation to redeem revenue bonds in an amount necessary to result in a 1.10:1.0 debt service coverage ratio. The inability to achieve stabilization or redeem revenue bonds does not necessarily mean that the borrower is unable to make its debt service payments but it may mean that the revenue bonds have a value below par.

The RCC Principals have agreed to the following actions with respect to the properties on the watch list if they do not achieve stabilization and the borrowers default on their obligations to redeem revenue bonds: (a) the RCC Principals will directly or indirectly loan the borrower sufficient funds to enable the borrower to reduce the debt service coverage ratio to 1.05:1.0 or, (b) with our consent, take other actions to achieve the same debt service coverage ratio. We are obligated to contribute 50% of the funds necessary to achieve the required debt service coverage ratio with respect to the first $1 million and the RCC Principals are obligated to pay 100% of the necessary funds after the first $1 million up to a total maximum outlay of $3 million.

The RCC Principals are entitled to repayment of any amounts expended by them in connection with their stabilization commitment (with interest) from 75% of available cash flow of the borrower in excess of a 1.10:1.0 debt service coverage ratio and from the proceeds of a sale or refinancing of the property after repayment of our revenue bond. If these proceeds are insufficient, the RCC Principals may receive repayment from the borrower’s investor (which is an entity sponsored by RCC and which will pay fees to us), but only after this investor has paid us all our fees which are expected to be paid currently and advances.

Partner insurance; assumption of liabilities and releases of guarantees. We have agreed to enter into other arrangements for the benefits of the RCC Principals which are described under the heading “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Other Agreements,” beginning on page [    ] of this proxy statement.

Amendments and Waivers

The contribution agreement may be modified or amended only by an instrument in writing signed by the RCC Principals and our Company. In addition, either party may waive, in writing, the compliance by the other party of any obligation, covenant, agreement or condition contained in the contribution agreement. Any such waiver, modification or amendment by us requires the consent of a majority of the members of the special committee. We will only supplement this prospectus or resolicit your consent with respect to any such waiver, modification or amendment if required by law (which would generally be the case only if the waiver, modification or amendment results in material changes to the terms of the transaction).

Agreements to be Entered Into Pursuant to the Terms of the Contribution Agreement

Employment agreements

One of our subsidiaries will enter into three-year employment agreements with four of the five RCC Principals (Messrs. Boesky, Hirmes, Schnitzer and Ms. Kiley). See “MANAGEMENT AFTER THE ACQUISITION TRANSACTION—Employment Agreements,” beginning on page [    ] of this proxy statement, for a summary of the terms and provisions of these employment agreements.

CharterMac Capital operating agreement

Contribution of assets and receipt of special common units. Pursuant to the terms of the acquisition transaction, CM Corp. and the RCC Principals will enter into an amended and restated operating agreement of CharterMac Capital. The RCC Principals will contribute to CharterMac Capital all of their ownership interests in RCC and their interests in the other entities which will give us the right to control other aspects of RCC’s business in exchange for membership interests in CharterMac Capital in the form of special common units. CM Corp. will own 100% of the “common” interests of CharterMac Capital.

Features of the special common units. The special common units have been structured to closely align the economic interests of management with those of our common shareholders and benefit our shareholders by allocating to the holders of special common units distributions of taxable income, which will help preserve the significantly tax-exempt characteristics of the dividends payable to holders of our Common Shares. In this regard, the features of the special common units are as follows: (a) the special common units will be exchangeable, subject to anti-dilution adjustments and some other restrictions set forth in the exchange rights agreement (see “—Exchange rights agreement,” below) at the election of the holders of the special common units, for cash equal to the average closing price of our Common Shares for the five consecutive trading days immediately preceding the date we receive a notice of exchange; provided, that we may choose, at our sole discretion, to satisfy this exchange right by exchanging the special common units for Common Shares on a one-for-one basis, in lieu of cash; (b) distributions will be paid to the holders of special common units at the same time as, and only if, distributions are paid to holders of our Common Shares; and (c) distributions paid to the holders of special common units will consist of taxable income.

Distributions on the special common units. Holders of special common units will be entitled to distributions at the same time as, and only if, dividends are paid on our Common Shares. However, unlike dividends payable to holders of our Common Shares, which consist of substantially tax-exempt income, distributions payable to holders of the special common units will consist of taxable income. In order to take into account the difference in tax treatment and enable holders of the special common units to receive an equivalent after-tax return on distributions as holders of our Common Shares receive on their dividends, the amount of their initial distribution will equal our per share dividend, annualized as of the closing date, divided by 0.72. Subsequent distributions to the holders of special common units will be increased (or decreased) proportionately with increases (or decreases) in dividends paid to holders of our Common Shares.

To the extent that, in any year, CharterMac Capital does not have sufficient cash flow to pay the entire distribution due on the special common units, we have agreed to contribute or to lend to CharterMac Capital all but

$5 million of these distributions. The remaining shortfall, if any, will earn interest at a market rate and will only be payable at the time CharterMac Capital has sufficient cash flow.

Governance/voting rights. Holders of the special common units may not take part in the operation, management or control of CharterMac Capital’s business and do not have any voting rights. This notwithstanding, the consent of a majority of the holders of the special common units will be required to approve the following Capital Transactions related to CharterMac Capital: (a) the dissolution or liquidation of CharterMac Capital; (b) the sale, assignment, transfer or pledge of assets of CharterMac Capital outside the ordinary course of business; (c) a merger or consolidation with another entity where CharterMac Capital (1) is not the surviving entity; (2) issues special common units in connection with the merger or consolidation; or (3) makes any change to the CharterMac capital operating agreement or certificate of formation; (d) any distribution by CharterMac Capital (other than cash distributions); (e) specified transfers of assets and other transactions that would result in recognition of taxable income to the RCC Principals; or (f) the issuance of additional interests in CharterMac Capital.

Consent will not be required with respect to any action referred to in clause (b) or (e) above, if the action is with an unaffiliated third party and at the time of the transaction, CharterMac Capital distributes to the holders of special common units cash in an amount sufficient to offset any tax payable on any gain recognized by them as a result of these actions.

If we decide to sell or dispose of all or substantially all of our Company’s assets or equity interests (an “Extraordinary Transaction”), structured in a way that requires a Capital Transaction to occur, we may consummate the Extraordinary Transaction without the consent of the holders of the special common units provided that the Extraordinary Transaction either (a) entitles the holders of the special common units to retain their special common units, (b) allows our shareholders to receive more than 50% of the aggregate value of the consideration to be paid to them in cash (an “Extraordinary Cash Transaction”) or (c) occurs more than five years after the closing of the acquisition transaction, and further provided that if the holders of the special common units are not entitled to retain their special common units, those holders will be required to exchange their special common units pursuant to the exchange rights agreement.

Exchange rights agreement

The RCC Principals will enter into an exchange rights agreement with CharterMac Capital and CM Corp., pursuant to which each RCC Principal will receive the right, upon expiration of their lock-up period, to (a) exchange all or a portion of their special common units for cash and (b) receive cash in an amount equal to any accrued but unpaid distributions with respect to the special common units being exchanged (not including accrued and unpaid distributions for the quarterly period in which the exchange occurs). In lieu of cash, we may, at our discretion, exchange such special common units (and any accrued but unpaid distributions) for Common Shares on a one-for-one basis, subject to anti-dilution adjustments. The Common Shares will be issued at a price equal to the average closing market price of our Common Shares for the five consecutive trading days prior to the date upon which CharterMac Capital and CM Corp. receive notice of conversion. Exchanges may only be made in amounts equal to or greater than 1,000 special common units, unless a holder owns less than 1,000 special common units, in which case that holder may exchange the entire amount held.

Special preferred voting share purchase agreement; certificate of designation

The RCC Principals will enter into a purchase agreement with us, pursuant to which each RCC Principal will acquire one special preferred voting share (at $.01 per share) for each special common unit they own. The rights and preferences of the special preferred voting shares will be contained in a certificate of designation which we will adopt at the closing of the acquisition transaction.

Voting rights. The special preferred voting shares will entitle the holders of the special common units to vote, on a one-for-one basis, on all matters subject to a vote of the holders of our Common Shares. We have the right to require that each special preferred voting share be redeemed (for $.01 per share) and cancelled simultaneously upon the exchange of a special common unit by the holder thereof into cash or our Common Shares. Other than the payment of the $.01 per share upon redemption of the special preferred voting shares or the liquidation of our Company, the special preferred voting shares are not entitled to any distributions or other economic rights.

If holders of our Common Shares receive voting securities in connection with an Extraordinary Transaction, the special preferred voting shares will be entitled to the same proportionate voting rights after the Extraordinary Transaction as they had in our Company immediately prior to the Extraordinary Transaction. If an Extraordinary Cash Transaction occurs and our shareholders receive non-voting securities, holders of any special common units will be required to surrender the special preferred voting shares owned by them.

Number of trustees. So long as the holders of the special preferred voting shares own, in the aggregate, 7.5% or more of our outstanding voting securities, there must be at least fourteen trustees on our board of trustees, consisting of at least six non-independent trustees and at least eight independent trustees.

Right to nominate non-independent trustees. So long as the holders of the special common units own, in the aggregate, 7.5% or more of our outstanding voting securities, holders of a majority of the outstanding special voting preferred shares will have the right, in lieu of our board of trustees (or nominating committee thereof) to elect to our board of trustees any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our Common Shares to also nominate their choices for the non-independent trustee nominees. After the date upon which the holders of the special preferred voting shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our board of trustees) or to stand for election at any annual or special meeting.

Voting agreement

The RCC Principals will enter into a voting agreement which governs the voting of all of their special preferred voting shares, Common Shares issuable upon exchange of their special common units and any other Common Shares currently owned or which may be acquired by them in the future. The voting agreement will provide that the RCC Principals will (a) vote their Common Shares or special preferred voting shares in favor of the election of any independent trustee approved by our board of trustees or in the same proportion as the unaffiliated holders of our Common Shares vote in such election, and (b) not exercise any right as a shareholder of our Company to nominate any independent trustee. With the exception of Mr. Ross, whose voting agreement remains in effect as long as he owns any of our special preferred voting shares or Common Shares, the voting agreement will terminate for each of the remaining four RCC Principals at the time he or she is no longer an employee, officer or trustee of our Company.

Lock-up agreement with executives

In connection with their receipt of special common units, Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley, will each enter into lock-up agreements with us whereby they will agree, subject to some limited exceptions, to the following conditions:

•	none of their special common units may be exchanged, sold or otherwise transferred before the first anniversary of the closing date;

•	20% of their special common units and Common Shares issuable upon exchange of the special common units will be released from the lock-up on the first anniversary of the closing date;

•	an additional 40% of their special common units and Common Shares issuable upon exchange of the special common units will be released from the lock-up on the second anniversary of the closing date; and

•	the balance will be released from the lock-up on the third anniversary of the closing date.

This lock-up will not prevent a pledge of the special common units or Common Shares subject to the lock-up, or the sale of the special common units or Common Shares on foreclosure pursuant to a pledge arrangement, in connection with recourse loans which do not exceed 40% of the market value of the pledged special common units or Common Shares. It will also prevent each of the RCC Principals from selling or transferring special common units or Common Shares issued in exchange for special common units to any person who holds, or would hold as a result of the sale or transfer, more than 10% of the equity interests in our Company.

Registration rights agreement

On the date we close the acquisition transaction, we will enter into a registration rights agreement with the RCC Principals pursuant to which we will be obligated, within 60 days of the closing date, to file a shelf registration statement under the Securities Act, registering the resale of our Common Shares issuable upon exchange of the special common units or exercise of options issued to Mr. Ross pursuant to the acquisition transaction. We have agreed to use our commercially reasonable efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission as soon as possible after its filing. We will bear the costs of registration, including, among other things, registration and filing fees, printing expenses, attorneys’ fees, accountants’ fees and other reasonable expenses.

We may delay, suspend or withdraw the filing of a shelf registration statement for 60 days if a negotiation or consummation of a material transaction concerning our Company is pending or an event has occurred, which would require disclosure by us of material information in such shelf registration statement that we feel could be detrimental to us and our shareholders. We may not delay, suspend or withdraw a registration statement for this reason more than twice within any consecutive 12 month period.

If at any time during the period for which we are required to keep a shelf registration effective, we plan to file a registration statement under the Securities Act (other than a registration statement on Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to our existing shareholders), we will, subject to some limitations and the request of the holders of the special common units or options issued in connection with the acquisition transaction, offer these holders so-called “piggy-back” registration rights and use our best efforts to arrange to include in such registration statement all of the Common Shares issuable upon exchange of the special common units or exercise of options granted pursuant to the acquisition transaction requested to be included.

Standstill agreement

The RCC Principals will enter into a standstill agreement with us, pursuant to which they will be subject to certain limitations on the acquisition (or proposed acquisition) of additional equity interests in our Company for five years after the closing of the acquisition transaction. The terms of the standstill agreement provides that, subject to our approval by the consent of not less than a majority of our independent trustees, the RCC Principals will not:

•	directly or indirectly, effect (a) any acquisition of our securities or the securities of our subsidiaries, affiliates or divisions, (b) any tender or exchange offer, merger or other business combination involving our Company or any of our subsidiaries, affiliates or divisions, (c) any recapitalization, restructuring, conversion, liquidation, dissolution or other extraordinary transaction with respect to our Company or our subsidiaries, affiliates or divisions, (d) any acquisition of a material or significant amount of the assets of our Company or any of our subsidiaries, affiliates or divisions, or (e) any solicitation of proxies or contests with respect to any voting securities of our Company;

•	act, either alone or in concert with others, to seek to control or influence the management or policies of our Company or any of our subsidiaries, affiliates or divisions; or

•	enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Notwithstanding the above restrictions, nothing in the standstill agreement prevents an RCC Principal who is also an officer or trustee of our Company from exercising his or her fiduciary duties to our Company or our subsidiaries and propose transactions to our board of trustees (in his or her capacity as officer or trustee).

In addition, the standstill agreement permits the RCC Principals to acquire additional Common Shares (a) to maintain the same percentage interest of voting securities in our Company they will hold immediately following the acquisition transaction, (b) in connection with a tender offer commenced by a person not affiliated with the RCC Principals, (c) under executive compensation arrangements or option plans of our Company, but not including original issuances by us to the public, and (d) with the exception of Mr. Ross, acquire additional securities from time to time as long as the aggregate percentage interest of voting securities of our Company held by such RCC Principal and his or her affiliates following such acquisition does not exceed the aggregate percentage interest of voting securities of our Company held by such RCC Principal and his or her affiliates immediately following the acquisition transaction plus 1%.

Additional Agreements with Stephen Ross and TRCLP

In addition to the agreements mentioned above, Mr. Ross and his affiliates will enter into the following agreements pursuant to the terms of the contribution agreement:

Ross lock-up agreement

Mr. Ross and his affiliates will generally not have any restrictions on sale or pledge of any special common units or Common Shares owned by them. This notwithstanding, Mr. Ross and his affiliates will enter into a lock-up agreement whereby each will agree, subject to some exceptions, (a) not to exchange their special common units until after the first anniversary of the closing date and (b) to make pledges of the special common units or Common Shares only if (1) the pledgor or pledgee does not intend to engage in short selling of our Common Shares in connection with the pledge transaction and (2) the principal amount of any non-recourse loan secured by special common units or Common Shares does not exceed 50% of the market value of the special common units or Common Shares.

Mr. Ross has also agreed not to engage in transactions that are designed, or could reasonably be expected to lead to or result in short sales or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to our Common Shares or with respect to any security that includes, relates to, or derives any significant part of its value from our Common Shares, or any similar financial transactions that would likely cause a market participant to engage in short sales of our Common Shares.

Future relations agreement

Mr. Ross and TRCLP and certain of its affiliates, will enter into a future relations agreement with us containing non-competition covenants and right of first offer terms, whereby each of Mr. Ross, TRCLP and its affiliates will agree (a) not to compete with the business currently being conducted by RCC and us except in some limited circumstances and (b) to continue to provide us with tax credit syndication opportunities.

Non-competition. Subject to the enumerated “Permitted Activities” described below, Mr. Ross, TRCLP and its affiliates, will agree not to compete, without our prior written consent, in any “Competitive Business” for a period of the greater of (a) five years following the closing date of the acquisition transaction or (b) such time as Mr. Ross or any of his affiliates are on our board of trustees. “Competitive Business” is defined as arranging for and providing (a) debt financing products and services to developers and owners of multi-family housing and (b) equity financing products and services to developers and owners of multi-family properties which generate low income housing tax credits.

Examples of “Competitive Business” include the following:

•	businesses currently being conducted by RCC and the entities it controls that we are acquiring as part of the acquisition transaction;

•	syndication and sale of tax credits and tax credit syndication interests;

•	businesses currently being conducted by our Company, AMAC or any of our or AMAC’s affiliates;

•	acquisition of tax credits and tax credit syndication interests through tender offers or other methods;

•	credit enhancement by insurance, credit support, guarantees or otherwise with respect to equity and debt financing in connection with multifamily housing;

•	bridge lending, mezzanine lending and predevelopment lending, or providing or facilitating the provision of default swaps, credit derivative products and other derivative products in connection with multifamily housing; and

•	ownership of an “agency lender” such as PW Funding, Inc.

Notwithstanding the above prohibitions on competition, Mr. Ross, TRCLP and its affiliates will be permitted to compete with us in the following areas, which we refer to as “Permitted Activities”:

•	acquire, develop or co-develop “tax credit properties”, which are multi-family properties that are allocated tax credits provided any tax credit syndication interests derived from tax credit properties are offered to us as described under the heading “—Right of first offer,” below;

•	provide credit enhancement of tax-exempt bond financing with respect to so-called “80/20” properties, provided that if Mr. Ross or his affiliates determine to “sell down,” “sell off” or otherwise seek to reduce their exposure with respect to such credit enhancement they will do so through PW Funding unless (a) PW Funding is otherwise prohibited from doing so, (b) its terms are not comparable or (c) Mr. Ross or his affiliates do not utilize the services of an entity such as PW Funding;

•	provide mezzanine financing secured by interests in multifamily housing other than on tax credit properties provided that if the mezzanine financing is subordinate to a senior loan from another agency lender such as PW Funding, they will not provide the mezzanine financing unless PW Funding provides the senior loan unless (a) PW Funding is otherwise prohibited from doing so, (b) its terms are not comparable, (c) Mr. Ross or his affiliates do not market their mezzanine lending services through an entity such as PW Funding, or (d) the borrower does not approve of PW Funding;

•	acquire or hold, as a passive investor, less than 5% of the outstanding voting securities of a company or other entity engaged in a Competitive Business;

•	serve as a director of any company whose primary business is not a Competitive Business;

•	engage in any Competitive Business not conducted by our Company or the acquired RCC business on or prior to the effective date of the acquisition transaction with prior written notification to us, unless we notify them that (a) we intend to engage in such business or (b) are actively pursuing such business;

•	acquire tax credits and tax credit syndication interests (other than in programs sponsored by RCC or our affiliates) through tender offers or other methods provided that (a) the acquisition is made for the person’s own account and (b) the tax credit syndication interests acquired in connection with this activity are not acquired for the purpose of resale or syndication unless they are offered to us under the “right of first offer,” as described below;

•	directly or indirectly, acquire, develop or own multifamily housing properties which are not allocated tax credits;

•	make equity investments, for their own account, in multifamily housing properties or in entities which acquire, develop or own multifamily housing properties and, if these properties are not allocated tax credits, make equity investments in these properties for the account of others; and

•	sponsor privately placed opportunity funds which acquire equity interests in real property assets, including tax credit properties.

Right of first offer. The future relations agreement also provides that Mr. Ross and his affiliates, including TRCLP, have agreed that in the event they develop, co-develop, purchase or restructure tax credit syndication interests in tax credit properties owned directly or indirectly by them, and these tax credit syndication interests are to be sold, our Company will have the sole and exclusive right for a period of five years, except in limited circumstances, to purchase and/or syndicate these tax credit syndication interests on terms consistent with past practice and in the ordinary course of business.

Fiduciary duty. Certain persons affiliated with Mr. Ross or TRCLP may serve as trustees of our Company. These individuals, which we refer to as “Affiliated Trustees,” are allowed to engage in Permitted Activities which compete with us. As a result, these Affiliated Trustees have agreed that, in recognition of their fiduciary duty to our Company, that they will (a) be prohibited from attending any portion of a meeting of our Company (or any committee created or authorized by our board of trustees) or any meeting of the governing body or committee of CM Corp., CharterMac Capital or its affiliates, at which matters within the scope of such Permitted Activities are discussed and (b) be prohibited from receiving information about or voting on matters relating to such Permitted Activities if, utilizing reasonable judgment, a majority of our independent trustees or our management determines that this discussion involves confidential information relating to a matter on which the Affiliated Trustee competes or has the right to compete and such Affiliated Trustee’s participation in the meeting could be detrimental to our Company, CM Corp. or CharterMac Capital.

Information with regard to these safeguards, including actions taken and/or disagreements that have arisen in connection with the administration of these safeguards, will be reported to the audit committee of our board of trustees by our management on a quarterly basis. If the audit committee believes that these safeguards have not adequately protected us, it will recommend reasonable adjustments to these safeguards which will become implemented upon approval by our independent trustees.

Non-solicitation. Mr. Ross, TRCLP and its affiliates have agreed not to solicit any developer or customer with whom we have done business in the preceding two-year period for the purpose of developing or co-developing a tax credit syndication property unless Mr. Ross, TRCLP or its affiliates (a) are actively involved in the co-development of this property and/or provide property management services to the property and (b) are not solely acting as a financial partner or credit support provider. Any tax credits or tax syndication interests with respect to this property must be offered to us in accordance with the right of first offer referred to above.

Services agreements

Shared services agreement. We will enter into a shared services agreement with TRCLP, pursuant to which TRCLP will agree to continue to provide shared services such as human resources, mailroom, computer support, e-mail, reception and other office services currently provided by TRCLP to us, until the later of (a) five years or (b) the date Mr. Ross is no longer on our board of trustees; provided that with respect to services that relate to our sharing of common facilities with TRCLP such as mailroom, reception and other office services, TRCLP will not be obligated to provide these services if it no longer maintains offices at its current location. The fees we will pay to TRCLP under this agreement will be based on an allocable share of the costs of providing these services. In addition, for a period of five years from the closing of the acquisition transaction, as long as Mr. Ross (or his affiliates) continue to control Related Management Co., Related Management Co. will provide services requested by us in connection with our investments on the same terms as these services would be provided by unaffiliated third parties.

Other services agreement. Pursuant to the other services agreement, CharterMac Capital will agree, for a period of five years (subject to earlier termination in specified circumstances), to provide services to other entities which utilized RCC’s services and personnel prior to the effective date of the acquisition transaction. The fees payable for these services will be calculated based on the allocable share of the costs of providing these services.

Option grant

We have committed to keeping Mr. Ross as our non-executive chairman for three years, unless during that time he is no longer on our board of trustees. In consideration for Mr. Ross serving as our non-executive chairman, we will grant to Mr. Ross options to purchase one million Common Shares (subject to adjustment for anti-dilution protections) at the Common Share Price ($17.78 per share). One-fifth of Mr. Ross’s options will become vested and exercisable on each anniversary of the grant date, so that his options shall be fully vested after five years. The options are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

Mr. Ross’s options will have a maximum term of 10 years. In the event of Mr. Ross’s death, however, his unvested options shall vest upon his death and his estate or his heirs to whom his unexercised options are transferred by will or the laws of descent and distribution shall be entitled to exercise his vested options during the original 10-year term. In the event that Mr. Ross or his affiliates breach the future relations agreement and the breach is not corrected within 30 days following our giving of notice to Mr. Ross of the breach, then Mr. Ross’s unvested, unexercised options will immediately terminate. In addition, if Mr. Ross resigns, retires or otherwise voluntarily ceases to serve as non-executive chairman or as a managing trustee of our Company, the right to exercise any of his unvested options shall immediately terminate on such date.

Mr. Ross’s options may be exercised by him during his lifetime, and the options may not be transferred or otherwise assigned by him other than to some permitted transferees or by will or the laws of descent and distribution.

Mr. Ross may pay the exercise price of his options in the form of: (a) cash or its equivalent; (b) Common Shares that he has already owned for at least six months that have a fair market value equal to the exercise price; or (c) a cashless exercise of his options.

For accounting purposes, the estimated fair value of the options as of the grant date will be amortized into compensation expense, straight line, over the five-year vesting period. Based on current tax laws, rules, and interpretations, Mr. Ross will not recognize taxable income upon the grant of his options. Nor will the grant entitle us to a current tax deduction. Whenever Mr. Ross exercises his options, he will recognize taxable ordinary income equal to the difference between the then fair market value of the Common Shares subject to the options being exercised and the exercise price of these options. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by Mr. Ross.

Mr. Ross will not receive any additional compensation for serving as non-executive chairman of our Company.

Restricted Share Award Plan

Pursuant to the terms of the contribution agreement, we will adopt a restricted share award plan that will permit us to grant restricted Common Shares to our employees and the employees of our subsidiaries, including CharterMac Capital and RCC. On the effective date of our acquisition of the RCC business, we will grant at least $15 million worth of restricted Common Shares to RCC employees designated in advance by the RCC Principals. At the option of the RCC Principals, the amount of restricted Common Shares may be increased to up to $20.2 million in which event the Contingent Payment payable to the RCC Principals will be reduced by the amount by which the value of the restricted Common Shares issued exceeds $15 million. Participants will be entitled to distributions on and to vote all vested shares, and all unvested shares so long as they remain employees. None of the restricted Common Shares will be granted to the RCC Principals. The restricted Common Shares granted to RCC employees may require participants to enter into non-competition and non-solicitation agreements with us and will vest over a 3 to 5 year period. Participants who terminate employment for any reason will forfeit to us their unvested restricted Common Shares.

A copy of the restricted share award plan is attached hereto as Appendix E and should be consulted for detailed information. All statements made herein regarding the restricted share award plan are only intended to summarize the restricted share award plan and are qualified in their entirety by reference to the plan.

Purpose of the plan. The restricted share award plan is designed to promote our long-term growth and profitability by permitting us to grant awards of restricted Common Shares to our employees and the employees of our subsidiaries, and thereby to attract retain, and motivate the best available persons for positions of substantial responsibility as well as to align the financial interests of these employees with the interests of our common shareholders generally (i.e., by providing them with substantial financial interests in our success).

Effective date and administration. The restricted share award plan will become effective upon the closing date of the acquisition transaction. Our board of trustees has the discretion either to administer the restricted share award plan, or to delegate that authority to a committee for this function. Our board of trustees may act in lieu of the committee on any matter within its discretion or authority, and may eliminate the committee, or remove any committee member, at any time in its discretion. The restricted share award plan uses the term “administrator” to refer to our board of trustees or any appointed committee which administers the restricted share award plan, and in that capacity has broad discretion to make and modify restricted share awards, to document awards, and to construct and interpret the terms of the restricted shares award plan and any restricted share award agreements.

Eligible employees; Common Shares available for grants. The restricted share award plan authorizes the administrator of the plan to grant restricted share awards to our employees and employees of our subsidiaries (other than the RCC Principals). The restricted share award plan will reserve at least $15 million and up to $20.2 million worth of shares of Common Shares for restricted share awards. The total number of Common Shares that may be issued under the plan is based upon the Common Share Price (i.e. $17.78) which means that a minimum of 843,645 Common Shares will be, and a maximum of 1,124,860 Common Shares may be, issued under the restricted share award plan. The number of Common Shares covered by each outstanding restricted share award, the number of Common Shares available for restricted share awards, the number of Common Shares that may be subject to restricted share awards to any one participant, and the price per Common Share (if any) covered by each such outstanding restricted share award will be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of Common Shares, or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by us other than the conversion of any convertible securities. These adjustments will be made by the administrator of the restricted share award plan, whose determination in that respect will be final.

Agreements evidencing awards; shareholder rights. Each restricted share award shall be evidenced by a written award agreement which will contain these provisions as the administrator of the restricted share award plan in its discretion deems necessary or desirable. A participant shall not have any of the rights of a shareholder with respect to shares subject to a restricted share award until the participant has satisfied all conditions pursuant to the applicable restricted share award agreement and the restricted share award plan; and been issued a share certificate for unrestricted Common Shares.

Restricted shares awards. Unless otherwise determined by the administrator, restricted Common Shares subject to a restricted share award shall become vested and nonforfeitable, unrestricted Common Shares over a 3 to 5 year vesting schedule. The restricted Common Shares granted to the RCC employees on the effective date of the acquisition transaction will be subject to this 3 to 5 year vesting schedule. The participant will receive a share certificate or certificates for the appropriate number of unrestricted Common Shares after the restricted share award vests. If the participant terminates his or her employment with us and our subsidiaries for any reason before his or her Restricted Share award is fully vested, then he or she shall forfeit the restricted Common Shares and these shares shall become available for future grants of restricted share awards under the restricted share award plan.

Distributions. Participants will be entitled to distributions on all vested shares and on all unvested shares so long as they remain employees.

Voting rights. Participants will be entitled to vote all vested shares and all unvested shares so long as they remain employees.

Conditions on issuance of Common Shares. The administrator may not issue Common Shares unless the issuance complies with applicable securities laws, and to that end may require that a participant make certain representations or warranties. If the administrator determines that any consent is necessary as a condition of, or in connection with, the granting of any restricted share award, the issuance or purchase of Common Shares, or the taking of any other action pursuant to the plan, then these actions will not be taken until the consent has been satisfied.

Nontransferability. Participants may transfer restricted share awards to immediate family members or trusts under specified circumstances. Until vested, restricted share awards may not otherwise be sold, pledged, assigned, hypothecated, transferred or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent and distribution.

Tax withholding. Before any issuance of Common Shares pursuant to the plan, the participant must satisfy any federal, state, local, or foreign withholding tax obligations that may arise in connection with a restricted share award or the issuance of Common Shares. In the absence of any other arrangement, a participant shall be deemed to have directed us to withhold or collect from his or her compensation the amount necessary to satisfy any tax withholding obligations. A participant may satisfy his or her minimum statutory tax withholding obligations by surrendering to us Common Shares (which may be already owned or subject to the restricted share award) that have a fair market value equal to the amount required to be withheld.

Modification of awards. The administrator of the restricted stock plan may modify a restricted share award, provided that no modification to an award shall materially reduce the participant’s rights as determined by the administrator without the participant’s prior written consent.

Amendment and termination of the plan. Our board of trustees may from time to time amend the terms of the restricted share award plan and, with respect to any Common Shares at the time not subject to restricted share awards, suspend or terminate the restricted share award plan; subject to our shareholders’ approval to the extent required by law or determined by our board of trustees. No amendment, suspension, or termination of the restricted share award plan will, without the consent of any affected participant, alter or impair any rights or obligations under any restricted share award previously granted without the participant’s prior written consent.

Federal income tax consequences. Based on current tax laws, rules, and interpretations, the recipient of a restricted share award will not recognize taxable income upon its grant, unless he or she receives a distribution of restricted Common Shares and makes a timely Section 83(b) election. Nor will the grant entitle us to a current tax deduction. Whenever we issue unrestricted Common Shares to a participant, the participant will recognize ordinary income equal to the fair market value of the property transferred. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the award holder.

Financial statement effects of awards. For accounting purposes, the fair value of the restricted Common Shares issued on the effective date of the acquisition of the RCC business will be deferred and amortized into compensation expense over the vesting period.

American Stock Exchange Listing of Common Shares

We will obtain approval prior to the closing of the acquisition transaction, subject to notice of issuance, for the listing on the American Stock Exchange of: (a) the Common Shares reserved for issuance upon the exchange of the special common units; (b) the Common Shares reserved for issuance upon the exercise of the options; and (c) the restricted Common Shares, being issued in connection with the acquisition transaction.

Accounting Treatment

The acquisition transaction will be accounted for as a purchase of RCC by our Company. Accordingly, the purchase price, consisting of the cash consideration and the estimated fair value of the special common units issued to the RCC Principals, plus our transaction costs, will be allocated to the tangible and identifiable intangible assets and liabilities of RCC acquired, based on their estimated fair values on the date we close the acquisition transaction. Any excess of the purchase price over the identified assets acquired and liabilities assumed will be recorded as goodwill. RCC’s results of operations will be included in our financial statements for periods after the date we close the acquisition transaction.

Certain Federal Income Tax Considerations

We do not expect that the acquisition transaction will have any specific federal income tax consequences to our current shareholders. Following the acquisition transaction, our shareholders will continue to own our Common Shares in the same respect as before the transaction and the acquisition by the RCC Principals of special common units exchangeable into our Common Shares is not expected to alter the income tax effect of owning or subsequently transferring Common Shares. In view of the individual nature of each shareholder’s income tax situation, you are urged to consult your own tax adviser with respect to the specific federal, state and local tax consequences associated with the acquisition transaction. See “FEDERAL INCOME TAX CONSIDERATIONS,” beginning on page [    ] of this proxy statement, for a discussion of the tax implications of the acquisition transaction on our Company as a whole.

Required Approvals

Other than with respect to approvals required by HUD, Fannie Mae, the NASD or under the Hart-Scott-Rodino Act, neither our management nor the management of RCC believes that any filings with or approval of any governmental authority is necessary in connection with the consummation of the acquisition transaction. As of the date of this proxy statement, the consent of [insert applicable entity(ies)] has been obtained and the consent of [insert applicable entity(ies)] is still pending. The consent of HUD is not a condition of closing provided HUD has not advised that it has issues with respect to the giving of its consent that we reasonably believe will result in its denial of consent.

The approval of the shareholders holding a majority of our Common Shares is also needed in order to comply with the listing rules of the American Stock Exchange in connection with the issuance of: (a) Common Shares issuable upon the exchange of the special common units being granted to the RCC Principals; (b) Common Shares issuable upon the exercise of options being granted to Mr. Ross; and (c) restricted Common Shares being issued to employees of RCC who are not principals of RCC.

Federal Securities Laws Consequences

All of the special common units to be issued in the acquisition transaction will be offered and sold pursuant to an exemption from the registration provisions of the Securities Act, and therefore, will be subject to restrictions on their transferability in addition to the transfer restrictions contained in the lock-up agreements.

Fees and Expenses

Each party will bear its own fees and expenses in connection with the acquisition transaction. Our fees and expenses are expected to approximate $7.8 million, and we expect to pay both our fees and expenses and the cash consideration to be paid to TRCLP through additional borrowings. We do not currently have any commitments or arrangements for this financing, although we have had discussions with several financial institutions to arrange for this financing. We believe that even if we are unable to obtain this financing, we will still be able to consummate the acquisition transaction utilizing our existing credit facilities and securitization programs as well as our working capital.

If the acquisition transaction is not consummated due to our terminating the contribution agreement as a result of our board of trustees or the special committee exercising its fiduciary obligations and changing its recommendation of the acquisition transaction in a manner adverse to RCC, we would be required to reimburse RCC for (a) reasonable expenses of RCC’s financial advisors and attorneys incurred by them in connection with the negotiation, execution and delivery of, and the transactions contemplated by, the contribution agreement in an amount not to exceed $6 million and (b) a $3 million termination fee.

Rights of Dissenting Shareholders

You are not entitled to dissenters’ rights of appraisal under Delaware law in connection with the acquisition transaction.

Fairness Opinion of Dresdner Kleinwort Wasserstein, Inc.

The special committee retained DrKW to act as financial advisor to the special committee in connection with the acquisition transaction. DrKW delivered its written opinion to the special committee on December 17, 2002 that, as of the date of its opinion and based upon and subject to the various qualifications, assumptions and limitations described in the opinion, the consideration to be paid to the principals of RCC in the acquisition transaction was fair from a financial point of view to our Company. DrKW was engaged and acted solely as an advisor to the special committee and not as an advisor to or agent of any other person, including our Company or RCC. DrKW has not expressed an opinion on the fairness of the acquisition to either the unaffiliated or affiliated holders of our Common Shares.

The full text of the fairness opinion of DrKW, dated December 16, 2002, is attached as Appendix B to this proxy statement and is incorporated by reference in this proxy statement. You are encouraged to read the opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. DrKW provided its opinion for the information and assistance of the special committee in connection with its consideration of the acquisition transaction. DrKW’s opinion does not constitute a recommendation as to how any shareholder should vote or otherwise act with respect to the acquisition transaction and should not be relied upon by any shareholder as such. The summary of the opinion of DrKW set forth herein is qualified in its entirety by reference to the full text of the opinion attached as Appendix B to this proxy statement.

In connection with its opinion, DrKW reviewed, among other things:

•	drafts of the contribution agreement and other related agreements;

•	historical business and financial information relating to our Company and RCC for recent years and interim periods to date; and

•	internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of our Company and RCC and provided to DrKW for purposes of its analysis.

DrKW also held discussions with the management of our Company and RCC to review and discuss the respective businesses, operations, assets, financial condition and future prospects of our Company and RCC.

In addition, DrKW:

•	considered the financial terms of the various management agreements between our Company and RCC; DrKW was advised, and assumed for purposes of its opinion, that financial arrangements substantially similar to those reflected in the management agreements would continue (in the absence of the consummation of the acquisition transaction);

•	performed various financial analyses that it considered appropriate for purposes of its fairness opinion;

•	reviewed financial and stock market data relating to our Company and financial data relating to RCC;

•	compared this financial or stock market data with similar data for other publicly-traded companies that were relevant or comparable to RCC;

•	reviewed the financial terms of some recent acquisitions, business combination transactions and “management internalization” transactions reasonably comparable to the acquisition transaction; and

•	performed other studies, analyses and investigations and reviewed other information that DrKW considered appropriate.

In its review and analysis and in formulating its opinion, DrKW, among other things:

•	assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with it, or which was publicly available, and did not assume any responsibility for independent verification of any of this information;

•	assumed and relied upon the reasonableness and accuracy of financial projections, forecasts and analyses provided to it and assumed that these projections were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of management of our Company and RCC;

•	expressed no opinion with respect to projections, forecasts and analyses (including estimated EBITDA of RCC for the year ending December 31, 2002 and the resulting expectation that the full consideration contemplated by the contribution agreement will be paid) or the assumptions upon which they were based;

•	did not review and did not assume any responsibility for the evaluation of underwriting standards and the adequacy of reserves;

•	did not review any of the books and records of our Company or RCC, or assume any responsibility for conducting a physical inspection of the properties or facilities of our Company or RCC, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of our Company or RCC, and no independent valuation or appraisal was provided to DrKW;

•	relied, with the special committee’s consent, solely on the advice of the special committee’s tax and legal advisors as to tax and legal matters (including, without limitation, the tax consequences of the acquisition transaction to our Company and our shareholders and to RCC and its principals);

•	relied, with the special committee’s consent, solely on the advice of the special committee’s independent accounting advisors as to accounting matters (including, without limitation, the accounting due diligence investigations of RCC conducted by the independent accounting advisors);

•	assumed that the transactions described in the contribution agreement would be consummated without waiver or modification of any of the material terms or conditions contained therein; and

•	assumed that the personnel of RCC who will be our executive officers will promptly enter into three-year employment agreements with us on commercially reasonable terms; and, in that regard, the special committee engaged independent compensation consultants to advise it on these employment agreements, and DrKW did not review or assume responsibility for these matters.

DrKW’s opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by DrKW as of the date of its fairness opinion. DrKW did not express any opinion as to the prices at which any of our securities would trade at any time.

The special committee advised DrKW that it determined in the course of its deliberations that alternatives to the acquisition transaction were, for various reasons, not practical, advisable or in the best interests of our Company or our shareholders to pursue at this time. As a result, at the direction of the special committee, the scope of DrKW’s work was limited solely to an evaluation of the financial terms of the acquisition transaction. DrKW was not authorized to and did not:

•	solicit third party indications of interest in a merger or change of control of our Company or in selling all or any part of our Company, or

•	investigate any alternative transactions that may be available to our Company.

In addition, at the direction of the special committee, DrKW did not:

•	investigate alternative approaches (such as through the direct hiring of management personnel) to the management internalization which is to be effected by the acquisition transaction and the related employment agreements; or

•	investigate changes to the existing management agreements or the solicitation of other management services companies for alternatives to the management agreements with RCC and its affiliates.

DrKW’s opinion addressed only the fairness from a financial point of view to our Company of the consideration to be paid to the principals of RCC in the acquisition transaction, and did not express any views on any other term of the acquisition. Specifically, DrKW’s opinion did not address:

•	the financial or other terms of the various existing management agreements or employment agreements or other employment arrangements to be entered into with RCC’s management personnel;

•	the underlying business decision to enter into the various management agreements or any extension thereof;

•	the underlying business decision to “internalize management” as a result of the acquisition transaction;

•	the underlying business decision to effect the other transactions contemplated by the contribution agreement; or

•	the solvency of our Company or any of our affiliates (including CharterMac Capital) following consummation of the acquisition transaction or at any other time.

The following is a summary of the material financial analyses performed by DrKW in connection with the preparation of its opinion and reviewed with the special committee at its meeting on December 12, 2002. The summary set forth below is not a complete description of the financial analyses performed by DrKW. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary.

Valuation analyses

Comparable Transactions Analysis. DrKW reviewed the following seven selected transactions in the real estate industry announced between March 1999 and December 2001 that DrKW deemed relevant to its analysis. DrKW selected these transactions because they involved companies engaged in lines of business similar to our Company and for which there was publicly available data regarding the purchase prices and historical financial results of the acquired companies:

•	Aimco/Casden Properties (NAPICO);

•	Simpson Housing/Kaufman and Broad;

•	Lend Lease/AMRESCO;

•	Municipal Mortgage & Equity/Midland Financial;

•	Lend Lease/Boston Financial;

•	Starwood Financial Trust/Trinet Corporate Realty Trust; and

•	Bay View Capital/Franchise Mortgage Acceptance.

For each transaction, to the extent information was available, DrKW calculated the multiple of purchase price paid in each transaction as a multiple of the target’s (a) latest 12 months’ (“LTM”) net income and (b) book value preceding the transaction. DrKW also calculated the multiple of adjusted purchase price (which is the equity value plus net debt of the target company) as a multiple of the target’s (a) LTM sales, (b) LTM EBITDA and (c) LTM earnings before interest and taxes (“EBIT”) preceding the transaction. DrKW derived the following reference ranges of multiples (excluding some multiples which DrKW determined were not available) from its review of the comparable transactions:

Selected Transactions
	Range	Median	Mean
Purchase Price/LTM Net Income	5.8x – 34.1x	16.8x	18.4x
Purchase Price/Book Value	0.8x – 3.3x	2.0x	2.0x
Adjusted Purchase Price/LTM Sales	1.0x – 13.3x	3.4x	5.3x
Adjusted Purchase Price/LTM EBITDA	3.8x – 16.7x	7.5x	9.3x
Adjusted Purchase Price/LTM EBIT	5.8x – 20.4x	13.1x	13.1x

Using a selected EBITDA multiple range of 7.5x to 9.5x derived from the comparable transactions analysis above and assuming an estimated RCC EBITDA for 2002 of $44.8 million, the resulting implied valuation range for 2002 was $336 million to $426 million. The 2002 RCC EBITDA estimate was provided to DrKW by the management of RCC. DrKW concentrated on the purchase price as a multiple of EBITDA because the EBITDA analysis provides a more consistent basis of comparison of transactions in light of the wide variety of entity structures used in the industry (e.g., partnership forms, limited liability entities, etc.) and the disparate methods of accounting employed by these real estate firms. The other measurements were included in DrKW’s analysis for purposes of completeness.

Comparable Management Internalizations Analysis. DrKW reviewed the following eighteen management internalization transactions announced between December 1994 and February 2002:

•	Shelbourne Properties/External Advisor;

•	ResREIT/Dundee Greenwin;

•	Carey Diversified/W.P. Carey & Co.;

•	Imperial Credit Industries/Imperial Credit Mortgage;

•	Summit REIT/Roycom;

•	Starwood Financial Trust/External Advisor;

•	Cabot Industrial Trust/Cabot Partners;

•	AMB Property Corp./AMB Realty Advisors;

•	CNL Realty/CNL Realty Advisors;

•	Lend Lease/Equitable RE Investments;

•	Security Capital Industrial/External Advisor;

•	Security Capital Pacific/External Advisor;

•	Security Capital Atlantic/External Advisor;

•	ASR Investments/Pima Mortgage;

•	Storage Equities/Public Storage Management;

•	Realty Income Corp./R.I.C. Advisor;

•	CRIIMI MAE/CRI Inc.; and

•	Shurgard Storage Center/Shurgard Inc.

For each transaction, DrKW calculated the multiple of purchase price paid in each transaction as a multiple of the third party manager’s (a) LTM net income and (b) book value preceding the transaction. DrKW also calculated the multiple of adjusted purchase price (which is the equity value plus net debt of the third party manager) as a multiple of the third party manager’s (a) LTM sales, (b) LTM EBITDA and (c) LTM EBIT preceding the transaction. DrKW derived the following reference ranges of multiples (excluding some multiples which DrKW determined were not available or not meaningful) from its review of the comparable transactions:

Selected Transactions
	Range	Median	Mean
Purchase Price/LTM Net Income	3.8x – 15.8x	10.5x	9.5x
Purchase Price/Book Value	0.8x – 9.1x	8.8x	6.2x
Adjusted Purchase Price/LTM Sales	0.4x – 15.3x	3.3x	4.3x
Adjusted Purchase Price/LTM EBITDA	3.4x – 13.5x	9.3x	8.8x
Adjusted Purchase Price/LTM EBIT	3.5x – 14.6x	8.8x	8.9x

Using a selected EBITDA multiple range of 8.0x to 10.0x derived from the comparable management internalizations analysis above and assuming an estimated RCC EBITDA for 2002 of $44.8 million, the resulting implied valuation range for 2002 was $359 million to $448 million. The 2002 RCC EBITDA estimate was provided to DrKW by the management of RCC. DrKW concentrated on the purchase price as a multiple of EBITDA because the EBITDA analysis provides a more consistent basis of comparison of transactions in light of the wide variety of entity structures used in the industry (e.g., partnership forms, limited liability entities, etc.) and the disparate methods of accounting employed by these real estate firms. The other measurements were included in DrKW’s analysis for purposes of completeness.

Comparable Companies Analysis. DrKW reviewed and compared selected financial information of RCC to corresponding financial information for the following six publicly traded companies:

•	W.P. Carey & Co.;

•	Jones Lang LaSalle;

•	Trammell Crow;

•	Insignia Financial;

•	Kennedy Wilson; and

•	Grubb & Ellis.

The selected companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered comparable to RCC’s operations. DrKW calculated and compared various financial multiples and ratios for the selected companies listed above, using each of the respective companies’ closing stock prices as of December 10, 2002, based on the most recent publicly available information. DrKW calculated the following multiples with respect to each company:

•	enterprise value (which is the equity market capitalization plus net debt) as a multiple of (a) LTM revenue, (b) estimated revenue for fiscal year 2002 and (c) LTM EBITDA; and

•	stock price as a multiple of (a) LTM earnings per share (“EPS”), (b) estimated fiscal year 2002 EPS and (c) and book value.

The range of multiples, median multiples and mean multiples (excluding some multiples which DrKW determined were not available or not meaningful) that DrKW calculated using the analyses for these selected companies are summarized below:

Selected Companies
	Range	Median	Mean
Enterprise Value/LTM Revenue	0.2x – 7.4x	0.8x	1.8x
Enterprise Value/2002E Revenue	0.6x – 8.0x	0.9x	3.2x
Enterprise Value/LTM EBITDA	5.2x – 12.7x	6.6x	8.4x
Stock Price/LTM EPS	11.3x – 18.1x	16.5x	15.3x
Stock Price/2002E EPS	9.6x – 19.0x	15.6x	14.7x
Stock Price/Book Value	0.4x – 3.5x	1.3x	1.4x

Using a selected EBITDA multiple range of 6.5x to 8.5x derived from the comparable companies analysis above and assuming an estimated RCC EBITDA for 2002 of $44.8 million, the resulting implied valuation range for 2002 was $291 million to $381 million. Because this analysis is intended to value shares of a publicly traded company without taking into account the control premium paid in acquisitions, DrKW then applied an assumed purchase price premium for purposes of this analysis. Assuming an additional 25% purchase premium to RCC’s implied valuation range for 2002 using this analysis resulted in a hypothetical implied valuation range for 2002 of $364 million to $476 million. DrKW selected the 25% premium assumption based upon an analysis of premiums paid in similar transactions.

Accretion/dilution analyses

DrKW considered the pro forma impact of the acquisition transaction on our estimated 2002 cash available for distribution (“CAD”) per share assuming the transaction had closed on January 1, 2002 and based upon estimates provided to them of the earnings of our Company and RCC for 2002. In connection with this analysis, estimates of cost savings arising from, among other things, the termination of the management agreements were incorporated in DrKW’s analysis. Based on these estimates of cost savings (which were provided by our Company), and assuming that the acquisition transaction had been consummated on January 1, 2002 and the 2002 CAD results for both our Company and RCC had met the projections provided to DrKW, the pro forma impact of the transaction would have been accretive to our estimated 2002 CAD per share by 12.3% or $0.18.

Certain general matters

The companies or transactions used in the foregoing analyses were selected because they were comparable in some respects to RCC or the acquisition transaction. In addition, these analyses are based and are heavily dependent upon, among other factors, assumptions as to future performance and other factors, and are therefore subject to the limitations described in DrKW’s opinion. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the companies to which they are being compared and RCC.

A fairness analysis is a complex process and is not necessarily susceptible to a partial analysis or summary description. DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all of these analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be DrKW’s view of the actual value of RCC.

The analyses performed by DrKW are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of DrKW’s engagement by the special committee. The analyses do not purport to be appraisals or to reflect the prices at which a business or company might actually be sold. Because these analyses are inherently subject to uncertainty, being based upon numerous assumptions, factors or events beyond the control of the parties or their respective advisors, none of our Company, RCC, DrKW or any other person assumes responsibility if future results are materially different from those forecast. Any estimates used in or resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this summary.

As described above, DrKW’s opinion to the special committee was one of many factors taken into consideration by the special committee in making its determination to recommend to our board of trustees the acquisition transaction and the transactions contemplated by the acquisition transaction.

The special committee retained DrKW based upon its experience and expertise. DrKW is an internationally recognized investment banking and advisory firm. DrKW, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DrKW may actively trade in the debt and equity securities of our Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

DrKW engagement letter

Pursuant to a letter agreement dated March 8, 2002, we engaged DrKW to act as financial advisor to the special committee. Pursuant to the terms of the letter agreement, we have paid financial advisory fees totaling $1,000,000 and we have agreed to pay DrKW an additional fee of $750,000 payable on the closing date of the acquisition transaction. We also agreed to reimburse DrKW for reasonable out of pocket expenses, including attorneys’ fees. Additionally, we agreed in a separate letter agreement dated March 8, 2002 to indemnify DrKW against liabilities relating to or arising out of or in connection with DrKW’s engagement, including liabilities under the federal securities laws.

This summary is not a complete description of the analyses performed by DrKW and is qualified by reference to the written opinion of DrKW set forth in Appendix B to this proxy statement.

PROPOSAL TWO—AMENDMENTS TO OUR TRUST AGREEMENT

Our board of trustees has approved, and recommends that you authorize them to adopt and execute, an amended and restated trust agreement for our Company. The amended and restated trust agreement, which will be in the form attached to this proxy statement as Appendix C, has been marked to show changes from our existing trust agreement.

Overview

The proposed changes to our trust agreement are either required by the terms of the acquisition transaction or are otherwise deemed advisable by us in order to address the changes in our Company resulting from the acquisition transaction. We believe these changes to our trust agreement will be beneficial and will bring our organizational structure in line with other internally-managed, public companies. The proposed changes include the following:

•	eliminating references in our trust agreement to an affiliated manager and restrictions on affiliated transactions;

•	reconstituting our board of trustees to reflect the change in size and increased operations of our Company resulting from the acquisition transaction; and

•	eliminating and/or moving into our bylaws some operational restrictions from our trust agreement to provide our board of trustees with more flexibility and broader authority to act and react more quickly to changes in the quickly evolving competitive and regulatory market in which we operate.

These amendments will not alter our current leverage limitations, as the restriction on our ability to incur aggregate debt financing in excess of 50% of our total market value will remain, and any future change to this restriction will continue to require shareholder approval.

Consummation of the acquisition transaction is conditioned upon the approval of the amendments to our trust agreement, and the amendments will only be effective if the acquisition transaction is consummated.

Amendment to Eliminate References to an Affiliated Manager and Restrictions on Affiliated Transactions

As part of the proposal to amend our trust agreement, we are asking you approve eliminating references in our trust agreement to an affiliated manager, which is defined in our trust agreement as a manager affiliated with RCC, and restrictions on affiliated transactions. This will include, but is not limited to, eliminating (a) all references to an affiliated manager, (b) provisions with regard to management agreements with an affiliated manager and (c) limitations on transactions with, and fees and compensation payable to, an affiliated manager.

Amendment to Reconstitute our Board of Trustees

We are proposing an amendment to our trust agreement which would allow us to increase the size of our board of trustees and require that there always be a majority (by two) of independent trustees. This amendment is required in order to reflect the terms of the acquisition transaction.

Our trust agreement currently provides for our board of trustees to consist of not less than three nor more than nine trustees, one-third of whom must be independent. The amendment would allow us to increase (or decrease) our board of trustees to not less than three nor more than sixteen trustees, a majority of whom (by at least two trustees) must be independent. For purposes of illustration, if the total number of trustees on our board of trustees is nine, at least six trustees must be independent.

Pursuant to the terms of the acquisition transaction, we will initially reconstitute our board to fourteen trustees, eight of whom will be independent. Thereafter, this number may be increased (or decreased) pursuant to our bylaws, but in no event will our board consists of less than three (or a greater number as required by law) or more than sixteen trustees, in each case a majority of whom (by at least two trustees) are independent.

Clarification of Existing Trustee Powers

In light of the continuing expansion in our business and the significant change in our operations which will follow from the acquisition transaction, we reevaluated the provisions in our trust agreement relating to the limitations initially imposed upon our board of trustees. After review of the manner in which our business has changed since our inception in 1997 and the additional changes which will result from the acquisition transaction, we determined that some operational restrictions in our trust agreement adversely affect our trustees’ ability to effectively run our Company.

For this reason, we are asking you to approve eliminating and/or shifting into our bylaws some operational restrictions which are currently contained in our trust agreement. Doing so will give our trustees powers substantially similar to those granted to directors of most public companies. It will also allow our board of trustees to amend, without the need to solicit shareholder consent, these operational restrictions as deemed necessary and appropriate to effectively manage our business. We feel this will enable us to operate in a more efficient and economical manner by allowing our board of trustees to react quickly to changes in the competitive and regulatory conditions in which we operate.

While the proposed amendments will allow us and our board of trustees to make operational decisions which might have otherwise required shareholder approval under the current trust agreement, we have not proposed any change to our current leverage limitations. The restriction on our ability to incur aggregate debt financing in excess of 50% of our total market value will remain, and any future change to this restriction will continue to require shareholder approval. Furthermore, the elimination of these provisions in our trust agreement will not alter our trustees’ existing fiduciary obligation to our shareholders.

Comparison of Provisions of our Trust Agreement being Amended

Set forth below is a comparison of the principal provisions of our existing and proposed trust agreement that are being modified as part of the proposed amendments. The comparisons are summaries and you should not assume that they are complete. You should read the form of Second Amended and Restated Declaration of Trust which is attached to this proxy as Appendix C for a complete description of the changes being proposed.

Topic	Existing Trust Agreement	Amended and Restated Trust Agreement

Board of Trustees	• Number of trustees—not less than three nor more than nine trustees, at least one-third of whom must be independent.	• Number of trustees—Not less than three nor more than sixteen trustees, at least a majority (by at least two) of whom must be independent.

•      Board of trustees granted full, exclusive and absolute power, control and authority over the Company’s property and business, and may take any actions as in its sole judgment and discretion are necessary or desirable to conduct the business of the Company.

• No change.

	• Enumeration of particular powers granted to the board of trustees.	• Eliminated.

Topic	Existing Trust Agreement	Amended and Restated Trust Agreement
	• Power to delegate its authority (including the management or supervision of the Company’s investments) to another person subject to the board’s supervision and control.	• No change.

	• Limitation on power to incur aggregate financing or leverage in excess of 50% of the Company’s total market value without shareholder consent.	• No change.

	• Limitations on making certain investments on behalf of the Company that exceed between 10% and 20% of the Company’s total market value.	• Moved into Bylaws.

	• Limitation on investing in certain bonds secured by highly-leveraged properties.	• Moved into Bylaws.

	• Various other provisions limiting the board of trustees’ power to engage in transactions not in the best interests of the Company or act in contravention of applicable laws, rules and regulations.	• Moved into Bylaws.

Authorized Shares	• The Company is authorized to issue 100,000,000 shares of beneficial interest.	• No change.

• No provision with respect to the acquisition transaction. No change with respect to general authority of our board of trustees to issue shares of beneficial interest.

•      Provides for the express power to issue shares in connection with the acquisition transaction or otherwise by authorizing the Company to (a) issue additional shares to shareholders of the Company for this consideration, if any, as our board of trustees determines, (b) issue all shares necessary in connection with the terms of the acquisition transaction, including the restricted Common Shares, special preferred voting shares and Common Shares to be issued upon exchange of the Special Common Units, and (c) issue shares in connection with the exercise of options or rights, options or warrants to acquire shares to shareholders.

Topic	Existing Trust Agreement	Amended and Restated Trust Agreement

Voting Rights	• Holders of Common Shares entitled to one vote per Common Share and have the power to vote on all matters presented to shareholders for a vote.	• No change.

	• No provision.	• Holders of the special preferred voting shares will (a) be entitled to one vote per special preferred voting share and (b) vote with the holders of the Common Shares as a single class.

RCC and its Affiliates	• The Company may enter into a management agreement with RCC or its affiliates to provide management/advisory services and manage the day-to-day affairs of the Company.	• Eliminated.

	• Limitations on transactions with RCC and its affiliates.	• Eliminated.

	• Compensation payable to RCC and its affiliates:	• Eliminated.

	• Bond Selection Fee equal to 2.0% of the principal amount of each asset invested in or acquired by the Company.	• Eliminated.

	• Special Distributions/Investment Management Fee equal to 0.375% of the total invested assets of the Company.	• Eliminated.

	• Loan Servicing Fee equal to 0.25% per annum and the outstanding principal amount of bonds and other investments owned by the Company.	• Eliminated.

	• Bond Placement Fee (payable by the borrower) of 2.0% of the principal amount of bonds or other investments owned by the Company.	• Eliminated.

	• Shareholder Distributions in respect of any shares held.	• Eliminated.

•      Operating Expense Reimbursement equal to $200,000 per year (subject to increase based upon increases in our and our subsidiaries’ assets and to annual increases based upon increases in the consumer price index).

• Eliminated.

Topic	Existing Trust Agreement	Amended and Restated Trust Agreement

	• Incentive Share Options as determined by the compensation committee of the board of trustees if distributions in the prior year exceed $0.9517 per Common Share.	• Eliminated.

	• Liquidation Fee equal to 1.5% of the gross sales price of the assets sold by the Company in the event of a liquidation of the Company.	• Eliminated.

	• Miscellaneous fees including, but not limited to construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees.	• Eliminated.

Appraisal of Investments	• Board of trustees required to obtain an appraisal from an independent appraiser in connection with the acquisition/disposition of its investments.	• Eliminated.

Allocation of Net Income and Net Loss

•      Net Income/Loss allocated to the manager up to 0.375% per annum of the total invested assets of the Company. Any remaining Net Income/Loss allocated to the shareholders in accordance with their percentage interests.

• Net Income/Loss allocated to the shareholders in accordance with their percentage interests.

Distributions	• First to the manager equal to 0.375% per annum of the total invested assets of the Company, then to the shareholders in accordance with their percentage interests.	• Payable to the shareholders in accordance with their percentage interests.

Approval of the Acquisition Transaction	• No provision.

•      Authorization, ratification and approval of the contribution agreement and collateral documents thereto and the performance by the Company of its obligations thereunder, including but not limited to doing or causing to be done all acts necessary or appropriate to effectuate the transactions contemplated by the acquisition transaction.

Topic	Existing Trust Agreement	Amended and Restated Trust Agreement

Dissolution of the Company	• Upon termination of management agreements with RCC or its affiliates in certain instances.	• Eliminated

	• Upon recommendation of the board of trustees and approval of shareholders by majority vote.	• No change.

	• Judicial dissolution.	• No change.

OUR BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED THE AMENDMENTS TO OUR TRUST AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AMENDMENTS TO OUR TRUST AGREEMENT.

PROPOSAL THREE—AMENDING OUR INCENTIVE SHARE OPTION PLAN

We are proposing an amendment to our incentive share option plan to increase the amount of options that can be granted under the plan. As of the date of this proxy statement, we have 1,720,808 Common Shares available for grant under the plan. We feel that it is important to our future growth to provide incentives to our management team in the form of share options, and are asking you to approve increasing the amount of options that can be granted over the life of the plan.

A description of our current incentive share option plan may be found under the heading “EXECUTIVE COMPENSATION BEFORE THE ACQUISITION TRANSACTION—Incentive Share Option Plan” on page [    ].

Background

Our board of trustees initially adopted our incentive share option plan to attract and retain qualified individuals to serve as trustees, officers and/or employees of our Company, our subsidiaries and our manager, as well as to align the financial interests of these individuals with the interests of our common shareholders generally (i.e., by providing them with substantial financial interests in the our success). Our compensation committee, which is comprised of independent trustees, administers the plan. Our board of trustees believes that our incentive share option plan has helped us attain these desired results, and is asking the holders of our Common Shares to vote in favor of the proposed amendment to our incentive share option plan which, if approved, would increase the amount of options available for issuance and allow for the continued operation of the plan.

Our current incentive share option plan restricts the number of options which may be granted in two ways. First, it provides that options for no more than 2,058,638 Common Shares may be granted over the life of the plan (the “Life Maximum”), which was equal to 10% of the number of our Common Shares outstanding at the time of our formation in 1997. Second, it also provides that, assuming our distributions per Common Share in the immediately preceding calendar year exceed $0.9517 per Common Share, we may only grant options to purchase, in the aggregate, that number of Common Shares which is equal to 3% of any shares of beneficial interest outstanding as of December 31 of the immediately preceding calendar year (the “Annual Maximum”).

Other than the proposed modification to the Life Maximum and Annual Maximum, we are not proposing to change other terms of our incentive share option plan. Therefore, the requirements that (a) the exercise price of the options granted under the plan may not be less than the fair market value of our Common Shares on the date of grant; (b) the options have a maximum term of 10 years; and (c) options may only be granted if the distribution for the year prior to the grant year exceeds $0.9517 per Common Share, will remain unchanged. In addition, we are preserving the provision that if our compensation committee does not grant the maximum number of options in any year, then the excess of the number of authorized options over the number of options granted in such year will be added to the number of authorized options in the next succeeding year and will be available for grant by our compensation committee in such succeeding year.

Proposed Amendment Requiring Shareholder Approval

Life Maximum

Our board of trustees believes that it is in our best interests to increase the Life Maximum to 10% of the aggregate number of Common Shares (and securities with the same economic attributes as our Common Shares) outstanding as of December 31 of the immediately preceding calendar (subject to any limitations imposed by the national securities exchange or national quotation system upon which the Company is listed), which our management believes is generally the norm for other public companies of similar size to ours.

If the amendment is approved by the requisite vote of the holders of our Common Shares, the current Life Maximum will be eliminated and our board of trustees will amend the incentive share option plan to provide for a new Life Maximum that will be capped at the lesser of (1) 10% of the aggregate number of Common Shares (or securities that have economic attributes which are similar to our Common Shares) outstanding as of December 31 of the immediately preceding calendar year and (2) the limit prescribed by the Listing Standards, Policies and

Requirements of the American Stock Exchange, as amended from time to time (the “AMEX Rules”) or any other policies and requirements of any other national securities exchange or national quotation system on which the Company is then listed.

The effect of the change would be the imposition of a new cap on the issuance of options over the life of the incentive share option plan that would be more flexible than its predecessor (insofar as it would be tied to the growth of our Company). Nevertheless, in no event could we, or our board of trustees (or any committee thereof) increase the new Life Maximum without obtaining shareholder approval.

As of the date of this proxy statement, if the amendment is approved, the Life Maximum will be increased from 2,058,638 Common Shares to                     Common Shares based upon the current outstanding amount of Common Shares and other securities that have economic attributes which are similar to our Common Shares, as this amount may be increased from time to time as a result of an increase in the aggregate number of outstanding Common Shares (or securities that have economic attributes which are similar to our Common Shares). As of the date of this proxy statement, and assuming the consummation of the acquisition transaction, the Life Maximum would equal [            ] Common Shares (assuming all special common units are issued at $17.78 per unit).

OUR BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED THE EXPANSION OF OUR INCENTIVE SHARE OPTION PLAN AND RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE EXPANSION OF OUR INCENTIVE SHARE OPTION PLAN.

Amendment Not Requiring Shareholder Approval

Annual Maximum

The incentive share option plan currently states that the Annual Maximum is based on the number of shares of beneficial interest outstanding. As such, the plan is ambiguous as to whether the Annual Maximum is based upon just the number of outstanding Common Shares or is based upon the number of shares of beneficial interest. Our trust agreement permits the number of Common Shares that are subject to grants of options to be based upon the number of shares of beneficial interest that have economic attributes similar to Common Shares rather than just based upon the number of outstanding Common Shares.

Our board of trustees believes it is in the best interests of the Company to clarify that the Annual Maximum limitation is not limited to the number of outstanding Common Shares outstanding, but also includes those outstanding shares of beneficial interest or securities that have economic attributes similar to our Common Shares. Regardless of whether the proposal to amend our incentive share option plan is approved, our board of trustees will amend the incentive share option plan to clarify, as permitted by our trust agreement, that the Annual Maximum limitation on the issuance of options is not limited to the number of outstanding Common Shares, but also includes outstanding shares or securities that have economic attributes similar to our Common Shares, including the special common units and the class of shares designated as Convertible Community Reinvestment Act Preferred Shares.

New Plan Benefits

A chart showing the benefits to be received by our executives and employees under the benefit plans being proposed for approval in the proxy statement, including the amendment to the incentive share option plan described above, may be found under the heading “EXECUTIVE COMPENSATION AFTER THE ACQUISITION TRANSACTION—New Plan Benefits” on page [    ]

PROPOSAL FOUR—ELECTION OF TRUSTEES

Our board of trustees is divided into three classes, currently consisting of two classes of three trustees each and one class of two trustees. We are proposing that the following two trustees be elected for three year terms expiring in 2006:

•	Stuart J. Boesky

•	Stephen M. Ross

Both of the nominees are currently trustees. Trustees are elected by a plurality of the votes cast (assuming the presence of a quorum consisting of a majority of the holders of Common Shares present either in person or by proxy).

Unless holders of Common Shares otherwise specify, the Common Shares represented by the proxies will be voted “FOR” the indicated nominees for election as Trustees. If for any reason any of the nominees become unavailable for election, the proxies solicited will be voted for such nominees as are selected by our board of trustees. Our board of trustees has no reason to believe that any of the nominees will be unable or unwilling to continue to serve as a trustee if elected. However, in the event that any nominee should become unable or for good cause unwilling to serve, the Common Shares represented by proxies received will be voted for another nominee selected by the Board.

Biographical information with respect to each nominee nominated to serve as a trustee for a term to expire in 2006 is set forth under the heading “MANAGEMENT BEFORE THE ACQUISITION TRANSACTION—Trustees and Officers” on page [    ].

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE TRUSTEE NOMINEES.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships and Related Party Transactions Which Currently Exist

We have, and will continue to have certain relationships with Related Charter and its affiliates. However, there have been no direct financial transactions between us and our trustees and officers or the members and officers of the sole general partner of Related Charter.

Affiliated Borrowers

We have invested in, and may in the future invest in, revenue bonds secured by properties in which either direct or indirect affiliates of RCC own equity interests in the borrower. If the acquisition transaction is consummated, however, these relationships will no longer constitute related party transactions as we will own RCC and, therefore, these inherent conflicts will be eliminated. Our trust agreement contains a limitation, equal to 15% of our total market value, on the aggregate amount of revenue bonds we may hold where the borrowers under such revenue bonds are either direct or indirect affiliates of RCC and RCC generally has a controlling economic interest (“15% Affiliates”). Our trust agreement also requires that we obtain a fairness opinion from an independent adviser before investing under any circumstance in revenue bonds involving 15% Affiliates. For purposes of the foregoing limitations, a borrower in which RCC or its affiliates own a partnership or joint venture interest merely to facilitate an equity financing on behalf of one of RCC’s investment funds is not deemed a 15% Affiliate under our trust agreement by virtue of such relationship (“Non-15% Affiliate” and, together with the 15% Affiliates, the “RCC Affiliates”). A typical Non-15% Affiliate borrower would be structured as a limited partnership as follows: the general partner would be an unaffiliated third party with a 1% general partnership interest and the 99% limited partner would itself be a limited partnership in which an affiliate of RCC would own a 1% general partnership interest and one or more Fortune 500 companies would own a 99% limited partnership interest.

Every transaction entered into between us and an RCC Affiliate raises a potentially ongoing inherent conflict of interest. In addition to the initial determination to invest in revenue bonds secured by properties owned by an RCC Affiliate, such conflicts of interest with respect to these revenue bonds include, among others, decisions regarding (i) whether to waive defaults of such RCC Affiliate, (ii) whether to foreclose on a loan, and (iii) whether to permit additional financing on a property securing one of our investments other than financing provided by us. Although not required by our trust agreement, our board of trustees has adopted a policy to address certain of such conflicts, requiring the approval of a majority of the independent trustees in the event that we are required to take any of the following actions with respect to a revenue bond secured by a property in which an RCC Affiliate of our Manager owns an equity interest: (i) modification of any material rights and obligations respecting the RCC Affiliate, (ii) our waiver of material rights under the affiliated loan documents, (iii) the advancement of a material amount of additional funds to an affiliate borrower and (iv) forbearing to exercise any of our rights or collect any material costs due to us from an affiliate borrower.

Indemnification Rights with respect to Credit Enhancement Transactions

On December 31, 2001, we completed a credit enhancement transaction with Merrill Lynch Capital Services, Inc. (“MLCS”) pursuant to which CM Corp. receives an annual fee of approximately $1.2 million in return for assuming MLCS’s $46.9 million first loss position on a $351.9 million pool of tax-exempt weekly variable rate multifamily mortgage loans originated by CreditRe Mortgage Capital, LLC, an affiliate of Credit Suisse First Boston and Related Charter. Related Charter has provided CM Corp. with an indemnity covering 50% of any losses that are incurred by CM Corp. as part of this transaction. As the loans mature or prepay, the first loss exposure and the fees paid to CM Corp. will both be reduced. The latest maturity date on any loan in the portfolio occurs in 2009. Fannie Mae and Freddie Mac have assumed the remainder of the real estate exposure after the $46.9 million first loss position. In connection with the transaction, we have guaranteed the obligations of CM Corp., and as a security therefore, have posted collateral, equal to 40% of the first loss amount.

CM Corp. performed due diligence on each property in the pool, including an examination of loan-to-value and debt service coverage both on a current and “stressed” basis. CM Corp. analyzed the portfolio on a “stressed” basis by increasing capitalization rates and assuming an increase in the low floater bond rate. As of December 31,

2001, the credit enhanced pool of properties are performing according to their contractual obligations and we do not anticipate any losses to be incurred on its guaranty.

Management Agreement

We currently have a management agreement with Related Charter, which is controlled by the RCC Principals, pursuant to which Related Charter operates our day-to-day activities and helps us to select our investments. See “EXECUTIVE COMPENSATION—Management” beginning on page [    ] of this proxy statement. Related Charter has subcontracted its rights and obligations under this management agreement to RCC and uses RCC’s resources and real estate and investment expertise to advise us. Following the acquisition of RCC, we will terminate our management agreement with Related Charter which will enable us to become internally-managed.

For the year ended December 31, 2002, we paid the following fees to Related Charter pursuant to the management agreement:

Fees and expenses	Year ended 12/31/02
Bond selection fees	$10,696,000
Special distribution/Investment Management Fee	4,872,000
Bond servicing fees	3,530,000
Expense reimbursement	1,030,000

Total	$20,128,000

Relationships and Related Party Transactions in connection with the Acquisition Transaction

In order to consummate the acquisition transaction and acquire all of the ownership interests held by the RCC Principals in RCC and in the other entities which will give us the right to control other aspects of RCC’s business, we will engage in transactions with some of our shareholders, officers and trustees. In particular, three of the RCC Principals are also our managing trustees (Messrs. Ross, Boesky and Hirmes) and two of the RCC Principals are officers of Related Charter (Mr. Schnitzer and Ms. Kiley) who may have interests relating to the acquisition transaction that are in addition to, or in conflict with, our interests or the interests of our shareholders.

Transactions with Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley

Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley will enter into the contribution agreement with CM Corp. and CharterMac Capital pursuant to which each of them will receive $[    ] of special common units in CharterMac Capital and voting securities in our Company. Each of them will also enter into a three-year employment agreement with us through RCC and lock-up agreements, a standstill agreement, a voting rights agreement and other ancillary agreements pursuant to the terms of the contribution agreement.

Agreements with Mr. Ross and his Affiliates

Mr. Ross will enter into the contribution agreement with CM Corp. and CharterMac Capital, pursuant to which he will receive $[    ] of special common units, $50 million in cash and voting securities in our Company. In addition, Mr. Ross will receive one million options in connection with his serving as non-executive chairman of our Company. Mr. Ross and/or his affiliates will also enter into a lock-up agreement, a standstill agreement, a voting rights agreement, a future relations agreement, a services agreement and other ancillary agreements pursuant to the terms of the contribution agreement.

Other Agreements

Partner insurance. We have agreed to cover, at our expense, the RCC Principals and their affiliates for acts occurring on or prior to the closing of the acquisition transaction under our umbrella director and officer liability insurance policy for as long as we are maintaining general partner director and officer liability insurance under this policy. Our liability policy, which is currently part of an omnibus policy that RCC maintains for itself and all of its affiliated companies, provides coverage for losses resulting from wrongful acts, including employment practices violations and securities claims. The annual premium for this policy is $676,280, of which we paid $457,500 during the year ended December 31, 2002. There will be no additional cost to us to maintain the RCC Principals on this policy.

Assumption of capitalization notes. Certain of the RCC entities we are acquiring which are general partners of limited partnerships sponsored by RCC were required to maintain a minimum capitalization in order to satisfy certain tax requirements. In order to achieve this minimum capitalization, the RCC Principals or their affiliates previously issued notes to these entities. On the closing date of the acquisition transaction, these notes will be cancelled and, to the extent that a promissory note is required to be substituted in connection with the cancellation of these notes, CharterMac Capital will issue a promissory note in its place. In most cases, a substitute promissory note will be required because, even though the tax laws no longer require that a general partner maintain a minimum capitalization, the partnership agreements for these entities contains such a requirement. The RCC Principals have agreed to pay all legal costs and expenses associated with the cancellation of these notes and the issuance of CharterMac Capital’s promissory note in their place, if necessary.

The aggregate amount of the notes that will be cancelled is expected to be approximately $16,440,000 and we expect that we will be required to issue substitute promissory notes in an equivalent amount. Of the outstanding capitalization notes, an aggregate of $14,440,000 are the obligation of Mr. Ross and $2,000,000 are the obligation of a former principal of RCC. The Company anticipates that CharterMac Capital will be the obligor on the substitute notes. The original notes, as well as the substitute notes, are due on demand and are non-interest bearing. An RCC entity (each of which we control) would not call the notes unless there were a claim against it in its capacity as a general partner that resulted in liability to such RCC entity.

Release of guaranty. On July 10, 2002, we entered into two agreements with Merrill Lynch Capital Services, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), to guarantee to a third-party investor an agreed-upon internal rate of return for a pool of 11 multifamily properties primarily owned by Related Capital Guaranteed Corporate Partners II, L.P., an investment program sponsored by RCC, for which we will receive two guarantee fees totaling approximately $5.9 million. These fees will not be affected by the consummation of the acquisition transaction. The 11 properties were financed, in part, with $125 million of tax-exempt and taxable debt, $70.3 million of which are revenue bonds that have been acquired by us. In connection with this transaction, we posted $18.2 million of revenue bonds as collateral to Merrill Lynch, which will be reduced to $1.4 million over a period of up to 20 years as the properties reach specified operating benchmarks. In addition, we agreed to subordinate 25% of each of the revenue bonds we acquired that are secured by the properties and to not use the subordinated portion of these revenue bonds as collateral in connection with any borrowings.

To mitigate risk, TRCLP provided us with a guarantee against losses associated with the construction and operating stabilization for each of the properties owned by the affiliate of RCC, which is capped at $15 million. As a part of the negotiations regarding the acquisition transaction, we agreed that, unless consents are required from third parties, we will release TRCLP from this guarantee on or prior to the closing of the acquisition transaction. If these consents are needed, we have agreed to use all commercially reasonable efforts to release TRCLP with respect to any liabilities in connection with this guarantee.

Assumption of credit line/guarantees. RCC currently has an existing $75 million “warehouse” credit line with Fleet Bank, N.A., as lead bank, which it uses to invest in, or to make short-term loans to developers of, tax credit properties (provided that such properties have received a tax credit allocation prior to the making of such investment or loan), prior to their syndication in new investment programs sponsored by RCC, as well as other outstanding guarantees in connection with the construction of multifamily housing projects and the formation of existing syndication entities sponsored by RCC. The warehouse credit line bears interest at RCC’s choice of LIBOR plus 2% or the prime rate plus 1/8%. As of December 31, 2002, the outstanding balance on the warehouse credit line was $26 million. TRCLP guarantees RCC’s obligations under the warehouse credit line.

Pursuant to the acquisition transaction, we have agreed to, and RCC and TRCLP have agreed to use all commercially reasonable efforts to enable us to, be substituted for TRCLP as guarantor and/or the borrower under the warehouse credit line. We have agreed that if we are not successful in doing so we will repay all outstanding borrowings under this warehouse credit line at the closing of the acquisition transaction, and indemnify TRCLP against any liability under its guarantees in respect of the warehouse credit line.

Reimbursement of advances. We will reimburse RCC for advances made prior to the closing of this transaction for expenses relating to joint venture development tax credit properties that are in early construction phase, and we will receive the development fee on these properties to the extent available from the actual proceeds of debt and equity capital. As of December 31, 2002, the aggregate amount of such advances, which relate to ten properties located in the northeast that are in various stages of the development process, was $1.8 million. We will also reimburse RCC for advances made under its co-funding agreement on the warehouse credit line and certain other transaction costs incurred in purchasing tax credit properties using proceeds from the warehouse credit line. Such properties will be acquired by investment programs sponsored by RCC, and we will receive the acquisition fee. As of December 31, 2002, the aggregate amount of such advances was $ 4.1 million.

Assumption of guarantees to investors and investment programs. TRCLP has also guaranteed certain obligations of RCC with respect to existing development properties and syndication entities. Investors in tax credit projects generally require the developer to provide certain guarantees, including guarantees with respect to anticipated completion, stabilization and anticipated tax credit levels. Due to certain restrictions under RCC’s credit lines, RCC is not permitted to make such guarantees, and therefore, TRCLP makes such guarantees on RCC’s behalf. In addition, RCC and TRCLP have provided guarantees to certain investment programs to insure that such investment programs will have sufficient cash flow to pay annual operating expenses. Following the acquisition transaction, we will receive all development fees and annual management fees, as applicable, payable with respect to the properties to which these guarantees relate. Accordingly, we have agreed that we will use all commercially reasonable efforts to replace TRCLP as guarantor on, and release TRCLP with respect to, any liabilities incurred in connection with these guarantees, and that, to the extent TRCLP is not released from such guarantees, we will assume and pay when due, the liabilities incurred by TRCLP with respect to such guarantees. The maximum liability which could be incurred by TRCLP with respect to such guarantees is unlimited because the guarantor is required to fund all amounts which may be needed to complete construction, bring the property to stabilization and/or achieve anticipated tax credit levels. Historically, TRCLP has never incurred any liabilities with respect to such guarantees and we have no reason to believe that we (or TRCLP, if we are unable to replace TRCLP as the guarantor) will incur liabilities with respect to such guarantees in the future. However, RCC has in the past provided additional capital to fund cash flow deficiencies for properties owned by an investment program it sponsored. See “RISK FACTORS—Loss of independent source of capital support for our revenue bonds”.

Assumption of guarantees to construction lenders. TRCLP has also guaranteed certain obligations of RCC to the construction lenders with respect to properties which are owned by an operating partnership in which an investment program sponsored by RCC is the primary investor. At the time of the construction loan, RCC may not have identified investors for such investment program. In such cases, RCC and TRCLP have provided guarantees to these construction lenders to insure that such investment programs will have the requisite levels of equity capital whether or not interests in the investment program have been successfully syndicated. Following the acquisition transaction, we will receive all annual management fees payable with respect to the investment programs to which these guarantees relate. Accordingly, we have agreed that we will use all commercially reasonable efforts to replace TRCLP as guarantor on, and release TRCLP with respect to, any liabilities incurred in connection with these guarantees, and that, to the extent TRCLP is not released from such guarantees, we will assume and pay when due, the liabilities incurred by TRCLP with respect to such guarantees. As of December 31, 2002, the maximum liability which could be incurred by TRCLP with respect to such guarantees, to the extent that such amounts can be quantified, was approximately $            . Historically, TRCLP has never incurred any liabilities with respect to such guarantees and we have no reason to believe that we (or TRCLP, if we are unable to replace TRCLP as the guarantor) will incur liabilities with respect to such guarantees in the future.

MANAGEMENT BEFORE THE ACQUISITION TRANSACTION

Trustees and Officers

Our board of trustees directs the management of our business but retains Related Charter to manage our day-to-day affairs. Our board of trustees has delegated most responsibilities to Related Charter including, among other things, overseeing our portfolio of assets and acquiring and disposing of investments. Our board of trustees held 23 meetings during the fiscal year ended December 31, 2002. Each incumbent trustee attended at least 75% of the aggregate of the total number of meetings of the board of trustees and all committees on which he served.

Our board of trustees and our senior executive officers are as follows:

Name	Age	Offices Held	Year First Became Officer/Trustee	Term Expires

Stephen M. Ross	62	Managing Trustee, Chairman of the Board	1999	2003

Peter T. Allen	57	Managing Trustee	1997	2004

Charles L. Edson	68	Managing Trustee	2001	2005

Arthur P. Fisch	61	Managing Trustee	1997	2004

Stuart J. Boesky	45	Managing Trustee, President, and Chief Executive Officer	1997	2003

Alan P. Hirmes	48	Managing Trustee, Executive Vice President, Secretary	1997	2005

Michael J. Brenner	57	Managing Trustee	2000	2004

Thomas W. White	65	Managing Trustee	2000	2005

Stuart A. Rothstein	37	Chief Financial Officer and Chief Accounting Officer	2002	—

STEPHEN M. ROSS is Chairman of the board of trustees of our Company and is a Member of the sole general partner of Related Charter. Mr. Ross is the founder, Chairman, CEO and Managing General Partner of TRCLP. Mr. Ross began his career working for the accounting firm of Coopers & Lybrand in Detroit as a tax attorney. Later, he moved to New York where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments before founding TRCLP in 1972. Mr. Ross graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Law degree in Taxation from New York University School of Law. Mr. Ross endowed the Stephen M. Ross Professor of Real Estate at the University of Michigan. Mr. Ross is also on the board of directors of Insignia Financial Group, Inc.

PETER T. ALLEN is a managing trustee (independent trustee) of our Company and is President of Peter Allen & Associates, Inc., a real estate development and management firm, in which capacity he has been responsible for the leasing, refinancing and development of major commercial properties. Mr. Allen has also been an Adjunct Professor of the Graduate School of Business at the University of Michigan since 1981. Mr. Allen received a Bachelor of Arts Degree in history/economics from DePauw University and a Masters Degree in Business Administration with Distinction from the University of Michigan. Mr. Allen has been an Independent trustee since

1997 and is a member of the Audit and Compensation Committees. Mr. Allen also serves on the board of trustees of AMAC, another company that is advised by an affiliate of RCC.

CHARLES L. EDSON is a managing trustee (independent trustee) of our Company. Mr. Edson, as senior counsel of the law firm Nixon Peabody LLP, is no longer engaged in the practice of law. From 1968 to 2002 his practice included service as counsel to several governmental, trade and public interest entities and groups on housing and legislative matters. He still serves as the Co-Editor-in-Chief for the Housing and Development Reporter, a news and information service published by The West Group. Mr. Edson is an Adjunct Professor of Law at Georgetown University Law Center where he teaches a seminar on federally assisted housing programs. During his career, he has served as the Transition Director for the Department of Housing and Urban Development on President Carter’s transition staff and has also held the position of Chief in the Public Housing Section at the Office of General Counselor at the Department of Housing and Urban Development. Mr. Edson received a Bachelor of Arts, magna cum laude, from Harvard College and a Juris Doctor degree from Harvard Law School.

ARTHUR P. FISCH is a managing trustee (independent trustee) of our Company and is an attorney in private practice specializing in real property and securities law since October 1987, with Arthur P. Fisch, P.C. and Fisch & Kaufman. From 1975-1987, Mr. Fisch was employed by E.F. Hutton & Company, serving as First Vice President in the Direct Investment Department from 1981-1987 and associate general counsel from 1975-1980 in the legal department. As First Vice President, he was responsible for the syndication and acquisition of residential real estate. Mr. Fisch received a B.B.A. from Bernard Baruch College of the City University of New York and a Juris Doctor degree from New York Law School. Mr. Fisch is admitted to practice law in New York and Pennsylvania. Mr. Fisch has been an Independent trustee since 1997 and is a member of the Audit and Compensation Committees. Mr. Fisch also serves on the board of trustees of AMAC.

STUART J. BOESKY is a managing trustee, President and Chief Executive Officer of our Company, the Equity Trust and the Origination Trust and President, Chief Executive Officer and a Member of the sole general partner of Related Charter. Mr. Boesky is also Chairman of PW Funding, Inc. Mr. Boesky is a Senior Managing Director and one of the principals of RCC, where his primary areas of responsibility are the creation, design, and implementation of RCC’s debt and equity finance programs and management of all debt product origination and loan servicing. Mr. Boesky practiced real estate and tax law with the law firm of Shipley & Rothstein from 1984-1986, when he joined RCC. From 1983-1984, he practiced law with the Boston office of Kaye, Fialkow, Richman and Rothstein. Previously, Mr. Boesky was a consultant at the accounting firm of Laventhol & Horwath. Mr. Boesky graduated with high honors from Michigan State University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from Boston University School of Law. Mr. Boesky is Chairman of the board of trustees of AMAC. Mr. Boesky is a regular speaker at industry conferences and on television. Mr. Boesky is also a member of the board of directors of the National Association of Affordable Housing Lenders.

ALAN P. HIRMES is a managing trustee, the Executive Vice President and the Secretary of our Company, the Equity Trust and the Origination Trust and is a Senior Vice President and a Member of the sole general partner of Related Charter. Mr. Hirmes is also a principal and a Senior Managing Director of RCC, where he is responsible for overseeing the finance, accounting and investor services departments and the joint venture development program. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Mr. Hirmes currently serves as Chairman Emeritus of the Affordable Housing Tax Credit Coalition, a national organization dealing with issues relating to the Tax Credit Program. He is also a member of the Advisory Board of the LIHC Monthly Report and of the National Housing Conference, and he serves on the Executive Board of the National Multi Housing Council. Prior to joining RCC in October 1983, Mr. Hirmes was employed by Weiner & Co., certified public accountants, where he specialized in real estate and partnership taxation. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes also serves on the board of trustees of AMAC.

MICHAEL J. BRENNER is a managing trustee of our Company, and is the Executive Vice President and Chief Financial Officer of TRCLP. Prior to joining TRCLP in 1996, Mr. Brenner was a partner with Coopers & Lybrand, having served as managing partner of its Industry Programs and Client Satisfaction initiatives from 1993-1996, managing partner of the Detroit group of offices from 1986-1993 and Chairman of its National Real Estate Industry Group from 1984-1986. Mr. Brenner graduated summa cum laude from the University of Detroit with a Bachelors degree in Business Administration and from the University of Michigan with a Masters of Business Administration, with distinction.

THOMAS W. WHITE is a managing trustee of our Company. Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program and negotiated swap and negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in portfolio or Mortgage-Backed Securities. Mr. White joined Fannie Mae in November 1987 as director of multifamily product management. He was elected Vice President for multifamily asset acquisition in November 1998 and assumed his position of Senior Vice President in November 1990. Prior to joining Fannie Mae, he served as an investment banker with Bear Stearns, Inc. He also was the executive vice president of the National Council of State Housing Agencies; chief underwriter for the Michigan State Housing Development Authority; and served as a state legislator in the state of Michigan. In July 2001, CM Corp. hired Mr. White as a consultant.

STUART A. ROTHSTEIN is an Executive Vice President and Chief Financial Officer of our Company and is an Executive Vice President and Chief Financial Officer of the general partner of Related Charter. Prior to joining RCC in September 2002, Mr. Rothstein was Chief Financial Officer at Spieker Properties, a San Francisco-based office real estate investment trust (REIT) with over $7 billion in real estate assets and $850 million in revenues. At Spieker Properties, Mr. Rothstein was responsible for developing and implementing all aspects of the company’s corporate financial strategy, including executing over $4.0 billion in capital raising transactions, which included public and private debt and equity offerings and structured transactions. Mr. Rothstein’s past experience also includes a position as manager with Price Waterhouse. Mr. Rothstein graduated from Pennsylvania State University with a Bachelor of Science degree in Accounting and received his Masters in Business Administration from Stanford Graduate School of Business. Mr. Rothstein is a Certified Public Accountant in the State of New York.

Committees of our Board of Trustees

Our board of trustees has standing audit and compensation committees.

Audit Committee. The audit committee’s duties include the review and oversight of all transactions with our affiliates, the appointment, compensation, and oversight of our independent auditors and the establishment of procedures for handling complaints received by our Company regarding accounting, internal control or auditing, as well as confidential, anonymous submissions by employees regarding questionable accounting or auditing. Our board of trustees has adopted a written charter for the audit committee, a copy of which was included in our annual proxy statement for the year ended December 31, 2002. The audit committee must have three trustees, all of whom must be independent (as independence is defined pursuant to the listing standards of the American Stock Exchange). The audit committee is comprised of Messrs. Allen, Fisch and Edson. During the year ended December 31, 2002, the audit committee held five meetings.

Compensation Committee. The compensation committee’s duties include the determination of compensation, if any, of our executive officers and of Related Charter and the administration of our incentive share option plan. The compensation committee must have at least two members, each of whom must be independent trustees. The compensation committee is comprised of Messrs. Allen and Fisch. During the year ended December 31, 2002, the compensation committee held one meeting.

Related Charter LP

Related Charter’s sole general partner is Related Charter LLC. The directors and executive officers of Related Charter LLC, the sole general partner of Related Charter, are set forth below. These officers of the sole general partner of Related Charter may also provide services to us on behalf of Related Charter. The executive officers of Related Charter are the exact same as the executive officers of CM Corp.

Related Charter LLC

Name	Age	Offices Held	Year First Became Officer/Member

Stuart J. Boesky	45	Member, President, and Chief Executive Officer	1997

Alan P. Hirmes	48	Member, Executive Vice President, Secretary	1997

Stephen M. Ross	62	Member, Chairman of the Board	1997

Stuart A. Rothstein	37	Executive Vice President and Chief Financial Officer	2002

Denise L. Kiley	43	Senior Vice President	1997

Marc D. Schnitzer	41	Senior Vice President	1997

James D. Spound	42	Executive Vice President	1998

John J. Sorel	42	Senior Vice President	1999

Gary Parkinson	53	Controller	2000

Teresa Wicelinski	37	Secretary	1998

Biographical information with respect to Messrs. Boesky, Hirmes, Ross and Rothstein is set forth above.

DENISE L. KILEY is a Senior Vice President of the sole general partner of Related Charter and a Managing Director and principal of RCC and Director of its Asset Management Division. Ms. Kiley is responsible for overseeing due diligence and asset management of multifamily residential properties invested in RCC sponsored corporate, public and private equity and debt funds. Prior to joining RCC in 1990, Ms. Kiley was a First Vice President with Resources Funding Corporation where she was responsible for acquiring, financing, and asset managing multifamily residential properties. Previously, she was an auditor with Price Waterhouse. Ms. Kiley is a member of the National Association of Home Builders and the National Housing and Rehabilitation Association. She received a Bachelor of Science Degree in accounting from the Carroll School of Management at Boston College.

MARC D. SCHNITZER is a Senior Vice President of the sole general partner of Related Charter and a Managing Director and principal of RCC. Mr. Schnitzer directs RCC’s tax credit group, which has invested in excess of $4.5 billion in affordable housing tax credit properties since 1987, and is responsible for structuring and marketing RCC’s institutional tax credit offerings. Mr. Schnitzer is a frequent speaker at industry conferences sponsored by the National Council of State Housing Agencies, the National Housing and Rehabilitation Association and the National Association of Homebuilders. He is a member of the Executive Committee of the Board of Directors of the National Multi-Housing Council and a Vice President and member of the Executive Committee of the Affordable Housing Tax Credit Coalition. Mr. Schnitzer joined RCC in 1988 after receiving his Masters of Business Administration degree from The Wharton School of the University of Pennsylvania in 1987. From 1983 to

1986, Mr. Schnitzer was a Financial Analyst with First Boston Corporation, an international investment bank. Mr. Schnitzer received a Bachelor of Science degree in business administration, summa cum laude, from the Boston University School of Management in 1983.

JAMES D. SPOUND is an Executive Vice President of the sole general partner of Related Charter with primary responsibility for revenue bond acquisitions. He joined RCC from First Union Capital Markets, in February 1998, where he was a Vice President specializing in affordable housing finance. From 1992 to 1996, Mr. Spound served as an investment banker in the Housing Finance Department at Merrill Lynch & Co., where he was a Vice President at the time of his departure. Previously, Mr. Spound was also a Senior Consultant at Kenneth Leventhal & Company where he focused on debt restructurings in the real estate industry. In addition, he served for three years as a Project Manager at New York City’s Economic Development Corporation where he was responsible for underwriting and administering incentive loans to support the City’s economic development goals. Mr. Spound received a Bachelor of Arts degree from Brown University and a Masters of Science in Management from the Sloan School at MIT.

JOHN J. SOREL is a Senior Vice President of the sole general partner of Related Charter with primary responsibility for overseeing loan servicing and construction risk management. Prior to joining RCC in November 1999, Mr. Sorel was a Vice President for BankBoston in their real estate department from 1993 until 1999, where he originated and managed corporate and construction loan facilities for the low-income housing tax credit industry. From 1991 until 1993, Mr. Sorel worked as an Assistant Vice President for Recoll Management. Mr. Sorel holds a Bachelor of Arts degree in economics from Syracuse University.

GARY PARKINSON is the Controller of the sole general partner of Related Charter. Mr. Parkinson has been a Certified Public Accountant in New York since 1987. Prior to joining RCC in September 2000, Mr. Parkinson was employed from July 1991 to September 2000, by American Real Estate Partners, L.P., a New York Stock Exchange traded real estate holding company which owns properties comprised primarily of triple net leased, long term, corporate headquarters. From August 1988 to July 1991, he was employed by Integrated Resources, Inc., a financial services company that sponsored private and public investment programs, which primarily invested in real estate, and owned insurance companies and a securities broker-dealer, and from September 1984 to August 1988, by Ernst & Young.. Mr. Parkinson graduated from Northeastern University and The Johnson Graduate School of Business at Cornell University.

TERESA WICELINSKI is the Secretary of the sole general partner of Related Charter. Ms. Wicelinski joined RCC in June 1992, and prior to that date was employed by Friedman, Alprin & Green, certified public accountants. Ms. Wicelinski graduated from Pace University with a Bachelor of Arts Degree in Accounting.

MANAGEMENT AFTER THE ACQUISITION TRANSACTION

CharterMac

Trustees and Officers

Following the acquisition transaction, our board of trustees will continue to manage and direct our business and affairs, and subject to the limitations set forth in our trust agreement, will have the full, exclusive and absolute power, control and authority over our property and our business. Our board of trustees will continue to delegate responsibilities to a manager, expected to be our subsidiary, RCC. The manager will continue to, among other things, oversee our portfolio of assets and acquire and dispose of our investments.

If the acquisition transaction is consummated, our board of trustees will be increased to fourteen trustees, eight of whom will be independent. The reconstituted board will consist of six of our eight existing trustees (Messrs. Brenner and White will resign as trustees) and eight new trustees together with senior executive officers as follows:

Name	Age	Offices Held	Class	Independence	Year First Became Officer/Trustee	Term Expires

Stephen M. Ross	62	Managing Trustee, Chairman of the Board	Class III	Non-Independent	1999	2003

Stuart J. Boesky	45	Managing Trustee, Chief Executive Officer	Class III	Non-Independent	1997	2003

Marc D. Schnitzer	41	Managing Trustee, President	Class II	Non-Independent	*	2005

Alan P. Hirmes	48	Managing Trustee, Chief Operating Officer	Class II	Non-Independent	1997	2005

Denise L. Kiley	43	Managing Trustee, Chief Credit Officer	Class I	Non-Independent	*	2004

Peter T. Allen	57	Managing Trustee	Class I	Independent	1997	2004

Charles L. Edson	68	Managing Trustee	Class II	Independent	2001	2005

Arthur P. Fisch	61	Managing Trustee	Class II	Independent	1997	2004

Jeff T. Blau	35	Managing Trustee	Class I	Non-Independent	*	2004

Robert A. Meister	61	Managing Trustee	Class I	Independent	*	2004

Jerome Y. Halperin	72	Managing Trustee	Class II	Independent	*	2005

TBD	[ ]	Managing Trustee	Class I	Independent	*	2005

Robert L. Loverd	61	Managing Trustee	Class III	Independent	*	2006

Walter Harris	52	Managing Trustee	Class III	Independent	*	2006

Stuart A. Rothstein	37	Chief Financial Officer and Chief Accounting Officer	—	—	2002	—

*	will take office upon consummation of the acquisition transaction.

Biographical information with respect to Messrs. Ross, Allen, Edson, Fisch, Boesky, Hirmes, Schnitzer and Rothstein and Ms. Kiley may be found under the heading “MANAGEMENT BEFORE THE ACQUISITION TRANSACTION,” beginning on page [    ] of this proxy statement.

JEFF T. BLAU is the President of TRCLP. Over the past 12 years Mr. Blau has been responsible for directing and overseeing new developments worth over $2 billion in virtually every sector of the real estate industry. The current pipeline of new properties, including the Columbus Centre development will add an additional $2 billion of products to the portfolio. In his position as President of TRCLP, Mr. Blau is responsible for new development origination and for strategic oversight of the firm’s affiliated group of companies. Mr. Blau completed his undergraduate studies at the University of Michigan and received his masters degree in Business Administration from the Wharton School of the University of Pennsylvania. Mr. Blau is an active member of numerous professional and charitable organizations and currently sits on the board of directors of the Doe Fund, the 14th Street Local Development Corporation / Business Improvement District, ABO and the YMCA of Greater New York. He is also an Adjunct Professor of Development and Finance at New York University.

ROBERT A. MEISTER is the Vice Chairman of Aon Risk Services Companies, Inc. (“Aon”), an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation and has served in this position since 1991. Prior to Aon, Mr. Meister was the Vice Chairman and a Director of Sedgwick James from 1985-1991 and the Vice Chairman of Alexander & Alexander from 1975 – 1985. Mr. Meister is a member of the board of directors of Ramco Gershenson Properties and serves on that company’s compensation committee. Mr. Meister has served on the board of directors of several charitable organizations. Mr. Meister received a Bachelor of Science degree in Business Administration from Pennsylvania State University.

JEROME Y. HALPERIN is a retired partner of PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”), the international accounting firm, where he spent 39 years in varied positions. Mr. Halperin’s final position at Pricewaterhouse Coopers was Chairman of the international actuarial, benefits and compensation services group. After his retirement from Pricewaterhouse Coopers, Mr. Halperin was the president of the Detroit Investment Fund, a private investment fund established to stimulate economic growth in the city of Detroit. Currently, Mr. Halperin is a consultant on various real estate projects. He serves on the board of directors of several charitable organizations and was the Chairman of the Michigan Tax Forms Revisions Committee, a position he was appointed to by the Governor of the State of Michigan. Mr. Halperin is the co-author of “Tax Planning for Real Estate Transactions”. Mr. Halperin received a Bachelor of Business Administration from the University of Michigan and a Juris Doctor from Harvard Law School.

ROBERT L. LOVERD is the former Group Chief Financial Officer and a Founding Partner of MC European Capital (Holdings), a London investment banking and securities firm, which was established in 1995 substantially sold in 2000. From 1979 to 1994, Mr. Loverd held various positions in New York and London in the Investment Banking Department of Credit Suisse First Boston. Prior to that, Mr. Loverd was a shareholder in the International Investment Banking Department of Kidder, Peabody & Co. Incorporated. Mr. Loverd is a member of the Board of Directors of Marcuard Holding, SA, Aall Trust and Banking and Harbus Investors. Mr. Loverd received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School.

WALTER HARRIS is the President and Chief Executive Officer of Tanenbaum-Harber Co. Inc. & Affiliates, a privately-held insurance, wholesale and reinsurance brokerage firm specializing in commercial insurance and reinsurance, self-insurance, pension planning and insurance consulting. Prior to joining Tanenbaum-Harber, Mr.

Harris was an associate at Lord, Day & Lord, where he worked as a tax associate on various corporate matters including corporate reorganizations and partnership matters. Mr. Harris is on the board of directors of CNA Financial Corporation, the American Progressive Life & Health Insurance Company and the Metropolitan National Bank. Mr. Harris also serves on the board of directors of several charitable organizations. Mr. Harris received a Bachelor of Business Administration Degree from Stanford University, a Juris Doctor degree from the Boalt Hall School of Law at the University of California, Berkeley and a Masters of Law degree in Taxation from the New York University School of Law.

Classes

Our board of trustees will be classified (with respect to terms for which the trustees severally hold office) into three classes, as nearly equal in number as possible. The trustees in Class III will hold office for a term expiring at our next succeeding annual meeting. The trustees in Class I and Class II, will hold office for a term expiring at our second and third succeeding annual meetings, respectively. The trustees of each class will hold office until their successors are duly elected and qualified.

At each annual meeting of our shareholders, the successors to the class of managing trustees whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

Board Vacancies; Nominating Procedures and Voting

Initial board reconstitution. The terms of the acquisition transaction provide that we increase our board of trustees from eight to fourteen trustees, eight of whom will be independent. For the initial board reconstitution, TRCLP chose the non-independent trustees and recommended potential candidates for the newly created independent trustee positions for consideration and approval by the special committee. After interviewing the five proposed new independent trustee candidates, the special committee approved four of the candidates and requested TRCLP to recommend an additional candidate for consideration. TRCLP’s replacement candidate was interviewed and approved by the special committee. Subsequent to his approval, one of the approved independent trustees notified us that he did not wish to serve. The parties are in the process of finding a new candidate to fill this independent trustee position. Upon the consummation of the acquisition transaction, these candidates will be new trustees on our Board.

Subsequent nomination/vacancy procedures. Subsequent to the initial board reconstitution, nominations for, and vacancies in, our board of trustees will be filled as follows:

Independent trustees. All members of our board of trustees will have the right to recommend independent trustees to fill a vacancy or to stand for election by shareholders, but a “nominating committee” of our board of trustees consisting of independent trustees will nominate the independent trustee nominees subject to the approval of 2/3 of our board of trustees. With respect to vacancies, a majority vote of our board of trustees will be required to elect independent trustee nominees nominated by the nominating committee.

Non-independent trustees. Non-independent trustees may be elected to fill a vacancy or nominated to stand for election by a majority in interest of the holders of the special preferred voting shares in lieu of our board of trustees (or nominating committee thereof) so long as the holders of the special preferred voting shares own, in the aggregate, 7.5% or more of our outstanding voting securities (although this power of nomination will not affect any rights of nomination by the holders of our Common Shares). This power of nomination will not affect the rights of the holders of our Common Shares to also nominate their choices for the non-independent trustee nominees. After the date upon which the holders of the special preferred voting shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating committee will have the right to nominate non-independent trustees to fill a vacancy (and elected by the affirmative vote of a majority of our board of trustees) or stand for election at any annual or special meeting.

So long as the holders of the special preferred voting shares own, in the aggregate, 7.5% or more of our outstanding voting securities, we are required to have no fewer than six non-independent trustees.

Voting agreement. The RCC Principals will enter into a voting agreement whereby each of them will agree to vote their special preferred voting shares or Common Shares in favor of the independent trustees approved by the board (or in the same proportion as the unaffiliated holders of our Common Shares).

Executive Committee

Subject to the authority of our board of trustees, the executive committee will be vested with general responsibility for the ordinary and usual management of our business and affairs. The executive committee will be comprised of the four RCC Principals (Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley), Stephen Ross, Jeff Blau, Michael Brenner and Stuart Rothstein. Each member of the executive committee will have one vote. In the event the members of the executive committee have a significant disagreement on a given matter, that matter will be referred to our board of trustees for resolution. Each of our senior executive officers will report directly to the executive committee.

Committees of our Board of Trustees

Our reconstituted board of trustees will have a nominating committee, an audit committee and a compensation committee.

Nominating Committee. The nominating committee duties will include nominating trustees for election at any annual or special meeting of our shareholders or to fill any vacancy, subject to any rights of the special preferred voting shares or board of trustees to nominate. The nominating committee must have at least two members, each of whom must be independent trustees. The nominating committee will be comprised of [Messrs.              and             ].

Audit Committee. The audit committee’s duties will include the review and oversight of all transactions with our affiliates, the appointment, compensation, and oversight of our independent auditors and the establishment of procedures for handling complaints received by the Company regarding accounting, internal control or auditing, as well as confidential, anonymous submissions by employees regarding questionable accounting or auditing. The audit committee must have at least three members, all of whom must be independent trustees, and one of whom is expected to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The audit committee will be comprised of Messrs. [            ,              and             ].

Compensation Committee. The compensation committee’s duties will include the determination of compensation, if any, of our executive officers and the administration of our incentive share option plan. The compensation committee must have at least two members, each of whom must be independent trustees. The compensation committee will be comprised of Messrs. [            ,              and             ].

Related Capital Company

RCC will continue to operate as a separate subsidiary of our Company owned by CharterMac Capital and CM Corp. Following the closing of the acquisition transaction, the senior executive officers of RCC will be as follows:

Name	Age	Office
Marc D. Schnitzer	41	Chief Executive Officer
Stuart J. Boesky	45	Managing Director
Alan P. Hirmes	48	President
Denise L. Kiley	43	Chief Operating Officer

Biographical information with respect to Messrs. Schnitzer, Boesky, and Hirmes and Ms. Kiley may be found under “MANAGEMENT BEFORE THE ACQUISITION TRANSACTION.”

CERTAIN INFORMATION CONCERNING

CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

Overview

We are a Delaware statutory trust which commenced operations in October 1997. We are one of the nation’s leading full service multifamily financing companies, providing capital solutions to developers and owners of multifamily rental housing throughout the country. Our core business is investing in tax-exempt revenue bonds, the proceeds of which finance the new construction or substantial rehabilitation of affordable multifamily housing. We were created as the result of the consolidation of three publicly registered limited partnerships, Summit Tax Exempt Bond Fund, L.P., Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III. One of the general partners of these partnerships was an affiliate of RCC. Pursuant to this consolidation, we issued our Common Shares to all partners in each of the partnerships in exchange for their interests in each of the partnerships based upon each partner’s proportionate interest in the Common Shares issued to their partnership.

In July 2001, we formed CM Corp. as a wholly-owned, consolidated subsidiary to help us to more efficiently manage our taxable business and to permit us to diversify our business lines to include (a) originating and servicing mortgages on behalf of third parties and (b) providing credit enhancement to guarantee both loan obligations and the delivery of tax benefits for a fee.

In December 2001, CM Corp acquired 80% of the outstanding capital stock of PW Funding, Inc. (“PW Funding”), a national mortgage banking firm. It is anticipated that CM Corp. will acquire the remaining 20% of the outstanding capital stock of PW Funding over the next 12 to 24 months.

Other than CM Corp. and PW Funding (see “– Investments,” below), we and our subsidiaries are each either classified as a partnership or disregarded for federal income tax purposes and, therefore are not subject to federal income taxation. As such, we pass through to our shareholders income (including tax-exempt income) in the form of distributions derived from our investments without paying federal income tax. Although the exact percentage may vary from quarter to quarter, we expect that a substantial percentage of the income we pay through our distributions to our shareholders will be excludable from gross income for federal income tax purposes. Other income, such as capital gains and taxable interest income, is generally subject to tax.

Although we hold a small portion of our investments directly, substantially all of our investments are held indirectly through our subsidiaries.

Investments

Tax–exempt. Prior to the formation of CM Corp. in July 2001, we primarily invested in affordable multifamily housing revenue bonds, a portion of which were participating bonds, and other investments that produced interest which was excluded from gross income for purposes of federal income taxation. Substantially all of our investments are held indirectly through our subsidiaries. We and our subsidiaries hold, and will continue to seek, investments that are expected to produce predominantly tax-exempt income. For the calendar year ended December 31, 2002, approximately 96% of our distributions qualified as tax-exempt income.

Taxable. The formation of CM Corp. provided us with the opportunity to diversify our business lines and expand our taxable business. The initial expansion of our taxable business occurred in December 2001 when CM Corp. acquired approximately 80% of the outstanding capital stock of PW Funding.

PW Funding is a Fannie Mae DUS lender, a Freddie Mac Program Plus Seller/Servicer and a leading commercial loan correspondent for life insurance companies. As of December 31, 2002, PW Funding serviced a loan portfolio of approximately $3.2 billion. This acquisition has allowed us to provide mortgage origination and servicing on behalf of third parties and to guarantee third party loans for a fee. The acquisition of RCC will represent a further expansion of our taxable fee-based business.

External Management

Currently, we operate our day-to-day activities and select our investments utilizing the services and advice provided by our two managers, our wholly-owned subsidiary, CM Corp., and Related Charter, an affiliate of RCC, pursuant to our management agreements between (a) CM Corp. and/or Related Charter and CharterMac, and (b) CM Corp. and each of our subsidiaries. Each of Related Charter and CM Corp. has subcontracted its obligations under the management agreements to RCC and uses RCC’s resources and real estate and investment expertise to advise us. See “EXECUTIVE COMPENSATION BEFORE THE ACQUISITION TRANSACTION—Management,” beginning on page [    ] of this proxy statement, for a detailed description of our existing management arrangements.

Offices

The principal executive offices of CharterMac are located at 625 Madison Avenue, New York, New York, and the telephone number is (212) 588-1765.

CERTAIN INFORMATION CONCERNING

RELATED CAPITAL COMPANY

General

RCC is a leading real estate financial services firm for the multifamily housing industry with a strong core focus on affordable housing.

Ownership and Management of RCC

RCC is indirectly majority owned by TRCLP. The balance of RCC is indirectly owned by its executive managing partners (“Senior Management”):

•	Stuart J. Boesky, Senior Managing Director

•	Alan P. Hirmes, Senior Managing Director

•	Marc D. Schnitzer, Managing Director

•	Denise L. Kiley, Managing Director.

Biographical information regarding each member of Senior Management may be found above under the heading “MANAGEMENT BEFORE THE ACQUISITION TRANSACTION – Trustees and Officers,” beginning on page [    ] of this proxy statement.

Each member of Senior Management is responsible for a specific aspect of RCC’s overall operations and together they jointly manage RCC as a committee. Each member of Senior Management has over 12 years of employment tenure with RCC. As part of the transaction, each member of Senior Management will cause his or her personal holding company to contribute 100% of its interest in RCC in exchange for special common units in CharterMac Capital and will become employees of RCC pursuant to three-year employment contracts. See “MANAGEMENT AFTER THE ACQUISITION TRANSACTION,” beginning on page [            ] of this proxy statement, for a description of the compensation to be received by Senior Management in the transaction and details concerning the terms of their employment agreements.

Offices

The principal executive offices of RCC are located at 625 Madison Avenue, New York, New York, and the telephone number is (212) 421-5333. RCC has 150 employees in 19 offices throughout the country.

Current Relationship with our Company

Our external advisor, Related Charter, is a single purpose affiliate of RCC and is controlled by the same five principals and entities that own RCC. This affiliation allows our advisor to utilize RCC’s resources and relationships in the affordable multifamily housing finance industry to attract developers and identify potential investments.

RCC’s Business Overview

RCC, a privately held general partnership, is one of the nation’s leading financial services providers for the multifamily housing industry, with a strong core focus on affordable housing. RCC, through investment programs it sponsors, has an indirect ownership interest in the second largest portfolio of multifamily units in the country. Formed in 1972 through a predecessor entity, RCC has amassed a superior track record with investors and multifamily developers, having provided debt (primarily through our Company) and equity financing for over 1,300 properties located in 46 states, the District of Columbia and Puerto Rico. RCC provides asset management and loan servicing to a portfolio of real estate and loans valued at cost at over $18.7 billion (of which $4.7 billion are our loans). Since 1972, RCC has increased assets and loans under its management at a compounded annual growth rate of 23%. RCC and its affiliates have sponsored more than 260 public and private real estate investment programs in the form of REITs, business trusts, limited liability companies and limited partnerships which have raised in excess of $6.0 billion in equity from over 107,000 institutional and retail investors.

RCC offers the following financial products and services:

•	sponsoring real estate equity investment programs that acquire interests in and finance affordable multifamily housing on behalf of third-party investors;

•	managing our Company and a publicly-traded real estate investment trust that originates and acquires taxable, construction, permanent, bridge, mezzanine and participating mortgage debt for multifamily housing;

•	providing real estate underwriting, asset management, construction and permanent loan servicing, capital markets and advisory services to these investment programs; and

•	arranging and structuring credit enhancement transactions to guarantee the delivery of tax benefits to institutional investors.

RCC generates cash flow predominately from acquisition and partnership management fees in connection with the capital raising and sponsorship of investment programs; investment fees associated with acquisition and disposition activity of each investment program; and asset management and advisory fees associated with on-going administration of each investment program.

RCC, through its affiliate, Related Charter, has managed us since our inception. RCC is an affiliate of TRCLP, one of the nation’s most established developers and managers of premier real estate properties.

Since its inception, RCC has consistently raised capital from institutional and retail investors and has increased its assets under management and loan servicing portfolio each year since its formation, as illustrated by the following chart:

In recent years, RCC’s investor focus has shifted more towards institutional investors. RCC’s investor client base includes some of the nation’s most prominent institutions and corporate investors, including global investment banks, top-tier U.S. commercial banks, leading insurance companies, major government sponsored enterprises and Fortune 500 companies. The chart below illustrates the investor composition for the $6 billion of equity raised since 1972:

RCC’s ability to consistently attract capital by marketing an ever-changing mix of investment products has in turn allowed it to fashion a full compliment of capital solutions for multifamily owners and developers. RCC believes it is able to offer multifamily developers products to satisfy virtually all of their affordable multifamily capital needs. Below is a list of products and services that RCC currently offers multifamily owners and developers through investment programs which it sponsors and/or manages (including our Company):

•	Equity For Affordable Multifamily Housing

•	Equity For Historic Rehabilitation Properties

•	Construction and Permanent Financing (both floating and fixed rate)

•	Taxable and Tax-Exempt Bond Financing

•	Mezzanine Financing

•	Acquisition Bridge Lending

•	Pre-Development Loans

•	Joint Venture Capital

•	Consulting Services

In 2002, we, RCC and AMAC (another public company managed by RCC) collectively provided over $2.0 billion in multifamily financing, comprised of $1.3 billion in debt and $778.7 million in equity. This includes $1.2 billion of debt originated on behalf of us and our subsidiary, PW Funding.

Tax Credit Equity

During the 12 months ended December 31, 2002, RCC raised approximately $778.7 million in equity from 22 institutional investors to acquire interests in limited partnerships which own multifamily properties which generate tax credits.

RCC’s Operational Structure

RCC vertically integrates its operations, services and expertise into 3 areas: acquisitions, portfolio management and administration. The following are the different departments within each area:

Acquisitions

•	Tax Credit Syndication Division

•	Loan Acquisition Division

•	Real Estate Underwriting Services Division

Portfolio Management

•	Asset Management Division

•	Loan Servicing Division

Administration

•	Investor Relations/Corporate Communications Division

•	Finance and Accounting Division

We currently utilize services provided by all of these departments. RCC’s Tax Credit Syndication Division syndicates tax credit equity obtained through the acquisition of interests in multifamily housing and accounts for approximately half of RCC’s revenues. The investment programs that this division sponsors provide equity financing to many of the developers that are our borrowers. The Loan Acquisition Division provides services in conjunction with identifying, analyzing and acquiring proposed revenue bond investments, as well as loan investments for AMAC. The Real Estate Underwriting Division analyzes and assesses the feasibility of all of the equity and debt investments that RCC and we make. Following the acquisition of a revenue bond, the Asset Management and Loan Servicing Divisions monitor the performance of the underlying properties and coordinate the timely payment of debt service on each of the revenue bonds.

RCC’s Investor Relations/Corporate Communications and Finance and Accounting Divisions provide capital markets, public relations and investor communications services to us, while also ensuring that we comply with the various regulatory and filing requirements which, as a public company, we are required to follow.

American Mortgage Acceptance Company

AMAC is an American Stock Exchange-traded REIT which is in the business of originating and acquiring mezzanine loans, bridge loans and government-insured first mortgages secured by multifamily housing properties throughout the United States. Like us, AMAC is externally managed by an affiliate of RCC through an advisory agreement which is subcontracted out to RCC. Following the acquisition transaction, we will acquire control of Related AMI Associates, Inc., which is the RCC affiliate that is AMAC’s advisor. As a result, we will assume RCC’s obligations under the advisory agreement and will provide AMAC with the advisory services currently being provided to it by RCC.

AMAC pays Related AMI Associates, Inc. the following types of fees under the advisory agreement: (a) an asset management fee based upon assets under management; and (b) an incentive-based fee based upon AMAC’s achievements of specified financial benchmarks. In addition, the RCC affiliate receives a portion of the loan origination points paid by the borrower with respect to each loan originated by AMAC. AMAC also pays the RCC affiliate an operating expense reimbursement for direct expenses incurred by the RCC affiliate.

For the year ended December 31, 2002, AMAC paid Related AMI Associates, Inc. fees and expense reimbursements totaling approximately $1,520,000.

Tax Credit Equity Syndication Industry

Overview

RCC concentrates its activities in, and derives approximately half of its revenues from, the tax credit equity syndication industry. RCC’s participation in the tax credit equity syndication industry is focused on the LIHTC, under Section 42 of the Internal Revenue Code (the “Code”), and to a much lesser degree, the Historic Rehabilitation Tax Credit (“HTC”) under Section 47 of the Code. The term “syndication” refers to the aggregation and purchase of interests in real estate properties that qualify for these credits, and the subsequent sale (or syndication) of the tax credits and tax deductions (collectively, “Tax Benefits”) to investors through the use of pass-through entities, such as limited partnerships or limited liability companies. These investors are the end-users of the Tax Benefits, which they receive in exchange for an up-front capital investment. The primary benefits to investors in tax credit equity syndication entities result from these Tax Benefits.

The purpose of the LIHTC program, which was enacted in 1986, is to provide new or rehabilitated rental housing to households earning 60% or less of the Area Median Income (“AMI”), as published annually by HUD. The annual rental rates for qualifying units at these properties are restricted to 30% of the AMI. These restrictions result in the rents at LIHTC properties being set at levels generally 10% or more below the prevailing “market” rents in most areas. Since the lower rents result in a lower capacity to carry mortgage debt needed to build the project, developers of LIHTC properties make up the shortfall by raising equity capital through the sale of the Tax Benefits to firms that syndicate the equity investment, including the resulting Tax Benefits to investors.

For example, a developer of a “market rate” or non-rent restricted property that costs $10 million to build, might be able to borrow $8.5 million of mortgage debt based on the projected net rental revenues the property is expected to generate. The $1.5 million balance of the costs would be funded through the developer’s equity. Conversely, as a result of the rental restrictions, a developer of a $10 million LIHTC property might only be able to borrow $5 million of mortgage debt based on the projected net rental income of the property. The balance of the $5 million costs would be funded by equity raised through the sale of the Tax Benefits to firms that syndicate the Tax Benefits to investors, and, in many cases, one or more other governmental subsidies.

Thus, following enactment of the LIHTC program in 1986, the tax credit equity syndication industry developed to channel investment capital into housing developments that would adhere to the income and rent restrictions in the law, and in turn provide streams of Tax Benefits to individual and institutional investors. The primary participants in the industry are:

•	Tax Credit Allocation Agencies

•	Developers of LIHTC projects

•	Firms that syndicate the Tax Benefits to investors

•	Investors

Tax credit allocation agencies

Beginning with 2002, each state or territory receives $1.75 per capita of LIHTCs to allocate. This per capita allocation will increase each year based on the inflation rate. Each state or territory designates a Tax Credit Allocation Agency to administer the LIHTC program. Many of these agencies also are responsible for allocating Private Activity Bonds to properties, which entitle these projects to LIHTCs (albeit at a lower rate) as of right, to the extent they contain rental units that will comply with the rent and income restrictions of the LIHTC program. Each year the Tax Credit Allocation Agency must prepare a Qualified Allocation Plan (“QAP”) that describes the objective criteria that the agency will employ in allocating the tax credits or which provide the minimum standards that must be met for projects obtaining LIHTCs by reason of being financed by Private Activity Bonds. The QAP is formulated with input from the public and is tailored to the particular housing needs of the state.

Once the QAP is finalized and published, developers of LIHTC properties may submit applications to the Tax Credit Allocation Agency for an allocation of tax credits. Applications are submitted on property-specific basis. Each application is scored based on the parameters in the QAP, and the tax credits are allocated to the highest scoring properties. Winning properties receive a reservation of tax credits, with the final allocation coming only after completion of construction or substantial rehabilitation and occupancy by qualifying residents. Competition for a reservation of tax credits has been intense in recent years, with many states receiving applications for four or more times the amount of tax credits available for allocation.

Tax Credit Allocation Agencies are also responsible for monitoring the compliance of LIHTC properties with the regulations of the LIHTC program, as well as ensuring that the owners of the properties continue to maintain and operate the properties in an acceptable manner. The Tax Credit Allocation Agencies are required to report any violations of the LIHTC program rules to the Internal Revenue Service.

Developers

Developers of LIHTC properties generally are divided into two categories: Profit-motivated firms that engage in the development and ownership of LIHTC properties for their own benefit and non-profit charitable firms that engage in the development and ownership of LIHTC properties for the public benefit. Both types of developers engage in many of the same activities. The developer prepares the application that is submitted to the Tax Credit Allocation Agency, acquires the land or existing buildings, identifies and arranges the equity and debt financing sources for the property, and hires all of the professionals and tradesmen necessary to plan and build or substantially rehabilitate the property. As part of the development budget, the developer is entitled to a developer fee, in an amount approved by the Tax Credit Allocation Agency.

Many developers of LIHTC properties have affiliates that serve as the management agent or general contractor for their properties, and are allowed to earn separate fees for performing these services. Frequently non-profit developers of LIHTC properties will provide social services to their residents and profit-motivated developers of LIHTC properties will contract with third parties to provide these services. Over the fifteen-year LIHTC compliance period, the developer must annually report on the property’s regulatory compliance to the Tax Credit Allocation Agency, the firms that syndicate the Tax Benefits to investors, and mortgage lender. The developer also provides the firms that syndicate the Tax Benefits to investors and mortgage lender with quarterly financial statements and annual tax returns.

As part of the LIHTC property financing, a developer often will guarantee completion of construction and repayment of the construction loan used to build the property, and make guarantees to the firms that syndicate the Tax Benefits to investors concerning the amount and timing of the Tax Benefits. Affiliates of the developer also will arrange for the property’s long-term permanent mortgage loan, and any other loans or subsidies to be provided to the property.

Firms that Syndicate the Tax Benefits to Investors

Firms that syndicate the Tax Benefits to investors like RCC identify developers of LIHTC properties that are seeking to raise equity for LIHTC properties through the sale of the Tax Benefits, and the investors or end-users of the Tax Benefits that are seeking an economic return and in some cases non-economic benefits from their investments in affordable housing. Firms that syndicate the Tax Benefits can aggregate the Tax Benefits by identifying and underwriting a large number of properties, which in turn provides a more efficient and lower-risk way for the investors to participate in the Tax Benefits market. Firms that syndicate the Tax Benefits to investors also manage the property portfolios for their investors over the fifteen-year compliance period, including ensuring compliance with the rules of the LIHTC program and proper management and maintenance standards. The investors generally pay the firms that syndicate the Tax Benefits to the investors an acquisition fee when the Tax Benefits are sold, as well as an annual asset management fee to cover the costs of overseeing the portfolio assets. Generally, there is not sufficient cash flow from the Investment Entities to pay annual management fees on a current basis, except in the early years when these fees are paid out of reserves. RCC estimates that in 2002 the equity raised by the equity syndication industry for investment in LIHTC eligible projects exceeded $5 billion.

Since the Code enables only the owner of a property to claim LIHTCs, developers of LIHTC properties and firms that syndicate the Tax Benefits to investors must use pass-through entities to sell or syndicate the Tax Benefits to the investor. The most common structure is one in which the property is owned by a limited partnership or limited liability company (the “Property Entity”) in which an affiliate of the developer is the general partner and retains only a nominal (0.01%) interest in profits, losses and tax credits, but most of the control of the property and the responsibilities of operating the asset. A second limited partnership or limited liability company (the “Investment Entity”) consisting of the firms that syndicate the Tax Benefits to investors and the investor will, in exchange for the equity contribution, purchase a majority limited partner interest (99.99%) in the Property Entity and receive 99.99% of the profits, losses and tax credits. Typically the Investment Entity is owned 0.01% by the firms that syndicate the Tax Benefits to investors and 99.99% by the investors, therefore enabling 99.98% of the Tax Benefits to be “passed-through” to the investor. However, due to fees and other payments to the general partner of the Investment Entity, the investors (and the firm which syndicates the Tax Benefits) do not receive a significant portion of the cash flow from the Investment Entity. Under the terms of the agreement governing the Investment Entity, the firms that syndicate the Tax Benefits to investors are required to provide reports and financial information to the investor on a periodic basis, and oversee the regulatory compliance of the property.

Firms that syndicate the Tax Benefits to investors operate as both profit-motivated and non-profit entities. Profit-motivated firms that syndicate the Tax Benefits to investors seek to identify properties that will maximize net rental income and provide the greatest level of Tax Benefits to the investors. Non-profit firms that syndicate the Tax Benefits to investors seek properties that provide specific social benefits or services, and attempt to grow small non-profit housing groups by financially supporting their operations.

Investors

The investors in the tax credit equity syndication industry are the end-users of the Tax Benefits generated by the LIHTC properties and the providers of the equity capital that enables the properties to be built or substantially rehabilitated. Most that participate in the tax credit industry invest through firms that syndicate the Tax Benefits to investors because of the efficiencies and specialized skills the firms offer. However, a few investors identify developers of LIHTC projects directly and invest without the involvement of firms that syndicate the Tax Benefits to investors.

The LIHTC program has been an attractive investment vehicle for investors because of the program’s historical performance and the absence of other government sanctioned means of sheltering corporate income taxes. Most investors are motivated by the economic return provided through the Tax Benefits, although certain banks and insurance companies can also obtain regulatory benefits by investment in LIHTC programs. Many commercial banks have made significant LIHTC investments to satisfy their Community Reinvestment Act (“CRA”) requirement. Fannie Mae and Freddie Mac, as government-sponsored entities (“GSE”), have been among the program’s largest investors due to regulatory or political requirements that mandate that the GSEs invest in affordable housing.

Firms that syndicate the Tax Benefits to investors are evaluated by the investors based on their track record in delivering the projected Tax Benefits, by the economic viability of the assets, and by the quality of the reporting and asset management performed by these firms. Investors have formed an industry group known as the Affordable Housing Investors Council (“AHIC”) which has established industry standards for firms that syndicate the Tax

Benefits to investors. AHIC has established standards for, among other items, calculating investor returns, reporting, asset management and “watch list” criteria. AHIC also has lobbied the Tax Credit Allocation Agencies to coordinate QAP housing policies with the sound investment attributes that investors seek in LIHTC properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF RCC

Overview

Related Capital Company (“RCC”) is a leading real estate financial services firm for the multifamily housing industry with a strong core focus on affordable housing.

RCC provides services to third-party investors principally by originating investment funds through limited partnerships and other investment entities that acquire equity in and finance multifamily housing, and then by providing asset management and advisory services to these funds. In most cases, the fees are earned by general partners of the funds, which have service agreements with RCC whereby RCC performs the services and is compensated as fees are collected. The general partner entities are owned by the owners of RCC or their affiliates and have no net assets; all net income of these entities is passed through to RCC.

Origination, Acquisition and Development Fees

Origination fees include both property acquisition fees and partnership management fees, which are received by RCC from the proceeds raised at formation of the investment funds. Property acquisition fees (generally 2% to 4% of equity raised) are for services performed in connection with the acquisition of interests in property-owning partnerships and are recognized when the earnings process is complete and collectibility is reasonably assured, which is defined as the date the investor equity is raised and the properties have been acquired by the investment fund. Partnership management fees (generally 1% of invested assets) are for services to be performed by RCC for: (i) establishing the books and records of the investment fund, including requisite investor reporting, and (ii) monitoring the acquired property interests to ensure that their development, leasing and initial operations comply with low income housing or other tax credit requirements. RCC recognizes these fees when such services are rendered which, per the partnership agreements, are contractually over five years following initial closing of the investment fund, using the straight-line method. Both the investing of funds and the raising of equity from third parties are relevant indicators of RCC’s performance. The existence of uninvested funds at the end of a period is an indicator of the future fees to be earned based on the investment of these funds.

Acquisition fees are earned upon acquisition of investments by some of the publicly-held entities for which RCC is an advisor, primarily Charter Municipal Mortgage Acceptance Company (“Charter Mac”). These fees are calculated as a percentage of the purchase price of investments acquired, up to 3%.

Development fees are earned from properties co-developed by RCC and sold to investment funds. Recognition of development fees is based on completion and stabilization of properties, after guarantees of completion and deficits are no longer deemed to require funding. The guarantees are issued by The Related Companies, L.P. (“TRCLP”), RCC’s majority owner, to the lender for the underlying financing of the properties.

Asset Management Fees

In addition to the origination, acquisition and partnership management fees described above, asset management fees are paid annually from available working capital of investment funds, after their formation, for services rendered in managing the investment in the underlying property assets of the investment funds on an annual basis. These fees are calculated as a percentage of assets held by these funds. The asset base includes equity and/or debt. These fees are recorded monthly as earned, but only when RCC determines that collection is reasonably assured based on the investment funds’ working capital balances.

        Guarantee fees received in connection with the guarantee of investor returns in certain investment funds are deferred and recognized as income using an amortization method which is based on the reduction in RCC’s potential exposure under the guarantee during its term, generally 15 years. If a property fails to meet its eligibility requirements at any time during the compliance period, there is a risk of recapturing tax credits already granted, as well as the risk of forfeiting any remaining credits to be generated over the compliance period. This risk is reduced as time passes. The amortization method used by RCC reflects the declining balance of tax credits at risk of recapture. The guarantees are issued by RCC and/or TRCLP and no loss pursuant to any guarantee has ever been experienced; therefore, management has not deemed it necessary to provide a reserve in connection with its guarantee exposure. RCC estimates that, in the remote event of a total loss of all properties in all of these investment funds (without regard to insurance recoveries), the maximum exposure under these guarantees would approximate $149,000,000 at December 31, 2002.

Expense Reimbursements

RCC earns organization and offering expense reimbursement revenue based on approximately 1% of equity raised. RCC is obligated to pay all expenses incurred in connection with the offering of the partnership interests on behalf of investment funds. Such expenses incurred prior to the closing of the investment fund are included in deferred costs until the respective investment fund closes.

RCC also earns acquisition expense reimbursement revenue when properties are acquired by investment funds based on approximately 1% of the value of the property acquired. RCC is obligated to pay all expenses incurred in connection with the acquisition of the properties by the investment funds. Expenses incurred prior to the acquisition of the properties are deferred until the properties are acquired by the investment fund.

Expense reimbursements also include amounts billed to the investment funds for salaries and other expenditures incurred by RCC on behalf of the investment funds.

Certain Relationships and Related Party Transactions

Substantially all of RCC’s revenues are derived from investment funds they have originated and manages. The partners of RCC or RCC’s affiliates maintain a continuing equity interest in the investment funds’ general partner and/or managing member/advisor entities. RCC has no direct investments in these general partner and/or managing member/advisor entities, and RCC does not guarantee the obligations of such entities. RCC has service agreements with these entities under which it provides ongoing management services for the investment funds on behalf of the general partners and/or managing members/advisors, and receives all fee income to which these entities are entitled.

TRCLP issues guarantees in connection with certain agreements entered into by RCC. Under these guarantee arrangements, no fees are charged by TRCLP.

RCC also advances funds to affiliated entities, whereby RCC co-develops properties to be sold to investment funds. Repayment of the development advances by the affiliated entities is expected to be made from various sources attributable to the properties, including capital contributions of investment funds, cash flow from operations, and/or from co-development partners, who in turn have cash flow notes from the properties.

RCC shares certain office space and services with TRCLP and is charged for overhead such as rent, office services, supplies and professional fees.

Pending Transaction

On December 18, 2002, RCC entered into an agreement with Charter Mac which, if approved by Charter Mac’s common shareholders, will result in substantially all of the assets and liabilities of RCC being acquired by Charter Mac, provided however, that certain assets and liabilities of RCC will not be acquired by Charter Mac. This management’s discussion and analysis of RCC’s financial condition and results of operations does not include the potential impact on RCC of the proposed acquisition transaction.

Results of Operations

Year Ended December 31, 2002 as compared with the Year Ended December 31, 2001

Overview. Net income increased by $14,200,000 or 63%. Net income was $36,563,000 for the year ended December 31, 2002 as compared to $22,363,000 for 2001. This increase was comprised of a $21,382,000 increases in revenue, partially offset by a $7,487,000 increase in costs and expenses.

Revenues. Total revenues increased by $21,382,000 or 31%. For the year ended December 31, 2002 revenues were $91,265,000 as compared to $69,883,000 for 2001.

Origination, acquisition and development fee revenues increased by $15,394,000 or 49%. For the year ended December 31, 2002, these revenues were $46,563,000 as compared to $31,169,000 for 2001. A detailed breakdown of these fees is as follows:

	2002	2001	Increase
Origination fees	$29,091,000	$18,828,000	$10,263,000
Acquisition fees	14,950,000	10,817,000	4,133,000
Developer fees	2,522,000	1,524,000	998,000

Total	$46,563,000	$31,169,000	$15,394,000

Recognition of origination fees is based on when the investor equity is raised and the properties have been acquired by the investment funds. Origination fees increased by $10,263,000 or 554%. This increase was due to an increase in property acquisitions by investment funds, which principally resulted from an increase in equity raised by RCC, detailed as follows for the years ended December 31, 2002 and 2001:

	2002	2001	Increase
Equity raised	$871,171,000	$486,350,000	$384,821,000

Properties acquired	837,477,000	471,137,000	366,340,000

Uninvested funds—end of period	$246,346,000	$212,652,000	$33,694,000

Acquisition fees increased by $4,133,000 or 38%. This resulted from RCC earning fees from an increase in debt and debt security acquisitions by public funds, primarily Charter Mac, detailed as follows:

	2002	2001	Increase
Debt and debt securities acquired	$532,883,000	$410,661,000	$122,222,000

Developer fees increased by $998,000 or 65%. For the year ended December 31, 2002 developer fees were $2,522,000 as compared to $1,524,000 for 2001. Recognition of development fees is based on timing of completion and stabilization of property cash flows. While development activities may occur throughout the period, revenue is not recognized until guarantees of completion and development deficits are no longer deemed to require funding.

Asset management fees increased by $1,230,000 or 5%. For the year ended December 31, 2002, revenues were $24,881,000 as compared to $23,651,000 for 2001. A detailed breakdown of these fees is as follows:

	2002	2001	Increase (Decrease)
Asset-based management fees	$17,604,000	$17,499,000	$105,000
Loan servicing	3,267,000	2,730,000	537,000
Guaranty fees	1,146,000	1,468,000	(322,000)
Other	2,864,000	1,954,000	910,000

	$24,881,000	$23,651,000	$1,230,000

Asset-based management fees increased by $105,000 or 1%. For the year ended December 31, 2001, asset-based management fees included recognition of a $3,300,000 fee for services rendered in prior periods to an investment fund for which RCC previously assessed that collectibility of the fee was not reasonably assured based on that investment fund’s working capital balance. The sale of a property within the investment fund provided the cash flow to pay the fee in 2001. Excluding this item, management fees increased by $3,405,000 or 24% as a result of an increase in the number of investment funds under management by RCC. For the year ended December 31, 2002, RCC has not recognized fees of $9,783,000 and $5,703,000 for

2001 based on management’s assessment that collection of the fees was not reasonably assured based on working capital available at the investment fund level. As of December 31, 2002 and 2001, the balance of receivables from partnership management fees not recognized is $58,557,000 and $48,774,000, respectively.

Loan servicing fees increased by $537,000 or 20%. This increase resulted from an increase in debt and debt securities serviced for the investment funds, primarily Charter Mac.

Guaranty fees decreased $322,000 or 22%. For the year ended December 31, 2002, guaranty fees were $1,146,000 as compared to $1,468,000 for 2001. These fees relate to the guarantee of investor returns in certain investment funds and are amortized over the term of the guaranty period. Guaranty fees are deferred and recognized in income using an amortization method which is based on the reduction in RCC’s potential exposure under the guarantee during its term. The decrease in fees is due to the declining balance of tax credits at risk of recapture within these investment funds.

Other income increased $910,000 or 47%. Components of other income include investor services fees and asset monitoring fees. The fees are for services including inspection of properties in investment funds, evaluation of physical attributes and occupancy of the properties, and are paid from cash flow of the properties. The increase is related to the increased number of properties in investment funds.

Expense reimbursement revenue increased by $4,758,000 or 32%. For the year ended December 31, 2002, these revenues were $19,821,000 as compared to $15,063,000 for 2001. A detailed breakdown of these revenues follows.

	2002	2001	Increase (Decrease)
Organization, offering and acquisition	$15,330,000	$10,814,000	$4,516,000
Overhead cost reimbursement	4,491,000	4,249,000	242,000

	$19,821,000	$15,063,000	$4,758,000

The increase in organization, offering and acquisition expense reimbursements is directly related to the increase in equity and debt funds raised in 2002. The overhead cost reimbursement increase of 6% is related to the overall increase in investment funds under management.

Costs and Expenses. Costs and expenses include salaries, general and administrative expenses, reimbursable origination, offering and acquisition expenses, and provision for bad debts and abandoned costs. Costs and expenses increased by $7,487,000 or 17%. For the year ended December 31, 2002, costs and expenses were $52,090,000 as compared to $44,603,000 in 2001.

Salaries, payroll taxes and employee benefits increased by $2,533,000 or 15%. This primarily resulted from an increase in personnel and increases in salary and bonuses in 2002 as compared to 2001.

General and administrative expenses include rent, professional fees, New York City Unincorporated Business Taxes (“UBT”), depreciation and other expenses. General and administrative expenses increased by $1,730,000 or 11%. For the year ended December 31, 2002, general and administrative expenses were $16,865,000 as compared to $15,135,000 in 2001. This increase resulted primarily from (a) an increase in UBT taxes due to an increase in net income and (b) additional office and related costs attributable to increased personnel.

        Origination, offering and acquisition expense increased by $2,066,000 or 19%. For the year ended December 31, 2002, these reimbursable expenses were $12,687,000 as compared to $10,621,000 for 2001. This increase in expenses is less than the 2% increase in reimbursement revenue earned in 2002. The relatively greater increase in reimbursements over costs is based on economies of scale associated with the increase in volume.

The provision for bad debts and abandoned project costs increased by $1,158,000 or 71%. For the year ended December 31, 2002, provision for bad debts was $2,791,000 as compared to $1,633,000 for 2001. This provision consists primarily of project cost write-offs for development joint ventures. The abandoned project costs were higher in 2002 as compared to 2001 due to more write-offs of abandoned projects.

Other income and expenses is comprised of interest income and expense. Interest expense net of interest income decreased by $305,000. For the year ended December 31, 2002, interest expense net of interest income was $2,612,000 as compared to $2,917,000 in the same 2001 period. The weighted average interest rate on borrowings under the warehouse line of credit decreased by 2.09%, partially offset by an increase in average borrowings outstanding under this line. For the year ended December 31, 2002 and 2001, the weighted average rate was 4.22% and 6.31%, respectively, and the weighted average borrowings under the warehouse line were $38,739,000 and $37,086,000, respectively. In 2002, interest was also lower because of repayment of other notes payable aggregating $1,665,000.

Year Ended December 31, 2001 Compared With the Year Ended December 31, 2000

Overview. Net income increased by $4,584,000 or 26%. Net income was $22,363,000 in 2001 as compared to $17,779,000 in 2000. This increase was comprised of a $7,356,000 increase in revenue, offset by an $4,034,000 increase in costs and expenses and a $1,262,000 decrease in interest expenses.

Revenues. Total revenues increased by $7,356,000 or 12%. Revenues were $69,883,000 in 2001 as compared to $62,527,000 in 2000.

Origination, acquisition and development fee revenues increased by $1,793,000 or 6%. In 2001, these revenues were $31,169,000 as compared to $29,376,000 in 2000. A detailed breakdown of these fees is as follows:

	2001	2000	(Decrease)
Origination fees	$18,828,000	$19,480,000	$(652,000)
Acquisition fees	10,817,000	8,504,000	2,313,000
Developer fees	1,524,000	1,392,000	132,000

Total	$31,169,000	$29,376,000	$1,793,000

Recognition of origination fees is based on when investor equity is raised and the properties have been acquired by investment funds. Origination fees decreased by $652,000 or 3%. This decrease resulted from RCC earning fewer fees due to a decrease in equity raised and properties acquired by investment funds detailed as follows for the years ended December 31, 2001 and 2000:

	2001	2000	Increase (Decrease)
Equity raised	$486,350,000	$532,140,000	$(45,790,000)

Properties acquired	471,137,000	464,835,000	6,302,000

Uninvested funds—end of period	$212,652,000	$197,438,000	$15,214,000

The difference between properties acquired and equity raised is due to timing of properties closed into investment funds (a major fund closed in early 2000, which provided more funds for investment in 2000 compared to 2001).

Acquisition fees increased by $2,313,000 or 27%. This resulted from RCC earning fees from an increase in debt and debt securities acquisitions by public funds, primarily Charter Mac, detailed as follows:

	2001	2000	Increase
Debt and debt securities acquired	$410,661,000	$356,156,000	$54,505,000

Developer fees increased by $132,000 or 9%. In 2001, developer fees were $1,524,000 as compared to $1,392,000 in 2000. While development activities may occur throughout the year, revenue is not recognized until guarantees of completion and development deficits are no longer deemed to require funding by RCC.

Asset management fees increased by $5,015,000 or 27%. In 2001, revenues were $23,651,000 as compared to $18,636,000 in 2000. A detailed breakdown of these fees is as follows:

	2001	2000	Increase (Decrease)
Asset-based management fees	$17,499,000	$13,699,000	$3,800,000
Loan servicing	2,730,000	1,844,000	886,000
Guaranty fees	1,468,000	1,111,000	357,000
Other	1,954,000	1,982,000	(28,000)

	$23,651,000	$18,636,000	$5,015,000

Asset-based management fees increased by 3,800,000 or 28%. In 2001, asset-based management fees included recognition of a $3,300,000 fee for services rendered in prior periods to an investment fund for which RCC previously assessed that collectibility of the fee was not reasonably assured based on the investment fund’s working capital balance. The sale of a property in the investment fund provided the working capital to pay the fee. Excluding this item, management fees increased by $500,000 or 4% as a result of an increase in the number of investment funds under management by RCC. In 2001 and 2000, RCC has not recognized fees of $9,004,000 and $9,380,000, respectively, based on its assessment that collection of the fees was not reasonably assured based on working capital available at the investment fund level. As of December 31, 2001 and 2000, the balance of receivables from asset-based management fees not recognized was $48,774,000 and $43,070,000, respectively.

Loan servicing fees increased by $886,000 or 48%. This increase resulted from an increase in debt and debt securities serviced for the investment funds, primarily Charter Mac.

Guaranty fees increased $357,000 or 32%. This increase resulted from two investment fund guarantees which originated in 2000 and were included for a full year as compared to less than six months in 2000. These fees relate to guarantee of investors returns in investment funds and are amortized over the term of the guaranty period.

Other income decreased $28,000 or 1%. Components of other income include investor services fees and asset monitoring fees. The fees are for services including inspection of properties in investment funds, evaluation of physical attributes and occupancy of the properties, and are paid from cash flow of the properties.

Expense reimbursement revenue increased by $548,000 or 4%. For the year ended December 31, 2001, these revenues were $15,063,000 as compared to $14,515,000 for 2000. A detailed breakdown of these revenues follows.

	2001	2000	Increase (Decrease)
Organization, offering and acquisition	$10,814,000	$10,340,000	$474,000
Overhead cost reimbursement	4,249,000	4,175,000	74,000

	$15,063,000	$14,515,000	$548,000

Costs and Expenses. Costs and expenses include salaries, general and administrative expenses, reimbursable origination, offering and acquisition expenses, and provision for bad debts and abandoned costs. Costs and expenses increased by $4,034,000 or 10%. In 2001 costs and expenses were $44,603,000 as compared to $40,569,000 in 2000.

Salaries, payroll taxes and employee benefits increased by $2,899,000 or 20%. This primarily resulted from an increase in personnel and increases in salary and bonuses in 2001 as compared to 2000.

General and administrative expenses include rent, professional fees, New York City Unincorporated Business Taxes (“UBT”), depreciation and other expenses. General and administrative expenses increased by $1,456,000 or 11%. This increase resulted primarily from (a) an increase in UBT taxes due to an increase in net income and (b) additional office and related costs attributable to increased personnel.

Origination, offering and acquisition expense increased by $3,145,000 or 42%. For the year ended December 31, 2001, these reimbursable expenses were $10,621,000 as compared to $7,476,000 for 2000. While the reimbursement of these expenses increased 4%, to $10,815,000 in 2001, and covered the expenses of $10,621,000, the relative increase in expenses resulted from nonrecurring savings realized in 2000.

The provision for bad debts and abandoned project costs decreased by $3,466,000 or 68%. In 2001, the provision for bad debts was $1,633,000 as compared to $5,099,000 in 2000. This provision for bad debts and abandoned projects costs consists primarily of project cost write-offs for development joint ventures. The abandoned project costs were lower in 2001 as compared to 2000 due to fewer specific write-offs of abandoned projects.

Other income and expenses is comprised of interest income and expense. Interest expense net of interest income decreased by $1,262,000. In 2001, interest expense net of interest income was $2,917,000 as compared to $4,179,000 in 2000. The weighted average interest rate decreased by 2.41%, partially offset by an increase in average borrowings outstanding. In 2001 and 2000, the weighted average rate was 6.31% and 8.72%, respectively, and the weighted average borrowings were $37,086,000 and $33,426,000, respectively.

Inflation. Inflation did not have a material effect on RCC’s results for the periods presented.

Liquidity and Capital Resources

The primary source of liquidity for RCC has been and will continue to be cash provided by operating activities. In addition, RCC has utilized a $75,000,000 warehouse line of credit facility (the “Line of Credit”) to finance its capital needs to acquire properties on a short term basis and to fund advances to third party developers who develop properties for inclusion in offerings to investors. Management believes that it will have access to the capital resources necessary to meet its short-term liquidity requirements and to expand and develop its business.

As of December 31, 2002, RCC’s total indebtedness related to the Line of Credit was $26,497,000 with a weighted average interest rate of 4.22% (based on LIBOR +2%). The Line of Credit is collateralized by a lien on the interest in the property-owning entities being funded by the Line of Credit and is guaranteed by TRCLP. Upon its maturity in October, 2003, RCC management believes that it can renegotiate the terms of the Line of Credit or arrange alternate sources of financing to repay the outstanding balance. The Line of Credit had approximately $47,346,000 of availability at December 31, 2002 which is net of a letter of credit outstanding of $1,157,000 for a development joint venture.

In connection with RCC’s development joint ventures, such ventures may obtain construction financing which is guaranteed by TRCLP. At any time, the aggregate amount of such construction loans has not exceeded $25,000,000. At December 31, 2002, such guarantees aggregated $9,882,000. The loans are repaid from permanent financings and capital contributions of investment funds organized by RCC, which acquire the properties. Such construction loans generally close at the same time that an investment fund is committed to acquire the completed property, which limits the repayment risk. The sources of such loans are diverse and specific to a property. RCC has never been required to fund a development deficit.

Cash Flows

Cash Flows for the year ended December 31, 2002

RCC’s cash and cash equivalents increased $13,719,000 to $15,369,000 during the year ended December 31, 2002. The increase in cash and cash equivalents was due to $38,626,000 of cash provided by operating activities and $12,410,000 of cash provided by investing activities, offset by $37,317,000 of cash used in financing activities.

Cash provided by operations of $38,626,000 was primarily comprised of (a) income of $36,563,000, (b) an increase in deferred revenue (fees collected but not earned) of $5,061,000, (c) an increase in the net change of due from affiliates and operating liabilities of $7,365,000 and (d) the adjustments for non-cash items which were comprised of depreciation and amortization of $1,576,000 and provisions for uncollectible accounts of $2,791,000.

Cash provided by investing activities of $12,410,000 was comprised primarily of a $12,530,000 return of net advances to project partnerships, relating mostly to an investment fund which closed in early January 2002. The increases and decreases in the advances to partnerships coincide with decreases and increases in the Line of Credit which is used to finance the advances. The remaining use in cash in investing activities pertains to the net activity of notes receivable and other assets.

Cash used in financing activities of $37,317,000 was primarily comprised of distributions to RCC’s partners of $21,575,000 and net repayments of $14,077,000 on the Line of Credit (related to the net return of advances to project partnerships) as well as the repayment of certain notes payable of $1,665,000. Generally, distributions to partners are based on earnings of RCC. In addition to the cash distributions to partners above, certain development advances of $2,132,000 as well as certain general partnership and/or membership interests (valued at $0) which were not already owned by the RCC partners, were distributed in 2002. RCC provides ongoing services to the investment funds on behalf of the general partner/managing member entities and continues to receive all fees to which these entities are entitled.

Cash Flows for the Year Ended December 31, 2001

RCC’s cash and cash equivalents increased $530,000 to $1,650,000 during the year ended December 31, 2001. The increase in cash and cash equivalents was comprised primarily of $26,236,000 of cash provided by operating activities offset by $7,045,000 of cash used in investing activities and $18,661,000 of cash used in financing activities.

Cash provided by operations of $26,236,000 was primarily comprised of (a) income of $22,363,000, (b) an increase in deferred revenue of $2,588,000, (c) a decrease in the net change of due from affiliates and operating liabilities of $1,584,000 and (d) the adjustments for non-cash items which were comprised of depreciation and amortization of $1,236,000 and provisions for uncollectible accounts of $1,633,000.

Cash used in investing activities of $7,045,000 was primarily comprised of an increase of net advances to partnerships of $6,788,000 due to the timing of investor closings. The advances to partnerships were funded by the Line of Credit. The remaining increase in cash used in investing activities pertains to the net activity of notes receivable and other assets.

Cash used in financing activities of $18,661,000 was primarily comprised of distributions to RCC’s partners of $21,933,000, the repayment of certain notes payable of $2,330,000, offset by $5,602,000 of additional draws net of repayments on the Line of Credit.

Quantitative and Qualitative Disclosures About Market Risk

RCC’s ability to attract investors for its investment partnerships is affected by changes in market interest rates. Relative yields offered by tax credit funds as well as yields offered by Charter Mac and similar managed entities, which are generally fixed, will be more attractive to potential investors in periods when interest rates are declining, and less attractive in periods of rising interest rates. Market interest rates are highly sensitive to many factors including government policies, domestic and international conditions and other factors that are beyond the control of RCC.

Interest rate changes also affect RCC’s borrowing cost under its variable rate Line of Credit. Based on $38,739,000 of weighted average borrowings for the year ended December 31, 2002, a 1% increase in interest rates would decrease RCC’s annual net income and cash flows by approximately $387,000. The Line of Credit is guaranteed by TRCLP. The elimination of this guarantee in connection with the acquisition transaction is not expected to have any effect on RCC’s borrowing rate because it would be replaced by a guarantee by Charter Mac.

Accounting Matters

Critical Accounting Policies

Recent SEC guidelines require disclosure of accounting policies which involve estimates or assessments of risks, or uncertainties, and which could have a material impact on the financial statements. RCC’s critical accounting policies which fall into this category include the following:

Revenue Recognition.

Revenue recognition for partnership and asset management fees is based on RCC’s assessment of each investment fund’s ability to pay these fees, which generally is based on the funds’ working capital balances. RCC recognizes revenue only when collection is reasonably assured. Amounts not recorded as revenues, due to inadequate working capital at the investment fund level, are due upon sale or refinancing of the fund’s properties; receipt of such amounts is highly uncertain. The alternative accounting would be to accrue the full amount of the fees and then reserve for the portion that management estimates will not be paid until there is a sale or refinancing of the underlying properties in the investment fund. RCC believes that the assessment of collectibility is an integral part of revenue recognition; if this factor was not considered, net income and assets could be materially overstated. The investment funds are separate legal entities that are subject to factors and market conditions that are beyond the control of RCC, and may not generate adequate cash to pay all fees due to RCC.

A summary of the activity of the receivable balances from investment funds under the policy described above is as follows:

	December 31, 2002	December 31, 2001	December 31, 2000
Beginning of period	$48,774,000	$43,070,000	$33,690,000
Additions(1)	9,783,000	9,004,000	9,380,000
Fees recognized(2)	—	(3,300,000)	—

End of period	$58,557,000	$48,774,000	$43,070,000

(1)	“Additions” represents management fees accruable but not recognized because of insufficient working capital at the investment fund level
(2)	“Fees recognized” represent cash received for previously unrecognized management fees

Recovery of Advances

The nature of the investment fund business requires identification and timed purchases of significant properties in new funds before most investors will commit resources; therefore, RCC acquires equity interests in property ownership entities on a short term basis, and also advances funds to third-party developers to develop properties for inclusion in offerings to investors. At any point in time, the investment in properties can be material (the warehouse line of credit utilized by RCC to fund these advances has a maximum amount of $75,000,000). Realization of the property values is subject to continued success in attracting investors to new funds or, if investors are not found, by sale of the acquired properties. At December 31, 2002, RCC has advances to acquire equity interests in property ownership entities of $29,983,000.

During the process of identifying properties RCC also advances funds to affiliated entities, whereby RCC co-develops properties to be sold to investment funds, which are generally reimbursed when financing for the development project is closed. RCC periodically assesses recovery of such advances based on management’s experience with similar properties and its evaluation of the prospects of obtaining allocations of tax credits and securing financing for the projects. When reimbursement is not probable, a provision for bad debt and abandoned cost is recognized. At December 31, 2002 RCC has development advances to affiliated entities of approximately $10,117,000. During 2002, RCC made a non-cash distribution of certain development advances of $2,132,000 to the partners of RCC.

Guarantee Exposure

In a limited number of insured tax credit funds, RCC and/or TRCLP enters into agreements with third party insurance companies to share both the premium and risk related to the fund’s guaranteed level of low income housing tax credits. The contingency exposure is based on a present value calculation that is based on the years of remaining tax credit recapture risk and a discount rate in effect at the time of the transaction. Historically, RCC has recorded no accrual for a possible loss for this exposure because RCC has not, and does not expect to, make any payments to investors under this guarantee. RCC believes that substantially all of the risk is over once construction or rehabilitation of the property is completed and has been awarded tax credits. The only events leading to recapture after completion are abandonment of the property or ineligibility of tenants, which can be cured and which have never resulted in recapture. Revenues from these guarantee fees are recognized over the guarantee period using an amortization method which is based on the reduction in RCC’s potential exposure under the guarantee. If RCC were to be required to make payments under the guarantees, such amounts would be recognized as expenses when payment became probable and such amounts could be material. RCC estimates that its maximum exposure under these guarantees is approximately $149,000,000 at December 31, 2002.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 is effective immediately and SFAS No. 142 is effective January 2002. The implementation of these standards did not have an impact on the RCC’s financial statements.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (effective January 1, 2003). SFAS No. 143 requires the recording of the fair value of a liability for an asset retirement obligation in the period in which it occurred. Management does not believe that the adoption of SFAS No. 143 will affect RCC’s financial statements.

In August 2001, the FASB issued Statement No. 144, Accounting for The Impairment or Disposal of Long-Lived Assets. Among other things, this standard requires that the assets and operations of a component of an entity that is held for sale or has been disposed of be presented both in current and prior periods, separately as discontinued operations. SFAS No. 144 became effective January 1, 2002. The implementation of this standard did not have any impact on RCC’s financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Correction. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking Fund Requirements. SFAS No. 145 requires, among other things (a) that the modification of a lease that results in a change of classification of the lease from capital to operating under the provisions of SFAS No. 13 be accounted for as a sale-leaseback transaction and (b) the reporting of gains or losses from early extinguishment of debt as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations. The rescission of SFAS No. 4 is effective January 1, 2003. The amendments of SFAS No. 13 are effective for transactions occurring on or after May 15, 2002. The rescissions of SFAS No. 44 and 64 and the amendments of SFAS No. 13 did not have any impact on RCC’s financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (effective January 1, 2003). SFAS No. 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. The implementation of this standard did not have any impact on RCC’s financial statements.

In November of 2002, the FASB issued Interpretation No. 45, Guarantors’ Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. The disclosure provisions of this Interpretation are effective for RCC’s December 31, 2002 financial statements. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. RCC is currently in the process of evaluating the impact that this Interpretation will have on its financial statements.

In January of 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of the Interpretation will be immediately effective for all variable interests in variable interest entities created after January 31, 2003, and RCC will need to apply its provisions to any existing variable interests in variable interest entities by no later than December 31, 2004. RCC is currently in the process of evaluating the impact that this Interpretation will have on its financial statements, but does not currently believe that its provisions will require RCC to consolidate any of the investment funds it organizes or manages.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations of the acquisition transaction, assuming that the acquisition transaction is consummated as contemplated by this proxy statement. This discussion is based upon interpretations of the Code, Treasury regulations promulgated under the Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the acquisition transaction.

THIS U.S. FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE ACQUISITION TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

General

The acquisition transaction has been structured to achieve specific tax objectives for both our Company and the RCC Principals. These include the following: (1) the RCC Principals will transfer their interests to CharterMac Capital for special common units of CharterMac Capital in a manner that is tax free to the RCC Principals, except for TRCLP, which will receive cash; (2) the RCC Principals will be partners in CharterMac Capital, and the distributions and allocations on the special common units will be effectively deductible to CharterMac Capital and ordinary income to the holders; (3) because the RCC business yields active income for purposes of the publicly traded partnership rules, this structure is intended to allow our Company to avoid the realization of active income which would jeopardize our publicly traded partnership status; and (4) the exchange of the special common units for our Common Shares will be taxable to the RCC Principals, giving rise to amortization deductions for goodwill that was not previously amortizable. Following the acquisition transaction, our shareholders will continue to own our Common Shares in the same respect as before the transaction and the acquisition by the RCC Principals of special common units exchangeable into our Common Shares is not expected to alter the income tax effect of owning or subsequently transferring Common Shares. In the future, it is possible that a greater percentage of our distributions may be taxable due to the taxable nature of RCC’s business.

While we do not expect significant federal income tax consequences, if the IRS were to challenge various tax positions we intend to take, the taxable income we expect to report in CM Corp. could be increased and our ability to qualify as a publicly traded partnership that does not pay tax could be jeopardized. This could occur if the IRS were to assert successfully that the transfer of interests in RCC were, for income tax purposes, made to us, rather than to CharterMac Capital. If this position prevailed, the income that CM Corp. expects to recognize from the RCC operations would not be reduced by an allocation of income to the RCC Principals. In addition, if we, rather than CM Corp., were treated as the owner of interests in RCC, we would realize an amount of active income from the RCC business that would require us to be treated as a corporation for income tax purposes. In such case, we would be required to pay taxes on our income and our shareholders would be subject to tax on distributions from us. Additionally, it is possible that the value of our Common Shares would decline and that, as a result of paying federal taxes, we would have less net after-tax income and our distributions would be lower.

The IRS might also assert that the special common units in CharterMac Capital held by the RCC Principals are actually shares of our Company. If this position prevailed, CM Corp. would be viewed as owning the entire RCC business and the distributions payable on the special common units would not reduce the income of CM Corp. Therefore, CM Corp. would be taxable on all of the income from the RCC business, which could reduce our net after-tax income and our distributions.

Acquisition of RCC

In the acquisition transaction, the RCC Principals will transfer their interests in RCC to CharterMac Capital, a limited liability company controlled by our wholly owned subsidiary, CM Corp., and to CM Corp, in exchange for $50 million of cash and special common units of CharterMac Capital, which may be exchangeable into our Common Shares (or, at the option of CM Corp., cash). The cash portion will be paid only to TRCLP. CM Corp. will own the “common” interests in CharterMac Capital. The acquisition transaction is not expected to result in the recognition of income by us or the holders of our Common Shares. The cash portion of the acquisition transaction is expected to be taxable to TRCLP, and the issuance of special common units is expected to qualify for nonrecognition treatment pursuant to Section 721 of the Code. CM Corp. will have a step-up in basis as a result of the cash portion of the acquisition transaction. It is anticipated that nearly all of this step-up will be allocated to goodwill, which is amortizable over a 15 year period, as discussed below. Distributions and allocations to the holders of the special common units have been structured to be effectively tax deductible to CharterMac Capital and ordinary income to the holders. This structure will allow payments to be made to RCC principal on a tax deductible basis. The RCC Principals who receive special common units in CharterMac Capital are expected to be treated as partners in CharterMac Capital for federal income tax purposes because they will hold ownership interests in CharterMac Capital and will share in the profits and losses of CharterMac Capital. It is possible, however, that the Internal Revenue Service could take the position that the RCC Principals are, for federal income tax purposes, partners of our Company, because their distributions will be closely related to our distributions, they have the right to exchange their interests in CharterMac Capital for our Common Shares (subject to the right of CM Corp. to satisfy an exchange request for cash), and, through the special preferred voting shares, they will vote with respect to matters subject to a vote of our common shareholders. If the IRS were successful in contending that the RCC Principals are, for federal income tax purposes, partners in our Company rather than in CharterMac Capital, the distributions payable on the special common units would not reduce the income of CM Corp. As a result, CM Corp. would recognize significantly more taxable income than is expected as a result of the operation of the RCC business.

Amortization Deductions for CM Corp.

A significant portion of the assets that comprise the RCC business is expected to constitute goodwill for federal income tax purposes. The tax basis of the goodwill in the RCC business is expected to be amortizable on a straight line basis over a 15 year period, but this amortization will not be available to the extent that the RCC Principals have not recognized gain for federal income tax purposes. Thus, while the portion of goodwill that is acquired with cash is expected to give rise to amortization deductions that begin at the closing, the remaining amounts of goodwill are not expected to be amortizable until the RCC Principals recognize gain, which will occur when the special common units are exchanged for our Common Shares or cash. Prior to such time, however, the distributions on the special common units are expected to be matched by an allocation of income to the RCC Principals, thereby reducing the income recognized by CharterMac Capital and allocable to CM Corp. Without the amortization deductions and the tax deductible payments to the RCC Principals, discussed above, CM Corp. would be required to pay tax on all of the income from the RCC business, which would result in a decrease in CharterMac distributions.

Tax Termination of RCC

A partnership, such as RCC, is terminated if there is a sale or exchange of 50% or more of the interests in partnership capital and profits within a 12 month period. Thus, the closing of the acquisition transaction should result in a termination of RCC for federal income tax purposes. As a result, RCC will be deemed to transfer all its assets and liabilities to a new partnership, and RCC will be deemed to distribute interests in the new partnership to the new partners of RCC (i.e. CharterMac Capital and CM Corp.). No gain or loss is expected to be recognized as a result of this termination.

Exchange of Special Common Units

The special common units of CharterMac Capital are exchangeable for our Common Shares or, at the option of CM Corp., cash. Regardless of whether cash or our Common Shares are used to satisfy an exchange request, it is expected that an exchange will be a taxable event for the RCC Principals and will give rise to an increase in the basis of the assets used in the RCC business. This increase in basis will result in further amortization deductions for CM Corp. If CM Corp. decides to satisfy an exchange request of the RCC Principals with our Common Shares, there is a risk that CM Corp. could be required to recognize gain in an amount equal to the excess of the value of our Common Shares used to satisfy the exchange request and CM Corp.’s tax basis in those shares. It is expected that CM Corp.’s acquisition of the Common Shares will be structured in a manner that causes the tax basis to it of those shares to be approximately equal to the fair market value of the shares, so that CM Corp. will not be required to recognize gain when our Common Shares are used to satisfy an exchange request.

Publicly Traded Partnership Rules

We are a publicly traded partnership for federal income tax purposes. In order for us to not be subject to federal income tax liability, substantially all of our income must continue to constitute passive income. It is expected that the RCC business will not cause our Company to recognize “active” income, because the RCC business will be owned, indirectly, by CM Corp., which is a taxable corporation. Distributions from CM Corp. may be treated as dividends or capital gain, both of which are treated as passive income for purposes of the publicly traded partnership rules. These distributions would, however, be includible in income by our common shareholders. From time to time (including at the closing of the acquisition transaction), we may also be called upon by CM Corp. to deliver a guarantee of an obligation of CM Corp. or one of its subsidiaries. In these cases, we are expected to charge CM Corp. or its subsidiaries an arm’s length fee, as compensation for providing the guarantee. Any of these fees charged by us will be includible in the income of our common shareholders, and will be treated as “active” income for purposes of the publicly traded partnership rules. If the Internal Revenue Service were to successfully assert that the amount of these fees should be higher than the fees actually charged, or that the business of CM Corp. should be imputed to us, our common shareholders would be required to include these additional amounts in income, and it is possible that we would no longer be able to qualify as a publicly traded partnership that is not subject to tax. If this were to occur, we would be liable for significant taxes, and would not be able to pass through exempt income to our common shareholders.

Acquisition of Tax Credit Properties

In order to successfully integrate the RCC business, some changes will need to be made in the manner in which RCC acquires interests in tax credit properties. In particular, if tax credit properties that are financed with bonds owned by us are owned by our Company or our subsidiaries, including RCC, interest on the bonds would not be tax exempt in the hands of our Company. Frequently, tax credit properties are owned for a brief period of time by RCC or one of its subsidiaries. It is expected that this method of acquiring tax credit properties will be modified in a manner that allows interest earned on bonds owned by our Company to be exempt.

EXECUTIVE COMPENSATION BEFORE THE ACQUISITION TRANSACTION

This section describes our current management and trustee compensation structure. If the acquisition transaction is approved, we will become internally-managed as described elsewhere in this proxy statement.

Trustees

Board of trustees

We currently have three executive officers and eight trustees (three of whom are independent trustees). We do not pay or accrue any fees, salaries or other forms of compensation to our officers other than options which may be received under our incentive share option plan (see “—Incentive Share Option Plan,” below). Our independent trustees receive compensation for serving as independent trustees. Mr. Edson receives compensation at the rate of $30,000 per year, payable $20,000 in cash (or, at Mr. Edson’s option, Common Shares) and Common Shares having an aggregate value of $10,000, based on the fair market value at the date of issuance, in addition to an expense reimbursement for attending our board meetings. Messrs. Allen and Fisch receive compensation at the rate of $17,500 per year payable $7,500 in cash (or, at Messrs. Allen’s or Fisch’s option, Common Shares) and Common Shares having an aggregate value of $10,000, based on the fair market value at the date of issuance, in addition to an expense reimbursement for attending our board meetings.

Special committee

Messrs. Fisch, Allen and Edson are each receiving compensation for serving on the special committee. For the year ended December 31, 2002, Mr. Fisch, who served as Chairman of the special committee, received in total $75,000, of which $37,500 was in cash and $37,500 was in Common Shares. Messrs. Allen and Edson each received in total $60,000, of which $30,000 was in cash and $30,000 was in Common Shares. We have agreed to pay the these individuals the same compensation in 2003 for serving on the special committee, prorated from the period January 1, 2003 up to the date we consummate the acquisition transaction.

Management

Overview

Although each of our and our subsidiaries’ board of trustees (or directors) has authority over the management of each respective entity, we and our subsidiaries have operated and selected investments (and if the acquisition transaction is not approved will continue to operate and select investments) utilizing the services and advice provided by CM Corp., our wholly-owned subsidiary, and Related Charter, an affiliate of RCC, pursuant to various management agreements. CM Corp. and Related Charter have each subcontracted with RCC to provide these services and advice to our Company. Through this subcontractual arrangement, RCC provides all personnel necessary to conduct our regular business. RCC pays all salaries, bonuses and other compensation (other than options which may be received under our incentive share option plan) to our officers and the sole general partner of Related Charter. Some members and officers of the sole general partner of Related Charter and some of our officers receive compensation from Related Charter and its affiliates for services performed for various affiliated entities, which may include services performed for us. This compensation may be based in part on our performance; however, Related Charter believes that the portion of this compensation attributable to services performed for us is immaterial.

Management Agreements

Pursuant to our management agreements, Related Charter and CM Corp. have the power and duty to perform (and, as stated above, have subcontracted with RCC to perform) some or all of the following services: (a) manage the day-to-day operations of such entity; (b) acquire, retain or sell such entity’s assets; (c) seek out, present and recommend investment opportunities consistent with such entity’s investment policies and objectives, and negotiate on behalf of us with respect to potential investments or the dispositions thereof; (d) when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of such entity and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages; (e) obtain for such entity such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments; (f) obtain for us these services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio of us; (g) evaluate, structure and negotiate prepayments or sales of such entity’s investments; (h) monitor operations and expenses of us; and (i) from time to time, or as requested by our board of trustees, make reports to such entity as to its performance of the foregoing services.

Related Charter is also obligated to use its best efforts to seek out and present to us, whether through its own efforts or those of third parties retained by it, suitable and a sufficient number of investment opportunities which are consistent with our investment policies and objectives.

The term of each of our management agreements is one year. The term of each of our subsidiaries’ management agreements is five years. Each of the management agreements may be renewed, subject to evaluation of the performance of the manager by the relevant entity’s board of trustees (or directors). Each management agreement may be terminated (a) without cause by the manager, or (b) for cause by a majority of the applicable entity’s independent trustees (or directors), in each case without penalty and each upon 60 days’ prior written notice to the non-terminating party.

Related Charter may engage in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by us and our subsidiaries or act as manager to any other person or entity having investment policies whether similar or dissimilar to those of us and our subsidiaries. Before Related Charter, the officers and directors of Related Charter and all persons controlled by Related Charter and their officers and directors may take advantage of an opportunity for their own account or present or recommend it to others, they are obligated to present this investment opportunity to us and our subsidiaries if (a) this opportunity is of a character which could be taken by us and our subsidiaries, (b) this opportunity is compatible with investment objectives and policies of us and our subsidiaries, and (c) we and our subsidiaries have the financial resources to take advantage of this opportunity.

Each management agreement provides that each entity will indemnify the manager and its affiliates under specified circumstances.

Pursuant to the terms of the management agreements, Related Charter and CM Corp. (who are collectively referred to by us as our “Manager”) have been entitled to receive, in the aggregate, from us and our subsidiaries (and in some instances, the borrowers) the following:

Fee/Compensation*	Amount

Bond Selection Fee	2.00% of the face amount of each asset invested in or acquired by us or our subsidiaries.

Special Distributions/Investment Management Fee	0.375% per annum of the total invested assets of us or our subsidiaries.

Loan Servicing Fee	0.25% per annum based on the outstanding face amount of revenue bonds and other investments owned by us or our subsidiaries.

Operating Expense Reimbursement

For direct expenses incurred by the Manager in an amount not to exceed $741,932 per annum (subject to increase based on increases in our and our subsidiaries’ assets and to annual increases based upon increases in the Consumer Price Index).

Incentive Share Options	Our Manager may receive options to acquire additional Common Shares pursuant to the Share Option Plan only if our distributions in any year exceed $0.9517 per Common Share and the Compensation Committee of our board of trustees determines to grant these options.

Liquidation Fee	1.50% of the gross sales price of the assets sold by us in connection with a liquidation of our assets supervised by the Manager.

*	A bond placement fee of 1.0% to 1.5% of the face amount of each asset invested in or acquired by us or our subsidiaries is payable to the Manager by the borrower, and not by us or our subsidiaries.

Affiliates of our Manager may provide certain financial guarantees to the owner (or partners of the owners) of the underlying properties securing revenue bonds held by us and our subsidiaries for which they could be paid market rate fees.

Our Manager is also permitted to earn miscellaneous compensation, which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any of this compensation is generally limited to the then market rate for the services being performed.

Incentive Share Option Plan

Our incentive share option plan was adopted to attract and retain qualified individuals to serve as trustees, officers and/or employees of our Company, our subsidiaries and our manager, as well as to align the financial interests of these individuals with interests of our common shareholders (i.e., by providing them with substantial financial interests in our success). Our compensation committee, which is currently comprised of Messrs. Allen and Fisch (our independent trustees), administers our incentive share option plan.

Under the current incentive share option plan, all options granted by our compensation committee will have an exercise price equal to or greater than the fair market value of our Common Shares on the date of the grant. The maximum option term is ten years from the date of grant. All Common Share options granted pursuant to our incentive share option plan may vest immediately upon issuance or in accordance with the determination of our compensation committee. No options were granted for the years ended December 31, 1997 or December 31, 1998. In 1999, we distributed $0.995 per Common Share. On May 1, 2000, our compensation committee issued 297,830 options to employees of RCC and its affiliates.

In 2000, we declared distributions in the amount of $1.07 per share, in 2001, we declared distributions in the amount of $1.14 per share, and in 2002, we declared distributions in the amount of $1.28 per share, thus enabling our compensation committee to issue options under our incentive share option plan. No options were granted in 2000 or 2001. In 2002, we issued 40,000 options to Mr. Rothstein.

For a more complete discussion of our incentive share option plan (and our proposal to increase the number of options available under the plan), see “PROPOSAL THREE—AMENDING OUR INCENTIVE SHARE OPTION PLAN,” beginning on page [    ] of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2002, the compensation committee of our board of trustees consisted of Messrs. Allen and Fisch. Neither Mr. Allen nor Mr. Fisch is or has been an executive officer or employee of our Company, or had, during the fiscal year ended December 31, 2002, any other relationship requiring disclosure under the heading “Certain Relationships and Related Party Transactions” on page [    ].

During the year ended December 31, 2002, none of our executive officers served as:

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee;

•	a director of another entity one of whose executive officers served on our compensation committee; or

•	a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our board of trustees.

Report of the Compensation Committee

The compensation committee of our board of trustees is comprised of two independent trustees (Messrs. Allen and Fisch). The role of the compensation committee is to administer the policies governing our current incentive share option plan. Because we do not currently pay salaries and bonuses to our officers or to the general partner of Related Charter, the compensation committee does not determine executives’ salary levels. Subject to the restrictions contained in our current incentive share option plan, option compensation is intended to be set at a level competitive with the amounts paid to the management of similarly sized companies in similar industries. The compensation committee also evaluates the performance of management when determining the number of options to be issued.

Our grants of share options are structured to link the compensation of our officers and the officers of the general partner of Related Charter (and its affiliates) with our performance. Through the establishment of our current incentive share option plan, we have aligned the financial interests of our executives (and the executives of Related Charter) with the results of our performance, which is intended to enhance shareholder value. The compensation committee may only grant options if certain performance levels are met and is limited in the number of options which may be granted each year (see “Incentive Share Option Plan” above). The amount of options which may be granted will be set at levels that the compensation committee believes to be consistent with others in our industry, with such compensation contingent upon our level of annual and long-term performance.

For the reasons discussed above and in the section entitled “PROPOSAL THREE—AMENDING OUR INCENTIVE SHARE OPTION PLAN”, the compensation committee unanimously supports the expansion of our incentive share option plan.

Section 162 (m) was added to the Internal Revenue Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162 (m) limits the deduction for compensation paid to the Chief Executive Officer and the other executive officers to the extent that compensation of a particular executive exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based” compensation established by an independent compensation committee which conforms to certain restrictive conditions stated under the Code and related regulations. Given the fact that we are currently externally managed and that the only compensation that currently may be paid to our executives are options pursuant to the our incentive share option plan, it is unlikely that Section 162 (m) will present any concerns.

COMPENSATION COMMITTEE

Peter T. Allen

Arthur P. Fisch

Share Performance Graph

The following share performance graph compares our performance to the S&P 500 and the Russell 2000 stock index. We are currently one of the companies included in the Russell 2000 stock index, an index that measures the performance of small market capitalization companies. The graph assumes a $100 investment on December 31, 1997. All stock price performance figures includes the reinvestment of dividends.

COMPARISON OF 50 MONTH CUMULATIVE TOTAL RETURN*

AMONG CHARTER MUNICIPAL MORTGAGE ACCEPTANCE CO,

THE S&P 500 INDEX AND THE RUSSELL 2000 INDEX

*	$100 invested on 12/31/97 in shares or in index-including reinvestment of dividends. Fiscal year ended December 31.

CUMULATIVE TOTAL RETURN

	12/31/97	12/98	12/99	12/00	12/01	12/02
CharterMac	$100.00	$102.08	$107.16	$133.01	$173.10	$199.10
S&P 500	100.00	128.58	155.64	141.46	124.65	97.10
Russell 2000	100.00	97.45	118.17	114.60	117.45	93.39

EXECUTIVE COMPENSATION AFTER THE ACQUISITION TRANSACTION

As noted elsewhere in this proxy statement, we currently do not have any employees but rather have retained the Manager to manage us pursuant to various management agreements. Other than the share options which we have issued under our incentive share option plan directly to certain officers and employees of Related Charter, we do not pay any direct compensation to such individuals.

Summary of Cash and Certain Other Compensation

The following table sets forth for the calendar years 2002, 2001 and 2000 the summary compensation paid to those individuals who will become employees of one of our subsidiaries following consummation of the acquisition transaction and who would have been our five most highly paid executive officers (including in any case our Chief Executive Officer) if we had employees prior to the consummation of the acquisition transaction.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation						Awards			Payouts
Name and Principal Position	Fiscal Year Ended	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Share Awards ($)		Securities Underlying Options/ SARS (#)	Long Term Incentive Plan Payouts ($)		All Other Compensation ($)

Stuart J. Boesky Chief Executive Officer	12/31/02 12/31/01 12/31/00	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	0 0 20,855	$ $ $	0 0 0	$ $ $	0 0 0

Marc D. Schnitzer President	12/31/02 12/31/01 12/31/00	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	0 0 20,855	$ $ $	0 0 0	$ $ $	0 0 0

Alan P. Hirmes Chief Operating Officer	12/31/02 12/31/01 12/31/00	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	0 0 20,855	$ $ $	0 0 0	$ $ $	0 0 0

Denise L. Kiley Chief Credit Officer	12/31/02 12/31/01 12/31/00	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	0 0 20,855	$ $ $	0 0 0	$ $ $	0 0 0

Stuart A. Rothstein Chief Financial Officer	12/31/02 12/31/01 12/31/00	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	40,000 0 0	$ $ $	0 0 0	$ $ $	0 0 0

Share Options and Share Appreciation Rights

Grants. The following table sets forth certain information concerning common share options and share appreciation rights (“SARs”) granted during the fiscal year ended December 31, 2002 to each of the executive officers named in the Summary Compensation Table.

OPTION/SAR GRANTS IN FISCAL YEAR 2002

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
	Number of Securities Underlying Options/ SARs Granted (#)	Percentage of Total Options/ SARs Granted to Employees in Fiscal 2002	Average Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
Stuart J. Boesky	0	—	—	—	—	—
Marc D. Schnitzer	0	—	—	—	—	—
Alan P. Hirmes	0	—	—	—	—	—
Denise L. Kiley	0	—	—	—	—	—
Stuart A. Rothstein	40,000	100%	$17.56	9/18/12	$429,356	$1,099,732

Exercises and Values. The following table sets forth certain information concerning the exercise of share options and SARs during the fiscal year ended December 31, 2002 by each of the executive officers named in the Summary Compensation Table and the year-end value of unexercised options held by such persons.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2002

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Stuart J. Boesky	0	—	6,962	7,226	40,432	41,965
Marc D. Schnitzer	0	—	6,962	7,226	40,432	41,965
Alan P. Hirmes	0	—	6,962	7,226	40,432	41,965
Denise L. Kiley	0	—	6,962	7,226	40,432	41,965
Stuart A. Rothstein	0	—	—	40,000	—	—

Employment Agreements

If the acquisition transaction occurs, four of the five RCC Principals (Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley), who we refer to as the “executive managing partners,” will enter into employment agreements with us through RCC.

The material terms of these employment agreements are as follows:

Compensation

As compensation for services rendered and in consideration for entering into the non-competition and other agreements contained in the employment agreement, each of the executive managing partners will receive a base salary at an annual rate of $500,000, which amount may be increased from time to time at the discretion of the compensation committee of our board of trustees. This notwithstanding, an executive managing partner’s base salary will, at a minimum, increase annually by the lesser of (a) 5% or (b) the percentage equal to the increase, if any, in the Consumer Price Index measured for the twelve (12) month period immediately preceding the effective date of the increase.

Term

Each employment agreement will be for a term of three years, provided however that this term will automatically be extended for additional periods of one year commencing on the third anniversary of the effective date of the agreement and each anniversary thereof unless terminated by either party upon notice.

Non-competition/Non-solicitation

During the course of employment and for a period of 18 months thereafter, each executive managing partners will agree not to engage, directly or indirectly, in a “competitive business” anywhere in the United States, provided that in the event that an executive managing partner terminates his or her employment for good reason or the executive’s employment is terminated by us without cause, the duration of the non-competition period will be reduced to a period of 12 months following termination. “Competitive business” means arranging for or providing, directly or indirectly, debt and/or equity financing products or services to developers and owners of multi-family housing.

In addition, for a period of 18 months following the termination of an executive managing partner’s employment (or 12 months in the event that executive terminates his or her employment for good reason or the executive’s employment is terminated by us without cause) such individual will not, directly or indirectly, contact, solicit or do business of any kind in any competitive business with, any person who, during the two-year period preceding the date of termination of employment, sold or developed, or owned an interest in a tax credit property or a tax credit syndication interest sponsored by CharterMac Capital or any of its affiliates.

Termination

Employment may be terminated at any time during the term of employment (a) by us with or without cause; (b) by the executive managing partner upon notice of resignation delivered to the company; (c) upon death of the executive managing partner; and (d) by us at any time after six months of an executive managing partner’s disability.

Upon termination of employment (a) by the executive managing partner for good reason or by the company without cause, (b) by the executive managing partner within one year after a change in control for good reason or if we terminate the executive managing partner’s employment in anticipation of, or within one year after a change of control, or (c) upon death or disability during the course of employment, such executive managing partner will be entitled to:

Severance

Termination other than in connection with a change in control. If employment is terminated by the executive managing partner for good reason or by us without cause, the executive managing partner will be entitled to (a) any unvested options awarded to the executive under the incentive share option plan and (b) severance compensation in an amount equal to 12 months of his or her base salary plus 75% of the amount of his or her most recently declared and paid annual bonus compensation, payable in a lump sum within 30 days of the date of termination of employment. As an example of the computation of the severance payment which could be payable in a circumstance other than a change of control, assume that the executive managing partner is terminated in year 3 and his then current base salary is $551,250 (the original base salary plus the minimum 5% increase per year) and the annual bonus paid in year 2 was $50,000. In this example, the severance compensation would equal $558,750.

Termination in connection with a change in control. In the event employment is terminated by the executive managing partner within one year after a change in control for good reason or by us in anticipation of, or within one year after, a change in control, the severance payable will be equal to 200% of the severance compensation payable in connection with a termination other than in the event of a change in control. As an example of the computation of the severance payment which could be payable in a connection with a change of control, assume the same facts as above in “Termination other than in connection with a change in control”. In this example, the severance compensation would equal $558,750 multiplied by 2 or $1,177,500.

Death; disability. In the event employment is terminated due to death or disability during the course of employment, such executive managing partner (and his or her estate or designated beneficiary) will be entitled to receive a cash payment equal to twelve months of base salary plus 75% of the amount of the executive’s annual bonus compensation. As an example of the computation of the severance payment which could be payable in a connection with death or disability, assume the same facts as above in “Other than change in control”. In this example, the severance compensation would equal the same as for “Other than change in control” (i.e. $558,750).

Other Benefits

During employment, each executive managing partner will also be eligible to:

•	participate in all bonus and incentive compensation plans made available from time to time, which will be considered at least annually by the compensation committee and have opportunities for cash bonuses;

•	receive options as the same may be awarded from time to time by the compensation committee under our incentive share option plan; and

•	participate in the various medical, life insurance, pension and other employee benefit plans maintained by us.

New Plan Benefits

The following chart shows the benefits to be received by the persons or groups listed if the acquisition transaction (including the restricted share award plan) and amendment to the incentive share option plan are approved:

NEW PLAN BENEFITS

	Incentive Share Option Plan		Restricted Share Award Plan(2)
Name and Position	Dollar Value ($)	Number of Options (#)	Dollar Value ($)		Number of Common Shares (#)
Stuart J. Boesky, Chief Executive Officer	(1)	(1)	0		0
Marc D. Schnitzer, President	(1)	(1)	0		0
Alan P. Hirmes. Chief Operating Officer	(1)	(1)	0		0
Denise L. Kiley, Chief Credit Officer	(1)	(1)	0		0
Stuart A. Rothstein, Chief Financial Officer	(1)	(1)	0		0
Executive Group	(1)	(1)	0		0
Non-Executive Trustee Group	(1)	(1)	0		0
Non-Executive Employee Group	(1)	(1)	$15,000,000-$20,200,000	(2)	843,645-1,136,108	(2)

(1)	Not determinable at this time. If the amendment to our Incentive Share Option Plan is approved, the maximum number of options for Common Shares that may be issued will be increased from 2,058,638 to (assuming the acquisition transaction is consummated and the Common Share Price ($17.78) is applicable to all special common units issued in connection with the acquisition transaction).
(2)	On the effective date of the acquisition, at least $15 million of restricted Common Shares will be issued to RCC employees. However, the RCC Principals have the option to increase the amount of restricted Common Shares up to $20.2 million. To the extent the restricted Common Shares are increased, the Contingent Payment payable to the RCC Principals will be reduced by the amount by which the value of the restricted Common Shares issued exceeds $15 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management Before and After the Acquisition Transaction

[To Be Updated Prior to Mailing]

As of [            ], 2003, no person was known by us to be the beneficial owner of more than 5% of the outstanding Common Shares of our Company.

As of [            ], 2003, the members of the sole general partner of Related Charter own, in the aggregate, 100% of the voting stock of the sole general partner of Related Charter.

The following chart shows (for the periods before and after the consummation of the acquisition transaction) the trustees and senior executive officers of our Company and members and senior executive officers of the sole general partner of Related Charter and their direct or beneficial ownership of our Common Shares, as of [            ], 2003:

Name	Title Before	Title After	Amount and Nature of Beneficial Ownership Before	Amount and Nature of Beneficial Ownership After	Percent of Class Before**	Percent of Class After***

Stephen M. Ross	Chairman of the Board of CharterMac and Member of Related Charter	Chairman of the Board	255,487 Common Shares[1,2,3]	[ ] Common Shares[1,2,3,9]	*

Stuart J. Boesky	Trustee, President and CEO of CharterMac and Member, President and CEO of Related Charter	Trustee and Chief Executive Officer	73,415 Common Shares[1,3,4]	[ ] Common Shares[1,3,4,10]	*

Marc D. Schnitzer	Senior VP of Related Charter	Trustee and President	20,855 Common Shares[5]	[ ] Common Shares[4,11]	*

Alan P. Hirmes	Trustee, Executive VP and Secretary, of CharterMac and Member and Senior VP of Related Charter	Trustee and Chief Operating Officer	65,459 Common Shares[1,3,5]	[ ] Common Shares[1,3,4,12]	*

Denise L. Kiley	Senior VP of Related Charter	Trustee and Chief Credit Officer	20,855 Common Shares[5]	[ ] Common Shares[4,13]	*

Peter T. Allen	Trustee of CharterMac	Trustee	5,332 Common Shares	[ ] Common Shares	*	*

Arthur P. Fisch	Trustee of CharterMac	Trustee	5,758 Common Shares	[ ] Common Shares	*	*

Thomas W. White	Trustee of CharterMac	—	972 Common Shares	—	*	—

Charles L. Edson	Trustee of CharterMac	Trustee	2,504 Common Shares	[ ] Common Shares	—

Michael J. Brenner	Trustee of CharterMac	—	20,787 Common Shares[6]	—	*	—

Jeff T. Blau	—	Trustee	—	[ ] Common Shares	—	[ ]

Robert A. Meister	—	Trustee	—	[ ] Common Shares	—	*

Name	Title Before	Title After	Amount and Nature of Beneficial Ownership Before	Amount and Nature of Beneficial Ownership After	Percent of Class Before**	Percent of Class After***

Jerome Y. Halperin	—	Trustee	—	[_________] Common Shares	—	*

[TBD]	—	Trustee	—	[_________] Common Shares	—	*

Robert L. Loverd	—	Trustee	—	[_________] Common Shares	—	*

Walter Harris	—	Trustee	—	[_________] Common Shares	—	*

Stuart A. Rothstein	Executive VP and CFO of CharterMac and Related Charter	Executive VP and CFO	—[7]	— [7]	*	*

All Senior Executive Officers and Trustees of CharterMac and Related Charter as a group (9 persons before; 15 persons after)			429,168 Common Shares[1,3,8]	[_________] Common Shares[1,3,8]	1.33%	[____	]%
*	Less than 1% of the outstanding Common Shares.
**	Based on the Common Shares outstanding as of [ ], 2003 ( ) plus the Common Shares issuable upon the conversion of (a) all options to purchase Common Shares which are exercisable within 60 days (95,274) and (b) all convertible CRA Preferred Shares (3,835,002).
***	Based on the Common Shares outstanding as of [ ], 2003 ( ) plus the Common Shares issuable upon the conversion of (a) all options to purchase Common Shares which are exercisable within 60 days (95,274), (b) all convertible CRA Preferred Shares (3,835,002) and (c) [ ] special common units exchangeable into Common Shares following the expiration of the lock-up.

[1]	11 of these Common Shares are owned by Related Charter, of which a majority is owned by Messrs. Ross, Hirmes, and Boesky.
[2]	Includes 17,735 options to purchase Common Shares (which are exercisable within 60 days).
[3]	21,157 of these Common Shares are owned by Related AMI Associates, Inc., of which a majority is owned by Messrs. Ross, Hirmes and Boesky.
[4]	Includes 14,188 options to purchase Common Shares (which are exercisable within 60 days).
[5]	Includes 7,226 options to purchase Common Shares (which are exercisable within 60 days).
[6]	Includes 20,787 options to purchase Common Shares (which are exercisable within 60 days).
[7]	Does not include 40,000 options to purchase Common Shares which were granted to Mr. Rothstein and which vest in three equal installments beginning on September 18, 2003.
[8]	Includes 95,274 options to purchase common shares (which are exercisable within 60 days).
[9]	Includes special common units exchangeable into Common Shares following expiration of the lock-up.
[10]	Includes special common units exchangeable into Common Shares following expiration of the lock-up.
[11]	Includes special common units exchangeable into Common Shares following expiration of the lock-up.
[12]	Includes special common units exchangeable into Common Shares following expiration of the lock-up.
[13]	Includes special common units exchangeable into Common Shares following expiration of the lock-up.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and trustees, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). These persons are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of these forms received by it, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that during the fiscal year ended December 31, 2002, our officers, trustees and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The audit committee of our board of trustees has issued the following report with respect to our audited financial statements for the fiscal year ended December 31, 2002:

•	The audit committee has reviewed and discussed with management our fiscal 2002 audited financial statements.

•	The audit committee has discussed with Deloitte & Touche LLP (our independent auditors) the matters required to be discussed by Statement on Auditing Standards No. 61 as amended by SAS No. 90.

•	The audit committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (which related to the auditors’ independence from us and our related entities) and has discussed with the auditors their independence from us.

Based on the review and discussions referred to in the three items above, the audit committee recommended to the board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Submitted by the Audit Committee of our board of trustees:

Charles L. Edson—Chairman

Peter T. Allen

Arthur P. Fisch

INDEPENDENT AUDITORS

General

Deloitte & Touche LLP have been and are presently our independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the meeting and to be available to respond to appropriate questions from holders of Common Shares.

The audit committee of our board of trustees has determined that the provision by our independent auditors of the services described below under the heading “—All Other Fees” is compatible with maintaining the independence of our independent auditors.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that year were $             .

Financial Information Systems Design and Implementation Fees

Deloitte did not provide us with any professional services for information technology services relating to financial information systems design and implementation for the year ended December 31, 2002.

All Other Fees

The aggregate fees billed by Deloitte for services rendered to us, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the year ended December 31, 2002 were $             , including audit-related services of $            , primarily for comfort letters and consents required for equity offerings, and $              for non-audit services, primarily for income tax return preparation and related consultations, and due diligence relating to the acquisition transaction.

Financial Statements

The consolidated financial statements of CharterMac as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated in this proxy statement by reference from CharterMac’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein.

The combined financial statements of RCC as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein.

OTHER MATTERS

The board of trustees does not know of any other matters to be brought before the annual meeting except those set forth in the notice of the annual meeting. If other business is properly presented for consideration at the annual meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on these matters.

VOTING PROCEDURES

General

The enclosed proxy is being solicited by the board of trustees of our Company for use in connection with the annual meeting of shareholders and any postponements or adjournments thereof. All of our Common Shares represented at the annual meeting by properly executed proxies received prior to or at the annual meeting (or any postponements or adjournments thereof) and not revoked in the manner described below will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, the proxies will be voted “FOR” the proposal to approve the issuance of securities in connection with the acquisition transaction, “FOR” the proposal to adopt the amendment to our trust agreement, “FOR” the proposal to adopt the amendment to our incentive share option plan and “FOR” each of the trustee nominees.

Voting

You may vote by completing, signing and mailing the enclosed proxy card in the enclosed return envelope. In the alternative, you may also submit a proxy by telephone or on the Internet by following the instructions on the enclosed proxy card. To submit a proxy on the Internet, log on to the Internet and go to http://www.eproxyvote.com/[            ], enter your voter control number and follow the directions outlined on the secure website. To submit a proxy by telephone, call toll-free [            ], enter your voter control number and follow

the recorded instructions. Even if you plan to attend the annual meeting in person, we urge you to return your proxy card to assure the representation of your shares at the annual meeting.

Record Date

Only holders of Common Shares of record at the close of business on [**fill in record date**] are entitled to receive notice of, and to vote at, the annual meeting, or any postponements or adjournments thereof. As of that date, there were [            ] Common Shares issued and outstanding. Each Common Share entitles the record holder thereof to one vote, exercisable in person or by properly executed proxy, on all matters which properly come before the annual meeting (or any postponement or adjournment thereof).

Quorum; Adjournments

For purposes of the annual meeting, the presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is not obtained or, as to any one or more proposals, if fewer Common Shares are voted in favor of the proposal than the number of shares required for approval, the annual meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the annual meeting, except for any proxies which have theretofore effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same day for any other matter at a previous meeting. Any proxies voted against the acquisition transaction may not be voted at the annual meeting in favor of adjournment of the annual meeting.

Vote Required

The affirmative vote of the holders of a majority of the issued and outstanding Common Shares entitled to vote at the meeting is required to approve (a) the issuance of our securities in connection with the acquisition transaction; (b) adoption the amendments to our trust agreement; and (c) expansion of our incentive share option plan. Consummation of the acquisition transaction is conditioned upon approval of the amendments to our trust agreement. The affirmative vote of a plurality of the votes actually cast by holders of Common Shares at the annual meeting is required for the election of each of the trustee nominees. The affirmative vote of the holders of a majority of the Common Shares voting either in person or by proxy at the meeting is required to approve, if necessary, the extension of the solicitation period. Proxies marked “abstain” (and which have not voted on a particular proposal) and broker non-votes will be included in determining a quorum for the annual meeting, will not be not treated as votes cast in the vote with respect to the extension of the solicitation period (if necessary) and will have the same effect as a vote against the acquisition transaction and the articles of amendment.

Security Ownership of Management

As of [**fill in record date**], trustees and executive officers of our Company and Related Charter beneficially owned [            ] Common Shares representing approximately [            ]% of all votes entitled to be cast by the shareholders at the annual meeting, and each trustee and executive officer has advised us that he or she intends to vote to approve the issuance of securities in connection with the acquisition transaction, approve the amendments to our trust agreement, approve the expansion of our incentive share option plan, elect each of the trustee nominees and, if necessary, approve the extension of the solicitation period.

Revocation of Proxies

Proxies may be revoked by those persons executing proxies at any time before the authority granted thereby is exercised by delivering to our secretary at or prior to the annual meeting a written notice of revocation bearing a later date than the date of the proxy, duly executing a subsequently dated proxy with respect to the same Common Shares and delivering it to our secretary at or before the annual meeting or attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, constitute revocation. Any written notice revoking a proxy should be delivered at or prior to the annual meeting to the attention of the secretary, Charter Municipal Mortgage Acceptance Company, 625 Madison Avenue, New York, New York 10022.

Solicitation of Proxies

We will bear the costs of the solicitation of proxies in connection with the annual meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to the solicitation of proxies by mail, proxies may be solicited by trustees of our Company, for no additional compensation, by telephone, telegram, personal interviews or otherwise. Arrangements have also been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of shares of Common Shares held of record by these persons or firms with their nominees, and in connection therewith, these firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding these materials.

Additionally, we have retained [**fill in name of firm**], a proxy solicitation firm, to assist in the solicitation of proxies. We anticipate that the cost of this proxy solicitation firm in the aggregate will not exceed [**dollar amount**] plus expenses. The telephone number of [**name of firm**] is [**fill in phone number of firm**]. Other than as set forth above, neither our Company nor any other person acting on its behalf has retained any other person to make solicitations or recommendations to shareholders with respect to the approval of the acquisition transaction or any other proposal submitted to the shareholders for consideration at the annual meeting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the Summary and under the captions “RISK FACTORS,” and “PROPOSAL ONE—ISSUANCE OF SECURITIES IN CONNECTION WITH THE ACQUISITION TRANSACTION,” and elsewhere constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various risks and uncertainties that could cause the actual results, performance or achievements of our Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others: general economic and business conditions which, among other things, affect demand for housing space, the availability of prospective multi-family tenants and the availability of financing; adverse changes in our real estate markets, including, among other things, competition with other companies, risks of real estate development and acquisition, governmental actions and initiatives and environmental/safety requirements; business and legislative changes which, among other things, could adversely affect our ability to generate revenue through tax credit syndication programs; and other changes and factors to which reference is made in this proxy statement. See “RISK FACTORS,” beginning on page [    ] of this proxy statement.

SHAREHOLDER PROPOSALS

ALL SHAREHOLDER PROPOSALS SUBMITTED FOR INCLUSION IN THE PROXY STATEMENT AND FORM OF PROXY FOR OUR 2004 ANNUAL MEETING OF SHAREHOLDERS MUST BE RECEIVED BY US AT OUR PRINCIPAL EXECUTIVE OFFICE ON OR PRIOR TO JANUARY 2, 2004 OR DURING THE SUBMISSION PERIOD SET FORTH IN OUR BYLAWS, FOR INCLUSION IN THE PROXY STATEMENT AND FORM OF PROXY RELATING TO THAT MEETING. ANY SHAREHOLDER PROPOSALS SUBMITTED EITHER BEFORE SUCH DATE OR DURING SUCH PERIOD, AND WHICH OTHERWISE COMPLY WITH THE APPLICABLE RULES AND REGULATIONS PROMULGATED BY THE SEC, WILL BE INCLUDED IN THE PROXY STATEMENT AND FORM OF PROXY AND WILL BE CONSIDERED AT OUR ANNUAL MEETING.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission. You may read and obtain a copy of these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains these reports, proxy and information statements, and other information which can be found at <http://www.sec.gov>. In addition, you can read and obtain a copy of this information at the regional offices of the Securities and Exchange Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

Our Common Shares are listed on the American Stock Exchange under the symbol “CHC” and such reports, proxy statements and other information concerning our Company are also made available for inspection at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Annual Report on Form 10K for the fiscal year ended December 31, 2002, filed with the Commission on April 4, 2003 (SEC File No. 001-13237).

All documents and reports subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement and before the date of the annual meeting will be considered incorporated by reference in this proxy statement and part of this proxy statement from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this proxy statement, modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, will not be deemed to constitute a part of this proxy statement.

This proxy statement incorporates documents by reference which are not presented or delivered with this proxy statement. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner of Common Shares, to which this proxy statement is delivered, on written or oral request, without charge, directed to 625 Madison Avenue, New York, New York 10022, telephone (212) 421-5333, Attention: Brenda Abuaf. To ensure timely delivery of these documents, any request should be made by             , 2003.

RELATED CAPITAL COMPANY AND AFFILIATES

Page

INDEPENDENT AUDITORS’ REPORT	F-2

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000:

Combined Balance Sheets	F-3

Combined Statements of Income	F-4

Combined Statements of Partners’/Members’ Equity	F-5

Combined Statements of Cash Flows	F-6

Notes to Combined Financial Statements	F-7 - F-16

INDEPENDENT AUDITORS’ REPORT

To the Partners of

Related Capital Company and Affiliates

We have audited the accompanying combined balance sheets of Related Capital Company and Affiliates (the “RCC Companies”) as of December 31, 2002 and 2001, and the related combined statements of income, partners’/members’ equity and cash flows for each of the three years in the period ended December 31, 2002. The combined financial statements include the accounts of Related Capital Company and four affiliates, RCC Credit Facility, LLC, Related Charter L.P., Related AMI Associates, Inc. and Related Aegis, L.P. These companies are under common ownership and management. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Related Capital Company and Affiliates as of December 31, 2002 and 2001, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

April 10, 2003

New York, New York

RELATED CAPITAL COMPANY AND AFFILIATES

COMBINED BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

	2002	2001
ASSETS

CASH AND CASH EQUIVALENTS	$15,369,000	$1,650,000

RESTRICTED CASH (ESCROWS)	5,300,000	3,061,000

ADVANCES TO PARTNERSHIPS—Net	40,100,000	54,762,000

DUE FROM AFFILIATES	27,493,000	18,625,000

OTHER ASSETS—Net	7,721,000	8,855,000

TOTAL	$95,983,000	$86,953,000

LIABILITIES AND PARTNERS’/MEMBERS’ EQUITY

LIABILITIES:
Notes and loans payable	$26,497,000	$42,239,000
Accounts payable, accrued expenses and other liabilities	11,905,000	7,289,000
Escrows	5,300,000	3,061,000
Deferred revenues	23,088,000	18,027,000

Total liabilities	66,790,000	70,616,000
PARTNERS’/MEMBERS’ EQUITY	29,193,000	16,337,000

TOTAL	$95,983,000	$86,953,000

See notes to combined financial statements.

RELATED CAPITAL COMPANY AND AFFILIATES

COMBINED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
REVENUES:
Origination, acquisition and development fees	$46,563,000	$31,169,000	$29,376,000
Asset management fees	24,881,000	23,651,000	18,636,000
Expense reimbursements	19,821,000	15,063,000	14,515,000

	91,265,000	69,883,000	62,527,000

COSTS AND EXPENSES:
Salaries, payroll taxes and employee benefits	19,747,000	17,214,000	14,315,000
General and administrative	16,865,000	15,135,000	13,679,000
Origination, offering and acquisition expense	12,687,000	10,621,000	7,476,000
Provision for bad debts and abandoned costs	2,791,000	1,633,000	5,099,000

	52,090,000	44,603,000	40,569,000

INCOME FROM OPERATIONS	39,175,000	25,280,000	21,958,000

OTHER INCOME (EXPENSES):
Interest income	275,000	299,000	300,000
Interest expense	(2,887,000)	(3,216,000)	(4,479,000)

	(2,612,000)	(2,917,000)	(4,179,000)

NET INCOME	$36,563,000	$22,363,000	$17,779,000

See notes to combined financial statements.

RELATED CAPITAL COMPANY AND AFFILIATES

COMBINED STATEMENTS OF PARTNERS’/MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	Total	Related General II, L.P.	Other
BALANCE, JANUARY 1, 2000	$18,721,000	$18,438,000	$283,000
Net income	17,779,000	12,432,000	5,347,000
Distributions	(20,593,000)	(15,724,000)	(4,869,000)

BALANCE, DECEMBER 31, 2000	15,907,000	15,146,000	761,000
Net income	22,363,000	14,361,000	8,002,000
Distributions	(21,933,000)	(15,511,000)	(6,422,000)

BALANCE, DECEMBER 31, 2001	16,337,000	13,996,000	2,341,000
Net income	36,563,000	23,916,000	12,647,000
Distributions	(23,707,000)	(11,788,000)	(11,919,000)

BALANCE, DECEMBER 31, 2002	$29,193,000	$26,124,000	$3,069,000

See notes to combined financial statements.

RELATED CAPITAL COMPANY AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$36,563,000	$22,363,000	$17,779,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,576,000	1,236,000	935,000
Provision for uncollectible accounts	2,791,000	1,633,000	5,099,000
Changes in operating assets and liabilities:
Due from affiliates	(11,659,000)	(4,588,000)	(7,771,000)
Other assets	(322,000)	515,000	(322,000)
Accounts payable, accrued expenses and other liabilities	4,616,000	2,489,000	738,000
Deferred revenues	5,061,000	2,588,000	1,754,000

Net cash provided by operating activities	38,626,000	26,236,000	18,212,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to partnerships	(223,160,000)	(134,612,000)	(119,166,000)
Collections of advances from partnerships	235,690,000	127,824,000	130,115,000
Increase in notes receivable	(1,149,000)	(177,000)	(1,558,000)
Collections on notes receivable	1,335,000	849,000	368,000
Additions to restricted cash	(2,239,000)	(3,335,000)	(2,416,000)
Additions to other assets	(306,000)	(929,000)	(148,000)
Increase in escrow liabilities	2,239,000	3,335,000	2,416,000

Net cash provided by (used in) investing activities	12,410,000	(7,045,000)	9,611,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes and loans payable	136,909,000	114,293,000	137,744,000
Repayments of notes and loans payable	(152,651,000)	(111,021,000)	(143,919,000)
Cash distributions to partners	(21,575,000)	(21,933,000)	(20,593,000)

Net cash used in financing activities	(37,317,000)	(18,661,000)	(26,768,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,719,000	530,000	1,055,000

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,650,000	1,120,000	65,000

CASH AND CASH EQUIVALENTS, END OF YEAR	$15,369,000	$1,650,000	$1,120,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION—Cash paid during the year for interest	$2,629,000	$3,968,000	$5,801,000

See notes to combined financial statements.

RELATED CAPITAL COMPANY AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1.	ORGANIZATION

Related Capital Company (“RCC”), a New York general partnership, is a real estate financial services firm for the multifamily housing industry with a core focus on affordable housing. RCC Credit Facility, LLC (“RCC Credit”) was formed to secure unrelated third-party financing and acquire properties for inclusion in offerings to investors arranged by RCC. Related Charter, L. P. (“Related Charter”) acts as external advisor to Charter Municipal Mortgage Acceptance Company (“Charter Mac”). Related AMI Associates, Inc. (“Related AMI”) acts as external advisor to American Mortgage Acceptance Company. Related Aegis, L.P. (“Related Aegis”) acted as external advisor to Aegis Realty, Inc. (Note 10).

RCC and its affiliates, RCC Credit, Related Charter, Related AMI, and Related Aegis (collectively referred to as the “RCC Companies”) operate as a single reportable operating segment as a financial services provider for the multifamily housing industry in the United States. The RCC Companies provide services to third-party investors principally by originating investment funds through limited partnerships and other investment entities that acquire and finance multifamily housing, and then provide asset management and advisory services to these funds. The multifamily housing properties, as well as the investors, are geographically dispersed throughout the United States. Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation are significant investors in investment funds originated by RCC.

Related General II, a wholly owned subsidiary of The Related Companies, L.P. (“TRCLP”), has a majority interest in the RCC Companies. The remaining interest is owned indirectly by certain officers of the RCC Companies, each of whom is the sole owner of an entity having an interest in RCC. Profits, losses and distributions are allocated to the partners in accordance with provisions of the partnership agreement.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination—The combined financial statements include the accounts of RCC and its affiliates: RCC Credit, Related Charter, Related AMI and Related Aegis. RCC, RCC Credit, Related Charter, Related AMI and Related Aegis are under common ownership and management. All significant intercompany transactions and balances have been eliminated in combination.

Use of Estimates—Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents—For purposes of the statement of cash flows, the RCC Companies consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash—Restricted cash represents amounts held in escrow on behalf of investment funds managed by RCC.

Deferred Costs—Deferred loan costs are included in other assets and are amortized over the term of the loan as an adjustment to interest expense. Leasehold improvements are also included in other assets, and are amortized over the lease term.

Revenue Recognition—As discussed in Note 1, substantially all of the RCC Companies’ revenues are received from investment funds they have organized and manage. All revenues received prior to being earned are deferred and recognized as income as described below.

Origination, Acquisition and Development Fees—Origination fees include both property acquisition fees and partnership management fees which are received by RCC from the proceeds raised at formation of the investment funds. Property acquisition fees (generally 2% to 4% of equity raised) are for services performed in connection with the acquisition of interests in property-owning partnerships and are recognized when the earnings process is complete and collectibility is reasonably assured, which is defined as the date the investor equity is raised and the properties have been acquired by the investment fund. Partnership management fees (generally 1% of invested assets) are for services to be performed by RCC for: (i) establishing the books and records of the investment fund, including requisite investor reporting, and (ii) monitoring the acquired property interests to ensure that their development, leasing and initial operations comply with low income housing or other tax credit requirements. RCC recognizes these fees when such services are rendered, which, per the partnership agreements, are contractually over a five year period following the initial closing of the investment fund, using the straight-line method.

Acquisition fees are earned upon acquisition of investments by publicly-held entities for which one of the RCC Companies act as an advisor. These fees are calculated as a percentage of the purchase price of investments acquired, up to 3%.

Development fees are earned from properties co-developed by RCC and sold to investment funds. Recognition of development fees is based on completion and stabilization of properties, after guarantees of completion and deficits are no longer deemed to require funding. The guarantees are issued by TRCLP, RCC’s majority owner, to the lender (for the underlying financing of the properties).

Asset Management Fees—In addition to the origination, acquisition, and partnership management fees described above, RCC earns asset management fees from its investment funds on an annual basis calculated based on a percentage of each investment fund’s invested assets, generally 0.5%. These fees are paid from the investment fund’s available working capital balances, and are earned by RCC for managing the underlying property assets of the investment fund on an annual basis. These fees are recorded monthly as earned, but only when the management of RCC determines that collection is reasonably assured based on the investment funds’ working capital balance.

Guaranty fees received in connection with the guarantee of investor returns in certain investment funds are deferred and recognized in income using an amortization method, which is based on the reduction in RCC’s potential exposure under the guarantee during its term, generally 15 years. The basis for amortizing fees received for guaranteeing low income tax credits is related to the relative amount of tax credits which are potentially subject to recapture from investors, if the underlying investment properties do not remain in compliance with government-mandated tenant eligibility requirements. The amortization method used by the RCC Companies reflects the declining balance of tax credits at risk of recapture.

Expense Reimbursements—RCC receives organization and offering expense reimbursement based on approximately 1% of equity raised by the investment funds. RCC is obligated to pay all expenses incurred in connection with the offering of the partnership interests on behalf of the investment funds. Organization and offering expense reimbursement revenue is recognized when the respective investment funds offering closes. Expenses incurred in connection with the offering and organization of partnership interests prior to the closing of the investment funds are included in deferred costs until the respective investment fund closes.

RCC receives acquisition expense reimbursement when properties are acquired by investment funds, based on approximately 1% of the value of the property acquired. Acquisition expense reimbursement revenue is recognized when the respective properties are acquired by the investment funds. RCC is obligated to pay all expenses incurred in connection with the acquisition of the properties by the investment funds. Expenses incurred in connection with the acquisition of the properties are included in deferred costs until the respective properties are acquired by the investment funds.

Expense reimbursements revenue also includes amounts billed to the investment funds for the reimbursement of salaries and certain other ongoing operating expenditures incurred by RCC on behalf of these investment funds. This revenue is recognized when it is billed to the investment fund, generally quarterly, but only when management of RCC determines that collection is reasonably assured based on the investment fund’s working capital balance.

Income Taxes—The RCC Companies are not taxpaying entities for Federal income tax purposes and, accordingly, no provisions are made for income taxes. The owners’ allocable shares of the taxable income or loss of each entity are reportable on their respective income tax returns. The RCC Companies are subject to unincorporated business taxes and certain state and local taxes. As of December 31, 2002, the tax basis of the RCC Companies’ net assets was approximately $67,000,000 greater than their book basis.

Reclassification—Certain financial statement amounts from prior years have been reclassified to conform to current year presentation. The most significant reclassification has been to present, separately as expenses, certain amounts that were previously netted against the related reimbursement revenues. This reclassification did not affect previously reported net income, financial position, or cash flows. This reclassification was made to comply with the provisions with EITF 01-14, Income Statement Characterization of Reimbursements Received for “Out of Pocket” Expenses Incurred.

Recent Accounting Pronouncements—Statement of Financial Accounting Standards No. 133 (“SFAS No. 133”), Accounting for Derivative Instruments and Hedging Activities, as amended, was implemented by the RCC Companies on January 1, 2001. SFAS No. 133 requires the RCC Companies to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in its fair value will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. Adopting SFAS No. 133 did not have a material impact on the earnings and financial position of the RCC Companies.

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 was effective immediately and SFAS No. 142 was effective January 2002. The implementation of these standards did not have a material impact on the RCC Companies’ financial statements.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (effective January 1, 2003). SFAS No. 143 requires the recording of the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Management believes that the implementation of this standard will not have a material impact on the RCC Companies’ financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. SFAS No. 144 was effective January 1, 2002, and supercedes existing accounting literature dealing with impairment and disposal of long-lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a “component” of an entity that has been disposed of or is classified as held for sale. The implementation of this standard did not have a material impact on the RCC Companies’ financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statement No. 4, 44, and 64 Amendment of FASB Statement No. 13, and Technical Correction. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 44, Accounting for Intangible Assets of Motor Carriers and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 requires, among other things: (a) that the modification of a lease that results in a change of the classification of the lease from capital to operating under the provisions of SFAS No. 13 be accounted for as a sale-leaseback transaction and (b) the reporting of gains or losses from the early extinguishment of debt as extraordinary items only if they met the criteria of Accounting Principles Board

Opinion No. 30, Reporting the Results of Operations. The rescission of SFAS No. 4 is effective January 1, 2003. The amendments of SFAS No. 13 are effective for transactions occurring on or after May 15, 2002. The rescissions of SFAS No. 44 and 64 and the amendments of SFAS No. 13 did not have a material impact on the RCC Companies’ financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (effective January 1, 2003). SFAS No. 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The RCC Companies do not believe the adoption of SFAS No. 146 will have a material effect on their financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantors’ Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. The disclosure provisions of this Interpretation are effective for the RCC Companies’ December 31, 2002 financial statements (Notes 9 and 10). The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The RCC Companies are currently in the process of evaluating the impact that this Interpretation will have on their financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of the Interpretation will be immediately effective for all variable interests in variable interest entities created after January 31, 2003, and the RCC Companies will need to apply its provisions to any existing variable interests in variable interest entities by no later than December 31, 2004. The RCC Companies are currently in the process of evaluating the impact that this Interpretation will have on their financial statements, but do not currently believe that its provisions will require the RCC Companies to consolidate any of the investment funds they organize or manage.

3.	ADVANCES TO PARTNERSHIPS—NET

Advances to partnerships—net at December 31, 2002 and 2001 consist of:

	2002	2001
Advances to acquire equity interests	$29,983,000	$45,708,000
Development advances	10,117,000	10,047,000

	40,100,000	55,755,000
Less allowance for uncollectible advances	—	(993,000)

	$40,100,000	$54,762,000

RCC Credit acquires equity interests in property ownership entities on a short term basis, and also advances funds to third-party developers to develop properties for inclusion in offerings to investors, which are arranged by RCC. Such amounts are expected to be repaid from the proceeds of the equity and debt financing when the investment fund has closed. The advances, which generally do not bear interest, are collateralized by ownership interests in the properties. The developer has also guaranteed repayment of these advances to RCC Credit. Substantially all of these advances are pledged as collateral for RCC’s borrowings under the warehouse facility (Note 6).

RCC also advances funds to affiliated entities, whereby RCC co-develops properties to be sold to investment funds. Development advances include amounts advanced to fund pre-development and development costs. Investment funds organized by RCC acquire the ownership interests in these properties. Repayment of the development advances by the affiliated entity is expected to be made from various sources attributable to the properties, including capital contributions of investments funds, cash flow from operations, and/or from co-development partners, who in turn have cash flow notes from the properties. In connection with RCC’s co-development agreements, TRCLP issues construction completion and development deficit guarantees to the lender (for the underlying financing of the properties) on behalf of RCC.

During 2002, RCC made a noncash distribution of the rights associated with certain development advances of $2,132,000 to the partners of RCC.

4.	DUE FROM AFFILIATES

Due from affiliates at December 31, 2002 and 2001 consist of:

	2002	2001
Advances, net(a)(d)	$6,070,000	$4,468,000
Management, acquisition and loan servicing fees(b)(d)	19,771,000	13,042,000
Expense reimbursement(c)(d)	4,028,000	3,523,000
Other	2,787,000	1,331,000

	32,656,000	22,364,000
Less allowance for uncollectible amounts	(5,163,000)	(3,739,000)

	$27,493,000	$18,625,000

(a)	Advances, net represent amounts that have been advanced to investment funds for working capital and other cash requirements and do not bear any interest.
(b)	Management, acquisition and loan servicing fees represent amounts owed from investment funds relating to services provided to such funds.
(c)	Expense reimbursement represents amounts owed from investment funds for the reimbursement of salaries and other expenditures incurred by RCC on behalf of the investment funds.
(d)	The RCC Companies recognize fees and reimbursements only when collection is reasonably assured based on the investment funds’ working capital balances. Amounts not recorded as revenues or receivables, due to insufficient working capital, are $58,557,000 and $48,774,000 as of December 31, 2002 and 2001, respectively, and are due upon sale or refinancing of the funds’ properties, if sufficient funds are available at that time.

The allowance for uncollectible accounts is detailed as follows for the years ended December 31, 2002, 2001 and 2000:

	Balance, at Beginning of Period	Charged to Cost and Expenses	Collections and Adjustments	Balance, at End of period
December 31, 2000	$3,448,000	$339,000	$—	$3,787,000
December 31, 2001	3,787,000	1,020,000	(1,068,000)	3,739,000
December 31, 2002	3,739,000	1,424,000	—	5,163,000

5.	OTHER ASSETS—NET

Other assets at December 31, 2002 and 2001 consist of:

	2002	2001
Management rights(a)	$2,019,000	$2,019,000
Leasehold improvements	3,626,000	3,586,000
Deferred costs	2,348,000	1,915,000
Office equipment	700,000	655,000
Notes receivables and other	1,949,000	2,757,000

	10,642,000	10,932,000
Accumulated depreciation and amortization	(2,921,000)	(2,077,000)

	$7,721,000	$8,855,000

(a)	In prior years, RCC acquired the rights to perform asset management services for certain limited partnerships. The cost of these management rights is being amortized on a straight-line basis over 15 years, which approximates the expected pattern of fees to be received from the limited partnerships.

6.	NOTES AND LOANS PAYABLE

Notes and loans payable at December 31, 2002 and 2001 consist of:

Noteholder	Maturity Date	Interest Rate Per Annum		Monthly Payment of Principal and Interest	Balance, December 31, 2002	Balance, December 31, 2001

Fleet National Bank / Merrill Lynch C.D.C. / Citicorp, USA	October 31, 2003	(a	)	Interest only	$26,497,000	$40,574,000

Partner buyout agreement	September 1, 2002	(b	)	$122,000 plus interest	—	973,000

AIG	October 1, 2002	7%		$79,000	—	692,000

					$26,497,000	$42,239,000

(a)	Warehouse facility in the amount of $75,000,000. This facility bears interest, at RCC’s option, at either LIBOR plus 2% or the prime rate plus 1/8%. At December 31, 2002, interest on $5,778,000 was at 3.47% and interest on $20,719,000 was at 4.38%. At December 31, 2001, interest on $29,354,000 was at 3.87% and interest on $11,220,000 was at 4.87%. This facility is collateralized by a lien on certain limited partnerships interests (Note 3) and is guaranteed by TRCLP and RCC. Management of RCC has the option to extend the warehouse facility upon its maturity in 2003, renegotiate the terms of the warehouse facility or arrange alternate sources of financing to repay the outstanding balance.
(b)	Prime rate less 1% (the prime rate was 4.75 % at December 31, 2001).

Certain of the note and loan agreements contain covenants, which, among other things, require minimum levels of net worth and liquidity, and limit additional debt. Certain of these covenants apply to TRCLP as guarantor. RCC and TRCLP were in compliance with all covenants at December 31, 2002 and 2001.

7.	ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

Accounts payable, accrued expenses and other liabilities at December 31, 2002 and 2001 consist of:

	2002	2001
Accounts payable and accrued expenses	$5,934,000	$2,501,000
Compensation payable	4,791,000	3,623,000
Accrued interest	1,180,000	1,165,000

	$11,905,000	$7,289,000

8.	DEFERRED REVENUES

In connection with the origination of certain investment funds, RCC has arranged for unrelated third-party financial institutions (the “Guarantors”) to guarantee a specified level of investor returns, principally through low income housing tax credits generated by the investment funds and, to a lesser extent, tax benefits from the fund losses. In order to induce the Guarantors to make this guarantee, RCC and TRCLP agreed to co-guarantee such benefits. The Guarantors in turn have a fee sharing agreement with RCC under which RCC generally shares in 50% of the premiums received from the investment funds and approximately 50% of the guarantee exposure. RCC receives 50% of its share of the premiums upon lease-up of the associated project, with the balance paid over the term of the guarantee, which generally coincides with the minimum holding period for tax credits of 15 years. The premiums are deferred and recognized in income using an amortization method based on the reduction in RCC’s potential exposure under the guarantee over its term. Amortization commences when the benefits begin, which coincides with the properties being placed in service. As of December 31, 2002 and 2001, $1,872,000 and $1,246,000, respectively, are included in deferred revenues relating to these guarantees. RCC estimates that, in the remote event of a total loss of all properties in all of these funds without insurance recoveries, the maximum exposure under these guarantees would approximate $149,000,000 at December 31, 2002 and $146,000,000 at December 31, 2001. Because funding of any obligations under these guarantees is considered to be remote, no liability for probable losses has been recorded.

Deferred revenues also include partnership management fees received from investment funds of $20,604,000 and $16,258,000 at December 31, 2002 and 2001, respectively. These fees have been received, but not yet earned.

The remaining deferred revenues of $612,000 and $523,000 at December 31, 2002 and 2001, respectively, are primarily attributable to acquisition, development and construction fees received, but not yet earned.

9.	RELATED PARTY TRANSACTIONS

Substantially all of the RCC Companies’ revenues are received from investment funds they have originated and manage. The partners of RCC or the partners’ affiliates maintain a continuing equity interest in the investment funds’ general partner and/or managing member/advisor. The RCC Companies have no direct investments in these general partner and/or managing member/advisor entities, and RCC does not guarantee the obligations of the general partner and/or managing member/advisor entities. RCC has agreements with these entities under which RCC provides ongoing services for the investment funds on behalf of the general partners and/or managing members/advisors, and receives all fee income to which these entities are entitled. The RCC Companies do not participate in the investment funds’ operating income or losses or on gains or losses from property sales.

Effective September 1, 1999, a minority partner withdrew from RCC. The withdrawing partner’s capital account balance was satisfied by RCC through a cash payment of $1,095,000 and the issuance of an unsecured note payable of $4,383,000, recorded as distributions in the statement of partners’/members’ equity. This note was payable in 36 equal monthly installments including interest at prime minus 1% through September 1, 2002. During 2002 the balance of the note was repaid. The ownership interest of the withdrawing partner was allocated to RCC’s remaining partners.

As part of the buyout, the withdrawing partner is also entitled to payments consisting of his vested share of certain recurring fees payable to RCC and its affiliate, from certain entities, less overhead expenses. These payments were $1,644,000, $1,991,000 and $1,457,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

TRCLP issues guarantees in connection with certain agreements entered into by RCC. Under these guarantee arrangements, no fees are charged by TRCLP.

The RCC Companies share certain office space and services with TRCLP. An affiliate of TRCLP charges the RCC Companies for overhead such as rent, professional fees, office services and supplies. These charges totaled $5,477,000, $5,339,000, and $4,339,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

During 2001, RCC performed consulting services for the majority owner of TRCLP in the amount of $476,000.

Related Management Company (“RMC”), which is wholly owned by TRCLP earned fees for performing property management services for various properties held in investment funds, which are managed by RCC. The total fees totaled $2,516,000, $2,261,000, and $1,755,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

RCC has an agreement with Charter Mac Equity Issuer Trust, a wholly-owned subsidiary of Charter Mac, to purchase interest-bearing bonds in the amount of $500,000. RCC is required to purchase $100,000 in bonds annually for the next three years. As of December 31, 2002 and 2001, the RCC Companies had an investment of $200,000 and $100,000, respectively, in the bonds.

Fees received from Charter Mac accounted for approximately 22%, 21%, and 18% of the RCC Companies’ total revenues for the years ended December 31, 2002, 2001, and 2000, respectively.

On December 18, 2002 the partners of RCC entered into an agreement with Charter Mac in which Charter Mac will acquire all of the ownership interests of the RCC Companies and the general partnership and membership interests in certain investment funds owned by the RCC Companies’ partners or their affiliates. The acquisition must be approved by the holders of Charter Mac common shares. A date for the holders of Charter Mac’s common shares to vote on the transaction has not been set. If the acquisition is approved by the Charter Mac shareholders the transaction is expected to occur during the third quarter of 2003.

If the acquisition transaction is terminated because Charter Mac’s board of trustees withdraws or adversely changes its recommendation of the acquisition transaction, Charter Mac will be obligated to pay RCC up to $6,000,000 in expenses and a $3,000,000 termination fee.

Aegis Realty, Inc. (“Aegis”) is a publicly-traded real estate investment trust managed by Related Aegis. On December 24, 2002, Aegis entered into a merger agreement with a third-party that was approved by the shareholders of Aegis on March 21, 2003 and was consummated on March 26, 2003. The merger resulted in the termination of the management agreement with Related Aegis. Fees received from Aegis amounted to $740,000 in 2002, $710,000 in 2001, and $565,000 in 2000. With the termination of the management agreement by Aegis, Related Aegis was entitled to a termination fee of $2,580,000, which was received in the form of real estate partnership equity interests. To facilitate the merger, Related Aegis agreed to accept the transfer of the excluded partnership interests in satisfaction of all amounts due to them under the management agreement. In consideration for the transfer of the excluded partnership interests, Related Aegis has agreed to be responsible for the fee of approximately $1,050,000 due to the financial advisor of the Board of Directors of Aegis.

10.	COMMITMENTS AND CONTINGENCIES

Litigation—On or about December 24, 2002, an alleged shareholder of Charter Mac commenced a shareholder’s derivative action ostensibly on behalf of Charter Mac in the Supreme Court of the State of New York, County of Nassau, against each member of Charter Mac’s board of trustees and RCC. The case is entitled Dulitz v. Hirmes, et al., Index No. 02-020389, and Charter Mac is named as a nominal defendant in the action. The plaintiff alleges that each of the members of Charter Mac’s board of trustees and RCC allegedly breached fiduciary duties and/or aided and abetted breaches of fiduciary duties owed to Charter Mac and Charter Mac’s shareholders in approving Charter Mac’s proposed acquisition of RCC. The complaint alleges, among other things, that the purchase price for RCC is excessive, the transaction has been pursued and structured solely for the benefit of the trustees that are affiliated with RCC and the members of the special committee are not independent because they are purportedly “dominated or controlled” by the trustees that are affiliated with RCC. The complaint further alleges that shareholder ratification of the proposed transaction purportedly will not be effective because Charter Mac’s trustees allegedly will not “disclose the true nature and purpose of the proposed transaction.” The complaint seeks declaratory and injunctive relief, including enjoining the consummation of the proposed transaction, and unspecified amounts of compensatory damages, costs, disbursements and attorneys’ fees. RCC intends to defend against the claims vigorously. The individual defendants and Charter Mac have informed RCC that they also intend to defend against the claims vigorously.

The RCC Companies are also involved in certain legal matters routine to their business. While the outcome of these matters cannot be predicted with certainty at this time, management believes that their ultimate resolution will not have a material adverse affect on the RCC Companies’ financial position or results of operations.

Retirement Plan—RCC has adopted the provisions of an affiliate’s Retirement/Savings Plan (the “Plan”). The Plan, which covers all full-time employees of the participating companies, qualifies under Section 401(k) of the Internal Revenue Code and the provisions of the Employee Retirement Income Security Act of 1974. RCC may make discretionary matching contributions to the Plan in such amounts as may be determined for each Plan year by management. For the years ended December 31, 2002, 2001 and 2000, RCC’s Plan expense was approximately $350,000, $307,000 and $151,000, respectively, which is included in salaries, payroll taxes and employee benefits.

Working Capital Facility—RCC, TRCLP and one of its subsidiary companies are joint borrowers under a working capital facility that has a total commitment of $22,000,000, of which $20,142,000 and $18,319,000 was borrowed by TRCLP at December 31, 2002 and 2001, respectively. This facility is guaranteed by TRCLP, collateralized by certain assets of RCC, together with certain contracts and agreements of TRCLP and other affiliates of TRCLP.

Guarantees—As discussed in Note 8, RCC estimates that the maximum exposure under guarantees to certain investment funds is approximately $149,000,000 at December 31, 2002 and $146,000,000 at December 31, 2001.

* * * * * *

APPENDIX A

Contribution Agreement (previously filed)

(Amendment No. 1, dated as of May 6, 2003) (filed herewith)

We are not re-filing any of the previously filed Appendices (which have not changed) other than to include the recently executed amendment to the contribution agreement which is being filed herewith. However, all Appendices will be attached to the definitive proxy materials when sent to shareholders.

A-1

ACKNOWLEDGEMENT AND

FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

This FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) is made as of the 6th day of May 2003 by and among the parties identified as a “Contributor” on Schedule I to the Agreement (as defined below) and made a part hereof (collectively, “Contributor”) and CharterMac Capital Company, LLC, a Delaware limited liability company (“CCC”). Defined terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

WHEREAS, Contributor and CCC have entered into a Contribution Agreement (the “Agreement”), dated as of December 17, 2002, pursuant to which Contributor agreed to contribute, transfer and assign, or cause to be contributed, transferred and assigned, to CCC the Assets, including, without limitation, the right to own and operate the Acquired Businesses, subject to, and in accordance with, the terms and conditions set forth in the Agreement; and

WHEREAS, Contributor and CCC desire to amend the Agreement in accordance with the terms of this Amendment and the independent trustees of CharterMac have unanimously approved this Amendment in accordance with Section 13.3 of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, Contributor and CCC agree as follows:

1.	Acknowledgement of Amount of Adjustment. Contributor and CCC hereby acknowledge and agree that (i) the Final RCC Adjusted Earnings is an amount equal to $44,342,000, (ii) based on the amount of the Final RCC Adjusted Earnings, the Adjustment has been calculated, in accordance with Section 2.2(c) of the Agreement, to be an amount equal to $128,000,000, subject to adjustment pursuant to Section 8.3(b) of the Agreement (as such Section is amended pursuant to this Amendment), and (iii) notwithstanding the provisions of Section 2.2(c)(i), the Adjustment shall be paid by CCC to Contributor at the Closing; provided, however, that in the event that the RCC financials are modified by RCC prior to Closing as a result of the SEC’s review of the Proxy Materials or otherwise and such modification would cause the amount of the Final RCC Adjusted Earnings to decrease below $43,750,080, Contributor and CCC agree that the Final RCC Adjusted Earnings and the Adjustment shall be recalculated pursuant to Section 2.2(c) of the Agreement, and Contributor and CCC shall have all of their rights and obligations under Section 2.2(c) of Agreement, as if such recalculation was the initial calculation of the Final RCC Adjusted Earnings and the Adjustment.

2.	Amendments.

(a)	Section 8.3(b) of the Agreement is amended by inserting the following at the end of the first sentence thereof:

; provided, however, that Contributor may, in its sole and absolute discretion, increase the aggregate value of CharterMac Common Shares to be granted pursuant to this Section 8.3(b) up to a maximum of $20,200,000; provided, further, that the amount of the Adjustment shall be reduced by the amount of any such increase in the aggregate value of CharterMac Common Shares to be granted pursuant to this Section 8.3(b).

3.	No Further Amendments. Except as specifically amended by this Amendment, all of the terms, covenants and conditions of the Agreement shall remain unmodified and in full force and effect and are hereby ratified and confirmed.

4.	Governing Law. This Amendment shall be governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above written.

CONTRIBUTOR:

/S/ STUART J. BOESKY Stuart J. Boesky

/S/ ALAN P. HIRMES Alan P. Hirmes

/S/ DENISE L. KILEY Denise L. Kiley

/S/ MARC D. SCHNITZER Marc D. Schnitzer

APH ASSOCIATES L.P.

By:	APH Associates, Inc., general partner

	By:	/S/ ALAN P. HIRMES
Name: Alan P. Hirmes Title: President

DLK ASSOCIATES L.P.

By:	DLK Associates, Inc., general partner

	By:	/S/ DENISE L. KILE Y
Name: Denise L. Kiley Title: President

MARC ASSOCIATES L.P.

By:	MDS Associates, Inc., general partner

	By:	/S/ MARC D. SCHNITZER
Name: Marc D. Schnitzer Title: President

[Signature Pages to First Amendment to Contribution Agreement – Page 1]

THE RELATED COMPANIES, L.P.

By:	The Related Realty Group, Inc., general partner

	By:	/S/ JEFF T. BLAU
Name: Jeff T. Blau Title: President

RELATED GENERAL II L.P.

By:	RCMP, Inc., general partner

	By:	/S/ JEFF T. BLAU
Name: Jeff T. Blau Title: Vice President

SJB ASSOCIATES L.P.

By:	SJB Associates, Inc., general partner

	By:	/S/ STUART J. BOESKY
Name: Stuart J. Boesky Title: President

CCC:

CHARTERMAC CAPITAL COMPANY, LLC

By:	Charter Mac Corporation, managing member

	By:	/S/ STUART J. BOESKY
Name: Stuart J. Boesky Title: President

[Signature Pages to First Amendment to Contribution Agreement – Page 2]

Acknowledged by:

CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

By:	/S/ STUART J. BOESKY
Name: Stuart J. Boesky
Title: President

[Signature Pages to First Amendment to Contribution Agreement – Page 3]

APPENDIX B

Dresdner Kleinwort Wasserstein Inc.’s Opinion (previously filed)

We are not re-filing any of the previously filed Appendices (which have not changed) other than to include the recently executed amendment to the contribution agreement which is being filed herewith. However, all Appendices will be attached to the definitive proxy materials when sent to shareholders.

B-1

APPENDIX C

Second Amended and Restated Trust Agreement (previously filed)

We are not re-filing any of the previously filed Appendices (which have not changed) other than to include the recently executed amendment to the contribution agreement which is being filed herewith. However, all Appendices will be attached to the definitive proxy materials when sent to shareholders.

C-1

APPENDIX D

Amendments to Incentive Share Option Plan (previously filed)

We are not re-filing any of the previously filed Appendices (which have not changed) other than to include the recently executed amendment to the contribution agreement which is being filed herewith. However, all Appendices will be attached to the definitive proxy materials when sent to shareholders.

D-1

APPENDIX E

Restricted Share Award Plan (previously filed)

We are not re-filing any of the previously filed Appendices (which have not changed) other than to include the recently executed amendment to the contribution agreement which is being filed herewith. However, all Appendices will be attached to the definitive proxy materials when sent to shareholders.

E-1

Voter Control Number

Your vote is important. Please vote immediately.

Submit Proxy by Internet	Submit Proxy by Telephone

1. Log on to the Internet and go to http://www.eproxyvote.com/aer.	1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	2. Enter your Voter Control Number listed above and follow the easy recorded instructions

If you submit a proxy over the Internet or by telephone, please do not mail your card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
OF
CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

          The undersigned holder of common shares of beneficial interest (“Shareholder”) of Charter Municipal Mortgage Acceptance Company, a Delaware statutory trust (the “Company”), hereby appoints Stuart J. Boesky or Alan P. Hirmes, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of Shareholders of the Company to be held at [                    ], on [          ], 2003, at [     ] a.m. (local time), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.  The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

          THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED.  IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

          PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.  VOTES MUST BE INDICATED (X) IN BLUE OR BLACK INK.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

          THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING PROPOSALS.

          CONSUMMATION OF THE ACQUISITION TRANSACTION IS CONDITIONED UPON THE APPROVAL OF BOTH PROPOSAL #1 AND PROPOSAL #2.

All Proposals

You May Vote All Proposals by Marking Here:

☐	FOR	☐	AGAINST	☐	ABSTAIN

Individual Proposals

          1.          Acquisition of RCC; Securities Issuance.  Approval of the issuance, in connection with the Company’s acquisition of Related Capital Company, a New York general partnership, of:  (a) Common Shares upon the exchange of special common units of a newly-formed subsidiary of the Company; (b) Common Shares upon the exercise of options; and (c) restricted Common Shares.

☐	FOR	☐	AGAINST	☐	ABSTAIN

          2.          Amendment of Trust Agreement.  Approval of the amendments to the Company’s trust agreement to (a) reflect the acquisition of Related Capital Company; and (b) accommodate the Company’s internalized management structure and the expansion of the Company’s business resulting from the acquisition.

☐	FOR	☐	AGAINST	☐	ABSTAIN

          3.          Expansion of Incentive Share Option Plan.  Approval of the amendments to the Company’s incentive share option plan to increase the overall limit on the number of options that may be issued under the plan to an amount equal to 10% of the Company’s Common Shares (or securities that have economic attributes which are similar to Common Shares) outstanding from time to time.

☐	FOR	☐	AGAINST	☐	ABSTAIN

          4.          Election of Trustees.  To elect each of Stuart J. Boesky and Stephen M. Ross to serve as a trustee of the Company for a term of three years ending in 2006.

☐	FOR BOTH	☐	WITHHOLD BOTH

☐	FOR BOTH EXCEPT

          5.          Adjournments of Meeting Date.  Approval of any postponements or adjournments of the Special Meeting of Shareholders if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting of Shareholders to approve proposals #1, #2 or #3, above.

☐	FOR	☐	AGAINST	☐	ABSTAIN

          6.          Other Business.  To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

☐	CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

☐	MARK BOX HERE FOR AN ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as name appears on the records of the Company and date.  If the shares are held jointly, each holder should sign.  When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Signature

Signature, if held jointly

Dated: ________________, 2003